SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of  the Securities Exchange Act of 1934
(Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒    Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive	Proxy Statement

☐ Definitive	Additional Materials

☐ Soliciting	Material Pursuant to Section 240.14a-12

Venture Catalyst Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, $0.001 par value per share

(2)	Aggregate number of securities to which transaction applies:

6,182,418 shares of common stock, stock options to purchase 5,216,062 shares of common stock and warrants to purchase 144,775 shares of common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $160 was calculated pursuant to Exchange Act Rules 0-11(a)(4) and 0-11(c)(1) at the rate of $92 per million dollars of market value of the securities to be received by the acquiring person in the transaction, based on a price of $0.15 per share of common stock of Venture Catalyst Incorporated (“VCAT”) which is the average of the high and low per share prices of the common stock of VCAT on July 31, 2002, as reported on the Over-the-Counter Bulletin Board.

(4)	Proposed maximum aggregate value of transaction: $1,731,488

(5)	Total fee paid: $160

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

VENTURE CATALYST INCORPORATED
591 Camino De La Reina, Suite 418
San Diego, California 92108

August            , 2002

Dear Shareholder,

We, the Board of Directors of Venture Catalyst Incorporated, cordially invite you to attend our special meeting in lieu of annual meeting of shareholders of Venture Catalyst Incorporated. The special meeting will be held at 10:00 A.M., California time, on September     , 2002, at the offices of Paul, Hastings, Janofsky & Walker LLP at 695 Town Center Drive, Seventeenth Floor, Costa Mesa, California.

At the special meeting, we will ask you to consider and vote in favor of an Agreement and Plan of Merger pursuant to which we will merge with and into Speer Casino Marketing, Inc. (“Buyer”), a corporation owned by our Chairman of the Board, Chief Executive Officer and President, L. Donald Speer, II. In addition, at the special meeting, we will ask you to consider and vote upon the election of seven directors to our Board of Directors for a term of one year, until their respective successors are elected and qualified, or until completion of the merger. The special meeting will serve as the annual meeting of our shareholders for the fiscal year ended June 30, 2001.

If our shareholders approve the merger by the requisite vote and the merger is completed, each issued and outstanding share of our common stock, other than (a) shares of our common stock held by Buyer, which shares shall be cancelled without any payment therefor, and (b) shares of our common stock held by shareholders who properly exercise dissenters’ rights, which shares will be subject to appraisal in accordance with Utah or California law, will be converted into the right to receive: (i) $0.65 in cash, without interest, and (ii) additional contingent payments, if any, over the first five years following the effective time of the merger. Holders of our stock options or warrants who exercise their stock options or warrants prior to completion of the merger will receive shares of our common stock which, upon completion of the merger, will be converted into the right to receive the consideration described above. Any stock option or warrant which has not been exercised prior to completion of the merger will be cancelled in the merger without any payment therefor.

The contingent payments for each year will be calculated based on the amount by which Buyer’s revenues in the year from the following sources exceed specified thresholds: (a) Buyer’s consulting and other agreements with the Barona Group of Capitan Grande Band of Mission Indians (the “Barona Tribe”), (b) any sale or license by Buyer of our client relationship management software, and (c) all interest, dividends, sales proceeds and other payments realized by Buyer in connection with securities which we held for investment immediately prior to the effective time of the merger. The maximum contingent payments that may be made under the merger agreement is $45 million. We are unable to determine the amount of any contingent payments that will be paid over the five-year period, if any. The right to receive contingent payments may not be assigned or transferred, except by operation of law or by will or intestate succession.

The Special Committee of our Board of Directors, and our Board of Directors, have each concluded that the terms of the Agreement and Plan of Merger and the proposed merger are advisable and are fair to, and in the best interests of, all of our shareholders (other than Buyer and Mr. Speer).

During the course of our fiscal years ended June 30, 2001 and 2002 and during the current fiscal year, our business has suffered a number of significant setbacks resulting from a variety of factors, including the decrease in revenues from our only client, the Barona Tribe. In response to these setbacks, we established an independent Special Committee of our Board of Directors to oversee and conduct a thorough and comprehensive process, with the assistance of our financial and legal advisers, to evaluate the strategic alternatives available to us and to choose the alternative that the Special Committee believes offers the best opportunity to maximize shareholder value. We describe this process in detail in the attached proxy statement and we encourage you to read the proxy statement carefully.

THE BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE MATTERS TO BE SUBMITTED TO YOU AT THE SPECIAL MEETING AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE SEVEN NOMINEES NOMINATED BY THE BOARD.

We encourage you to attend the meeting in person. The affirmative vote of a majority of our issued and outstanding shares of common stock entitled to vote on the Agreement and Plan of Merger is required for approval of the Agreement and Plan of Merger. Accordingly, a failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Agreement and Plan of Merger. Your vote is important, regardless of the number of shares you own. WHETHER OR NOT YOU ATTEND THE MEETING, HOWEVER, PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE. This will save us the additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the meeting even if you have previously returned your proxy.

Thank you for your attention to this important matter.

Sincerely,

L. Donald Speer, II	Andrew B. Laub
Chairman of the Board

Stephen M. Dirks	Jana McKeag

John Farrington	Cornelius E. (“Neil”) Smyth

John Hindman

The Agreement and Plan of Merger and the merger have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has any such commission passed upon the fairness or merits of the Agreement and Plan of Merger and the merger nor upon the accuracy or adequacy of the information contained in the attached proxy statement. Any representation to the contrary is a criminal offense.

VENTURE CATALYST INCORPORATED
591 Camino De La Reina, Suite 418
San Diego, California 92108

NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF SHAREHOLDERS

We cordially invite you to attend a special meeting in lieu of annual meeting of shareholders of Venture Catalyst Incorporated, a Utah corporation. This special meeting will be held at 10:00 A.M., California time, on September     , 2002, at the offices of Paul, Hastings, Janofsky & Walker LLP located at 695 Town Center Drive, Seventeenth Floor, Costa Mesa, California, for the following purposes:

1.
To act upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 13, 2002 by and among L. Donald Speer, II, Speer Casino Marketing, Inc., a Delaware corporation (“Speer Casino Marketing” or “Buyer”), and Venture Catalyst Incorporated, a Utah corporation (“VCAT”). We refer to this agreement as the “merger agreement.” Speer Casino Marketing is a newly formed corporation established for purposes of the proposed merger and is wholly-owned by L. Donald Speer, II, our Chairman of the Board, Chief Executive Officer and President. Under the merger agreement, VCAT will be merged into Buyer, with Buyer remaining as the surviving corporation. We refer to this transaction as the “merger.”

2.	To elect seven directors to our Board of Directors to hold office for a term of one year, until their respective successors are elected and qualified, or until completion of the merger.

3.	To transact such other business as may properly come before this special meeting or any adjournment thereof.

Our Board of Directors has nominated Stephen M. Dirks, John Farrington, John Hindman, Andrew B. Laub, Jana McKeag, Cornelius E. (“Neil”) Smyth and L. Donald Speer, II, as the nominees for election to our Board of Directors.

Our Board of Directors has fixed the close of business on            , 2002, as the record date for the determination of shareholders entitled to notice of, and to vote at, this special meeting.

Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved and adopted by the affirmative vote of holders of a majority of our issued and outstanding shares of common stock entitled to vote. Even if you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By Order of the Board of Directors,

By:
Kevin P. McIntosh Senior Vice President, Chief Financial Officer, Treasurer and Secretary

San Diego, California
August     , 2002

i

APPENDICES

Appendix A	—	Agreement and Plan of Merger Dated as of May 13, 2002 by and among L. Donald Speer, II, Speer Casino Marketing, Inc., and Venture Catalyst Incorporated
Appendix B1	—	Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. Dated May 13, 2002
Appendix B2	—	Updated Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. Dated May 30, 2002
Appendix C	—	Part 13 of the Utah Revised Business Corporations Act
Appendix D	—	Chapter 13 of the California General Corporation Law
Appendix E	—	Audit Committee Charter

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, reflecting management’s current expectations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Numerous factors may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of us. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. The important factors discussed under the caption “VCAT Management’s Discussion and Analysis or Plan of Operation—Factors That May Affect Future Results”, herein, among others, would cause actual results to differ materially from those indicated by forward-looking statements made herein and represent management’s current expectations and are inherently uncertain. Actual results may differ from management’s expectations. We assume no obligation to update the forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.

iii

SUMMARY TERM SHEET

This summary term sheet summarizes selected information contained in this proxy statement but may not contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the appendices. The terms “we,” “us,” “our” and “VCAT” refer to Venture Catalyst Incorporated. Our principal executive offices are located at 591 Camino De La Reina, Suite 418, San Diego, California 92108, and our telephone number is (858) 385-1000. The term “Buyer” and “Speer Casino Marketing” refer to Speer Casino Marketing, Inc. and the term “Mr. Speer” refers to L. Donald Speer, II. The business address for Buyer and Mr. Speer is c/o Alhandeff & Solar, LLP, 550 West “C” Street, 19th Floor, San Diego, California 92101, Attention: Robert K. Edmunds, Esq., and their business telephone number is (619) 231-8700.

The Special Meeting

When is the special meeting?	The special meeting in lieu of the annual meeting of the shareholders of VCAT will be held on September , 2002, at 10:00 A.M., California time.

Where will the special meeting be held?	The special meeting will be held at the offices of Paul, Hastings, Janofsky & Walker, LLP, located at 695 Town Center Drive, Seventeenth Floor, Costa Mesa, California 92626-1924.

What am I being asked to vote upon?
•   A proposal to approve and adopt the Agreement and Plan of Merger dated as of May 13, 2002 by and among Mr. Speer, Speer Casino Marketing and VCAT, and the merger of VCAT into Speer Casino Marketing. The Agreement and Plan of Merger and the proposed merger are referred to in this proxy statement as the “merger agreement” and the “merger,” respectively; and

• The election of seven members to our Board of Directors.

Who are the nominees for election as directors?	The nominees are Stephen M. Dirks, John Farrington, John Hindman, Andrew B. Laub, Jana McKeag, Cornelius E. (“Neil”) Smyth and L. Donald Speer, II.

Will VCAT hold an annual meeting of our shareholders?
The special meeting will serve as the annual meeting of our shareholders for our fiscal year ended June 30, 2001. An annual meeting of our shareholders for our fiscal year ended June 30, 2002 will be held only if the merger is not approved by our shareholders and/or the merger is not consummated.

The Proposed Merger

Who are the parties to the merger?	• Venture Catalyst Incorporated—We are the subject company of the merger. See “Information About VCAT.”

• L. Donald Speer, II—Mr. Speer is one of our major shareholders and is our Chairman of the Board, Chief Executive Officer and President. See “Information About Buyer.”

•   Speer Casino Marketing, Inc.—Buyer is a Delaware corporation which is wholly-owned by Mr. Speer. Mr. Speer is the sole officer and director of Buyer. Mr. Speer formed Buyer solely for the purpose of completing the merger, and Buyer was organized in Delaware on February 13, 2002. See “Information About Buyer.”

How will the merger affect VCAT?
VCAT will be merged with and into Speer Casino Marketing. Speer Casino Marketing will be the surviving corporation and VCAT will cease to exist as a separate entity. As a result of the merger, Speer Casino Marketing will assume all of VCAT’s assets and liabilities. See “The Merger—Effects of the Merger.”

When do you expect the merger to be completed?
If the merger agreement is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting of our shareholders which will be held on September         , 2002.

What will I receive if the merger is completed?
•   Each issued and outstanding share of our common stock, other than shares owned by shareholders who properly exercise dissenters’ rights and shares owned by Speer Casino Marketing, will be converted into the right to receive the following:

• $0.65 in cash; and

• additional contingent payments, if any, earned over the first five years following the effective date of the merger.

• Shareholders who properly exercise their dissenters’ rights will receive cash in the amount of the appraised value of their shares of our common stock.

•   Shares of our common stock owned by Speer Casino Marketing will be cancelled and no consideration will be paid to Speer Casino Marketing for the shares.

See “The Merger Agreement—Conversion of Common Stock.”

What do I have to do to receive the merger consideration?
Promptly after the merger is completed, a disbursing agent will mail to each registered holder of shares of VCAT common stock on the record date a form of letter of transmittal and instructions to effect the surrender of the holder’s share certificate(s) in exchange for payment of the merger consideration. To receive the merger consideration, you must complete and return the letter of transmittal, together with your stock certificates, to the disbursing agent. You should not forward your stock certificates to the disbursing agent without a letter of transmittal and should not return your stock certificates with the enclosed proxy.

When will I receive the merger consideration?
At or prior to the effective time of the merger, Speer Casino Marketing will deposit with a disbursing agent sufficient funds to pay the aggregate cash portion of the merger consideration. After the completion of the merger, the disbursing agent will distribute the cash portion of the merger consideration to shareholders promptly upon surrender to the disbursing agent of a share certificate, together with a completed letter of transmittal.

How are the contingent payments calculated?	The contingent payments may be earned during each of the first five years following the merger if Speer Casino Marketing’s revenues from the following sources exceed specified thresholds:

• Consulting and other agreements with the Barona Group of Capitan Grande Band of Mission Indians (the “Barona Tribe”);

• any sale or license of the customer relationship management software (the “CRM Software”); and

•   any interest, dividends, sales proceeds and other payments realized by Speer Casino Marketing in connection with securities which VCAT held for investment immediately prior to the effective time of the merger.

The maximum aggregate contingent payments that may be made under the merger agreement is $45.0 million. See “The Merger Agreement—Contingent Payment Rights.”

Are the rights to receive the contingent payments transferable?	The right to receive contingent payments may not be assigned or transferred, except by operation of law or by will or intestate succession. See “The Merger Agreement—Contingent Payment Rights.”

How much can I expect to receive from the contingent payment rights?
The amount of contingent payments (if any) will depend on Speer Casino Marketing’s revenues following the merger. We are unable to determine the amount of contingent payments, if any, that will be paid over the five-year period following the merger. See “The Merger Agreement—Contingent Payment Rights.”

What will happen to VCAT’s stock after the merger?
As a result of the merger, each share of VCAT common stock will be cancelled. Accordingly, VCAT’s common stock will no longer be quoted on the over-the-counter bulletin board or any other securities exchange and will be eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, VCAT will no longer be obligated to file periodic reports with the Securities and Exchange Commission (the “SEC”) under the Exchange Act. See “The Merger—Effects of the Merger.”

What will happen to my VCAT stock options and warrants in the merger?
In connection with the merger, the vesting of certain outstanding VCAT stock options will be accelerated. In addition, if you hold VCAT stock options or warrants and exercise your options or warrants before the merger is completed, you will receive shares of our common stock which, upon completion of the merger, will be converted into the right to receive the same merger consideration as our outstanding common stock. In order to exercise your stock options or warrants, you will need to pay the exercise price to us. Any stock options or warrants that are not exercised before the merger will be cancelled upon completion of the merger, and you will not receive any payment for such cancelled options or warrants. See “The Merger Agreement—Treatment of Stock Options and Warrants.”

What interest will I have in VCAT or Speer Casino Marketing after the merger?
As a result of the merger, the VCAT shareholders, other than Speer Casino Marketing, will cease to have ownership interests or rights as shareholders in VCAT’s business and will not participate in any future earnings or growth of Speer Casino Marketing’s business, other than through the contingent payments, if any, earned during the first five years following the merger. See “The Merger—Effects of the Merger.”

What rights do I have to seek an appraisal of my shares?
If you wish, you may exercise dissenters’ rights and may ultimately seek an appraisal by a court of the fair value of your shares of our common stock. The appraised value of your shares will be paid to you in cash. Depending upon the determination of the appropriate court, the appraised fair value of your shares may be more than, less than or equal to the cash payment of $0.65 per share to be paid in the merger. If you exercise your dissenters’ rights, you will not be eligible to receive the contingent payments, if any, earned during the first five years following the completion of the merger. See “The Merger—Dissenters’ Rights.”

How do I exercise my dissenters’ rights?
In order to exercise dissenters’ rights, you must follow the procedures set forth in applicable state law. As a Utah corporation, we are generally subject to Utah corporate law. However, we are also subject to some provisions of the California Corporations Code. With respect to dissenters’ rights, there is uncertainty as to whether California or Utah law provides the exclusive dissenters’ rights procedures. Accordingly, we will honor a claim for dissenters’ rights that is properly brought under the law of California or Utah. See “The Merger—Dissenters’ Rights.”

How do I exercise dissenters’ rights under Utah law?
Under Utah law, shareholders who do not vote in favor of the merger may be entitled to certain dissenters’ rights. If you desire to exercise your dissenters’ rights under Utah law, you must comply with Sections 16-10a-1301, et. seq. of the Utah Revised Business Corporations Act, a copy of which is attached as Appendix C to this proxy statement. Failure to take all of the steps required under Utah law may result in the loss of your dissenters’ rights. See “The Merger—Dissenters’ Rights.”

How do I exercise dissenters’ rights under California law?
Under California law, shareholders who do not vote in favor of the approval and adoption of the merger agreement and the merger may be entitled to certain dissenters’ rights. If you desire to exercise your dissenters’ rights under California law, you must comply with Chapter 13 of the California General Corporation Law, a copy of which is attached as Appendix D to this proxy statement. Failure to take all of the steps required under California law may result in the loss of your dissenters’ rights. See “The Merger—Dissenters’ Rights.”

What are the differences between Utah and California law with respect to dissenters’ rights?
We believe the differences between Utah law and California law regarding dissenters’ rights are procedural. Both states entitle shareholders to a court appraisal of the value of their shares. Nevertheless, the decision to pursue dissenters’ rights under California or Utah law could result in a different determination of value of our shares because the determination would be made by different courts in different states. Accordingly, shareholders pursuing dissenters’ rights under California law may not receive the same payment that may be made to shareholders pursuing dissenters’ rights under Utah law, and vice versa. See “The Merger—Dissenters’ Rights.”

What are the tax consequences of the merger to me?
The receipt of cash in exchange for shares of our common stock in the merger and the receipt of contingent payment rights each will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you. See “The Merger—Material U.S. Federal Income Tax Consequences.”

How will I be taxed on the $0.65 per share cash consideration paid upon completion of the merger?
Generally, you will recognize gain or loss equal to the difference between (a) the sum of the amount of cash received by you upon the closing of the merger, and (b) your tax basis for the shares of common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss would be a capital gain or loss if you held the shares of common stock as a capital asset. See “The Merger—Material U.S. Federal Income Tax Consequences.”

How will I be taxed if I receive contingent payments?
Generally, a holder of shares of our common stock will recognize gain for United States federal income tax purposes upon the actual receipt of contingent payments, but the amount of gain or loss recognized upon the receipt of any payments is subject to some uncertainty. For U.S. federal income tax purposes, this gain or loss would be a capital gain or loss if you held the shares of common stock as a capital asset. See “The Merger—Material U.S. Federal Income Tax Consequences.”

Does Speer Casino Marketing have the financial resources to complete the merger?
Speer Casino Marketing estimates that the total amount of funds necessary to consummate the merger and related transactions will be approximately $4.1 million. Speer Casino Marketing intends to borrow the funds needed to complete the merger under a term loan. It is a condition precedent to the completion of the merger that Speer Casino Marketing’s lenders shall have advanced sufficient funds to it to pay all of the cash consideration in the merger. See “The Merger—Merger Financing.”

Has Speer Casino Marketing made arrangements for the term loan?
Speer Casino Marketing intends to finance the merger through the use of cash to be provided under a term loan to be made by Wells Fargo Bank, National Association (“Wells Fargo”). Wells Fargo has provided to Speer Casino Marketing, and Speer Casino Marketing has received and accepted, a commitment letter to finance the merger. Speer Casino Marketing plans to pay off the loan upon the closing of the merger with the remaining VCAT cash reserves. See “The Merger—Merger Financing.”

What are the conditions which must be satisfied before the merger may be completed?
Before completion of the merger, a number of closing conditions must be satisfied or waived. If these conditions are not satisfied or waived, the merger will not be completed even if our shareholders vote to approve and adopt the merger agreement and the merger. These conditions include, among others:

• the merger agreement must be approved by our shareholders;

• VCAT must have restructured its indebtedness owed to Jonathan Ungar and Alan Woods;

• VCAT must have prepaid for six years following the date of the merger, extended period run-off insurance premiums under our directors’ and officers’ liability insurance policy; and

• the lenders to Speer Casino Marketing must have advanced sufficient funds to Speer Casino Marketing to pay all of the cash consideration in the merger.

See “The Merger Agreement—Conditions to Completing the Merger.”

What VCAT debt is being restructured in connection with the merger?
One of the conditions to the merger is that VCAT complete the restructuring of its indebtedness owed to Jonathan Ungar and Alan Woods. On May 13, 2002, VCAT entered into a restructuring agreement with Messrs. Ungar and Woods pursuant to which Messrs. Ungar and Woods agreed to reduce the outstanding debt to $8.3 million, a reduction of approximately $1.3 million from the March 31, 2002 balance, and to enter into new promissory notes reflecting the reduced debt amount and revised repayment terms. The new promissory notes bear no interest and payments are contingent upon the amount of revenue generated by Speer Casino Marketing following the merger. Under certain circumstances, no payments on the new promissory notes are required. The closing of the restructuring agreement is contingent upon, and the new promissory notes will only be issued if, the merger is approved at the special meeting. See “The Merger—Restructuring of Stock Repurchase Obligations.”

Does the merger agreement prevent VCAT from considering other takeover proposals?
We have agreed not to solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending. However, our Board of Directors or other representatives may enter into discussions with a third party regarding an unsolicited takeover proposal if the Board of Directors determines that the takeover proposal would be superior to the merger proposed by Speer Casino Marketing and Mr. Speer. In addition, we have agreed that our Board of Directors will not approve or recommend a takeover proposal unless (a) it is a proposal superior to the merger proposed by Speer Casino Marketing and Mr. Speer; and (b) we reimburse Mr. Speer for all legal and disbursement agent fees incurred in connection with the merger and the related transactions. See “The Merger Agreement—Limitations on Considering Other Takeover Proposals.”

Under what circumstances can the merger agreement be terminated before the merger is completed?	• VCAT, Mr. Speer and Speer Casino Marketing may agree by mutual written consent to terminate the merger agreement at any time prior to completion of the merger.

•   Any party may terminate the merger agreement if (a) the merger is not completed on or before September 30, 2002; (b) a court or other governmental entity issues a final order prohibiting the merger; (c) our shareholders do not approve and adopt the merger agreement and the merger; or (d) the other party breaches the merger agreement.

•   Mr. Speer may terminate the merger agreement if our Board of Directors recommends another takeover proposal, or withdraws or modifies its recommendation of the merger agreement and the merger, in a manner adverse to Speer Casino Marketing.

•   We may terminate the merger agreement if (a) the SEC determines that the contingent payment rights to be granted to our shareholders in connection with the merger are required to be registered under the Securities Act of 1933, as amended, or (b) prior to the approval of the merger by our shareholders, our Board of Directors approves an unsolicited superior proposal for the acquisition of our company or our assets.

See “The Merger Agreement—Termination.”

Who is responsible for the fees and expenses relating to the merger if the merger agreement is terminated?
The merger agreement provides that if it is terminated, all fees and expenses relating to the proposed merger will be paid by the party incurring them, except that we are required to reimburse Mr. Speer for his legal and disbursement agent expenses actually incurred in connection with the merger if:

• we receive an unsolicited superior proposal for the acquisition of our company or our assets and we terminate the merger agreement;

• Mr. Speer terminates the merger agreement because our Board of Directors recommends another takeover proposal, or withdraws or modifies its recommendation of the merger agreement and the merger; or

•   the merger agreement is terminated for any reason at a time when Mr. Speer is not in material breach of the merger agreement and (a) prior to the time of the special meeting of our shareholders at which they will vote on the merger agreement, a third party takeover of our company is announced and (b) we enter into an acquisition transaction within 12 months after the termination of the merger agreement with the party that made such takeover proposal or one of its affiliates.

See “The Merger Agreement—Termination Fee and Expense Reimbursement.”

How will VCAT's operations be affected if the merger is not completed?
•   If we are able to successfully negotiate a new consulting agreement with the Barona Tribe, we expect (a) to be paid a fixed monthly fee of $475,000 for consulting services which we will render to the Tribe for the expected one year term of the new agreement and (b) that the Tribe will forgive an approximate $3.7 million liability that we owe to the Tribe.

•   We have completed the initial version of our CRM Software, and we expect to continue our efforts to market the software to potential customers.

•   We may attempt to implement a joint venture or other business relationship with the Barona Tribe that will focus on providing gaming technology (including the CRM Software) and related services to other California tribal gaming clients.

•   We expect that the Barona Valley Ranch Project will be completed in 2003 and the expanded gaming and resort facilities may result in increased operations and increased revenues for the Barona Casino.

•   Our approximate $9.7 million debt owed to Jonathan Ungar and Alan Woods as of March 31, 2002 would not be restructured. Assuming that our monthly revenues are $475,000 and our operating expenses are normalized at $400,000 per month (excluding interest expense to Messrs. Ungar and Woods), we expect that the next payment on our indebtedness to Messrs. Ungar and Woods would be for a portion of the approximate $1 million of interest due in September 2003 and annual payments of interest in the amount of approximately $1 million (decreasing if principal is repaid) would be required to be paid thereafter until the indebtedness was repaid in full. Under this scenario, VCAT would not generate positive earnings or reduce the principal amount of the debt owed to Messrs. Ungar and Woods.

Questions About the Fairness of the Merger and Conflicts of Interest

What is Mr. Speer’s current relationship with VCAT?
Mr. Speer has served as our Chief Executive Officer since 1994. Mr. Speer has served as our Chief Operating Officer and President since September 2000. Mr. Speer has also served as a member of our Board of Directors since 1994. As of May 13, 2002, Mr. Speer indirectly owned 1,024,180 shares of our common stock, all of which is owned directly by Speer Casino Marketing, and Mr. Speer owned options to acquire an additional 2,000,000 shares of our common stock. The exercise price of these options is in excess of $2.21 per share. As of June 30, 2002, Mr. Speer’s combined direct and indirect share ownership (excluding his options) represented approximately 14.2% of the total outstanding shares of our common stock. Mr. Speer did not participate in the Board of Directors’ consideration of the merger and abstained from the Board’s vote on the merger. In connection with the terms of the merger, the shares owned by Speer Casino Marketing will be cancelled and neither Speer Casino Marketing nor any of its affiliates will be entitled to the merger consideration. [These numbers will be updated with record date numbers prior to mailing.]

See “Security Ownership Of Certain Beneficial Owners And Management” and “Information About Buyer.”

Do VCAT’s directors and officers have interests in the merger that are different from, or in addition to, mine?	Yes. These interests include the following:
• Mr. Speer, our Chairman of the Board, Chief Executive Officer and President and a substantial shareholder of our company, is the sole owner of Speer Casino Marketing;

•   under the merger agreement we agreed to prepay for six years following the date of the merger extended period run-off insurance premiums under our directors’ and officers’ liability insurance policy;

• it is expected that following the completion of the merger substantially all members of our management will continue as management of Speer Casino Marketing; and

•   as a result of the merger, the vesting of stock options to purchase 1,040,750 shares of our common stock held by our executive officers and directors will be accelerated. [This number will be updated with a record date number prior to mailing.] The exercise price of these options is in excess of $1.75 per share. We do not expect that any of these accelerated options will be exercised prior to the merger. Accordingly, they will be cancelled pursuant to the merger in the same manner as our other unexercised stock options.

See “The Merger—Interests of Certain Persons in the Merger; Potential Conflicts of Interest.”

What other interests do VCAT’s directors and officers have in the merger?	Like all of our other shareholders, VCAT’s directors and officers will have the following interests:

•   Members of our management and our Board of Directors, other than Speer Casino Marketing, who own shares of our common stock, will be entitled to receive $0.65 cash consideration per share plus additional contingent payments, if any, earned over the first five years following the closing of the merger;

•   With respect to stock options, like our other employees who exercise their stock options and pay the exercise or purchase price therefor prior to completion of the merger, VCAT directors and officers (other than Mr. Speer) will receive shares of our common stock which upon completion of the merger will be converted into the right to receive the consideration described above; and

• Upon completion of the merger, our current directors and officers, other than Mr. Speer, will not own any of the outstanding capital stock of Speer Casino Marketing.

Have any VCAT personnel or resources been used by Buyer in connection with the negotiation of the merger?
Kevin P. McIntosh, our Senior Vice President, Chief Financial Officer, Treasurer and Secretary, and Andrew B. Laub, our Executive Vice President, Finance, have been involved in certain aspects of the proposed transaction on behalf of Mr. Speer and Speer Casino Marketing, including negotiating the financing for the merger. Mr. McIntosh has also been involved in making the necessary arrangements with the disbursing agent. From time to time, at the direction of Mr. Speer, Mr. McIntosh assisted Mr. Speer with the preparation of financial models related to his proposed acquisition of VCAT.

What did the Board of Directors do to make sure that the price per share which I will receive in the proposed merger is fair to me?
In order to eliminate any conflict of interest in evaluating, negotiating and recommending the merger proposal, the Board of Directors formed two special committees, each of which was comprised of independent directors. The first special committee was formed to explore strategic alternatives to maximize our shareholder value and to report its recommendations to our Board of Directors. The first special committee served from May 2001 to September 2001. Our Board of Directors formed a second special committee in October 2001 to identify strategic alternatives, choose a strategic alternative, negotiate the terms of such alternative and approve the transaction which would effect the strategic alternative selected. The charter of the second special committee was designed so that no further action by the full Board of Directors was required. This structure was established so that all decisions were made by independent directors to increase shareholder value. See “Special Factors—Special Committee.”

Who were/are the members of the special committees?
The first special committee was, and the second special committee is, comprised solely of independent directors who are not our officers or employees and who have no financial interest in the proposed merger different from our other shareholders generally. The members of the first special committee were Messrs. Cornelius E. Smyth (Chairman), Charles T. Owen and Charles Reibel. The members of the second special committee (the “Special Committee”) are Mr. Smyth (Chairman), John Farrington and John Hindman. See “Special Factors—Special Committee.”

Did the Special Committee receive any independent advice regarding the merger?
The Special Committee independently selected and retained separate financial advisors, Houlihan Lokey Howard & Zukin, Inc. (“Houlihan Lokey”) to assist with the Special Committee’s work. Houlihan Lokey conducted a strategic alternatives study and delivered a report to the Special Committee in May 2002 that analyzed VCAT’s strategic alternatives. That report was updated as of May 30, 2002 to include the possibility that the consulting agreement currently being negotiated with the Barona Tribe will be for a term of two years. Houlihan Lokey also delivered an opinion to the Special Committee on May 13, 2002 and an updated opinion on May 30, 2002, on which the Special Committee relied, stating that based on and subject to the limitations described in the opinion, the consideration that our disinterested shareholders will receive in the proposed merger was fair to VCAT’s shareholders (other than Speer Casino Marketing and Mr. Speer) from a financial point of view as of May 13, 2002 and as of May 30, 2002. The original opinion of Houlihan Lokey and the updated opinion are attached in their entirety as Appendices B1 and B2 to this proxy statement. You are urged to carefully read both documents in their entirety. See “Special Factors—Opinion of Financial Advisor to the Special Committee.”

What is VCAT’s Board of Directors recommendation regarding the merger?
Our Board of Directors and the Special Committee each believes that the terms of the merger agreement and the proposed merger are advisable and are fair to, and in the best interests of, our shareholders other than Speer Casino Marketing and Mr. Speer. The Board of Directors and the Special Committee, have each unanimously approved the merger agreement and the merger and unanimously recommend that you vote FOR the approval and adoption of the merger agreement and the merger. See “Special Factors—Reasons for the Special Committee’s Determination; Fairness of the Merger” and “Special Factors—Reasons for the Board of Directors’ Determination.”

Do VCAT’s officers and directors intend to vote in favor of the merger?
To our knowledge, each of our executive officers and directors intends to vote all of the shares of our common stock they beneficially own in favor of the merger. See “The Merger—Reasons for the Special Committee’s Determination; Fairness of the Merger to Disinterested Shareholders” and “The Merger—Position of Our Officers as to the Fairness of the Merger.” Excluding shares owned directly and indirectly by Mr. Speer, as of June 30, 2002, our executive officers and directors beneficially owned 1,187,500 shares of our common stock. Of those shares, 1,108,000 consist of shares of our common stock which may be acquired upon the exercise of stock options with an exercise price in excess of $1.75 per share, other than 20,000 shares of our common stock which may be acquired upon the exercise of stock options with an exercise price of $0.13 per share. [Will be updated prior to mailing with record date information.] See “Security Ownership of Certain Beneficial Owners and Management.”

What do Mr. Speer and Speer Casino Marketing think of the merger?
Mr. Speer and Speer Casino Marketing believe that the merger is substantively and procedurally fair to VCAT’s shareholders that are unaffiliated with Mr. Speer. In the merger agreement, Mr. Speer agreed to cause Speer Casino Marketing to vote all 1,024,180 of Speer Casino Marketing’s shares of our common stock in favor of the merger. See “The Merger—Position of Mr. Speer and Speer Casino Marketing as to the Fairness of the Merger.”

Voting and Proxy Procedures

Who may vote at the meeting?
You are entitled to vote at the special meeting in person or by proxy if you owned shares of our common stock at the close of business on                    , 2002, which is the record date for the special meeting. The only outstanding class of our capital stock is our common stock, par value $.001 per share. As of June 30, 2002, there were 7,206,598 shares of our common stock outstanding and entitled to be voted at the special meeting. [Will be updated with record date information prior to mailing.] The 207,558 shares of our common stock that were held by us as treasury shares on June 30, 2002 are not entitled to vote at the meeting.

How many votes can I cast?	You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.

What vote is required to approve the merger?
The approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date.

Is Speer Casino Marketing allowed to vote its shares for the merger?
Yes. In fact, in the merger agreement, Speer Casino Marketing agreed to vote in favor of the merger. Speer Casino Marketing’s shares, representing 14.2% of the total outstanding shares, that are voted in favor of the merger will be counted in determining whether the holders of a majority of the shares of VCAT’s common stock have voted in favor of the merger. A majority vote of the shares held by holders unaffiliated with Speer Casino Marketing or Mr. Speer is not required to approve the merger.

What vote is required for the election of directors?	The seven nominees receiving the highest number of votes for election will be elected as directors.

Is there a minimum number of shares of VCAT’s common stock that must be present at the special meeting?
Shares of our common stock will be counted as present at the special meeting if the shareholder is present and votes in person at the meeting or has properly submitted a proxy card. A majority of outstanding shares entitled to vote as of the record date must be present at the special meeting in order to hold the meeting and conduct business. This is called a quorum. As noted above, treasury shares held by us are not entitled to vote and, therefore, are not counted in determining a quorum.

What effect will abstentions and broker non-votes have?
Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the special meeting. Abstentions and non-votes will be counted as votes against the proposal to approve the merger agreement and the merger. A non-vote may occur when a nominee holding shares of our common stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Who is soliciting my proxy?
Our Board of Directors is soliciting proxies to be voted at the special meeting. This proxy statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent or given to shareholders is August         , 2002.

How are proxies being solicited?
We have engaged Mellon Investor Services (“Mellon”) to assist in the solicitation of proxies on behalf of our Board of Directors. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, shareholders or their personal representatives by Mellon, or our directors, officers and employees, who will not be specially compensated for such services.

Who is paying the expenses in connection with the solicitation of proxies?
The expenses of soliciting proxies for the special meeting are to be paid by us. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to shareholders whose common stock is held of record by such entities. In connection with its solicitation services, Mellon will receive a fee estimated to be $15,000 and will be reimbursed for out-of-pocket expenses.

How will my shares be voted if I send in a proxy?
All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted “FOR” (a) approval of the merger, and (b) election of the Board of Directors’ nominees for directors. As to any other business which may properly come before the special meeting, the persons named in such proxies will vote in accordance with their best judgment, although we do not presently know of any other such business.

What do I need to do now?
You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our shareholders.

May I change my vote after I have mailed my signed proxy card?
Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to our Secretary, Kevin P. McIntosh, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance at the special meeting will not alone revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

What happens if I do not return a proxy card?
Unless you vote in person at the meeting, the failure to return your proxy card will have the same effect as voting against the merger agreement and the merger. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock, abstentions and non-votes will count as votes against the merger agreement and the merger.

May I vote in person?
Yes. You may attend the special meeting of our shareholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Should I send in my stock certificates now?	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?
Whether your broker will be able to vote your shares without instructions from you depends upon your agreement with your broker. With respect to the merger proposal it is highly unlikely that your broker will be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Getting More Information

Are there other documents relating to the merger that I should be aware of?
The rules and regulations of the SEC require that affiliated parties involved in the merger file a transaction statement on Schedule 13E-3 with the SEC. We, Mr. Speer and Speer Casino Marketing have filed a transaction statement on Schedule 13E-3 with the SEC in connection with the merger.

How can I learn more about the merger?
The merger agreement, including the conditions to the closing of the merger, is described under the caption “The Merger Agreement” and the merger agreement is attached as Appendix A to this proxy statement. You should carefully read the entire merger agreement as it is the legal document that governs the merger.

Who can help answer my questions?
The information provided above in question-and-answer format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the appendices. If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Mellon Investor Services
(800) 414-2879

If you have questions about the information contained in this proxy statement or the merger, you should contact:

Venture Catalyst Incorporated
591 Camino De La Reina, Suite 418
San Diego, California 92108
Attn: Kevin P. McIntosh
Telephone: (858) 385-1000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table contains certain information as of June 30, 2002, regarding all persons who, to our knowledge, were the beneficial owners of more than 5% of the outstanding shares of our common stock, each of our directors, our Chief Executive Officer, our four most highly compensated executive officers other than the Chief Executive Officer, whose salary and bonus exceeded $100,000 for the fiscal year ended June 30, 2002 (we refer to all these officers as the “Named Executive Officers”), each of our current executive officers and all directors and executive officers as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the SEC, or based upon our actual knowledge. [Will be updated prior to mailing with record date information]

Name	Amount and Nature of Beneficial Ownership	Right to Acquire(3)	Percent of Class(1)(2)
Principal Shareholders:
Speer Casino Marketing, Inc.(4)	1,024,180	—	14.2%
Richard T. (“Chip”) Harrison 4478 Monaco Street San Diego, California 92106	750,000	—	10.4%
Jonathan Ungar 220 Montgomery Street, Suite 500 San Francisco, California 94104	485,487	144,775	8.6%
Jo Ann Speer P.O. Box 7239 Rancho Santa Fe, California 92067	554,180	—	7.7%
Karol M. Schoen 9254-B Lake Murray Blvd San Diego, California 92119	477,216	—	6.6%
Directors:
L. Donald Speer, II(5)(6)	1,024,180	1,415,000	28.3%
Andrew B. Laub(5)	1,500	510,000	6.6%
Stephen M. Dirks(5)	—	37,500	*
Jana McKeag 315 Queen Street Alexandria, Virginia 22314	—	80,000	1.1%
Cornelius E. (“Neil”) Smyth 60 Montego Court Coronado, California 92118	75,000	17,500	1.3%
John Farrington Boros & Farrington 11770 Bernardo Plaza Court, Suite 210 San Diego, California 92128	—	10,000	*
John Hindman 888 San Clemente Drive, Suite 100 Newport Beach, California 92660	—	10,000	*
Named Executive Officers Who are Not Directors:
Robert Regent(5)	—	170,000	2.3%
Kevin P. McIntosh(5)	3,000	285,500	3.9%
All directors and executive officers as a group (9 persons)	1,103,680	2,535,500	37.4%

*	Less than one percent
(1)	Subject to applicable community property and similar statutes.
(2)	Includes shares beneficially owned, whether directly or indirectly, individually or together with associates.
(3)
Shares that can be acquired through stock options or warrant exercises through August 29, 2002. With the exception of the 20,000 options held by Messrs. Farrington and Hindman, which have an exercise price of $0.13 per share, the options and warrants listed all have exercise prices in excess of $1.75 per share.

(4)
Speer Casino Marketing, Inc. is wholly-owned by L. Donald Speer, II, our Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer. The mailing address of Speer Casino Marketing, Inc. is c/o Alhandeff & Solar, LLP, 550 West “C” Street, 19th Floor, San Diego, California 92101, Attention: Robert K. Edmunds, Esq.

(5)	The mailing address of such shareholder is in care of Venture Catalyst Incorporated, 591 Camino de la Reina, Suite 418, San Diego California 92108.
(6)	The 1,024,180 shares of common stock beneficially owned by Mr. Speer are held of record by Speer Casion Marketing, Inc.

PROPOSAL I—THE MERGER

Background of the Merger

We provide gaming consulting, infrastructure and technology integration services in the California Native American gaming market. We currently have one client, the Barona Group of Capitan Grande Band of Mission Indians (the “Barona Tribe” or the “Tribe”), a federally recognized, sovereign Native American tribe. We act as a critical resource partner and have as our central mission growing client top line and bottom line revenues at an increasing rate. We offer comprehensive gaming and hospitality consulting services, financial advisory services, public and governmental relations, strategic planning, technology solutions, and professional and technical expertise. Our objective is to make our clients money by working with them during every stage of their development and financial growth.

We are a Utah corporation formerly known as Inland Entertainment Corporation and Inland Casino Corporation, and we are a successor to a Delaware corporation organized in June 1994, also known as Inland Casino Corporation (“ICC II”). Effective May 22, 1995, ICC II was merged into Twin Creek Exploration Co., Inc., a Utah corporation and a public reporting company (“Twin Creek”), which was incorporated in March 1980. Twin Creek was organized for the purpose of engaging primarily in the oil and gas exploration industry and the acquisition of oil and gas producing properties. Although it retained some oil and gas interests, it was no longer active in the oil and gas exploration business at the time of the merger. Since 1990, Twin Creek had been involved in the research, development and marketing of English language instruction courses for Spanish-speaking and Japanese-speaking people. In anticipation of, and immediately prior to, the merger with ICC II, all of the assets of Twin Creek were assigned to Linguistix, Inc. (“Linguistix”), the sole subsidiary of Twin Creek and the stock of Linguistix was distributed pro rata to the persons who were shareholders of Twin Creek prior to the merger. Upon completion of the merger with ICC II, Twin Creek’s name was changed to Inland Casino Corporation (“Inland Casino”).

ICC II was formed in 1994 to consolidate various entities which were owned by the shareholders of Inland Casino and which were engaged in providing gaming operations services and consulting services for the Barona Tribe at the Barona Casino. ICC II was capitalized pursuant to the terms of an Incorporation Agreement (the “Incorporation Agreement”) by and among ICC II, Inland Casino Corporation, a Nevada corporation (“ICC I”), Eagle Edge Partners, a California limited partnership (“EEP”), Inland Casino Partners, a California general partnership (“ICP”), Redwood Gaming, Inc., a California corporation (“Redwood”), L. Donald Speer, II, Jonathan Ungar, Alan Woods, Jack Smith, Karol M. Schoen and Duncan Edwards. The Incorporation Agreement set forth the terms whereby ICC I, EEP, and ICP, each of which was directly or indirectly involved in the existing operations of ICP, were rolled-up into ICC II.

Since 1991, our business has been primarily focused upon providing gaming and hospitality services to the Barona Tribe and substantially all of our revenues have been related to that relationship. Throughout the same period, we also have pursued consulting relationships with other Native American tribes. Our engagements with other Native American tribes, for the most part, have consisted of small sporadic projects. During the period from 1998 through 2001, we diversified our business by using our knowledge of the gaming industry and our expertise in growing businesses. During this period we expanded our service offerings and client base, and we provided our services to numerous clients in various industries whose growth was fueled primarily by the Internet. A brief description of each of these businesses is set forth below.

Relationship with the Barona Tribe/Native American Indian Gaming Consulting

We have provided our services to several Native American tribes, including the Barona Tribe since 1991. We currently provide services to the Barona Tribe in connection with their operation of the Barona Casino and development of the Barona Valley Ranch. The Barona Casino includes 2,000 slot machines, 32 table games, 2 restaurants and a food court with 4 outlets. The complex exceeds 100,000 square feet and is located on approximately 15 acres, including parking for over 3,000 cars. The Barona Casino is open 24 hours a day, 365 days a year. The Barona Casino is currently undergoing a $260 million expansion project known as the Barona Valley Ranch which, when complete, will expand its gaming and resort facilities to include a new casino with approximately 105,000 square feet of gaming space that will include 2,000 slot machines, 54 table games, bingo, an Off-Track Betting facility, 11 poker tables, a gourmet steakhouse, a 24 hour café, an 850 seat buffet, a food court with 4 outlets and a 400 room resort hotel. Facilities which have already been completed include a 20,000 square foot events center that opened in February 2002, a five story parking structure completed in December 2001 and an 18-hole championship golf course that opened in January 2001.

The Barona Tribe is currently our only client. Despite our marketing efforts, we have been unable to obtain additional Native American or other gaming clients, and there can be no assurance that we will be able to do so in the future.

Our relationship with the Barona Tribe has evolved from operating and maintaining gaming operations on behalf of the Barona Tribe pursuant to a gaming management agreement, to our current relationship as a consultant to the Barona Tribe. We are currently negotiating a new Consulting Agreement with the Tribe which we expect to have completed in August 2002 (the “2002 Consulting Agreement”). From March 1996 to the present we have provided consulting services to the Barona Tribe pursuant to an Amended and Restated Consulting Agreement dated April 29, 1996 (effective March 27, 1996), as modified on February 17, 1998 (the “1996 Consulting Agreement”). The 1996 Consulting Agreement will be terminated when the 2002 Consulting Agreement is effective. If not earlier terminated in connection with the 2002 Consulting Agreement, the 1996 Consulting Agreement is scheduled to expire on March 31, 2004.

2002 Consulting Agreement.    The following is a description of what we expect the terms of the 2002 Consulting Agreement to be, based upon our current negotiations with the Barona Tribe. There can be no assurance that we will successfully complete the 2002 Consulting Agreement or that the final terms will not differ materially from those described herein. We expect that under the 2002 Consulting Agreement, we will be paid a monthly fee of $475,000 for consulting services rendered to the Barona Tribe. Included in the fee will be a software license relating to our client relationship management business model (“CRM”). Fees under the agreement will continue to be subordinated to the terms of the current intercreditor and subordination agreement (the “Subordination Agreement”) relating to the Tribe’s loan facility with Wells Fargo Bank, N.A. which is being used to develop the Barona Valley Ranch project on the Barona Reservation. We expect that the term of the 2002 Consulting Agreement will be one or two years, and that in the case of a one year contract the Tribe will have the unilateral right to extend the term for an additional year. As will be discussed further in the Section entitled “The Merger—The Special Committee,” the Special Committee of the Board of Directors, its independent advisor and the full Board of Directors were aware of the possibility that we would enter into the 2002 Consulting Agreement at the time when they approved the Agreement and Plan of Merger.

We expect that the 2002 Consulting Agreement will be assignable to any entity in which Mr. Speer is the majority shareholder. Of particular note, the 2002 Consulting Agreement will not contain a waiver of the Barona Tribe’s sovereign immunity and has limited dispute resolution provisions. We expect that the 2002 Consulting Agreement may be terminated by either party upon 60 days written notice, however, if the Barona Tribe terminates the Agreement without cause, the Tribe will be liable for payment to us, or our successor, for the consulting fees payable under the remaining term of the 2002 Consulting Agreement, as if the Agreement had not been terminated.

In connection with, and as a condition to, entering into the 2002 Consulting Agreement, we expect the Barona Tribe to enter into a Termination Agreement (the “Termination Agreement”) with us which will terminate the 1996 Consulting Agreement. In addition, the Barona Tribe and we will unconditionally release each other from all claims or liabilities existing now or in the future resulting from the 1996 Consulting Agreement. The Termination Agreement is particularly significant because it will forgive an approximate $3.7 million liability which we owe to the Barona Tribe and it will end our obligation to provide consulting services to the

Barona Tribe under the 1996 Consulting Agreement which has not produced any revenue to us since April 2001 and which, based upon projections provided to us by the Barona Casino and our recent discussions with representatives of the Barona Casino, may produce a consulting fee for July 2002 in an amount not yet determinable, but which is not expected to provide revenues to us through March 31, 2004, the end of the term of the 1996 Consulting Agreement.

1996 Consulting Agreement.    Under the 1996 Consulting Agreement, the amount, if any, that we are paid by the Barona Tribe for our services is determined using a complex series of calculations that take into account (a) the monthly gross revenues of the Barona Casino, (b) the monthly cash and non-cash expenses and capitalized interest of the Barona Tribe related to its operations and the expansion project, (c) the funds that the Barona Tribe draws from the gross revenues of the Barona Casino for the month, and (d) certain adjustments related to deferred consulting fees or distributions to the Barona Tribe from prior months.

Our monthly consulting fee is determined by calculating a gross consulting fee for the month and making certain adjustments to arrive at a net consulting fee. The gross consulting fee consists of a monthly base fee of $475,000, plus additional consulting fees if the net operating income of the Barona Casino exceeds a fixed base amount. This gross consulting fee is subject to adjustment upward or downward (to zero), as a result of the Barona Tribe’s determination to draw a minimum income stream from the net income of the Barona Casino.

Under the 1996 Consulting Agreement, before any consulting fees are required to be paid to us, the Barona Tribe has the right to draw from the net operating income of the Barona Casino a minimum income stream (the “Tribal Draw”), the amount of which is determined using the same methodology used by the Barona Tribe for the year ended December 31, 1995, the last calendar year in which we provided services to the Tribe pursuant to a gaming management agreement. Under this methodology, the Barona Tribe draws a base amount plus certain additional amounts calculated as a percentage of various components of the revenues of the Barona Casino. For purposes of these calculations, the net operating income for the Barona Casino consists of the gross monthly revenues of the Barona Casino less all cash and non-cash expenses, including interest and depreciation (other than our consulting fees) and capitalized interest recorded in accordance with generally accepted accounting principles. To the extent the sum of the gross consulting fee and the Tribal Draw exceeds the net operating income from the Barona Casino for a given month, our net consulting fee is reduced. The amount by which our fee is reduced becomes a deferred fee which we could, under certain circumstances, be entitled to recover in subsequent months, as described below. In other words, our net consulting fee for a given month is limited to the lesser of (a) the gross consulting fee calculated in accordance with the formula set forth in the 1996 Consulting Agreement or (b) the net income of the Barona Casino after the Tribal Draw is made. Since our monthly consulting fee may not be reduced to less than zero, if in a given month the net operating income of the Barona Casino is less than the amount of the minimum Tribal Draw, our net consulting fee for that month will be zero and a shortfall will be created that will have to be reversed in subsequent months before a fee may be paid to us. Any shortfall is cumulative, and is carried forward indefinitely until reversed in subsequent months. We are not entitled to receive any consulting fees when there is a shortfall.

Any downward adjustments to our consulting fee that are made to accommodate the Tribal Draw may be recovered by us in subsequent months to the extent the net operating income for the Barona Casino exceeds the sum of the Tribal Draw and our consulting fees. These upward adjustments would have to be made up within a “contract year”, which is a 12 month period from April to March. If the upward adjustments are not made up within the “contract year”, they are lost permanently. Additionally, the Barona Tribe has the right to increase its draw or impose additional taxes or assessments on the revenues of the Barona Casino at any time, which could result in a reduction or an elimination of consulting fees that might otherwise be payable to us.

Similar to the proposed 2002 Consulting Agreement, the 1996 Consulting Agreement provides that our right to receive consulting fees under the 1996 Consulting Agreement is subordinated to some of the Barona Tribe’s outstanding indebtedness related to the development of the Barona Valley Ranch project. Pursuant to the Subordination Agreement, no consulting fee earned by us under the 1996 Consulting Agreement may be paid to us if there is a default by the Barona Tribe under such financing documents and the Barona Tribe’s ability to make payments to us is limited to the extent the debt coverage ratios set forth in the loan agreement are not met.

Since April 2001, we have not received any fees from the 1996 Consulting Agreement because the level of revenues from operations at the Barona Casino and its related facilities were not sufficient under the above-referenced formula to offset the significant capital, construction, interest, and operating expenses incurred at the Barona Casino in connection with the Barona Valley Ranch project. Based on the Barona Casino’s projections provided to us in August 2001 and April 2002, during the expansion project and for the balance of the term of the 1996 Consulting Agreement (i.e., through March 31, 2004), no consulting fees were expected to be paid to us.

During March, May and June 2002 the gaming revenues at the Barona Casino, primarily from high-budget players, were higher than expected resulting in a significant difference in the actual results as compared to the Barona Casino’s projections. As a result, our gross consulting fees under the 1996 Consulting Agreement were significantly higher than expected in those months. However, pursuant to the terms of the 1996 Consulting Agreement, before VCAT is entitled to be compensated, the amount of gross consulting fees must first be applied to any cumulative shortfall existing at the time. During the above-mentioned months, gross consulting fees reduced the aggregate shortfall from $2.96 million to $149,000, and no fees were paid to us. In July 2002, we were advised by the Barona Casino that we may earn sufficient gross consulting fees under the 1996 Consulting Agreement in July 2002 to reverse the remaining aggregate shortfall and be paid a consulting fee in an amount not yet determinable. However, based upon projections provided to us and recent discussions with representatives of the Barona Casino and absent any extraordinary and unexpected revenues from gaming operations at the Barona Casino, we do not expect to earn and be paid any consulting fees under the 1996 Consulting Agreement during the months of August 2002 through the end of its current term in March 2004. Additionally, if we enter into the Termination Agreement and 2002 Consulting Agreement, it is possible that the effective date of the Termination Agreement and the 2002 Consulting Agreement will be as early as June 2002, resulting in payments to us under the 2002 Consulting Agreement. If the Termination Agreement and the 2002 Consulting Agreement are entered into and deemed effective on June 1, 2002, the fees earned under the 2002 Consulting Agreement would replace the fee payable to us under the 1996 Consulting Agreement for any applicable months, including July 2002.

Internet Gaming

In March 1998, we established a wholly-owned foreign subsidiary, Worldwide Media Holdings, N.V., a Curacao, Netherlands Antilles corporation (“WMH”), to provide comprehensive marketing, advertising, technical and distribution services for Internet-related businesses, especially Internet casinos. In July 1999, as an adjunct to our Internet gaming consulting business, we launched the “Vegas At Home” portal website (www.vegasathome.com) to provide both the gaming industry and its patrons with an online central location containing a variety of gaming related products, merchandise, information and links to most significant traditional casinos. During the third quarter of the year ended June 30, 2000 (“fiscal 2000”), we decided to discontinue our Internet gaming consulting business, liquidate WMH, and shut down the “Vegas At Home” website.

Consulting and Incubator Services Relating to Internet-Related Businesses

In August 1998, we purchased Cyberworks, Inc. (“Cyberworks”), a website development and online marketing company with existing clients in a wide range of industries. In August 2000, we sold the Cyberworks Internet domain names and agreed to cease using the business name. The operations of Cyberworks were subsequently consolidated into us.

In July 1999, we expanded our services to include broader consulting services to emerging and Internet businesses. We provided our spectrum of services to public and private companies. In connection with this expansion, we acquired certain assets of Typhoon Capital Consulting, LLC, an investor relations and business consulting firm. In December 1999, we changed our name from “Inland Entertainment Corporation” to “Venture Catalyst Incorporated” to reflect our expanded service offerings.

In January 2000, as part of our diversification strategy, we acquired all of the outstanding shares of capital stock of webinc, a newly-organized corporation whose business plan focused on consulting, incubation and venture capital-related services to start-up and early stage companies focusing on Internet infrastructure and technology. The operations of webinc were subsequently consolidated into us.

In March 2000, we acquired CT Interactive Incorporated, a full-service technology management firm, whose operations were subsequently consolidated into us.

Client Relationship Management (CRM) Software

During fiscal 2001, we initiated a research and development project focused on creating client relationship management software (“CRM Software”) for the gaming and hospitality industry. In fiscal 2002, we completed a working model of the CRM Software that has been deployed at our client’s facility, the Barona Casino, to undergo a Beta test. In June 2002, we completed the initial version of our CRM Software for license to businesses in the gaming and hospitality industry.

The market for the CRM Software is uncertain, and is subject to rapid and significant changes and frequent new technology and product introductions. There can be no assurance that we will be able to successfully market the CRM Software to our clients.

Declining Business Environment—Changes to Our Business Model

Beginning in the second quarter of the fiscal year ended June 30, 2001 (“fiscal 2001”), we experienced a significant reduction in demand for our technology and Internet services. The weakening condition or failure of many of the Internet-based “dot-com” companies caused many of our clients to rethink or delay their Internet or technology strategy. As a result, the number of projects decreased and the average amount of time required by us to secure any given project increased. Also, as a result in part of the reduction in demand for these services, our revenues for the three months ended December 31, 2000 were substantially lower than the three prior quarters.

In response to the reductions in demand and revenue for our technology and Internet services, we restructured our business and realigned our operations to focus solely on the Native American gaming industry. As a result, we eliminated approximately three quarters of our workforce and stopped offering some of our services, including our consulting, investor relations, website development, online marketing, incubation and venture-capital-related services, to non-Native American gaming clients or for projects which were not related to Native American gaming.

During fiscal 2001, revenues for services provided to the Barona Tribe decreased 33% from fees earned in fiscal 2000, and substantially all of the revenue from services rendered pursuant to our consulting agreement with the Barona Tribe was earned during the first six months of fiscal 2001 (i.e., July through December 2001). As a result of these developments, we expanded our cost reduction plan. As part of the plan, we consolidated our office locations into our San Diego headquarters, which we moved to a significantly smaller facility in June 2001.

On August 15, 2001, our common stock was delisted from the Nasdaq Stock Market for failure to comply with Nasdaq’s $1.00 minimum bid price and $5 million public float requirements. Our common stock is now traded on the over-the-counter market.

Special Committee Proceedings

On May 29, 2001, our Board of Directors appointed a Special Committee comprised of three independent directors, Cornelius E. “Neil” Smyth, who was designated Chairman of the committee, Charles T. Owen and Charles Reibel, to explore strategic alternatives to maximize shareholder value and to report its recommendations to the Board of Directors. The Special Committee was empowered to employ legal and other advisors to assist them and engaged the law firm of Sheppard, Mullin, Richter & Hampton, LLP (“Sheppard Mullin”) to advise them. The Special Committee did not retain a financial advisor nor did it commission an alternative study. At the time, Glenn Smith, Esq., our in-house General Counsel, advised us until he resigned on August 3, 2001.

From May 29, 2001 through September 12, 2001, the Special Committee engaged in the following activities:

•
reviewed our business and prospects, including (a) the development of our business since inception; (b) our current and projected financial condition and results of operation; (c) the history of our stock price; (d) the relationship between us and our officers and employees, on the one hand, and the Barona Tribe on the other hand; (e) the history, terms and prospects of the 1996 Consulting Agreement; and (f) projections compiled by the Barona Casino relating to its operations provided to VCAT in August 2001, which indicated that no additional consulting fees would be paid to VCAT under the 1996 Consulting Agreement through the end of its current term on March 31, 2004;

•
with the assistance of our management, examined various strategic alternatives, including, but not limited to (a) the sale of our business to a third party; (b) expansion of our consulting services to additional Native American and other gaming clients; (c) liquidation of VCAT; and (d) renegotiation of the terms of the 1996 Consulting Agreement; and

•
evaluated a proposal submitted to the Special Committee by L. Donald Speer, II, our Chairman of the Board, Chief Executive Officer and Chief Operating Officer to acquire substantially all of our assets including our assets that we use in our business of providing infrastructure, technology integration and consulting services to gaming clients (the “Consulting Business”) and an amount of cash that would leave VCAT with approximately $3.5 million in cash in exchange for the assumption by Mr. Speer’s acquisition corporation of substantially all of our existing liabilities.

On July 27, 2001, VCAT received an unsolicited written concept proposal from SensCom, Inc. (“SensCom”) regarding the possibility of merging with VCAT. The proposal did not specify the terms for the merger, but did suggest that following the consummation of the merger VCAT's management would purchase from the surviving entity all of VCAT's gaming operations and assets, and assume all related liabilities, in exchange for the payment by VCAT's management of at least $5 million cash and the issuance of promissory notes and/or the payment of royalties. At a meeting on August 3, 2001, the Special Committee discussed the proposal received from SensCom. The Special Committee decided to reject SensCom’s proposal because the Special Committee concluded that (a) it was premature at that time to pursue the merger offer particularly one which did not suggest any terms, and, (b) there did not seem to be a good match between VCAT and SensCom.

On August 3, 2001, our in-house General Counsel resigned, and after such date, the firm of Paul, Hastings, Janofsky & Walker LLP (“Paul Hastings”) was engaged to represent us.

Our independent public accountants issued their report dated August 24, 2001, that included an explanatory paragraph stating that in light of the fact that (a) we had suffered recurring losses from operations, (b) we had a net capital deficiency and (c) revenues from our most significant client had curtailed for the foreseeable future, they expressed substantial doubt about our ability to continue as a going concern.

On September 12, 2001, our Board of Directors convened a meeting so that the Special Committee could present its conclusions to the Board of Directors. Kevin P. McIntosh, our Senior Vice President, Chief Financial Officer, Treasurer and Secretary, and representatives of Paul Hastings and Sheppard Mullin also attended this meeting. At the meeting, the Special Committee presented the following conclusions:

•	none of the strategic alternatives that it reviewed was likely to result in a meaningful increase in shareholder value for the foreseeable future;

•	our liabilities exceeded the book value of our assets and our outside independent auditors concluded that there is substantial doubt about our ability to continue as a going concern;

•	our business currently consisted only of providing consulting services to one client, the Barona Tribe, and we have been unable to obtain additional Native American or other gaming clients;

•
there is doubt concerning our ability to obtain additional clients in the future and any additional gaming consulting contracts are likely to be of shorter duration and more limited value than the 1996 Consulting Agreement;

•	the Special Committee could not establish a value, if any, for the 1996 Consulting Agreement;

•
with the implementation of certain planned modifications to the operations of the Barona Casino and its related properties, additional consulting fees may be received by us under the 1996 Consulting Agreement during the remainder of its term, although it is not possible to determine the probability, timing or amount, if any, of such fees;

•
certain of the costs incurred by us in furtherance of our relationship with the Barona Tribe and in furtherance of Native American causes in general were not required by the strict terms of the 1996 Consulting Agreement;

•
our failure to continue to provide the services currently provided to the Barona Tribe could damage our relationship with the Barona Tribe and could diminish our ability to obtain additional Native American gaming clients;

•
notwithstanding our recent and ongoing cost containment efforts, our operating expenses, including wages, could be further reduced without affecting the services currently provided to the Barona Tribe; and

•
no payment of principal or interest is likely to be required with respect to our long-term debt for the foreseeable future pursuant to the terms of the debt and pursuant to applicable law, which limits the payment of debt arising from the repurchase of stock.

•
L. Donald Speer, II is critical to the continuation of our relationship with the Barona Tribe and the loss of the services of Mr. Speer would likely render us incapable of continuing to render the services required by the 1996 Consulting Agreement. In addition, it is likely that substantially all of our employees would leave the company if Mr. Speer’s employment were terminated.

The Special Committee specifically addressed Mr. Speer’s offer to acquire substantially all of our assets and liabilities (the “Speer Proposal”). As noted above, Mr. Speer presented an offer to acquire substantially all of our assets, including a portion of our cash and all of the assets that we use in our business of providing infrastructure, technology integration and consulting services to gaming clients in exchange for his acquisition corporation’s assumption of substantially all of our liabilities. Under this proposal, we would have continued as a public company with approximately $3.5 million in cash as our only asset. As such, we could then have explored a number of alternatives including seeking a third party with an operating business to acquire us, using our cash to invest in a third party company or companies, or liquidating VCAT. The assets to be acquired pursuant to the Speer Proposal included:

•	the 1996 Consulting Agreement;

•	our client relationship management business model (CRM) and the related CRM software; and

•
an amount in cash that would leave VCAT approximately $3.5 million in cash, with the provision that if the closing of the transaction took place after October 26, 2001, the cash left in VCAT would decrease by $600,000 for each month after such date until the closing occurred, which amount was based upon Mr. Speer’s estimates of VCAT’s monthly operating expenses at the time.

In exchange for the sale of the assets, the entity formed by Mr. Speer to effect the transaction outlined in the Speer Proposal (“Speer Acquisition”) would agree to assume our liabilities related to the Consulting Business, including:

•	the $3.7 million liability related to advances of future consulting fees to the Barona Tribe; and

•	our long-term debt owed to Messrs. Jonathan Ungar and Alan Woods, which on August 31, 2001, approximately the date Mr. Speer made his proposal, totaled $9.1 million.

As part of his offer, Mr. Speer specified certain conditions to closing, including that:

•	our Board of Directors and shareholders shall approve the transaction;

•	the Barona Tribe shall consent to the assignment of the 1996 Consulting Agreement to Speer Acquisition;

•	our debt owed to Jonathan Ungar and Alan Woods shall be restructured on terms satisfactory to Mr. Speer;

•	the Barona Tribe shall pay to VCAT the $7.7 million due from the Tribe; and

•	the Special Committee shall receive an opinion from an investment banking firm that the Speer Proposal is fair.

In connection with the Speer Proposal, specified employees of the business would become employees of Speer Acquisition. In addition, Speer Acquisition would agree to indemnify VCAT for any fines or penalties imposed by the National Indian Gaming Commission (“NIGC”) arising from matters occurring prior to the closing related to the 1996 Consulting Agreement or our other arrangements with the Barona Tribe.

The Special Committee believed that the following preconditions were necessary before VCAT could accept the Speer Proposal: (a) a third party company with an active trade or business shall have agreed to acquire VCAT; (b) VCAT shall have agreed to use its cash to make an investment in a third party company or companies on terms agreeable to VCAT; or (c) in the opinion of an independent financial advisor, at the closing of the Speer Proposal, VCAT would be well positioned to enter into a transaction described in clause (a) or (b) above.

In connection with the Special Committee’s evaluation of the Speer Proposal, the Special Committee made the following findings:

•
certain material issues related to the proposal made by Mr. Speer remained to be resolved to the Special Committee’s satisfaction, including (a) the cost of any future directors’ and officers’ insurance for claims arising after the closing of the Speer Proposal and relating to actions occurring before the closing must be determined; (b) the potential liability which could result from the NIGC’s, or in the alternative, the Bureau of Indian Affair’s (the “BIA”) review of the 1996 Consulting Agreement (See “Information About VCAT—Regulatory Matters”), must be either fixed or determinable and payment secured in the remaining public shell; and (c) the amount and adequacy of the cash remaining in VCAT after the closing of the Speer Proposal must be sufficient to (i) finance the identification and acquisition of a business to take the place of the current consulting business or (ii) identify and acquire securities in a third party company or companies.

•
although the Speer Proposal removed a substantial amount of our debt, the Special Committee was not able to conclude that the proposal would maximize shareholder value in the absence of (a) further efforts to reduce VCAT’s operating expenses; (b) any attempt to renegotiate the terms of the 1996 Consulting Agreement and (c) any concerted effort to identify and acquire a business to replace the revenues derived from the consulting relationship with the Barona Tribe;

•
it is not free from doubt whether, after consummating the Speer Proposal, we would have resources sufficient to identify and acquire a business whose prospects are materially better than the prospects derived from the consulting relationship with the Barona Tribe;

•
the costs which may be incurred in implementing the Speer Proposal may reduce (a) VCAT’s efforts to identify and acquire a business to replace the revenues derived from the consulting relationship with the Barona Tribe and (b) Mr. Speer’s efforts to provide services to the Barona Tribe; and

•
in light of the number of issues still to address, it appeared unlikely that the Speer Proposal could be consummated before October 26, 2001, the date on which the cash to be left in VCAT payable under the Speer Proposal would start to decrease.

Notwithstanding these reservations, the Special Committee, in their concluding remarks made at the September 12, 2001 Board of Directors’ Meeting, encouraged Mr. Speer to amend his offer and make another proposal.

In addition to presenting its conclusions and commenting on the Speer Proposal, the Special Committee also made a number of recommendations to the Board of Directors, including that:

•
the Board of Directors establish concrete milestones by which to judge the effectiveness of VCAT’s efforts to obtain additional Native American or other gaming clients, and if the milestones were not timely met, that the costs of VCAT’s marketing efforts to obtain such business be reduced or eliminated;

•	management report to the Board of Directors the status of VCAT’s planned joint venture with the Barona Tribe;

•	management present to the Board of Directors a business plan relating to the CRM software;

•	management present to the Board of Directors recommendations concerning methods of reducing the overhead at VCAT to the greatest extent practicable;

•
the Board of Directors give consideration to the following cost reduction proposals: (a) terminating any employee who is not essential to the delivery of services required under the strict terms of the 1996 Consulting Agreement or to the administrative functions required by our status as a public company; (b) reducing the wages paid and benefits provided to the remaining employees as far as reasonably practicable in light of their responsibilities and the employment market; (c) implementing a stock-based compensation plan to retain essential employees; (d) limiting the development of the CRM software, a new product currently under development, to such applications that the Board of Directors believes would most likely add significantly to the revenues of the Barona Casino; and (e) limiting the costs incurred by us on behalf of the Barona Tribe (including, but not limited to, expenditures for legislative advocacy and charitable contributions) to those required by the strict terms of the 1996 Consulting Agreement;

•	management immediately attempt to collect from the Barona Tribe the approximately $7.7 million in advances which are currently listed among VCAT’s current assets;

•
management immediately attempt to have forgiven by the Barona Tribe, or otherwise resolve, the approximately $3.7 million in “advances of future consulting fees” which are currently listed among VCAT’s current liabilities; and

•	management present to the Board of Directors recommendations concerning the renegotiation of the 1996 Consulting Agreement and our long-term debt.

At the September 12, 2001 Board of Directors’ meeting, Neil Smyth, the Chairman of the Special Committee, stated that the Special Committee believed that upon delivery of its written report, the Special Committee’s work had been completed and recommended that the Special Committee be dissolved. In addition, during the meeting, Charles T. Owen tendered his resignation as a member of the Board of Directors and a member of the Special Committee, effective at the conclusion of the meeting. Mr. Owen stated that he had joined the Board to assist VCAT in connection with its Internet and incubator services to emerging companies, a field in which he believed he had experience and to which he could effectively contribute. With VCAT’s decision to focus its business again on consulting to Native American tribes, he did not feel that he had sufficient expertise to contribute to the VCAT consulting business. Charles Reibel, the third member of the Special Committee, stated that he had also been thinking of resigning, citing increased responsibilities in his public accounting business and apparel business. Mr. Reibel stated, however, that he had not yet decided whether to stay on the Board of Directors. Based upon the sentiments and recommendations of the three Special Committee members, the Board of Directors accepted the Special Committee’s report and dissolved the Special Committee. On September 14, 2001, Mr. Reibel tendered his resignation from the Board of Directors.

After the Special Committee’s presentation of its report, representatives of Paul Hastings reviewed with the Board of Directors their fiduciary duties in connection with the review and analysis of the recommendations made by the Special Committee. After deliberation, the Board instructed management to study the Special Committee Report and prepare a response for discussion at the next board meeting scheduled to be held on October 3, 2001.

On October 3, 2001, management presented the Board of Directors with management’s written response to the recommendation made by the disbanded Special Committee. Included in its report, management made the following points:

•
Even with the completion of the planned modifications to the Barona Casino and its related properties, based upon financial projections provided to VCAT by the Barona Casino (which took into account the completion of the planned modifications), management did not expect to be paid fees under the 1996 Consulting Agreement through the end of its term on March 31, 2004;

•
Management presented the Board with two business plans, one related to new gaming consulting opportunities including joint venture business opportunities with the Barona Tribe and the other related to our client relationship management business model and the related CRM software;

•
Significant cost-cutting and staff reductions had already been made and, in the view of management, further reductions would (a) reduce the ability of VCAT to provide the services required under the 1996 Consulting Agreement; (b) eliminate VCAT’s marketing efforts to other clients; or (c) eliminate or reduce VCAT’s CRM software project;

•	Full payment of the $7.7 million advances due from the Barona Tribe should be requested immediately; and

•	Management is prepared to renegotiate the terms of the 1996 Consulting Agreement with the Barona Tribe consistent with the following objectives:

➢	Negotiate a new agreement and terminate the 1996 Consulting Agreement.

➢
In connection with the termination of the 1996 Consulting Agreement, negotiate a mutual release between VCAT and the Barona Tribe, including the forgiveness of the $3.7 million in “advances of future consulting fees” listed as a current liability on VCAT’s financial statements.

➢	Establish a base-consulting fee of $450,000 per month, with any increases and decreases to the base fee tied directly to individual Tribal “per cap” distributions.

➢	In management’s view, it is unlikely that Messrs. Ungar and Woods would be willing to renegotiate their debt.

Subsequent to the October 3, 2001 meeting of the Board of Directors, our management formally made a request to the Barona Tribe to repay the $7.7 million, which we previously advanced to the Barona Tribe to assist it in the development of the Barona Valley Ranch project prior to the Barona Tribe securing third-party bank financing. On October 9, 2001, the Barona Tribe repaid to us the $7.7 million advance.

During the month of October 2001, our Board of Directors held three meetings. At each of the meetings, representatives of Paul Hastings reviewed with our Board of Directors their fiduciary duties in connection with the review and analysis of potential alternatives and transactions that may be available to VCAT. Kevin P.

McIntosh, our Senior Vice President and Chief Financial Officer also attended these meetings. At the meetings, our Board of Directors took the following actions:

•	Reviewed with management its views relating to the recommendations set forth in the Special Committee’s report.

•
Decided that although management had commenced a cost reduction process, the Board of Directors should become more directly involved in overseeing the cost reduction process suggested in the Special Committee Report. Accordingly, the Board expanded the duties of our Audit Committee to (a) review with management, on an ongoing basis, each of the existing expenses of our business, including staffing needs and the salaries of each of our officers and employees; (b) to the extent the Audit Committee deemed it to be appropriate, delegate to the Audit Committee the authority to take such action to reduce costs and expenses; and (c) establish policies for approving future expenditures, including those related to the relationship with the Barona Tribe, and political and charitable contributions.

•
Recognized that a number of the recommendations raised in the Special Committee Report, including renegotiation of the 1996 Consulting Agreement, evaluation of possible transaction by third parties to invest in or to acquire us, and a potential new proposal that may be submitted by management required a committee of independent directors. Accordingly, the Board decided (a) that it was in the best interest of VCAT’s shareholders to form a new special committee of independent directors and (b) to actively seek two new independent directors to fill the two vacancies on the Board of Directors created by the resignations of Messrs. Owen and Reibel.

On October 16, 2001 and November 1, 2001, respectively, John Hindman and John Farrington, each an independent director for purposes of the Nasdaq Stock Market Marketplace Rules, joined our Board of Directors. At the October 23, 2001 meeting of the Board of Directors, the Board of Directors formed a new Special Committee comprised of Cornelius E. “Neil” Smyth, the former chairman of the previous Special Committee and John Hindman. Mr. Smyth was named chairman of the new Special Committee. On November 1, 2001, John Farrington was appointed to the Board of Directors and the Special Committee. All of the members of the new Special Committee were independent and disinterested directors.

The charter of the Special Committee was to (a) explore strategic alternatives available to VCAT; (b) select among the available strategic alternatives the alternative that in its judgment was in the best interests of VCAT and the shareholders; and (c) negotiate agreements, subject to approval of the shareholders, if necessary, to effect a transaction deemed to be in the best interests of our shareholders. It is significant to note that unlike the first special committee whose charter focused on making recommendations to the full Board of Directors, the new Special Committee’s charter delegated the full authority of the Board to the Special Committee to evaluate alternatives, choose an alternative and negotiate and approve any transaction resulting from the process. This structure was put into place to avoid any potential or perceived conflict of interest. The committee was given the authority to retain legal, financial and other advisors to assist it in performing its functions. In November 2001, the committee hired Houlihan Lokey to serve as its independent financial advisor and conduct a strategic alternatives study. The Special Committee engaged Houlihan Lokey in part because of its highly regarded national reputation in the areas of strategic alternative studies, mergers and acquisitions and fairness opinions. The Special Committee also recognized the need to have an independent financial advisor review all of the available alternatives and assist the Special Committee in reaching a conclusion as to which alternative was in the best interest of our shareholders. The Special Committee also engaged Paul Hastings to serve as counsel to the Special Committee, in addition to its role as our outside corporate counsel.

On November 2, 2001, a meeting was held with members of the Special Committee and representatives of Houlihan Lokey and Paul Hastings to review (a) the 1996 Consulting Agreement with the Barona Tribe, including the costs and expenses necessary to perform services under the 1996 Consulting Agreement; (b) the historical relationship between VCAT and the Barona Tribe; (c) the fact that the NIGC had not yet completed its review of the 1996 Consulting Agreement to determine whether such Consulting Agreement was a management contract or a consulting contract and, if determined to be a consulting contract, such contract had not yet been submitted to the BIA for consideration or approval; (d) the $3.7 million liability that VCAT owed to the Barona Tribe; (e) the CRM software project; (f) VCAT’s indebtedness to Jonathan Ungar and Alan Woods; and (g) the prior proposal of Mr. Speer to purchase certain of our assets. Mr. Speer, in his capacity as Chief Executive Officer of VCAT and the officer at VCAT having the strongest relationship with the Barona Tribe, and Kevin P. McIntosh, our Senior Vice President, Chief Financial Officer, Treasurer and Secretary, participated in portions of the meeting. At the meeting, the members of the Special Committee and Houlihan Lokey generally discussed the available strategic alternatives to consider. Representatives from Paul Hastings discussed with members of the Special Committee their fiduciary duties in connection with the review and analysis of the potential alternatives. On a preliminary basis, the following alternatives were cited as possible means to enhance our shareholder value: (a) discussing with the Barona Tribe the proposal of cancelling the 1996 Consulting Agreement, entering into a new consulting agreement with the Tribe and entering into a mutual release of liabilities under the 1996 Consulting Agreement, which would have, as one of its effects, the cancellation of the $3.7 million liability that VCAT owes to the Tribe; (b) restructuring of the debt owed to Jonathan Ungar and Alan Woods; (c) liquidating VCAT; (d) selling the assets and liabilities in a transaction that would leave VCAT as a “public shell,” capable of being acquired by a third-party company with an active business; (e) selling VCAT as an operating company; and (f) taking VCAT private. Houlihan Lokey indicated that it would continue its due diligence, including scheduling a meeting with Dean Allen, the Chief Financial Officer of the Barona Casino and Karol Schoen, the General Manager of the Barona Casino.

On November 12, 2001, the Special Committee convened a meeting that also was attended by representatives of Paul Hastings. During the meeting, the Special Committee took the following actions: (a) requested that Mr. Speer reduce to writing a proposal to renegotiate or restructure the 1996 Consulting Agreement; (b) requested that Paul Hastings brief the Special Committee regarding the types of transactions that would have the effect of taking VCAT private; and (c) delegated to John Farrington, a member of the Special Committee, the task of meeting with Dean Allen, the Chief Financial Officer of the Barona Casino, to discuss accounting principles adopted by the parties with respect to the 1996 Consulting Agreement. At the meeting, the Special Committee also delegated to John Hindman, a member of the Special Committee, the responsibility to coordinate the receipt and initial evaluation of any third party proposals to enter into a transaction with VCAT and to make a report to the full Special Committee for action.

On November 27, 2001, the Special Committee convened a meeting to discuss several of the strategic alternatives being considered. Representatives of Houlihan Lokey and Paul Hastings also attended the meeting. The Special Committee reiterated that it was a priority that management and the Special Committee explore whether our 1996 Consulting Agreement with the Barona Tribe could be restructured or renegotiated because that matter had an impact on each of the other alternatives being considered. The Special Committee then requested that representatives of Paul Hastings discuss the types of transactions in which VCAT would become a “private” company and the legal issues related thereto.

On November 29, 2001, the Special Committee convened a meeting that also was attended by a representative of Houlihan Lokey and Paul Hastings. At the meeting, Stephen Dirks, one of our directors who at that time was also a Vice President at Granite Financial Services, a financial advisory/merger and acquisition consulting service firm, presented proposals to the Special Committee, both of which involved clients of Granite Financial. Mr. Dirks’ report related to Reliant Interactive Media Corporation, a company specializing in the production of infomercials (“Reliant”), eAutoclaims, Inc., an on-line provider of automobile insurance (“eAutoclaims”), and Stratus Services Group, Inc., a provider of temporary staffing services (“Stratus”). Mr. Dirks explained that Reliant, who had once expressed an interest in a transaction with VCAT, was in the process of being acquired by another company and, therefore, was no longer a candidate. With respect to eAutoclaims and Stratus, both public companies that trade on the OTC Bulletin Board, Mr. Dirks presented background information regarding each company. In the case of both companies, the informal proposal was for those companies to acquire our cash in exchange for their stock. In each case, no transaction structure was proposed. For those portions of the meeting relating to Mr. Dirks’ presentation and the discussion of the CRM software project, Peter Shaw, a consultant to VCAT, attended.

The Special Committee discussed each proposal and asked John Hindman to contact the respective presidents of eAutoclaims and Stratus to invite them to make formal proposals. The Special Committee specifically instructed Mr. Hindman to discuss with each executive officer the following issues and ask that their proposals address them, if applicable:

•	VCAT was not a public shell corporation and that there was no offer currently presented to acquire the assets and assume the liabilities of VCAT;

•
If someone would step forward to acquire the assets and liabilities of VCAT, because of the uncertainty involving the outcome of the regulatory review by the NIGC and the BIA relating to the 1996 Consulting Agreement, it would not be possible in the foreseeable future to provide a “clean” shell unless the acquiring party in the asset acquisition transaction indemnified the company acquiring the public shell to such party’s satisfaction (through insurance or otherwise);

•	If no party is willing to acquire the assets and assume the liabilities, VCAT would be faced with the following issues:

➢
the obligation to perform services to the Barona Tribe pursuant to the 1996 Consulting Agreement during a time when VCAT is not receiving, and does not expect to receive, through the end of its current term in March 2004, consulting fees;

➢	as of November 30, 2001, VCAT owed $9.4 million to Jonathan Ungar and Alan Woods; and

➢	as of November 30, 2001, VCAT owed $3.7 million to the Barona Tribe.

After completing its discussion regarding the third party indications of interest, the Special Committee focused on the following issues during the November 29, 2001 meeting: (a) the status, and the potential value, of the client relationship management business model (CRM) and the related CRM software; (b) the methodology of determining our consulting fee under the 1996 Consulting Agreement; (c) the status of VCAT’s proposal to renegotiate the terms of the 1996 Consulting Agreement with the Barona Tribe; and (d) whether Mr. Speer intended to make another proposal to acquire VCAT for the Special Committee to consider.

With respect to the CRM software project, the Special Committee asked Peter Shaw, a consultant to VCAT, to make a report. Mr. Shaw, in addition to being a principal in a venture capital firm, also has an expertise working with software companies both as an operator and investor. Mr. Shaw discussed an alternative under which VCAT could use its cash resources to attempt to become a CRM software company. Mr. Shaw noted that he believed the CRM software, which was still being developed, had applicability beyond the Native American gaming market. He also noted that the CRM software had no current customer base and was not currently in use. As a result, its sale value was uncertain and because it had not been successfully tested, its value currently would be low. He also stated that, in his view, an attempt to raise additional outside capital from traditional venture capital or private equity sources to deploy and market the software would be difficult.

The Special Committee then discussed with Dean Allen, the Chief Financial Officer of the Barona Casino, the terms of the 1996 Consulting Agreement. Mr. Allen indicated to the Special Committee that both Deloitte & Touche, LLP, the Barona Casino’s independent accountants, and Grant Thornton LLP, VCAT’s independent accountants, regularly review the payment of fees under the 1996 Consulting Agreement in connection with the audits of the respective entities. Based upon discussions held with Dean Allen and Kevin P. McIntosh, the Special Committee learned that the Barona Casino and VCAT and their respective outside accounting firms have consistently agreed as to the applicable accounting principles used to calculate, and the methodology of the calculation of, the fees to be paid to VCAT under the 1996 Consulting Agreement.

The Special Committee then discussed with Mr. Speer his proposal to renegotiate the 1996 Consulting Agreement. Mr. Speer stated that his proposal included the following points:

•
The essence of the proposal is that a monthly consulting fee be paid to VCAT by the Barona Tribe from the actual tribal distribution (the monthly amount of money paid to the Tribe from the operations of its gaming enterprise) with adjustments resulting from increases or decreases in the base tribal distribution;

•	The base consulting fee, which would be subject to adjustment, would be set at $450,000 per month;

•
The consulting fee would no longer be dependent upon a formula that factors in revenues and expenses (where the money comes from to pay the consulting fee would be solely within the discretion of the Barona Tribe);

•
Consulting fees payable to VCAT would be subject to the current intercreditor and subordination agreements in connection with the bank financing agreements in place with respect to the Barona Valley Ranch project;

•
Unlike the 1996 Consulting Agreement, which waives sovereign immunity for the sole purpose of enforcing the terms of the Consulting Agreement, the new agreement would contain a statement that there is no waiver of sovereign immunity. Mr. Speer was of the opinion that while such a provision would limit VCAT’s ability to enforce the new agreement if there is a breach, it is an important term because it is a strong indicator of VCAT’s trust in the Barona Tribe;

•
Unlike the 1996 Consulting Agreement, there would be no “shortfalls” or “deficits”, rolling over from month to month. If, however, the consulting fee is not paid because of the prohibitions in the bank agreements, the missed payments will be made up whenever the Barona Tribe is able to make-up for the missed distribution; and

•	Each party would agree to release the other from any and all prior obligations including the $3.7 million in advances of future consulting fees owed by VCAT to the Barona Tribe.

Mr. Speer explained to the members of the Special Committee that recent cost overruns related to the construction of the Barona Valley Ranch project have been estimated to be as much as $19 million. In Mr. Speer’s opinion, if the Tribe is required to fund these cost overruns from its tribal distributions, that fact could make his proposal difficult for the Barona Tribe to accept because the “per capita” distribution to members of the Barona Tribe would decrease.

The Special Committee also discussed with Mr. Speer whether he was planning to make another proposal to acquire VCAT. It was the Special Committee’s view that certain of the difficulties involved with Mr. Speer’s prior proposal, particularly the issue of providing meaningful indemnification or insurance coverage to address any potential liability associated with the NIGC’s or BIA’s review of the 1996 Consulting Agreement, made that transaction difficult to consider and probably not one that this Special Committee would consider. The Special Committee discussed with Mr. Speer various going private structures that it would consider as strategic alternatives to include in the strategic alternative study if Mr. Speer chose to make an offer. Mr. Speer responded by stating that he would consider the points raised at the meeting and respond to the Special Committee.

On December 8, 2001, the Special Committee met with Mr. Speer and a representative of Paul Hastings. Mr. Speer presented to the Special Committee his proposal for restructuring the relationship with the Barona Tribe, which was consistent with his oral report at the November 29, 2001 meeting of the Special Committee. The Special Committee discussed with Mr. Speer the best way to present the proposal to the Barona Tribe. It was decided that Mr. Speer should arrange a meeting as soon as possible with a representative of the Barona Tribe at which Mr. Speer and Mr. Farrington would present the restructuring proposal. The Special Committee informed Mr. Speer that, if the Barona Tribe was not receptive to a restructuring proposal, the Special Committee would take action to implement a plan under which VCAT would be limited to expend $450,000 per month for costs associated with (a) the performance of services to the Barona Tribe, (b) the CRM software project, (c) marketing efforts to native tribes other than the Barona Tribe, and (d) general and administrative expenses, and Mr. Speer would have to make whatever additional expense reductions are necessary to achieve that level of expenses. The $450,000 per month budget would be effective starting in January 2002 and did not apply to costs related to public company expenses including expenses related to the Special Committee. Responding to the request of the Special Committee at the November 29, 2001 meeting, Mr. Speer indicated that he would be interested in presenting a proposal to take VCAT private by means of a cash merger. Mr. Speer stated that one of the principal terms of his proposal would be that his acquisition entity would assume all of VCAT’s liabilities. The Special Committee responded by stating that he should submit a written proposal that outlined the terms of his offer.

On December 12, 2001, the Special Committee convened a meeting that also was attended by representatives of Houlihan Lokey and Paul Hastings. The purpose of the meeting was to discuss the scheduled meeting among Mr. Speer, John Farrington and a representative of the Barona Tribe, which was scheduled to take place on December 18, 2001, and to obtain an update from Houlihan Lokey on the status of the alternatives study it was preparing. The members of the Special Committee reviewed the terms of the renegotiation proposal prepared by Mr. Speer and concluded that it provided a good starting point for discussion. The representatives of Houlihan Lokey presented a preliminary report relating to the alternatives they were considering. Based upon the current information, the representatives from Houlihan Lokey believed that, at this time, the best strategic alternatives for the shareholders and the creditors appeared to be (a) continuing the business in its current form if the 1996 Consulting Agreement could be restructured or renegotiated; or (b) consummating a going private proposal at a fair price that included the assumption of our debt. The alternatives that appeared less attractive were a liquidation, using VCAT’s cash to invest in speculative third party companies or a third party proposal to acquire us as a going concern. The liquidation analysis appeared unattractive because of the legal uncertainties regarding the distribution. The nature and structure of the Ungar/Woods indebtedness provided several legal uncertainties concerning how much of the liquidation proceeds would be allocated to pay the creditors and the equity holders. The representatives from Houlihan Lokey indicated that it was unlikely that any third party would be interested in acquiring the business as a going concern because of the importance of Mr. Speer’s relationship with the Barona Tribe and the fact that any acquiring party would require the consent from the Barona Tribe to terminate the 1996 Consulting Agreement and enter into a new agreement that provided for consulting revenues. The representative of Houlihan Lokey also reported that any proposal that attempted to purchase our assets and assume our liabilities leaving us with a “public shell” would be difficult because there did not appear to be a reasonable way to insure that all potential regulatory liability would be effectively assumed by a purchaser, thereby always precluding the delivery of a “clean” shell to a potential third party acquiror. The representative of Houlihan Lokey also noted that the potential third-party transaction in which the third parties were effectively buying our cash and leaving our shareholders with a new investment was not as desirable as a transaction in which VCAT returned funds to its shareholders to allow them to make their own investment decision. The Special Committee concurred, particularly in light of the fact that each of the companies that had expressed an interest in VCAT was engaged in a business that represented a speculative investment.

On December 21, 2001, the Special Committee met to discuss the meeting among Mr. Speer, John Farrington and a representative of the Barona Tribe. Mr. Farrington reported that the representative for the Barona Tribe believed that the chances of renegotiating the 1996 Consulting Agreement were extremely low because of the negative economic environment, the increased costs related to the Barona Valley Ranch project, the current political environment relating to several issues that affected Native American tribes and the desire of the Barona Tribe to expand its land holdings. With respect to the political environment, two issues were prominent; namely, the card room lawsuit challenging the constitutionality of the current gaming compact among the State of California and a number of the Native American tribes, including the Barona Tribe, and the current referendum to expand Indian gaming in California to offsite locations, a move that would significantly increase competition to the Native American Tribes. Mr. Farrington also noted that the focal point of our proposal, namely to have VCAT be paid out of a portion of the tribal distribution, was deemed problematical by the tribal representative because monies earmarked for the various tribal accounts cannot by tribal law be disbursed to pay for consulting fees to third parties outside the Barona Tribe. Mr. Farrington stated that Mr. Speer was of the view that it would not be in the long-term interests of VCAT to pursue renegotiation or restructuring of the consulting relationship at this time. The Special Committee accepted the recommendation of Mr. Speer that the consulting agreement could not be restructured at that time; however, acting upon its prior directive to Mr. Speer, the Special Committee acted to limit the amount that management was authorized to spend to a maximum amount of $450,000 per month, starting in January 2002, to pay for (a) the performance of services to the Barona Tribe, (b) the CRM software project, (c) marketing efforts to Native American Tribes other than the Barona Tribe and (d) general and administrative expenses, excluding costs related to the Special Committee and costs associated with being a public company.

During the December 21, 2001 meeting, the Special Committee also discussed (a) a letter received by VCAT from eAutoclaims on December 19, 2001 in which eAutoclaims requested to meet with VCAT to frame the terms of a potential transaction involving either the acquisition of VCAT by eAutoclaims or an investment of cash by VCAT in eAutoclaims and (b) an oral offer conveyed by eAutoclaims to VCAT after delivering the December 19, 2001 letter, pursuant to which eAutoclaims offered to purchase all of the shares of VCAT’s common stock for $0.15 per share. Mr. Hindman stated that he had followed up with eAutoclaims and requested that the oral offer be reduced to writing. A representative of eAutoclaims indicated that he would consider submitting a written offer however, no written offer regarding the $0.15 per share offer was tendered.

On January 3, 2002, Mr. Speer made an offer to acquire VCAT in a cash merger for $0.22 per share, a price representing a 50% premium over the average closing price of VCAT’s common stock on January 3, 2002. Mr. Speer stated that he would form a new corporation (“Speer Casino Marketing”) and a subsidiary to be wholly-owned by Speer Casino Marketing (“Speer Acquisition Corporation”) to effect the merger. In connection with the merger, VCAT would be merged with and into Speer Acquisition Corporation, with Speer Acquisition Corporation being the surviving company. At a later time, Speer Acquisition Corporation would be merged into Speer Casino Marketing. In connection with the merger, Speer Acquisition Corporation (and ultimately Speer Casino Marketing) would assume all of our liabilities, which were approximately $21 million as of December 31, 2001, and would also be responsible for any future action, if any, taken by the NIGC or BIA in connection with the review of the 1996 Consulting Agreement. A condition to the offer was that prior to the merger, Jonathan Ungar and Alan Woods would renegotiate their debt in the aggregate amount of $9.4 million to a reduced amount of $8.3 million and cancel their existing promissory notes in favor of new contingent promissory notes that would be payable only if certain levels of gross margin are attained as a result of consulting or other revenues earned by Speer Casino Marketing, after completion of the merger.

On January 4, 2002, the Special Committee convened a meeting that also was attended by representatives of Houlihan Lokey and Paul Hastings to discuss and evaluate Mr. Speer’s offer. The Special Committee rejected the offer because it believed that the offer was too low to make it probable that enough of our shareholders would vote in favor of the transaction. The Special Committee also believed that at such a price, the strategic alternative of continuing the business on a status quo basis became more attractive. The Special Committee responded to Mr. Speer on January 9, 2002 that it believed the proposed transaction was worth pursuing, but at a price of $0.50 per share in cash. The Special Committee also noted that Mr. Speer should consider amending his offer to include a contingent payment right in addition to the $0.50 per cash portion of the offer. The contingent payment right would be additional consideration payable to the shareholders after the closing of the merger based on the following revenue sources of Speer Casino Marketing: (a) business relationships and/or transactions with the Barona Tribe; (b) the sale or licensing of the CRM software; and (c) the net proceeds from the sale of any of the investments which we previously made in other companies, investments which we had written down to zero on our books.

On January 9, 2002, eAutoclaims submitted to VCAT a term sheet offering VCAT the opportunity to purchase an undisclosed amount of shares of its common stock for $3.5 million. The actual amount of shares of eAutoclaims that VCAT would acquire would be subject to the closing price of eAutoclaims common stock on a date to be determined. The offer also contemplated eAutoclaims issuing to VCAT warrants to purchase up to 1,000,000 shares of its common stock at $1.50 per share and warrants to purchase an additional 1,000,000 shares of its common stock at $2.00 per share. The offer contemplated that after the closing of the transaction VCAT would distribute the shares of common stock of eAutoclaims to the VCAT shareholders. Conditions to the eAutoclaims offer included (a) that all operations, contents, liabilities and debts of VCAT shall have been removed; and (b) approval of the transaction by the eAutoclaims shareholders. Mr. Hindman, acting on behalf of the Special Committee, responded to the offer by reiterating to eAutoclaims that there was no offer to acquire the assets and assume the liabilities of VCAT in a transaction which would leave VCAT as a public shell with cash. Mr. Hindman explained that such a transaction would be difficult for a third party purchaser because (a) the existing debt of VCAT held by Jonathan Ungar and Alan Woods, on the one hand, and the Barona Tribe, on the other hand, may be difficult to renegotiate; and (b) the principal asset of VCAT was the 1996 Consulting Agreement with the Barona Tribe which was currently not producing revenue to VCAT and which required the consent of the Barona Tribe to assign. Mr. Hindman further explained that even if such an asset acquisition could be completed, unless the acquiring party provided adequate indemnification or insurance coverage, it would not be reasonably possible to deliver a “clean” shell because of the uncertainty involving any future action that may be taken by the NIGC and the BIA related to the 1996 Consulting Agreement. Mr. Hindman also stated that the Special Committee was not interested in pursuing a transaction in which VCAT used its cash to purchase speculative equity securities of third party companies. After consideration of the matter, eAutoclaims did not pursue the matter.

On January 13, 2002, the Special Committee contacted Jonathan Ungar (who was also representing the interest of Mr. Ungar’s co-debtholder, Alan Woods) to describe the proposed going private transaction proposed by Mr. Speer and confirm that he and Mr. Woods were willing to restructure their debt in connection with the transaction proposed by Mr. Speer. Mr. Ungar confirmed to the Special Committee that he and Mr. Woods were willing to restructure their debt in connection with Mr. Speer’s proposal. Although the debt restructuring transaction would close immediately prior to the closing of the proposed merger for tax purposes, Messrs. Ungar and Woods would rely on payments coming from Mr. Speer’s new business entity after the closing of the merger. As proposed, the debt held by Messrs. Ungar and Woods in the aggregate principal amount of $9.4 million as of December 31, 2001 would be reduced to $8,333,000 and would be evidenced by two new contingent promissory notes, one in favor of Jonathan Ungar in the principal amount of $4,179,000 and the other in favor of Alan Woods in the principal amount of $4,154,000. No interest would accrue on the restructured amount. Payments would be based upon a percentage of the “gross margin” of the business of Speer Casino Marketing. The first distribution would commence in September 2002. Distributions would be equal to 5% of the gross margin for the period of September 2002 through December 2002; 10% of the gross margin for the period from January 2003 through December 2003; and 15% of the gross margin thereafter until all $8,333,000 was repaid.

On January 14, 2002, the Special Committee and a representative of Paul Hastings met with Mr. Speer to discuss reasons that the Special Committee believed that the contingent payment right must be a part of any new proposal made by Mr. Speer. The Special Committee explained that because our assets and potential were so difficult to determine, Houlihan Lokey, the Special Committee’s financial advisor, had raised the idea of a contingent payment right to take into account a situation that we or Speer Casino Marketing would exceed revenue expectations.

On January 15, 2002, representatives of Houlihan Lokey presented to the members of the Special Committee an update of its preliminary conclusions that would be formally presented in its written alternatives study. As of that date, the two alternatives which seemed to contain the greatest value for our shareholders were (a) a sale to management at a price that was a premium to the trading price of VCAT’s common stock, in a transaction in which management assumes all of our debt, or (b) not taking any action and hoping that the 1996 Consulting Agreement could be restructured or renegotiated in a manner that would allow VCAT to service its debt and at the same time provide value for our shareholders before we ran out of cash. Houlihan Lokey informed the Special Committee that the liquidation alternative contained several problems. If we were to liquidate all our assets in an effort to satisfy our liabilities and return value to our shareholders, we could not generate enough cash from the liquidation of the assets to fulfill our obligations to our creditors. In addition, because of the structure of the indebtedness owed to Messrs. Ungar and Woods, it was not clear what portion of their debt would be deemed due and owing in a liquidation. The alternative of a “true” sale of VCAT to a third party appeared to be unlikely because, in the view of Houlihan Lokey, VCAT had limited value to a financial or strategic buyer. In addition, the Barona Tribe would likely not allow the 1996 Consulting Agreement to be assigned to a third party buyer because of the personal nature of the services provided by Mr. Speer and VCAT’s other employees. Regarding the possibility of using our cash to purchase an equity interest in third party companies, Houlihan Lokey was of the view that, if we were able to distribute our cash, it would be better to give the cash to our shareholders and let them invest the money as opposed to making investment decisions for them by keeping the cash in VCAT and investing it in other companies. A transaction in which we would be in a position to be a “public shell” capable of being marketed was also deemed not to be probable because the Special Committee had received no offers to purchase VCAT’s Native American gaming business assets and assume all of the related liabilities in a manner that would result in a “clean” public shell capable of being marketed.

Mr. Hindman, who had been delegated the responsibility of coordinating the receipt and initial evaluation of any third party proposals, reported that it appeared highly unlikely that there would be any serious third party interest in acquiring us absent any transaction requiring VCAT to deliver a “clean” public shell with a substantial cash balance. Between the months of July 2001 and January 2002, the Special Committee received inquiries from 14 third parties expressing an interest in pursuing a potential business combination with us or a potential investment by VCAT in the third party. With the exception of the offers from eAutoclaims, discussed above, no other party submitted an offer and most of the inquiries were very general in nature. None of these discussions resulted in any third party entering into negotiations with us. After each of the third parties had been informed that (a) there was no offer to purchase our assets and assume our liabilities that would result in VCAT being a public shell; (b) if an offer did exist, unless the acquiring party provided adequate indemnification or insurance coverage, it would not be reasonably possible to deliver a “clean” shell because of the uncertainty involving any future action taken by the NIGC and the BIA related to the 1996 Consulting Agreement; and (c) the Special Committee was not interested in pursuing a transaction in which VCAT used its cash to purchase speculative equity securities of a third party, all of the entities that previously expressed an interest in us indicated that they were no longer interested in pursuing a potential transaction with us.

In light of this interim report, the Special Committee determined to continue to negotiate with Mr. Speer regarding his going-private merger proposal and at the same time (a) attempt to renegotiate the business relationship with the Barona Tribe, including release of the $3.7 million liability owed to the Barona Tribe and indicated as “advances of future consulting fees” in VCAT’s financial statements and (b) remain receptive to new alternative proposals from all sources.

On January 15, 2002, Mr. Speer amended his offer. His amended offer was a cash price of $0.30 per share and a contingent payment right that included: (a) with respect to the business relationships with the Barona Tribe, 30% of the revenues over $750,000 per month to be paid to VCAT’s shareholders for seven years; (b) with respect to the CRM software, 5% of the gross margin over $250,000 per month (exclusive of payments from the Barona Tribe or the Barona Casino) to be paid to VCAT’s shareholders for a period of three years; (c) with respect to revenue derived from consulting engagements with Native American Tribes other than the Barona Tribe, 10% of the revenues over $150,000 per month to be paid to VCAT’s shareholders for a period of five years commencing six months after the closing of the merger transaction; and (d) with respect to securities of other companies that we had previously acquired, 85% of the net profits of sale or other disposition to be paid to VCAT’s shareholders.

On January 18, 2002, the Special Committee rejected the offer which Mr. Speer had presented on of January 15, 2002. The Special Committed stated that the $0.30 cash portion of the offer was still too low and that the contingent payment right portion of the offer also did not adequately address the potential upside relating to VCAT’s existing assets. The Special Committee invited Mr. Speer to present alternative offers, one with the contingent payment right and one without the right.

On January 21, 2002, Mr. Speer amended his offer without a contingent payment right to $0.35 per share. Mr. Speer also proposed in the alternative that he was prepared to offer a cash price based upon the actual 52-week trailing average price of VCAT’s common stock from the closing date of the transaction plus $0.07, with reasonable collars.

On January 24, 2002, the Special Committee met with Mr. Speer and asked him to consider whether it would be feasible to include Jonathan Ungar, Alan Woods, Karol Schoen and Jo Ann Speer in Speer Casino Marketing thereby increasing the available cash to the other shareholders. The Special Committee noted that if those shareholders contributed their shares to Speer Casino Marketing and did not participate in the merger, using the same cash as previously proposed by Mr. Speer, the cash portion of the offer could be increased from $0.35 per share to $0.50 per share. The Special Committee believed that the long-term relationship that these four shareholders had with Mr. Speer may provide a basis for Mr. Speer exploring the possibility with them. The Special Committee believed that since Messrs. Ungar and Woods had already agreed in principle to restructure the existing VCAT debt held by them and accept a contingent debt instrument in Speer Casino Marketing, they may also be willing to accept an additional amount of debt of, or an equity interest in, Speer Casino Marketing in exchange for their shareholder interests in VCAT. With respect to Karol Schoen, one of Mr. Speer’s former business associates, and Jo Ann Speer, Mr. Speer’s former spouse, the Special Committee believed that they also may be receptive to discussing accepting a debt or equity interest in Speer Casino Marketing in exchange for their shareholder interest in VCAT. Mr. Speer stated that he would consider the suggestion and that such debt or equity would have to be subordinate to the restructured debt held by Jonathan Ungar and Alan Woods.

The Special Committee indicated that it wanted a contingent payment right to be part of any offer to protect the shareholders against an unforeseen upside in the business of Speer Casino Marketing or any affiliated entity. The Special Committee instructed Mr. Speer to focus only on three elements for the contingent payment right: the on-going relationship with the Barona Tribe, the CRM software and the portfolio of securities which have been written off on VCAT’s books. The Special Committee suggested that the following contingent payments be made to VCAT’s shareholders: (a) with respect to the relationship with the Barona Tribe, 50% of gross revenues over $1,000,000 per month for a period of seven years; (b) with respect to the CRM software, 5% of licensing and/or royalty revenues for five years and 80% (subject to downward adjustment to the extent that more shareholders contribute their shares to Speer Casino Marketing) of the net proceeds of a sale of the CRM software for three years; and (c) with respect to the securities portfolio, 85% of (i) the net sale proceeds or (ii) the independently determined value at the end of the seven year period, in each case calculated after the closing of the merger.

On January 27, 2002, subject to the condition that he could reach agreement with Jonathan Ungar, Alan Woods, Karol Schoen and Jo Ann Speer to sell all of their shares of our common stock for subordinated debt of Speer Casino Marketing, Mr. Speer presented the following proposal to the Special Committee: $0.40 per share in cash to the remaining shareholders plus a contingent payment right with the following terms: (a) with respect to the relationship with the Barona Tribe, 50% of the gross revenues in excess of $1,000,000 per month through March 31, 2004, the end of the term of the 1996 Consulting Agreement; (b) with respect to the CRM software, 40% of the net proceeds of a sale if the sale occurred in the first six months after the closing of the merger, 30% of the net proceeds of a sale if the sale occurred during the seventh through twelfth month after the closing of the merger, 20% of the net proceeds of the sale if the sale occurred in the second year after the closing of the merger, and 10% of the net proceeds of the sale if the sale occurred in the third year after the closing of the merger; (c) with respect to the licensing of the CRM Software, 5% of the licensing revenues earned during the first year after the closing of the merger, 3% of the licensing revenues earned during the second year after the closing of the merger and 1% of the licensing revenues earned during the third year after the closing of the merger; and (d) with respect to the securities portfolio, 100% of the proceeds to the shareholders.

On January 31, 2002, the Special Committee rejected Mr. Speer’s offer and requested that Mr. Speer consider the following proposal: $0.40 per share plus a contingent payment right with the following terms: (a) with respect to the Barona relationship, for each month during the 5 year period from closing of the merger, Speer Casino Marketing shall pay to the shareholders in cash 50% of the gross revenues derived from the relationship with the Barona Tribe in excess of $1,000,000; (b) with respect to the CRM software, if (i) a sale, 70% of the net proceeds payable to the shareholders during the first year after the closing of the merger; 30% of the net proceeds during the second year after the closing; and 10% of the net proceeds during the third year after the closing; and (ii) if a license, contracts entered into from the date of execution of a definitive agreement and until one year after the closing of the merger, including amendments to such contracts or new contracts with the same party or an affiliate of such original party (collectively, an “amendment”), 5% of the gross licensing revenues; contracts entered into during the second year after closing, including any amendments, 3% of the gross licensing revenues; and contracts entered into during the third year after the closing, including any amendments, 1% of the gross licensing revenues; and (c) with respect to the securities portfolio that had been written off on the financial books of VCAT, 100% of the net proceeds to the shareholders. If at the end of the 5-year period, the securities have not been sold or determined to be worthless by an independent appraiser, Speer Casino Marketing will engage an independent appraiser to value the securities and pay to the shareholders the valued amount in cash. The Special Committee also proposed that no distribution would be due to the shareholders as a result of the contingent payment right until the cumulative amount of money, net of fees to pay a distribution agent, exceeded $250,000 and that the maximum aggregate amount of the contingent payment right shall be $47 million.

Later that same day, Mr. Speer responded to the Special Committee’s offer as follows: (a) he agreed to the cash price of $0.40 per share; and (b) he made a counter offer regarding the contingent payment right. With respect to gross revenues from the Barona relationship, Mr. Speer proposed 60% above $12,000,000 per year, averaged over a two-year period. With respect to the CRM software, Mr. Speer proposed that on a sale, the shareholders would receive the following amounts of the net proceeds, 50% if the sale occurred in the first year following the closing of the merger, 25% if the sale occurred in the second year following the closing of the merger and 10% if the sale occurred in the third year following the closing of the merger. Mr. Speer accepted the Special Committee’s proposal regarding the license of the CRM software. Mr. Speer also accepted the proposal of the Special Committee with respect to the disposition of the securities portfolio as set forth in its January 31, 2002 proposal.

On February 1, 2002, the Special Committee met with Mr. Speer and agreed to the following terms which would be submitted to Houlihan Lokey to be evaluated as one of the alternatives to be considered:

•	Cash Price to the shareholders (excluding Jonathan Ungar, Alan Woods, Karol Schoen and Jo Ann Speer, Mr. Speer’s former wife) at closing: $0.40 per share.

•	Contingent Payment Right:

➢
Barona Relationship.    Five year payment right as follows: (a) in the first two years after the closing of the merger, if the annual gross revenues are over $9 million in the year, the shareholders would be entitled to 50% of the gross revenues over $9 million; (b) in the third year after the closing, if the annual gross revenues are over $12 million in the year, the shareholders would be entitled to 50% of the gross revenues over $12 million; (c) in the fourth year after the closing, if the annual gross revenues are over $18 million in the year, the shareholders would be entitled to 50% of the gross revenues over $18 million; and (d) in the fifth year after the closing, if the annual gross revenues are over $24 million in the year, the shareholders would be entitled to 50% of the gross revenues over $24 million.

➢	CRM Software.

—
Sale:    Of the net sale proceeds, 70% payable to the shareholders if the sale takes place during the first year after the closing of the merger; 30% if the sale takes place during the second year; and 10% if the sale takes place during the third year.

—
License:    During a five year period from the date of the closing of the merger, 5% of the gross licensing revenues relating to contracts, including all amendments thereto, entered into from the time that the parties enter into the definitive merger agreement until one year after the closing of the merger; 3% of the gross licensing references relating to contracts, including all amendments thereto, entered into during the second year after closing of the merger; and 1% of the gross licensing revenues relating to contracts, including all amendments thereto, entered into during the third, fourth and fifth year after the closing of the merger.

—
Barona Relationship:    To the extent that VCAT sells or licenses the CRM software to the Barona Tribe, sale or licensing revenues will be calculated pursuant to the applicable agreements with the Barona Tribe and the contingent payment right determined based upon the threshold amounts established for revenues derived from the Barona relationship.

➢	Securities Portfolio. 100% of the proceeds to the shareholders. At the end of the five-year period after the closing of the merger, if the securities have not been sold or determined to be worthless by an independent appraiser, Speer Casino Marketing shall engage an independent appraiser to value the securities and pay to the shareholders the valued amount in cash.

➢
Minimum/Maximum Distribution.    No distribution will be due to the shareholders as a result of the contingent payment right until the cumulative amount of money, net of fees to pay a distribution agent, exceeds $250,000. The maximum aggregate amount of the contingent payment rights shall be $47 million.

➢
Timing of Payments to Shareholders.    Distributions, if any, will be made on a yearly basis, Speer Casino Marketing will engage a distribution agent to collect the monies earned, segregate the funds in a designated interest bearing account for the benefit of the shareholders and make yearly payments to shareholders.

The Special Committee understood that Mr. Speer’s offer was contingent upon the Ungar/Woods debt being renegotiated to a contingent payment debt of $8.3 million, without interest and Mr. Speer’s ability to reach terms on a Class B contingent debt instrument in the aggregate amount of $734,000 with Jonathan Ungar, Alan Woods, Karol Schoen and Jo Ann Speer.

On February 4, 2002, counsel to the Special Committee met with representatives of Houlihan Lokey to discuss the terms of Mr. Speer’s proposal that had been negotiated by the Special Committee for inclusion in the alternatives study. The representatives from Houlihan Lokey stated that they would complete their due diligence and commence preparation of a report to be presented to, and discussed with, the Special Committee.

During the period between January and March 2002, Mr. Speer conveyed to the Special Committee and Houlihan Lokey, its financial advisor, on several occasions that because of the cost overruns related to the Barona Valley Ranch construction project, the relationship between the Barona Tribe and VCAT had become uncertain because it was not clear whether the Barona Tribe directly or indirectly allocated a portion of the blame for the cost overruns to VCAT. From Mr. Speer’s viewpoint, this fact, combined with (a) the fact that the 1996 Consulting Agreement was not producing revenue and was not expected to produce revenue through the end of the contract period in March 2004; (b) the fact that it did not appear that there would be the opportunity to renegotiate the 1996 Consulting Agreement in the foreseeable future; and (c) the continuing depletion of VCAT’s cash position, created uncertainty as to whether he could proceed with the going private alternative.

On March 21, 2002, the Special Committee convened a meeting that also was attended by representatives of Houlihan Lokey and Paul Hastings. At this meeting, counsel to the Special Committee reviewed with the Special Committee recently enacted changes to U.S. federal tax law, which enable VCAT to carry back its net operating losses five years. Prior to the newly enacted changes, corporations were allowed to carry back net operating losses only two years. Counsel to the Special Committee explained that as a result of the new tax law, VCAT was able to apply for a federal tax refund of approximately $3.6 million. The Special Committee discussed the manner in which the federal tax refund may affect the merger proposal then being considered by the Special Committee.

The Special Committee discussed with representatives of Houlihan Lokey and Kevin P. McIntosh, VCAT’s Chief Financial Officer, the cash and liability position of VCAT assuming receipt of the $3.6 million federal tax refund. At March 31, 2002, the balance of VCAT’s assets, including the $3.6 million tax refund, would be approximately $11.6 million and the liabilities would be approximately $20.7 million.

During the same meeting, Mr. Speer met with the Special Committee. Mr. Speer indicated that in light of the $3.6 million tax refund claim, Jonathan Ungar and Alan Woods would not accept the Class B contingent promissory notes because they believed that they should participate in the merger as shareholders and not be treated differently. They believed that they were already accepting a risk related to the renegotiated debt. Mr. Speer stated that if Messrs. Ungar and Woods would not accept the Class B Notes, there would be no justification to expect that Karol Schoen and Jo Ann Speer would accept the Class B Notes. Mr. Speer also reminded the

Special Committee that his offers were each predicated on his ability to have cash remaining after the transaction was completed to enable him to continue to operate the business for approximately six months. In light of VCAT’s continuing operating expenses and transaction expenses related to the alternatives study and the Special Committee proceedings, the VCAT cash reserves continued to be depleted. Mr. Speer indicated that because of the length of the process, a certain amount of the $3.6 million tax refund should stay in VCAT to enable him to proceed with his offer if the Special Committee decided to accept his proposal after consideration of the Alternatives Study being prepared by Houlihan Lokey.

The Special Committee discussed the $3.6 million tax refund in the context of the alternatives being considered by Houlihan Lokey. With respect to the alternative of the going private merger transaction proposed by Mr. Speer, the Special Committee believed that the cash portions of the offer should increase and discussed means to achieve that result in a manner which would be fair to the shareholders and at the same time preserve the merger as one of the alternatives being evaluated by the Special Committee and Houlihan Lokey. To address the fact that Messrs. Ungar and Woods would not be willing to forego their interests as shareholders in VCAT (as opposed to their interests as creditors), the Special Committee considered use of a portion of the $3.6 million to pay Jonathan Ungar, Alan Woods, Karol Schoen and Jo Ann Speer as shareholders participating in the merger. The Special Committee also considered various alternatives in which portions of the $3.6 million tax refund would be left in VCAT to address the depletion of cash resulting from operations, the alternative study and the Special Committee proceedings.

On April 1, 2002, the Special Committee was notified that Mr. Speer would like to approach the Barona Tribe in order to attempt to obtain their agreement to terminate the 1996 Consulting Agreement. In connection with terminating the agreement, Mr. Speer would ask the Barona Tribe for a full release of all claims and liabilities under the 1996 Consulting Agreement, including the approximately $3.7 million debt to the Barona Tribe reflected in our financial statements. Mr. Speer stated that he believed that the relationship between the Barona Tribe and VCAT was less uncertain because in his view, the Barona Tribe had reached the conclusion that VCAT had not been a contributing cause of the cost overruns for the Barona Valley Ranch project and that, in fact, VCAT had made significant contributions to the Barona Valley Ranch project. Mr. Speer also thought that a mutual release of liabilities (including the $3.7 million liability) would be appealing to the Tribe in connection with the termination of the 1996 Consulting Agreement rather than approaching the Tribe solely to forgive the $3.7 million liability. Mr. Speer also was of the view that in connection with the financing of the merger proposal, absent the Tribe forgiving the $3.7 million liability, it would be difficult for the Tribe to sign the necessary bank waiver letters because the Tribe would feel that they were not receiving anything in return.

On April 1, 2002, the Special Committee convened a meeting that was attended by Mr. Speer and his counsel for a portion of the Meeting and representatives of Houlihan Lokey and counsel to the Special Committee. The Special Committee discussed the alternative raised at their March 21, 2002 meeting and suggested to Mr. Speer that certain modifications be made to his offer. The Special Committee believed that, based on the $3.6 million tax refund, it would be appropriate for VCAT’s shareholders (other than Mr. Speer or Speer Casino Marketing) to receive an additional $0.46 per share of cash consideration, or $0.86 per share aggregate consideration plus the contingent payment right discussed previously at the February 1, 2001 Special Committee meeting. In deriving the additional $0.46 per share cash consideration, the Special Committee recognized that various complications related to the merger had resulted in additional costs, and that $300,000 should be deducted from the $3.6 million tax refund amount to cover these expenses.

The Special Committee also discussed Mr. Speer’s desire to approach the Barona Tribe in order to obtain its agreement to terminate the 1996 Consulting Agreement. The Special Committee decided that it was not in the best interests of VCAT and its shareholders to cancel the 1996 Consulting Agreement at that time. The Special Committee believed that Mr. Speer should approach the Barona Tribe and explain to them the proposed going private transaction, including the financing for the transaction and request that the Barona Tribe sign the waiver letter requested by the lender or forgive the $3.7 million liability prior to the closing of such transaction.

The Special Committee then addressed the status of VCAT’s efforts to obtain extended period run-off insurance pursuant to the VCAT directors’ and officers’ insurance policy. Having been advised that the insurance carriers would provide only eighty percent (80%) coverage consistent with our current directors’ and officers’ insurance coverage, and that VCAT would be forced to cover the remaining twenty percent (20%), the Special Committee believed that the funds necessary to cover the retention amount plus the twenty percent (20%) coverage amount should be set aside in an escrow account for the benefit of the VCAT directors prior to the effective date of any transaction approved by the Special Committee.

On behalf of the Special Committee, on April 3, 2002, a representative from counsel to the Special Committee delivered a letter to Mr. Speer that outlined each of these points.

On April 4, 2002, Mr. Speer presented to the Special Committee his response to each of the points raised in the April 3, 2002 letter. In Mr. Speer’s view, the approach that the Special Committee suggested relating to the Barona Tribe was unworkable. Mr. Speer stated that he did not believe that the Tribe would agree to forgive the $3.7 million indebtedness in the absence of the termination of the 1996 Consulting Agreement.

In response to the Special Committee’s views with respect to the extended period run-off insurance, Mr. Speer noted that in the context of his proposal only, the cost of the extended period was in essence being paid for by the remaining cash in VCAT after the transaction, which was to provide his new entity with funds to operate. Notwithstanding that fact, Mr. Speer’s position was that if the cost was reasonable, he would be in favor of providing 100% coverage; however, if the amount was greater than $1,000,000, he felt that he would be disproportionately bearing the burden of the cost and that, at some point, the economics of the transaction did not work for him.

Mr. Speer then focused on the new per share price of $0.86 proposed by the Special Committee to be paid to the shareholders other than Don Speer, Jonathan Ungar, Alan Henry Woods, Karol Schoen and Jo Ann Speer. Mr. Speer noted that he believed that amount to be “outrageous” and stated that he could not enter into such a deal. Mr. Speer noted the following:

•
Since the time negotiations began with the second Special Committee, the relationship with the Barona Tribe had become more uncertain and volatile and, therefore, the risk for him to proceed had increased;

•
Now that VCAT was entitled to the $3.6 million tax refund, Messrs. Ungar and Woods would not accept his new entity’s subordinated contingent class B notes and would expect to be paid as shareholders in the proposed merger; and

•
The Special Committee’s proposal did not leave enough cash in VCAT to allow him to operate until he could form a new relationship with the Barona Tribe which would result in sustained consulting revenues or until he could generate revenues from other sources.

The members of the Special Committee and Mr. Speer discussed these points at length. At the conclusion of the discussion, the Special Committee and Mr. Speer agreed upon the following points:

•	Allow Jonathan Ungar, Alan Woods, Karol Schoen and Jo Ann Speer to participate in the merger as shareholders; and

•
Mr. Hindman and Mr. Speer would review those expenses which should be deducted from the $3.6 million tax refund and agree as to an amount to be distributed to the shareholders in the form of an increase in the cash portion of the purchase price.

On April 11, 2002, the Special Committee convened a meeting which also was attended by a representative of Paul Hastings. Mr. Hindman reported to the Special Committee that he and Mr. Speer had exchanged views as to the amount of the increase of the cash portion of Mr. Speer’s offer after taking into account the expenses related to the transaction that depleted the cash of VCAT or costs, such as the director and officer extended period run-off insurance, which VCAT has agreed to pay should the merger be approved. Mr. Hindman reported that after several discussions Mr. Speer offered to increase his proposal from $0.40 per share which excluded Jonathan Ungar, Alan Woods, Karol Schoen and Jo Ann Speer, to $0.60 per share which included Jonathan Ungar, Alan Woods, Karol Schoen and Jo Ann Speer. Mr. Hindman stated that based upon his assessment of the costs which he believed were appropriate to deduct from the $3.6 million tax refund and including the four above-referenced shareholders, he had proposed that Mr. Speer increase the cash portion of his proposal to $0.70 per share.

The members of the Special Committee discussed at length alternatives to these proposals. The Special Committee believed that it was more appropriate to classify Jonathan Ungar, Alan Woods, Karol Schoen and Jo Ann Speer in the category of the other shareholders because they were not “interested” in the transaction and that the likelihood of closing a debt restructuring transaction with Jonathan Ungar and Alan Woods necessitated the distribution of cash to them in light of the $3.6 million tax refund. The Special Committee also discussed whether the cash portion of Mr. Speer’s offer was adequate or if it left him with more cash than was reasonably needed to attempt to turn around VCAT’s operations.

In the context of evaluating Mr. Speer’s new proposal, the members of the Special Committee explored other alternatives in lieu of Mr. Speer’s proposal. The Special Committee analyzed the “status quo” scenario and queried whether in the long-run that would be in the best interests of the shareholders. The Special Committee also discussed whether they believed the public market for the VCAT common stock would ever provide meaningful value to the VCAT shareholders. The Special Committee specifically discussed a status quo analysis in the context of the debt owed to Jonathan Ungar and Alan Woods. The Special Committee reviewed a number of hypothetical situations as to when revenues would reasonably develop under the existing or a new consulting agreement, whether VCAT would generate positive earnings under a new agreement and the possible impact on shareholder value. At the conclusion of the discussion, the members of the Special Committee were of the view that a $0.65 cash payment price would be fair with the maximum aggregate amount of the contingent payment rights capped at $45 million, and Mr. Speer agreed. The Special Committee members requested that Houlihan Lokey analyze as one of its alternatives a proposal under which the shareholders would receive a cash payment of $0.65 per share plus the contingent payment right.

On April 26, 2002, the Special Committee convened a meeting that also was attended by representatives of Houlihan Lokey and counsel to the Special Committee. Mr. Speer and Kevin P. McIntosh, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of VCAT, participated in portions of the meeting. The purpose of the meeting was to update Houlihan Lokey regarding the new developments relating to the (a) $3.6 million tax refund and (b) the possible re-negotiation of the consulting relationship with the Barona Tribe. When Mr. Speer joined the meeting, he answered questions from the members of the Special Committee as well as Houlihan Lokey regarding his proposal to terminate the 1996 Consulting Agreement and replace it with a new consulting agreement. Mr. Speer stated that if the proposal was accepted the effect would be to (a) relieve VCAT of the obligation to continue to provide services without getting paid and (b) eliminate the $3.7 million liability to the Barona Tribe on VCAT’s financial statements. Mr. Speer also disclosed to the Special Committee that if the proposal to terminate the 1996 Consulting Agreement and replace it with a new consulting agreement were approved by VCAT and the Barona Tribe, that development would have a positive effect upon his proposal to acquire VCAT because it would give his new company a better opportunity to succeed after the consummation of the proposed acquisition. Mr. Speer noted that the relationship between the Barona Tribe and VCAT had continued to improve and that he believed that it was now possible to not only terminate the 1996 Consulting Agreement but to enter into a new consulting agreement. Mr. Speer stated that he believed that any new business relationship with the Barona Tribe would involve the CRM business model and the related CRM software. Mr. Speer discussed three possible alternatives concerning a new agreement that could occur in connection with the discussions to terminate the 1996 Consulting Agreement. The first alternative would be a one-year consulting contract incorporating the CRM business model and the CRM software with a fixed monthly fee of $475,000. A second alternative would be a similar consulting relationship at $200,000 per month, and the third alternative would be a month-to-month consulting agreement with a minimal fee during the first several months of the agreement with a view to entering into a new agreement with a term of at least one year.

The Special Committee asked Mr. McIntosh to provide it with a pro forma financial outlook assuming (a) the receipt of the $3.6 million tax refund; (b) the cancellation of the $3.7 million indebtedness owed to the

Barona Tribe; (c) a new consulting agreement in which VCAT would have fixed monthly revenues of $475,000 per month; and (d) normalized operating expenses of $400,000 per month (excluding interest on the debt owed to Messrs. Ungar and Woods). Taking all of the assumptions into account, Mr. McIntosh concluded that the next payment due under the debt would be for a portion of the interest owed to Jonathan Ungar and Alan Woods due in September 2003 and that VCAT would not generate positive earnings or reduce the principal amount of debt owed to Messrs. Ungar and Woods, as a result of the interest due under the debt, which is approximately $1 million per year. Accordingly, unless revenues from the consulting relationship with the Barona Tribe increased significantly or VCAT could generate income from other sources, the shareholders would not likely see any net income for the foreseeable future.

The members of the Special Committee asked Houlihan Lokey to include in the alternatives study a discussion of the alternative of renegotiation of the consulting agreement using the three possible corporation scenarios under a new consulting agreement described by Mr. Speer.

On May 10, 2002, the Special Committee convened a meeting that also was attended by representatives of Houlihan Lokey and Paul Hastings. A representative from Houlihan Lokey made a formal presentation to the Special Committee of the alternatives study prepared by Houlihan Lokey. He outlined in detail the process that Houlihan Lokey used in reaching its report.

The representative from Houlihan Lokey stated that Houlihan Lokey believed that there were five alternatives for the Special Committee to consider: (a) the status quo assuming that the 1996 Consulting Agreement remained in place; (b) the liquidation of VCAT; (c) a sale of VCAT to a third party; (d) the status quo assuming that the consulting agreement with the Barona Tribe is renegotiated; and (v) a sale to management in a going private transaction. The representatives from Houlihan Lokey noted that in connection with their analysis of the alternative of renegotiating a new contract, Houlihan Lokey included the three alternative transactions outlined by Mr. Speer during the April 26, 2002 meeting of the Special Committee. The representatives from Houlihan Lokey then analyzed each alternative. The representatives from Houlihan Lokey stated that, in Houlihan Lokey’s opinion, of the alternatives presented, the only one which represented any meaningful value to shareholders was the going private sale to management. Before making a decision as to the best alternative available to the shareholders, the members of the Special Committee requested that Mr. Speer provide them with additional information regarding management’s role in the decision of the Barona Tribe to proceed with the development of the Barona Valley Ranch project. The Special Committee inquiry focused on whether management was making an “investment” in the Barona Tribe’s operations by providing services under the 1996 Consulting Agreement during the construction phase of the project while receiving no fees. The Special Committee’s inquiry focused on whether management knew or should have known that no consulting revenues would be generated because of the construction costs (including debt) and expenses associated with the Barona Valley Ranch project.

On May 13, 2002, the Special Committee convened a meeting that also was attended by representatives of Houlihan Lokey and Paul Hastings. Mr. Speer and Mr. McIntosh participated in portions of the meeting. Before commencing with the meeting, a written report authored by Mr. Speer and Mr. McIntosh addressing the issues raised by members of the Special Committee at its meeting on May 10, 2002 was distributed to the Special Committee. The report made the following points: (a) only the Barona Tribe makes major decisions that affect the welfare of Tribal members and the Tribal government, whereas, VCAT provides services to the Barona Tribe and renders advice on various matters; (b) the characterization of “lost fees” as “investments” resulting from decisions involving the gaming operations of the Barona Tribe is inappropriate because VCAT is not making the decisions and further federal regulations prohibit VCAT from making “investments” in the Tribe’s operations; (c) VCAT supported, and continues to support, the Barona Tribe’s decision to commence the Barona Valley Ranch project and build the finest gaming-oriented resort in the state of California and believes the decision to have been necessary and correct; (d) at the time the Barona Valley Ranch project commenced, based upon revenue projections provided to VCAT by the Barona Casino, which were also provided to the third party banks providing the construction funding for the Barona Valley Ranch project, VCAT expected to earn record revenues pursuant to the 1996 Consulting Agreement throughout the construction project; (e) as the Barona Valley Ranch project grew and expenses increased, actual revenues of the Barona Casino were below the expected levels and new projections indicated that VCAT would not be in a position to generate fees under the 1996 Consulting Agreement. When Messrs. Speer and McIntosh joined the meeting, they further discussed the report and answered questions. The Special Committee members noted that the report was well done and addressed the issues requested.

The members of the Special Committee discussed with Mr. Speer the terms of his proposal, as set forth in the draft merger agreement which had been previously distributed. The consensus of the Special Committee members was that they were uncomfortable with the payment thresholds for the contingent payment right as it applied to the dealings with the Barona Tribe. Pursuant to the then current Speer proposal, the thresholds had been set at $9 million for the first two years, $12 million for the third year, $18 million for the fourth year and $24 million for the fifth year. After discussing the matter at length with Mr. Speer, the Special Committee proposed that the thresholds be amended to $9 million for the entire five-year period. Mr. Speer agreed to the change.

The members of the Special Committee then met privately with a representative from Houlihan Lokey. The representative from Houlihan Lokey made a summary presentation of the Strategic Alternative Study which had been previously distributed to the members of the Special Committee. The following summarizes the presentation of the strategic alternatives presented to the Special Committee on May 13, 2002:

•	Status Quo

➢	Strategy. Continue operations under the current conditions and under the 1996 Consulting Agreement.

➢
Conclusion.    VCAT will run out of cash in 18 months and will likely fail to meet its contract obligations. VCAT is unable to service or pay down its current debt. Value to equity holders is nominal. External financing is likely to be unavailable.

➢	Value to Shareholders. Nominal.

•	Liquidation

➢	Strategy. Liquidate all assets in an effort to satisfy liabilities and return value to shareholders.

➢
Conclusion.    The liquidation alternative has a number of uncertainties because of the indebtedness owed to Jonathan Ungar and Alan Woods, the principal debt of VCAT. In liquidation, Jonathan Ungar and Alan Woods would be unsecured creditors of VCAT; however, it is unclear whether they would be unsecured creditors with respect to the entire amount of the debt (approximately $9.7 million as of March 31, 2002) or, depending when the liquidation event occurred, just a portion of the debt, or no part of the debt. Because this indebtedness has no acceleration provision for a liquidation or other reorganization event, it is uncertain whether any portion of the debt would become due unless the liquidation event occurred on a date on which an installment payment was due. Based upon the advice of counsel, should VCAT decide to liquidate, VCAT would likely submit to a court the decision as to the allocation of assets. In addition, VCAT cannot generate enough money from the liquidation of its assets to fulfill the obligations to its creditors.

➢	Value to Shareholders. Nominal.

•	Sale to Third Party

➢	Strategy. Sell VCAT to an independent third party.

➢
Conclusion.    A third party sale of VCAT is not likely as VCAT would have limited value to a financial or strategic buyer. The Barona Tribe would likely not allow the contract to be assigned to a third party.

➢	Value to Shareholders. Not a meaningful figure.

•	Negotiate New Contract with Barona Tribe

➢
Strategy.    Mr. Speer indicated that he would approach the Barona Tribe with the proposal of canceling the 1996 Consulting Agreement. In connection with such cancellation, the parties would agree to release each other of all claims related to the 1996 Consulting Agreement, including forgiving the existing $3.7 million indebtedness currently owing to the Barona Tribe from VCAT. Simultaneously with the termination of the 1996 Consulting Agreement, Mr. Speer would attempt to negotiate a new agreement with a term of up to 1 year. Mr. Speer would propose that the Barona Tribe pay a flat fee of $475,000 per month and most likely would not accept a fee of less than $200,000 per month, depending on the services to be provided. The consulting fee would include the right to use the client relationship management business model (CRM) and the related CRM software pursuant to a non-exclusive license. Mr. Speer suggested that if a one-year agreement was not feasible, he would explore providing limited services under a short-term agreement for minimal consideration with the hope of entering into a longer-term business agreement in the future. For purposes of this analysis, Houlihan Lokey assumed Mr. Speer’s best-case scenario.

➢
Conclusion.    Assuming (a) removal of the $3.7 million liability; (b) the maximum revenues of $475,000 per month and (c) normalized operating expenses of $400,000 per month, excluding interest on the debt owed to Messrs. Ungar and Woods, such scenario would result in negative $1.6 million in value to the shareholders following the one-year term.

➢	Value to Shareholders. Not a meaningful figure.

•	Sale to L. Donald Speer, II

➢	Strategy. Take VCAT private through a going-private transaction led by L. Donald Speer, II.

➢
Conclusion.    The sale to Mr. Speer provides VCAT shareholders with the greatest level of value. Mr. Speer has offered $0.65 per share (excluding shares owned by himself or his affiliates) or $4.0 million in aggregate cash consideration for the equity of VCAT, plus contingent payment rights for 5 years. The outstanding creditors, including Jonathan Ungar and Alan Woods, negotiate an agreement to transfer their debt to the new private company. VCAT shareholders would realize some positive value.

➢	Value to Shareholders. $4.0 million.

The Special Committee agreed with the conclusions reached by the Strategic Alternative Study of Houlihan Lokey and determined that the sale to L. Donald Speer, II in the form of a merger of VCAT with and into Speer Casino Marketing, was the strategic alternative that represented the best alternative available for the VCAT shareholders to realize the highest value for their investment. In reaching its decision, in addition to discussing each of the strategic alternatives listed above with Houlihan Lokey, the Special Committee reviewed with Houlihan Lokey the historical trading of VCAT’s common stock and concluded that absent the increased value attributed to the common stock during part of the period during which VCAT provided incubator and internet services (particularly between December 1999 and April 2000), the public markets have never attributed considerable value to VCAT as a gaming consulting company with one principal client, the Barona Casino. The Special Committee also focused upon the fact that VCAT had never declared a dividend even during the period when consulting revenues reached their highest point. The members of the Special Committee were cognizant of the fact that VCAT had two assets that could, over time, produce meaningful revenue, the consulting relationship with the Barona Tribe and the utilization of VCAT’s customer relationship management business model (“CRM”) with its related CRM software. However, these two assets were incapable of a meaningful valuation. The Special Committee believed that the contingent payment right provided the shareholders with the protection against any unforeseen revenue increases attributable to these revenue sources which could occur after the closing of the merger. In addition, Houlihan Lokey represented to the Special Committee that it would render an opinion as to the fairness, from a financial point of view, to the unaffiliated shareholders of VCAT, of the consideration to be received by VCAT’s shareholders in the merger.

In the context of presenting alternatives to Houlihan Lokey, the Special Committee had previously reviewed and negotiated the Agreement and Plan of Merger by and between VCAT, L. Donald Speer, II and Speer Casino Marketing (the “Merger Agreement”) and the Restructuring Agreement by and among VCAT, Jonathan Ungar and Alan Woods. The Restructuring Agreement provides for restructuring of the existing VCAT debt owed to Jonathan Ungar and Alan Woods in the aggregate amount of $9.7 million (as of March 31, 2002) and the issuance of Class A contingent, non-interest bearing promissory notes of VCAT to each of Jonathan Ungar and Alan Woods in the amounts of $4,179,033 and $4,154,300, respectively.

The Special Committee unanimously approved the Merger Agreement and the Restructuring Agreement on May 13, 2002 and recommended that the Board of Directors submit the Merger Agreement to the shareholders for their approval.

In May 2002, VCAT began negotiating the 2002 Consulting Agreement, the expected terms of which are described herein under the caption “The Merger—Background—Agreements with the Tribe.” After reviewing drafts of the Termination Agreement and the 2002 Consulting Agreement, Houlihan Lokey issued an addendum to its Strategic Alternatives Study dated May 30, 2002 confirming that, based upon the expected terms of the Termination Agreement and the 2002 Consulting Agreement, the value to shareholders under the alternative of “Renegotiating a New Contract” would not be a meaningful figure and stating that under no projected scenario would a shareholder of VCAT receive more than the initial cash portion of the merger consideration of $4 million. Houlihan Lokey also issued an updated fairness opinion dated May 30, 2002. The updated fairness opinion is attached to this Proxy Statement as Appendix B2.

Reasons for the Special Committee’s Determination; Fairness of the Merger to Disinterested Shareholders

In recommending the approval and adoption of the Merger Agreement, the Special Committee considered a number of factors (many of which are set forth below) that it believed supported its conclusion. In considering these factors, the Special Committee determined that the merger would be substantively and procedurally fair to the disinterested VCAT shareholders (not including Mr. Speer and his affiliates). The factors that the Special Committee considered that support its determination that the merger is substantively fair include:

•
The discussions that the Special Committee had with third parties supported the conclusion of Houlihan Lokey that a third party sale of VCAT would not be likely, as VCAT would have limited value to a financial or strategic buyer;

•
The consideration to be received by the VCAT shareholders, other than Speer Casino Marketing, in the merger will consist primarily of cash, providing greater assurance of shareholder value and eliminating any uncertainties in valuing the merger consideration to be received by the VCAT shareholders;

•
Houlihan Lokey’s willingness to provide an opinion to the Special Committee as to the fairness, from a financial point of view, of the merger consideration to be received by the VCAT shareholders in the merger (other than Mr. Speer and Speer Casino Marketing), as of the date thereof, and the analysis underlying such fairness opinion, which analysis the Special Committee considered in its totality, rather than relying on any one analysis or subgroup of analyses;

•
Assuming (a) the receipt of the $3.6 million tax refund, (b) the cancellation of the $3.7 million indebtedness owed to the Barona Tribe, (c) VCAT enters into a new one-year consulting agreement with the Barona Tribe from which VCAT would have fixed monthly revenues of $475,000 per month, and (d) VCAT has normalized operating expenses of $400,000 (excluding interest on the debt owed to Messrs. Ungar and Woods), VCAT would not generate positive earnings or reduce the principal amount of debt owed to Messrs. Ungar and Woods, as a result of the interest due under the debt, which is approximately $1 million per year;

•
The uncertainty surrounding the current relationship between VCAT and the Barona Tribe and the length of time that it would take VCAT to establish a new consulting relationship, and, if established, the length of time that such new relationship would last;

•	The uncertainty surrounding VCAT’s ability to generate revenues from other sources;

•
The Special Committee’s adoption of Houlihan Lokey’s comparable public company, comparable transaction and premium analyses and determination that the merger consideration of $0.65 per share plus the contingent payment right was within the range of each of Houlihan Lokey’s measurements of (a) comparable public values; (b) comparable transaction values; and (c) premiums paid in comparable transactions analyzed by Houlihan Lokey;

•
VCAT’s prospects as an independent, publicly-held entity, taking into account VCAT’s current strategy of cost control and future profitability as contrasted against the expectations of the public markets for immediate profitability;

•
The limitations VCAT has suffered and would likely continue to suffer as a public company, including VCAT’s relatively low trading volume, limited institutional sponsorship and lack of research attention from analysts, all of which could adversely affect the trading market and market value of our common stock;

•	The Special Committee’s efforts to pursue strategic alternatives for VCAT, including discussing proposals of third parties regarding the purchase of VCAT;

•	The financial resources of Speer Casino Marketing and Mr. Speer and the belief that Speer Casino Marketing and Mr. Speer had the ability to complete the merger in a timely manner;

•	The entire process of considering all alternatives available to VCAT supported the conclusion that the merger represented the best alternative to maximize shareholder value at this time;

•
The fact that the Merger Agreement did not preclude the Special Committee from considering unsolicited competing takeover proposals superior to the transactions contemplated by the merger agreement, as described in “The Merger Agreement—Limitations on Considering Other Takeover Proposals, —Termination, and —Termination Fee and Expense Reimbursement;”

•
The Special Committee’s belief that the Merger Agreement, including the reimbursement of out-of-pocket fees and expenses payable to Speer Casino Marketing if the Merger Agreement is terminated for any reasons discussed in “The Merger Agreement—Termination, —Termination Fee and Expense Reimbursement,” should not unduly discourage superior third-party offers and that the fees are within the range of fees payable in comparable transactions; and

•
The ability of VCAT shareholders who may not support the merger to obtain “fair value” for their shares if they properly perfect and exercise their appraisal or dissenters’ rights under Utah or California law, as discussed in “The Merger—Appraisal and Dissenters’ Rights.”

The Special Committee also determined that the merger is procedurally fair because, among other things:

•
Our Board of Directors established an independent Special Committee to consider the alternatives available to VCAT, choose the alternative which was in the best interests of the shareholders, negotiate the terms of such alternative and approve such alternative;

•
The Special Committee retained its own financial advisor who has extensive experience with transactions similar to VCAT, to perform a strategic alternative study which assisted the Special Committee in selecting the alternative which was in the best interest of the VCAT shareholders (other than Mr. Speer and Speer Casino Marketing) and which was fair, from a financial point of view, to our shareholders other than Mr. Speer and Speer Casino Marketing;

•	Members of the Special Committee will have no continuing interest in us after completion of the merger;

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The $0.65 per share cash consideration, the contingent payment right, and the other terms and conditions of the Merger Agreement resulted from extensive bargaining between the Special Committee and its representatives, on the one hand, and Mr. Speer and Speer Casino Marketing and their representatives, on the other hand;

•	The Special Committee retained and received advice from its own financial and legal advisors in evaluating, negotiating and approving the terms of the Merger Agreement;

•	The Merger Agreement and the merger was unanimously approved by the members of the Special Committee;

•	The affirmative vote of the holders of a majority of VCAT’s outstanding shares of common stock entitled to vote on the matter is required under Utah law to approve and adopt the Merger Agreement;

•	Under Utah and California law, the VCAT shareholders are entitled to dissenters’ rights with respect of their shares; and

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Members of our senior management who may continue with Speer Casino Marketing after the merger did not participate in the negotiations with Mr. Speer, nor do they have any employment or other agreements regarding their specific role or compensation from possible equity interests in the surviving corporation.

The Special Committee also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

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If the merger is not consummated under certain circumstances, VCAT will be required to reimburse Mr. Speer for his legal and disbursing agent fees and expenses as further discussed in “The Merger Agreement—Termination, —Termination Fee and Expense Reimbursement;”

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Certain terms and conditions set forth in the Merger Agreement, required by Mr. Speer and Speer Casino Marketing as a prerequisite to entering into the Merger Agreement, prohibit us and our representatives from soliciting third-party bids and accepting, approving or recommending third-party bids except in specified circumstances and upon payment to Speer Casino Marketing of specified fees and expenses, and these terms could have the effect of discouraging a third party from making a bid to acquire us;

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The cash consideration to be received by a shareholder will generally be taxable to the shareholder in an amount equal to the excess of the sum of $0.65 and the fair market value of the right to receive contingent payments over the shareholder’s tax basis in the shareholder’s shares of our common stock;

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The contingent payment right to be received by a shareholder will generally be taxable to the VCAT shareholder. In addition, the contingent payment right also may be subject to a corporate level tax payable by the recipient VCAT shareholder;

•	The merger is not structured so that approval of at least a majority of unaffiliated security holders is required;

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There were no provisions to grant unaffiliated security holders access to VCAT’s corporate files or Speer Casino Marketing’s or Mr. Speer’s files or to obtain counsel or appraisal services at VCAT’s or Mr. Speer’s expense; and

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Following the merger, except to the extent of the contingent future payments, if any, our shareholders, other than Speer Casino Marketing and its affiliates, will cease to participate in any future earnings growth or benefit from any increase in the value resulting from the acquired VCAT business.

After considering these factors, the Special Committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the Special Committee may have assigned different weights to various factors. The determination of the Special Committee was made after consideration of all of the factors taken together as a whole. Each of the members of the Special Committee unanimously recommends that the shareholders of VCAT vote FOR the approval and adoption of the Merger Agreement and the merger.

As disclosed above, the charter of the Special Committee was structured so that the decision of the Special Committee would be the decision of the Board of Directors and that the full Board of Directors did not have to take further action. Notwithstanding that fact, the Special Committee made a full presentation to the full Board of Directors, including delivering to the full Board of Directors copies of the Strategic Alternatives Study, the Merger Agreement and the Restructuring Agreement for their review.

Our Board of Directors consists of seven directors, three of whom serve on the Special Committee. In reporting to our Board of Directors regarding its determination and recommendation, the Special Committee, with its legal and financial advisors participating, advised the other members of our Board of Directors of the process which the Special Committee underwent in the course of seeking alternatives for VCAT. The members of the Special Committee specifically discussed the third party inquiries that were made and the manner in which they were addressed. The Special Committee members also described the negotiations with Mr. Speer concerning his proposal and described the factors it considered in reaching its determination that the terms of the Merger Agreement are fair to, advisable and are in the best interests of, the disinterested VCAT shareholders other than Speer Casino Marketing and its affiliates. In view of the wide variety of factors considered in its evaluation of the proposed merger, our Board of Directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, our Board of Directors based its position on the totality of the information presented and considered, including the analyses and conclusions of the Special Committee which the Board of Directors adopted.

With the exception of Mr. Speer who abstained, the Board of Directors, based in part upon the determination and recommendation of the Special Committee, unanimously determined that the terms of the Merger Agreement and the proposed merger are advisable and are fair to, and in the best interests of our shareholders and approved the Merger Agreement and the Restructuring Agreement. The Board of Directors, based in part upon the unanimous recommendation of the Special Committee, unanimously recommends that our shareholders vote FOR the approval and adoption of the Merger Agreement and the merger.

Position of Our Officers as to the Fairness of the Merger

Under a potential interpretation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) rules governing “going private” transactions, continuing officers may be deemed to be our affiliates. It is expected that Andrew B. Laub, our Executive Vice President and a director, Kevin P. McIntosh, our Senior Vice President, Chief Financial Officer, Treasurer and Secretary, and Jana McKeag, Vice President, Governmental Relations and a director, will be employed by Speer Casino Marketing in similar capacities after the merger. Messrs. Laub and McIntosh and Ms. McKeag are making the statements included in this section of this Proxy Statement solely for the purposes of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Although Messrs. Laub and McIntosh and Ms. McKeag may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally, Messrs. Laub and McIntosh and Ms. McKeag believe that the terms of the Merger Agreement and the proposed merger are substantively and procedurally fair to disinterested shareholders based on the facts and information available to them. See “The Merger Transaction—Interests of Certain Persons in the Merger; Potential Conflicts of Interest.”

Although Messrs. Laub and McIntosh and Ms. McKeag did not participate in the deliberations of the Special Committee, each of them has considered the same factors examined by the Special Committee described above under “—Reasons for the Special Committee’s Determination; Fairness of the Merger” and has adopted the conclusion, and the analysis underlying the conclusion, of the Special Committee, based upon his or her view as to the reasonableness of that analysis. Messrs. Laub and McIntosh and Ms. McKeag believe that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to the VCAT shareholders other than Speer Casino Marketing and its affiliates. Each has formed this belief with respect to substantive and procedural fairness even though no disinterested representative, other than the Special Committee and its advisors, was retained to act solely on behalf of the disinterested shareholders.

Messrs. Laub and McIntosh and Ms. McKeag believe these analyses and factors provide a reasonable basis upon which to form his/her belief that the merger is fair to the VCAT shareholders other than Speer Casino Marketing and its affiliates. To our knowledge, each of the directors and executive officers of VCAT intends to vote all of the shares of the Common Stock he/she beneficially owns in favor of the Merger Agreement and the merger.

Opinion of Financial Advisor to the Special Committee

General

The Special Committee retained Houlihan Lokey as the financial advisor to the Special Committee: (a) to prepare a written strategic alternative study to evaluate VCAT’s financial and strategic position and identify strategic alternatives based upon VCAT’s goal to maximize shareholder value in VCAT, and (b) upon request by the Special Committee, to render an opinion as to the fairness, from a financial point of view, to the unaffiliated shareholders of VCAT, of the consideration to be received by VCAT’s shareholders relating to a transaction identified by VCAT as a possible strategic alternative.

Houlihan Lokey is a nationally recognized investment banking firm and, as part of its investment banking activities, is routinely engaged in the valuation of businesses and securities relating to mergers and acquisitions, private placements and valuations for corporate and other purposes.

The Special Committee received an offer from Speer Casino Marketing and L. Donald Speer, II (together with Speer Casino Marketing, the “Speer Group”), to acquire all of the outstanding Common Stock of VCAT. Mr. Speer, the Chairman of the Board of Directors, Chief Executive Officer and President of VCAT, is the sole equity owner of Speer Casino Marketing. The material terms of the transactions contemplated by the offer provide, among other things, that: (a) VCAT merge into Speer Casino Marketing, (b) all of the shares of VCAT’s Common Stock be cancelled, and (c) all of the shareholders of VCAT, other than the Speer Group, receive $0.65 per share plus the right to receive a contingent payment right from Speer Casino Marketing based upon its achievement of certain revenue levels (collectively, the “Merger Consideration”). All common shareholders of VCAT except the Speer Group are referred to herein as the “Public Shareholders.” The transaction described above and all related transactions are referred to collectively herein as the “Transaction.”

Houlihan Lokey delivered to the Special Committee its written opinion, dated as of May 13, 2002, to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the Merger Consideration to be received by the Public Shareholders pursuant to the form of Agreement and Plan of Merger, dated as of May 13, 2002 (the “Merger Agreement”), was fair to the Public Shareholders, from a financial point of view.

THE FULL TEXT OF HOULIHAN LOKEY’S WRITTEN OPINION DATED MAY 13, 2002, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B1 AND IS INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE. HOULIHAN LOKEY’S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND ADDRESSES THE FAIRNESS OF THE TRANSACTION TO THE PUBLIC SHAREHOLDERS OF VCAT FROM A FINANCIAL POINT OF VIEW. HOULIHAN LOKEY’S OPINION DOES NOT ADDRESS THE UNDERLYING DECISION OF VCAT TO ENGAGE IN THE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PUBLIC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE OR AS TO ANY OTHER ACTON SUCH SHAREHOLDER SHOULD TAKE IN CONNECTION WITH THE TRANSACTION. THE

SUMMARY OF THE WRITTEN OPINION OF HOULIHAN LOKEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

Houlihan Lokey’s opinion is for the sole use and benefit of the Special Committee in its evaluation of the Transaction and should not be used, quoted or distributed by any other person without the prior written consent of Houlihan Lokey in each instance.

The opinion of Houlihan Lokey and its presentation to the Special Committee constituted only one of a number of factors taken into consideration by the Special Committee and the Board in making their respective determinations to approve the Transaction. In addition, Houlihan Lokey’s opinion does not constitute a recommendation to the Special Committee, the Board of Directors or any shareholder of VCAT as to how to vote in connection with the Transaction.

Summary of Financial Analyses Performed by Houlihan Lokey with Respect to the Transaction

Generally, the presentation of a fairness opinion is a complex analytic process. This process involves various determinations and judgments concerning the financial and operating characteristics of a business and other factors, including, but not limited to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances that could affect the acquisition, public trading or other values of the companies or transactions being analyzed. Therefore, such opinions are not readily susceptible to partial or summary description. No company or transaction used in analyses as a comparison is identical to VCAT or the Transaction, nor is an evaluation of the results of analyses entirely mathematical. The estimates contained in analyses resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of the business or securities do not purport to be appraisals or to reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses and its opinion.

In arriving at its opinion with respect to the Transaction, Houlihan Lokey made its determination as to the fairness, from a financial point of view, of the Merger Consideration to the Public Shareholders on the basis of a variety of financial and comparative analyses, including those described below. Houlihan Lokey’s opinion did not ascribe a specific range of values to VCAT, nor did it address the fairness of the Transaction to creditors or any security holders of VCAT, either debt or equity, other than the Public Shareholders. The summary of analyses performed by Houlihan Lokey, as set forth below, does not purport to be a complete description of the analyses and procedures underlying Houlihan Lokey’s opinion, the judgments made or the conclusions reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and has so advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could result in an incomplete and inaccurate view of the process underlying its analyses and opinions.

In connection with the preparation of its opinion, dated May 13, 2002, Houlihan Lokey made such reviews, analyses and inquiries, as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•
Reviewed VCAT’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001 and its Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 2001, a draft, dated April 24, 2002, of the consolidated balance sheet of VCAT as of March 31, 2002 (unaudited) and June 30, 2001 (audited), and certain unaudited financial information, internally prepared by VCAT’s management, relating to the operations of VCAT, which VCAT’s management identified as being the most current financial statements available;

•	Reviewed the Agreement and Plan of Merger, dated May 13, 2002;

•	Met with certain members of the senior management of VCAT (including Mr. Speer) to discuss the operations, financial condition, future prospects and projected operations and performance of VCAT;

•	Visited certain facilities and business offices of the Barona Casino and met with certain members of the senior management of the Barona Casino;

•	Reviewed certain internally prepared projections by VCAT’s management with respect to VCAT through May 31, 2002, and certain projections prepared by the Barona Casino through December 2003;

•	Reviewed certain historical market prices and trading volume for VCAT’s publicly traded securities;

•	Reviewed certain publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the Transaction;

•	Reviewed drafts of certain documents to be delivered at the closing of the Transaction;

•	Reviewed certain claims outstanding, joint relationships and accounts receivable of VCAT;

•	At the request of the Special Committee, reviewed certain third party proposals and transactions inquiries by third parties in the possible acquisition of VCAT;

•	Reviewed various corporate and other documents relating to VCAT and its business; and

•	Conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Houlihan Lokey’s opinion does not address VCAT’s underlying business decision to effect the Transaction. The Special Committee did not request Houlihan Lokey to, nor did Houlihan Lokey solicit third party indications of interest or evaluate any specific third party proposals relating to the acquisition of all or part of VCAT, or participate in the negotiations with respect to the Transaction.

In preparing its opinion, Houlihan Lokey assumed and relied on the truth, accuracy and completeness of all information supplied or otherwise, including, without limitation, any financial information, forecasts or projections (including such information provided by the Barona Casino), made available to it, discussed with or reviewed by or for it, or publicly available. Houlihan Lokey did not independently verify the accuracy and completeness of the information provided to it and has not assumed and expressly disclaims any responsibility for independently verifying such information or undertaken any independent evaluation or appraisal of any of the assets or liabilities of VCAT or been furnished with any such evaluation or appraisal. In addition, Houlihan Lokey did not conduct, and has not assumed any obligation to conduct, any physical inspection of the properties or facilities of VCAT.

Houlihan Lokey assumed that the financial forecast information furnished to or discussed with it by VCAT, was prepared in a reasonable manner and reflected the best currently available estimates and judgment of VCAT’s management as to the expected future financial performance of VCAT, and that there had been no material change in the assets, financial condition, business or prospects of VCAT since the date of the most recent financial statements made available to Houlihan Lokey. Houlihan Lokey’s opinion expressed no view with respect to how the projections were obtained, the reasonableness of such projections, or the assumptions on which they were based. Further, Houlihan Lokey relied upon the representations of management of VCAT that management is not aware of any facts or circumstances that would make such forecast inaccurate or misleading. Houlihan Lokey’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated, and on the information made available to it, as of May 13, 2002, and any subsequent change in such conditions would require a reevaluation of such opinion, and has expressly disclaimed any obligation to do so. Although subsequent developments may affect its opinion, Houlihan Lokey has assumed no obligation to update, revise or reaffirm such opinion. In rendering its opinion, Houlihan Lokey assumed that the proposed

Transaction would be consummated substantially on the terms discussed in the Merger Agreement, without any waiver of any material terms or conditions by any party thereto. Houlihan Lokey expressed no opinion as to the price at which VCAT’s Common Stock will trade in the future. Houlihan Lokey did not give consideration to the tax effect of the proposed Transaction on VCAT or the shareholders of VCAT in the United States or in any other jurisdiction.

Houlihan Lokey assumed and relied on the truth, accuracy and completeness of VCAT’s and the Barona Casino’s projections in support of its fairness opinion. The projections were not reviewed by independent auditors and were not prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective information. The projections were based on numerous estimates and other assumptions and are inherently subject to significant uncertainties and contingencies. However, there is no assurance that the projections will be achieved and the use thereof by Houlihan Lokey should not be regarded as an indication that Houlihan Lokey or any other person considers the estimates an accurate prediction of future events. Readers of this proxy statement are cautioned not to place undue reliance on this prospective financial information.

Neither VCAT’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Assessment of VCAT’s Strategic Alternatives

General.    In evaluating the fairness of the Transaction to the Public Shareholders, from a financial point of view, Houlihan Lokey considered the expected value to the Public Shareholders of completing the Transaction and certain alternatives to the Transaction.

In the course of working for the Special Committee, Houlihan Lokey considered the following strategic alternatives: (a) status quo, (b) an attempt to renegotiate VCAT’s consulting agreement with the Barona Tribe, (c) liquidation, (d) a sale to a financial or strategic buyer, and (e) a sale to management in a going-private transaction. The assessment of strategic alternatives included an assessment of the valuation impact of the Transaction relative to the alternatives considered by Houlihan Lokey. The analysis did not quantify the valuation impact because, in the opinion of Houlihan Lokey, it was not feasible to so quantify such impact due to the significant number of non-quantifiable variables. The strategic alternatives study compiled by Houlihan Lokey was dated May 2002 and delivered to the Special Committee in early May 2002.

Although the strategic alternatives study considered under the renegotiation alternative the possibility of VCAT entering into a consulting agreement with substantially the same terms as those in the 2002 Consulting Agreement, the 2002 Consulting Agreement was not in effect when the strategic alternatives study was delivered. We are currently negotiating the final terms of the 2002 Consulting Agreement. Accordingly, with the exception of the renegotiation analysis, the analysis of the other strategic alternatives assumed the 1996 Consulting Agreement would remain and the $3.7 million liability owed to the Barona Tribe would remain in effect.

Status Quo Alternative.    Houlihan Lokey prepared an analysis of VCAT’s continuing operations under current conditions and under the 1996 Consulting Agreement with the Barona Tribe, the owners and operators of the Barona Casino, without giving effect to the Transaction (the “Status Quo Alternative”).

VCAT has one source of revenue, through its consulting relationship with the Barona Tribe. Under the 1996 Consulting Agreement, VCAT provided gaming consulting and other services to the Barona Tribe. Based upon the projections provided by VCAT and the Barona Casino and VCAT’s statements in its public filings, VCAT was not expected to generate any revenues under the 1996 Consulting Agreement through March 31, 2004, the expiration date of that agreement, but remained obligated to continue to provide services and incur costs in the performance of such services.

Under the 1996 Consulting Agreement, VCAT received a monthly base consulting fee, plus an additional consulting fee (collectively, the “gross consulting fee”), based on the extent of monthly net operating income of the Barona Casino. Net operating income is defined under the consulting agreement as earnings before consulting fees. However, the consulting fee may also be reduced to the extent that VCAT’s gross consulting fee and formula-based draw payable to the Barona Tribe (the “Tribal Draw”) exceeds the net operating income of the Barona Casino.

VCAT’s consulting fee under the 1996 Consulting Agreement was limited to the lesser of: (a) the gross consulting fee, or (b) the net operating income of the Barona Casino, after the distribution of the Tribal Draw. VCAT’s monthly consulting fee could not be less than zero. However, if in a given month, the net operating income of the Barona Casino was less than the amount of the Tribal Draw, VCAT’s consulting fee for that month would be zero and a deficit was created with respect to the Tribal Draw. The deficit must be reversed in subsequent months through downward adjustments to VCAT’s consulting fee, before a consulting fee could be paid to VCAT. Any shortfall with respect to the Tribal Draw was cumulative and was carried forward indefinitely until reversed by downward adjustments to VCAT’s consulting fee in subsequent months. Any downward adjustments to VCAT’s consulting fee, made to accommodate the Tribal Draw, could be recovered by VCAT in subsequent months, but only to the extent the net operating income of the Barona Casino exceeded the sum of the Tribal Draw and VCAT’s gross consulting fee.

Based upon the projections provided to VCAT in August 2001 and April 2002, a deficit in the contract would be created by a cumulative shortfall between the Barona Casino’s net operating income and the monthly Tribal Draw to the Barona Tribe. Among the factors that have occurred, which impacted the Barona Casino’s projected net income and create this cumulative shortfall, and that effectively prevented VCAT from earning consulting fees under the 1996 Consulting Agreement are: (a) increased gaming competition from neighboring Native American gaming operations resulting in lower than expected revenues, and (b) the treatment of the depreciation and interest expense associated with the expansion and construction project to establish the Barona Valley Ranch.

The Strategic Alternatives Study, delivered to the Special Committee in early May 2002, concluded that in order for VCAT to generate revenues going forward, (a) the Barona Casino revenues must increase at levels sufficient to generate fees under the 1996 Consulting Agreement, or (b) VCAT must be able to renegotiate its contract with the Barona Tribe, and/or (c) enter into additional contracts with new clients to provide gaming related consulting and/or management services. To generate enough revenues to cover VCAT’s operational expenses, the Barona Casino would have to show a significant increase in the win per day of its slot devices, which account for approximately 90% of the Barona Casino’s revenues. The possibility of a renegotiation of the consulting contract with the Barona Tribe is discussed below under the caption “Renegotiated Contract Alternative.” VCAT has attempted to add new client relationships in the recent past and such efforts have not been successful. In addition, VCAT does not have the necessary access to capital needed to pursue new management relationships.

As of April 30, 2002, VCAT had approximately $9.9 million in available cash and receivables and is experiencing a monthly burn rate (i.e., cash expenditure) of approximately $400,000 (exclusive of the costs related to the Special Committee activities). Based on this cash position and the continued projected burn rate of such amount, VCAT is anticipated to have 18 months of available cash to fund operations, without the likelihood of revenues from the 1996 Consulting Agreement or other sources of revenues or financing, and will run out of cash by approximately September 2003.

VCAT’s independent auditors, Grant Thornton LLP, have issued an opinion in their August 24, 2001 report, included in the financial statements of VCAT filed with VCAT’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001, expressing substantial doubt about VCAT’s ability to continue as a going concern.

Under the Status Quo Alternative, Houlihan Lokey observed that VCAT will likely not be able to generate future revenues, will run out of cash by approximately September 2003, and would be unable to meet its existing contractual obligations and monthly expenses or be able to service or pay down its creditors, and that the likely value remaining for shareholders under the Status Quo Alternative would be nominal.

Renegotiated Contract Alternative.    Houlihan Lokey prepared an analysis of VCAT’s continuing operations under the assumption that the terms and conditions of the 1996 Consulting Agreement would be renegotiated, without giving effect to the Transaction (the “Renegotiated Contract Alternative”).

The Renegotiated Contract Alternative assumed, based on representations of management of VCAT, that the contract with the Barona Tribe could be renegotiated for a term of no more than one year, ending May 31, 2003, on a monthly flat-fee arrangement of no more than $475,000 (the current monthly base consulting fee) and no less than $200,000. Management also estimated, and Houlihan Lokey assumed, that monthly operating expenses under the renegotiated contract could range from $150,000 to $600,000. Management represented to Houlihan Lokey that VCAT had not agreed with the Barona Tribe to renegotiate the contract on these terms and conditions, but provided Houlihan Lokey with management’s best estimate as to the likely terms of such a renegotiated contract.

Houlihan Lokey prepared an analysis of the projected ending cash and liability balances of VCAT, at May 31, 2003, assuming: (a) a monthly revenue range with a low of $200,000 and a high of $475,000, (b) a monthly expense range with a low of $150,000 and a high of $600,000, and (c) no liability to the Barona Tribe.

Based on these assumptions, Houlihan Lokey observed that the value to the VCAT shareholders (VCAT’s cash, less liabilities and assuming no liability to the Barona Tribe), at May 31, 2003, would not exceed $45,000 with any of the assumed combinations of monthly revenues and expenses (and, in most assumed combinations, resulted in negative ending balances at May 31, 2003). Under the Renegotiated Contract Alternative, Houlihan Lokey observed that the likely value remaining for shareholders under the Renegotiated Contract Alternative, at May 31, 2003, would be nominal.

Liquidation Analysis.    Houlihan Lokey conducted an analysis to estimate the net amount of cash, which would be realized in an orderly liquidation of all of VCAT’s assets in an effort to satisfy its liabilities, excluding costs related to dissolving VCAT as a corporate entity, and return value to VCAT’s shareholders (the “Liquidation Alternative”). In performing its analysis, Houlihan Lokey relied on management’s estimates of the net amount, which would be realized from the disposal of all of VCAT’s assets and the satisfaction of its liabilities.

VCAT currently has three classes of assets that may have value in liquidation: (a) tangible balance sheet assets, (b) certain intellectual property and (c) assuming an asset sale, a public shell (i.e., a non-operational, publicly traded or held entity seeking to enter into a merger or other corporate reorganization with another entity, likely to be privately held). Management’s projected tangible balance sheet assets for the month ended May 31, 2002 have a net realizable value of approximately $9.3 million. VCAT has certain intellectual property, which is assumed to have only speculative value. If a buyer could be found to acquire all of the assets and assume all of the liabilities of VCAT, a public shell could potentially have additional value. VCAT has projected liabilities as of May 31, 2002 totaling $20.0 million.

Under the Liquidation Alternative, Houlihan Lokey observed that the value available from liquidation would not satisfy VCAT’s obligations to its creditors, and that the likely value remaining for shareholders under the Liquidation Alternative would be nominal.

Sale of VCAT to an Independent Third Party.    Houlihan Lokey conducted an analysis of a potential sale of VCAT to an independent, non-management third party (the “Third Party Sale Alternative”).

There are traditionally two types of third party buyers that compete to purchase companies going through a sale process: (a) financial buyers and (b) strategic buyers. Financial buyers consist primarily of institutions and funds that deploy capital to purchase companies based upon fairly rigid internal return guidelines. Strategic buyers consist primarily of industry competitors or companies that are looking to expand their capabilities and have identified synergistic opportunities in certain companies available for sale.

Typically, management and consulting firms are viewed as quality investments due to their ability to generate stable, consistent revenues and cash flows and for critical relationships. VCAT had only one contract, the 1996 Consulting Agreement. That agreement was currently not producing revenue and was not expected to produce revenue going forward. Based upon VCAT’s and the Barona Casino’s projections, this contract has nominal financial value to VCAT. Management believes that Don Speer’s current relationship with the Barona Tribe is a significant relationship. However, it is not currently generating any revenues. In addition, neither Mr. Speer nor any of VCAT’s other employees have been able to establish new management or consulting relationships with any other gaming operators in the past few years. Although Mr. Speer may have significant value as a potential employee to a strategic buyer, his value would likely not justify the purchase of the entire business by an independent third party.

VCAT has had discussions with various independent third parties regarding prospective proposals relating to mergers, acquisitions and investments involving these third parties. Houlihan Lokey did not solicit or participate in the negotiations with regard to these alternative proposals. The Special Committee evaluated these proposals and determined that none of these proposals represented a viable option for VCAT. The Special Committee did keep Houlihan Lokey apprised of each proposal and discussed its analysis and conclusions with representatives of Houlihan Lokey. Because VCAT has nominal value in its contracts, limited relationship personnel and is affected by other factors, including the required approval by the Barona Tribe of the assignment by VCAT of its contract with the Barona Tribe, the negative book value of VCAT and competitive trends within the Native American gaming industry, Houlihan Lokey observed that it is unlikely that there would be any viable Third Party Sale Alternative, and that the likely value remaining for shareholders under the Third Party Sale Alternative would be nominal.

Sale of VCAT to Management.    Houlihan Lokey conducted an analysis of a sale to management in the proposed Transaction, as described elsewhere in this proxy statement.

The Speer Group submitted a proposal to acquire all of the issued and outstanding shares of Common Stock of VCAT in connection with the Merger Agreement. Under the terms and conditions of the Merger Agreement: (a) VCAT will merge into Speer Casino Marketing pursuant to the Merger Agreement, (b) all of the shares of VCAT’s Common Stock will be canceled, and (c) the Public Shareholders will receive $0.65 per share plus the right to receive a contingent right payment from Speer Casino Marketing based upon its achievement of certain revenue levels. There can be no assurance of the receipt of any such contingent payments by the Public Shareholders.

Houlihan Lokey prepared an analysis of the closing sales prices of the Common Stock during the 52-week period ended May 3, 2002. The historical stock performance review of VCAT’s Common Stock was performed to provide background information and to add context to the other analyses performed by Houlihan Lokey, as described below. This analysis was not used to determine the overall fairness of the Transaction. Houlihan Lokey did not perform any historical stock performance review of any comparable or other companies in its analysis. Houlihan Lokey has not been made aware of any analyst coverage of VCAT or its Common Stock during the periods reflected in the table below.

VCAT advised Houlihan Lokey that: (a) as of August 15, 2001, the Common Stock was delisted from the NASDAQ National Market System (“NASDAQ NMS”) for failure to comply with the $1.00 minimum bid price and the $5 million market value of public float requirement under the NASDAQ National Market continuing listing requirements, and (b) the Common Stock has since traded on the Over-the-Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc.

The following table sets forth certain historical information regarding the closing sales price of VCAT’s Common Stock, as of May 3, 2002 and the average of the closing sales prices of VCAT’s Common Stock, during the specified periods set forth in the table, preceding May 3, 2002, as applicable:

COMPANY’S RECENT COMMON STOCK TRADING PRICES

Closing Sales Price	5-Day Average	30-Day Average	3-Month Average	6-Month Average	52-Week Average	52-Week High	52-Week Low
$0.06	$0.07	$0.07	$0.10	$0.14	$0.14	$0.72	$0.04

Houlihan Lokey conducted an analysis of 111 going-private transactions that were announced between January 1, 1994 and December 31, 2000 in which: (a) the target was a publicly traded company, (b) the offer price was greater than $2.00 per share, (c) the acquiror purchased approximately 100% of the target’s equity for cash, and (d) the time between the announcement and the effective date of the transaction was less than 270 days.

These transactions included acquisitions by independent financial and strategic third-party buyers and management-led buyouts. Houlihan Lokey observed that the median control premiums with respect to these 111 going-private transactions were, as follows: (a) one-day control premium (24.3%), (b) one-week control premium (28.0%), and (c) one-month control premium (31.5%). The “control premium” is the amount by which the offer price per share exceeds the target’s stock price per share. The “one-day premium” refers to the premium of the acquiror’s offer price per share relative to the target’s stock price one day prior to the announcement of the transaction. The “one-week premium” refers to the premium of the acquiror’s offer price per share relative to the target’s stock price one week (5 trading days) prior to the announcement of the transaction. The “one-month premium” refers to the premium of the acquiror’s offer price per share relative to the target’s stock price one month (20 trading days) prior to the announcement of the transaction.

Further, Houlihan Lokey observed that the control premiums in smaller transactions, where the transaction value was less than $500 million, was greater than the control premiums paid in larger transactions, where the transaction value was greater than $500 million. As of May 5, 2002, VCAT had 7.2 million issued and outstanding shares of Common Stock, of which the Public Shareholders owned 6.2 million shares. Based on the number of issued and outstanding shares, as of May 5, 2002, the aggregate transaction value of the cash to be paid (without giving effect to the contingent right payment) would have been approximately $4.7 million for the combined issued and outstanding shares, and $4.0 million for only the shares owned by the Public Shareholders.

Based on the foregoing, Houlihan Lokey noted that the $0.65 per share value of the cash consideration to be received by the Public Shareholders (without giving effect to the contingent right payment), reflected a 983% one-day control premium based on the closing sale price of the Common Stock, as of May 5, 2002 (the assumed measurement date for purposes of calculating the control premium), and an 887% one-month control premium based on the closing sale price of the Common Stock, during the one-month period ended May 5, 2002. Houlihan Lokey observed that the $0.65 per share consideration (without giving effect to the contingent right payment, as part of the Merger Consideration), proposed to be paid to the Public Shareholders, was within or exceeded the range of control premiums in the other going-private transactions.

These facts supported a determination that the consideration to be received in the Transaction (without giving effect to the contingent right payment), and not otherwise in a transaction involving the Status Quo, Renegotiated Contract, Liquidation or Third Party Sale Alternatives, was fair to the Public Shareholders from a financial point of view.

Addendum to the Strategic Alternatives Study and Updated Fairness Opinion

We are currently negotiating, and expect to reach agreement with the Barona Tribe in August 2002 on (a) a Termination Agreement which, among other things, will terminate the 1996 Consulting Agreement and forgive

VCAT’s $3.7 million obligation to the Barona Tribe and (b) a new, one-year or two-year Consulting Agreement with a flat fee monthly payment of $475,000. (See “The Merger—Relationship with the Barona Tribe/Native American Indian Gaming Consulting”.) As a result of these developments, and based on the assumptions that we enter into the Termination Agreement and the 2002 Consulting Agreement on substantially the same terms that we have described herein, Houlihan Lokey issued an addendum to its strategic Alternatives Study dated May 30, 2002 and an updated fairness opinion dated May 30, 2002. Houlihan Lokey’s updated fairness opinion is attached to this Proxy Statement as Appendix B2. After factoring the Termination Agreement and the new 2002 Consulting Agreement into their analysis, Houlihan Lokey’s conclusion was that under no projected scenario would the VCAT shareholders receive more than the Speer Proposal’s initial cash transaction value of $4 million.

Fees of Financial Advisor

Pursuant to an agreement, dated November 13, 2001, Houlihan Lokey was retained by the Special Committee to provide financial advisory services. VCAT has agreed to pay Houlihan Lokey a fee of: (a) $125,000, which has already been paid, to prepare the strategic alternative study, (b) at the request of the Special Committee, an additional $100,000 to render the fairness opinion, $50,000 of which has been paid and of which an additional $50,000 with respect to the preparation of the written strategic alternative study will be credited to the latter $100,000 payment, and an additional $50,000 for a revised alternatives study and updated opinion, of which $50,000 has already been paid. In addition, VCAT has agreed to reimburse Houlihan Lokey for its reasonable legal and out-of-pocket expenses incurred in connection with its engagement, which have totaled approximately $22,000 to date. VCAT has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services. Houlihan Lokey has not previously provided financial advisory services to VCAT.

Purpose and Reasons of Mr. Speer and Speer Casino Marketing, Inc. for the Merger

The purpose of the merger for Mr. Speer and Speer Casino Marketing is for Speer Casino Marketing to acquire VCAT. The merger will allow Speer Casino Marketing and Mr. Speer to acquire the VCAT business and operate it as a private company. Mr. Speer believes that public company status imposes a number of limitations on VCAT’s ability to conduct business with Native American Tribes. For example, the disclosure obligations required of a public company oftentimes makes working with Native American tribes difficult because such tribes would rather their business affairs to remain private. Another benefit of the merger is that it will allow management of Speer Casino Marketing greater operating flexibility to concentrate on long-term growth, not focus on quarter-to-quarter performance often emphasized by the public markets. The merger is also intended to enable Speer Casino Marketing to use in its operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

Mr. Speer first submitted the going-private merger proposal to acquire us in December 2001. Mr. Speer sought to acquire VCAT because he believed that he could restructure and manage VCAT’s business more effectively as a private company. Between the time of Mr. Speer’s first proposal in December 2001 and the time that the merger agreement was signed on May 13, 2002, the share price of our common stock continued to decline, VCAT continued to incur operating losses and the relationship between the Barona Tribe and VCAT management fluctuated continuously causing uncertainty regarding the long-term relationship. Mr. Speer’s initial reasons for acquiring VCAT remained unchanged, and for those reasons he entered into the Merger Agreement with VCAT on May 13, 2002.

Among other factors, Mr. Speer and Speer Casino Marketing considered the following:

•
The fact that the Special Committee had engaged in extensive negotiations with him and the belief that this represented a substantively and procedurally fair process with respect to unaffiliated security holders;

•
The fact that the consideration to be received by the disinterested VCAT shareholders in the merger would consist primarily of cash, which provides greater assurance of shareholder value and eliminates any uncertainties in valuing the merger consideration to be received by shareholders;

•
The significant challenges facing VCAT as it continued to operate as an independent public company, including VCAT’s limited working capital, its operating losses, its significant debt and the delisting of its stock from the Nasdaq National Market;

•	VCAT’s relatively low trading volume for its stock, limited or non-existent institutional sponsorship and no research attention from analysts; and

•	His resources and ability to complete the transaction.

Position of Mr. Speer and Speer Casino Marketing as to the Fairness of the Merger

Mr. Speer and Speer Casino Marketing believe that the merger is substantively and procedurally fair to the disinterested VCAT shareholders who are unaffiliated with Mr. Speer. However, neither Mr. Speer nor Speer Casino Marketing have hired a financial advisor in connection with the Transaction, or undertaken any formal evaluation of the fairness of the merger to such shareholders. Moreover, Mr. Speer and Speer Casino Marketing did not participate in the deliberations of the Special Committee or receive advice from the Special Committee’s financial advisor. Consequently, neither Mr. Speer nor Speer Casino Marketing is in a position to adopt the conclusions of the Special Committee with respect to the fairness of the merger to the disinterested shareholders. Because of the variety of factors considered, Mr. Speer and Speer Casino Marketing did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching their determination.

The determination of Mr. Speer and Speer Casino Marketing that the merger is substantively fair was made after consideration of all the factors together. These factors include the following:

•
The fact that recent market prices for the Common Stock have been well below the $0.65 per share initial cash consideration. On the day the Merger Agreement was signed, our common stock traded as low as $0.04 per share;

•
The establishment of a Special Committee, comprised solely of independent directors, who are not VCAT officers or employees to consider and evaluate all viable alternatives, choose an alternative which is, and, if necessary, negotiate terms to effect such alternative which are, in the best interests of the disinterested shareholders and approve such transaction;

•
The fact that the members of the Special Committee had no financial interest in any of the alternatives considered, including the proposed merger, different from the disinterested VCAT shareholders generally;

•
The fact that the Special Committee received a written opinion of its independent financial advisor as to the fairness, from a financial point of view, of the merger consideration to our disinterested shareholders other than Speer Casino Marketing and its affiliates; and

•	the unanimous recommendation of the Special Committee and VCAT’s Board of Directors of the Transaction, excluding Mr. Speer, who abstained.

Mr. Speer and Speer Casino Marketing believe that these analyses and factors provide a reasonable basis for them to believe that the merger is fair to the VCAT shareholders other than Speer Casino Marketing and its affiliates. This belief should not, however, be construed as a recommendation to the VCAT shareholders by any of Mr. Speer or Speer Casino Marketing to vote to approve the merger.

Mr. Speer and Speer Casino Marketing did not consider our historical market prices, net book value, liquidation value or going concern value in evaluating the fairness of the merger to the disinterested VCAT shareholders other than Speer Casino Marketing and its affiliates. Mr. Speer and Speer Casino Marketing did not rely on any report, opinion or appraisal in determining the fairness of the merger to the disinterested VCAT shareholders. Mr. Speer reviewed the description of the analyses of Houlihan Lokey included in this proxy statement and read the final opinion, and did not find either to be objectionable. However, Mr. Speer and Speer Casino Marketing did not undertake to conduct an independent evaluation of the Houlihan Lokey analyses, and did not retain any independent financial advisors to conduct a review of the results or an independent analysis of VCAT, and did not rely on the Houlihan Lokey analyses. Mr. Speer and Speer Casino Marketing did not consider any firm offers made in the last two years by an unaffiliated person to merge or consolidate with us, to acquire all or any substantial part of our assets or to acquire control of us. Mr. Speer and Speer Casino Marketing did not consider our historical market prices, net book value, liquidation value or going concern value to be material in evaluating the fairness of the merger to the disinterested VCAT shareholders other than Mr. Speer and his affiliates. In light of the current economic environment, VCAT’s Common Stock being delisted from the Nasdaq National Market and VCAT’s financial problems, together with the continuing decline in the trading price of our common stock, Mr. Speer and Speer Casino Marketing did not believe that historical market prices and financial results were indicative of the value of our common stock.

Material U.S. Federal Income Tax Consequences

General

The following general discussion summarizes certain material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the related regulations promulgated, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion assumes that holders of our Common Stock hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of United States federal income taxation that may be important to holders of our Common Stock in light of their particular circumstances or if they are subject to special rules. These special rules include rules relating to:

•	holders who are not citizens or residents of the United States;

•	financial institutions;

•	tax-exempt companies;

•	insurance companies;

•	dealers in securities;

•	holders who acquired their shares through the exercise of options or similar derivative securities or otherwise as compensation;

•	holders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction; and

•	holders whose shares of common stock are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code.

In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws or of transactions effectuated prior or subsequent to or concurrently with the merger, whether or not any such transactions are undertaken in connection with the merger. Holders of our Common Stock should consult their individual tax advisors as to the particular tax consequences to them of the merger, including the application of any state, local or foreign tax laws.

Tax Consequences to VCAT

For United States federal income tax purposes, our merger into Speer Casino Marketing and the receipt by our shareholders of the cash consideration and the right to receive the contingent payments will be treated as if we sold our assets to Speer Casino Marketing for the cash and contingent payments and then distributed those amounts to our shareholders in complete liquidation. Generally, we would recognize gain or loss equal to the difference between (a) the sum of the cash received upon closing of the merger and the fair market value of the right to receive contingent payments in the future, and (b) our adjusted tax basis in each of the assets deemed sold. The contingent payments are speculative in nature and the fair market value of the right to receive contingent payments is uncertain.

We intend to treat the contingent payments that we are deemed to receive in connection with the merger under the “open transaction” doctrine. Under the open transaction doctrine, no current tax consequence attaches to the receipt of an item of property whose fair market value cannot be reasonably determined. If the open transaction doctrine were applicable to the contingent payment rights, (a) the contingent payment would not be taken into account in determining our gain upon receipt of the merger consideration and any gain would be limited to the extent the amount of cash received in the merger exceeds our tax basis in our assets; (b) we would have no remaining tax basis in the contingent payment; and (c) amounts thereafter received by virtue of the contingent payment would be treated partially as interest and the balance as capital gain to us.

However, it is the position of the Internal Revenue Service, reflected by Treasury Regulations, that only in “rare and extraordinary cases” is the value of the property so uncertain that open transaction treatment is available. Accordingly, the Internal Revenue Service may require us to value the contingent payment rights upon the closing of the merger and immediately recognize gain or loss. Under this scenario, it would be possible for us to recognize significant capital gain upon the receipt of the cash in the merger and potentially recognize a significant capital loss (subject to significant limitations as to usage) in subsequent years when the contingent payment is actually received (or no payment is made).

In all events, we believe that we have sufficient current operating losses to offset the corporate level gain attributable to the cash component of the merger.

Conversion of Shares of Our Common Stock in the Merger

The receipt of cash and the right to receive contingent payments by holders of our common stock in the merger or upon exercise of appraisal or dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize capital gain or loss in an amount equal to the difference between (A) the sum of the cash received by the holder upon the closing of the merger and any contingent payments, and (B) the holder’s adjusted tax basis in our common stock. Any gain or loss generally will be long-term capital gain or loss if our common stock has been held by the holder for more than one year. If our common stock has been held by the holder for not more than one year, any gain or loss will generally be taxed as a short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxable at a maximum federal tax rate of 20%. The deductibility of capital losses is subject to limitations.

Timing of Gain or Loss Recognition

Because the merger consideration includes a contingent payment, which is uncertain as to amount, the tax treatment of the cash received in the merger and the contingent payments are uncertain. Under the open transaction doctrine, described above, no current tax consequence attaches to the receipt of an item of property whose fair market value cannot be reasonably determined. Our shareholders may wish to consult their tax advisors concerning the possible applicability of the open transaction doctrine to their receipt of the contingent payments. If the open transaction doctrine were applicable to the contingent payment, (a) the contingent payment would not be taken into account in determining a holder’s gain upon receipt of the merger consideration and any gain would be limited to the extent the amount of cash received in the merger exceeds the holder’s tax basis in their shares; (b) the holder would have no remaining tax basis in the contingent payment; and (c) amounts thereafter received by virtue of the contingent payment would be treated partially as interest and the balance as capital gain.

If a holder chooses not to report the sale under the open transaction doctrine or it is determined that open transaction treatment is not available, the holder will recognize gain or loss based on the sum of the actual merger consideration received and the value of the right to receive the contingent payments. This will require the VCAT shareholder to value the right to receive contingent payments and potentially recognizing tax on amounts that are not yet received. However, the holder will obtain a tax basis in the right to receive contingent payments equal to the fair market value of the holder’s right to receive contingent payments. As contingent payments are received, the payments will decrease the holder’s adjusted tax basis in the holder’s right to receive contingent payments to the extent thereof. If the holder’s adjusted tax basis in the right to receive contingent payments is decreased to zero, any remaining portion of the contingent payment, may be treated as imputed interest. If a holder’s adjusted tax basis in the holder’s right to receive contingent payments is greater than zero after the final contingent payment is made, the holder generally will recognize a loss equal to the holder’s adjusted tax basis in the contingent payments.

It should be noted that any contingent payments received by a holder will be deemed to have been received by VCAT in a taxable transaction. Thus, as successors to VCAT following VCAT’s deemed liquidation, the VCAT shareholders will be responsible for the corporate level tax relating to any contingent payment. The liability for both the corporate level tax and the individual’s tax could equal more than 50 percent of any contingent payment received. We believe that the corporation has corporate level attributes to shelter approximately $5 million in corporate tax liability and that an individual shareholder would not be liable for any corporate tax liability until those amounts have been utilized. However, the amount and availability of the corporate attributes is subject to some uncertainty and may not be available to absorb any corporate level taxes associated with a contingent payment.

Example—Open Transaction Doctrine is Applicable.    Assuming (a) the open transaction doctrine is available to a shareholder owning one share of our Common Stock, (b) the shareholder owned the share for more than one year and (c) there are no corporate attributes available to absorb the corporate level taxes, if the shareholder receives a contingent payment of $100, then the shareholder would pay a corporate level tax on the $100 payment and an individual level tax at the long-term capital gains rate tax on the net amount received, calculated as follows:

•	Corporate level tax: $100 x 35% = $35

•	Net Amount Received: $100 - $35 = $65

•	Individual level tax: $65 x 20% = $13

•	Net cash received by shareholder: $65 - $13 = $52

•	Future Payments: Future payments received by the holder will be taxed in the same manner described above.

Example—Open Transaction Doctrine is not Applicable.    Assuming (a) the open transaction doctrine is not available to a shareholder owning one share of our Common Stock, (b) the shareholder owned the share for more than one year and (c) there are no corporate attributes available to absorb the corporate level taxes at the closing, the shareholder would be required to value the right to receive all future contingent payments even though no payment has actually been made. Assuming the shareholder valued the right to receive contingent payments at $50 (paying tax with respect to the $50 and obtaining a $50 basis in the contingent rights in the year of the closing) and the shareholder later receives a contingent payment of $100, the shareholder would be required to pay an individual level tax at the long-term capital gains rate tax on the amount that the $100 payment exceeds the shareholder’s tax basis in the contingent payment rights, calculated as follows:

•	Corporate level tax: $100 x 35% = $35

•	Net Amount Received: $100 - $35 = $65

•	Gain Attributable to Payment: $65 - $50 = $15

•	Individual level tax: $15 x 20% = $3

•	Net cash received by shareholder: $65 - $3 = $62

•	Future Payments: Because the holder has no remaining basis in the contingent payment rights, the full amount of all future payments will be taxed at the 20% tax rate.

Our Shareholders Should Consult with their Tax Advisors

Due to the lack of available precedent and the inherently factual nature of the question, our tax counsel is not able to express any view as to the availability of open transaction reporting in respect of the contingent payment that our common shareholders may receive in connection with the merger. Accordingly, holders of our common stock are urged to consult their tax advisors regarding the issue.

Backup Withholding

A non-corporate holder of our common stock may be subject to U.S. federal income tax backup withholding at a rate of 30.0%. However, backup withholding will not apply to a shareholder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to back-up withholding by completing the substitute Form W-9 that will be included as a part of the transmittal letter that the disbursing agent will send to the holders of our common stock in connection with the merger, or (b) otherwise proves to Speer Casino Marketing and the disbursing agent that the shareholder is exempt from backup withholding in accordance with applicable U.S. federal tax regulations.

Merger Related Litigation

On May 30, 2002, a purported class action lawsuit was filed against us and the following of our directors: Stephen Dirks, Andrew Laub, Jana McKeag, Cornelius E. (“Neil”) Smyth and L. Donald Speer, II. The lawsuit primarily seeks to enjoin our merger with Speer Casino Marketing. The complaint was filed in the Superior Court of the State of California in the County of San Diego (“San Diego County Superior Court”) by Jay Fink, an individual claiming to be one of our shareholders.

In the complaint, the plaintiff alleges, among other things, that:

•
The defendants are attempting to complete a management-led buyout at a grossly inadequate and unfair price and their efforts provide certain insiders and directors with preferential treatment at the expense of, and which is unfair to, our public shareholders;

•
In pursuing the plan to cash out our public shareholders for grossly inadequate consideration, each of the defendants have violated applicable law by directly breaching and/or aiding the other defendants’ breaches of their fiduciary duties of loyalty, due care, independence, good faith and fair dealing; and

•
Instead of attempting to obtain the highest price reasonably available for our company, the defendants spent a substantial effort tailoring the structural terms of the merger to meet the specific needs of Mr. Speer.

The plaintiff asks the court for the following relief:

•	Declare that the action is properly maintainable as a class action lawsuit;

•	Declare that the merger agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;

•	Enjoin the consummation of the merger unless and until certain procedures are adopted and implemented to obtain the highest possible price for our shareholders;

•
Direct the individual defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of our shareholders until the process for the sale or auction of the company is completed and the highest possible price is obtained;

•	Rescind the merger transaction;

•	Establish a constructive trust, in favor of the plaintiff, upon any benefits improperly received by the defendants as a result of their wrongful conduct; and

•	Award the plaintiff its costs and disbursements in the lawsuit.

On June 26, 2002, a second purported class action lawsuit was filed against us and the following of our directors: Stephen Dirks, Andrew Laub, Jana McKeag, Cornelius E. (“Neil”) Smyth and L. Donald Speer, II. The complaint was filed in San Diego County Superior Court by Virginia Riutta, an individual claiming to be one of our shareholders. The lawsuit primarily seeks to enjoin our merger with Speer Casino Marketing and makes substantially identical allegations to the purported class action filed by Jay Fink and described above.

On June 28, 2002, the lawsuit filed by Jay Fink was removed from San Diego County Superior Court to the United States District Court for the Southern District of California (“U.S. District Court”), pursuant to, inter alia, the Securities Litigation Uniform Standards Act of 1998 (“SLUSA”), 15 U.S.C. § 78p. On July 19, 2002, the lawsuit filed by Virginia Riutta was removed from San Diego County Superior Court to U.S. District Court, pursuant to, inter alia, the SLUSA. On July 31, 2002, Jay Fink and Virginia Riutta moved to remand their respective actions back to San Diego County Superior Court. The hearings on both motions are presently set for September 16, 2002.

Our Board of Directors believes that it and the Special Committee of our Board of Directors have met and will continue to meet their respective fiduciary obligations. Our Board of Directors believes that each of the lawsuits described above is without merit and intends to vigorously defend each action. However, no assurances can be made that we will be successful in defending the actions or that the merger will be completed.

In connection with the defense of the purported class action lawsuits, we may argue that voting in favor of the merger and the merger agreement by any shareholder will constitute a waiver of any right that the shareholder may have had to be a member of any class certified by the court or to otherwise participate in the action in any way.

THE MERGER TRANSACTION

Structure of the Merger

The proposed acquisition of our company has been structured as a merger of us with and into Speer Casino Marketing in order to permit the cancellation of all of our common stock and other outstanding equity interests and to permit the transfer to Speer Casino Marketing of all of our assets and liabilities, including our existing contractual arrangements with third parties. The transaction has been structured as a cash merger in order to provide our public shareholders with cash for all of our shares they hold and to provide a prompt and orderly transfer of ownership of us with reduced transaction costs.

Effects of the Merger

Upon completion of the merger, our shareholders, other than Speer Casino Marketing and Mr. Speer, will cease to have ownership interests in us or rights as our shareholders. Therefore, except for payments, if any, pursuant to the contingent payment rights, our current shareholders, other than Speer Casino Marketing and Mr. Speer, will not participate in any of the future earnings or growth, if any, related to the business of VCAT. Upon completion of the merger, all shares of the common stock of VCAT will be cancelled and Mr. Speer will own 100% of the outstanding common stock of Speer Casino Marketing.

In connection with the merger, the vesting of certain of our outstanding stock options will accelerate and such stock options will become exercisable. Holders of our stock options or warrants who exercise their options or warrants and pay the exercise therefor prior to completion of the merger will receive shares of our common stock and will be entitled to the same $0.65 cash consideration per share and right to receive additional contingent payments, if any, earned over the first five years following the effective time of the merger as other shareholders (other than Speer Casino Marketing) in the merger.

As a result of the merger, our common stock will be cancelled and we will cease to exist, Speer Casino Marketing will be a privately held corporation, and there will be no public market for Speer Casino Marketing’s common stock. Our common stock will cease to be traded on the OTC Bulletin Board or any other securities exchange. In addition, registration of our common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions and the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to us or our affiliates.

Once the merger is completed, Mr. Speer, as the sole director of Speer Casino Marketing, will become the sole director of the surviving corporation and the officers of Speer Casino Marketing will become officers of the surviving corporation. It is expected that substantially all of the members of our current management will remain as management of the surviving corporation after the merger. See “The Merger Transaction—Interests of Certain Persons in the Merger; Potential Conflicts of Interest.”

It is expected that, following completion of the merger, our operations will be conducted substantially as they are currently being conducted. Prior to the merger, Speer Casino Marketing may be merged with and into Speer Casino Marketing, LLC, a limited liability corporation owned solely by Mr. Speer. If such merger is completed, Speer Casino Marketing, LLC will be the successor to Speer Casino Marketing in all respects. Accordingly, for purposes of disclosure herein, Speer Casino Marketing shall also mean Speer Casino Marketing, LLC.

Except as described in the immediately preceding paragraph, neither we, nor Mr. Speer and his affiliates have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger that would involve our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, Speer Casino Marketing will continue to evaluate its business and operations after the merger and may develop new plans and proposals that Speer Casino Marketing considers to be in its best interests and the interests of Mr. Speer.

Mr. Speer, through his ownership of Speer Casino Marketing, will have a 100% interest in VCAT’s net book value and net operating loss carry forward for tax purposes after the merger (the use of which is subject to certain limitations).

Risks that the Merger Will Not Be Completed

Completion of the merger is subject to various risks and uncertainties, including, but not limited to, the following:

•	that the parties will not have performed their obligations under the merger agreement before the completion of the merger;

•	that the merger agreement and the merger will not be approved and adopted by our shareholders;

•	that Speer Casino Marketing will not be able to obtain financing for the merger;

•	that VCAT will not be able to purchase the directors’ and officers’ extended period run-off insurance at a price that would make it economically feasible to consummate the merger;

•
that the representations and warranties made by the parties in the merger agreement will not be true and correct as of the closing of the merger in a manner which results in a material adverse effect on us; and

•	a governmental entity brings or overtly threatens to bring a lawsuit or a court imposes a restraint that prohibits the merger.

As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite shareholder approval is obtained.

If our shareholders do not approve and adopt the merger agreement and the merger, or if the merger is not completed for any other reason, the business will be conducted substantially as it is currently being conducted. Services to the Barona Tribe will be conducted pursuant to the terms of the 2002 Consulting Agreement

(assuming such agreement is consummated with the Barona Tribe) and VCAT would continue to market its customer relationship management business model and its related software to third parties. Assuming that the shareholders do not approve the merger, set forth below is a condensed pro forma balance sheet as of March 31, 2002 and a condensed pro forma statement of operations for the nine month period ended March 31, 2002, giving effect to the execution of the Termination Agreement and the 2002 Consulting Agreement.

Venture Catalyst Incorporated
Pro Forma Balance Sheet (unaudited)

	VCAT March 31, 2002	Pro Forma Adjustments		VCAT Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$7,033,337	$—		$7,033,337
Income tax receivable	3,650,648	—		3,650,648
Prepaid expenses and other assets	181,406	—		181,406
Receivables, net	57,767	—		57,767

Total current assets	10,923,158			10,923,158
Non-Current Assets:
Property, plant and equipment, net	162,368	—		162,368
Deposits and other assets	204,925	—		204,925
Restricted cash	133,000	—		133,000
Capitalized software, net	95,687	—		95,687
Non-current receivables (net of allowance of $208,613)	38,121	—		38,121

Total non-current assets	634,101	—		634,101

Total assets	$11,557,259	$—		$11,557,259

LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities:
Advances of future consulting fees—Barona Tribe	$3,693,756	$(3,693,756	)(1)	$—
Accrued contract costs	3,091,368	(3,091,368	)(2)	—
Accounts payable and accrued expenses	1,027,048	—		1,027,048

Total current liabilities	7,812,172	(6,785,124)		1,027,048
Non-Current Liabilities:
Long-term debt and accrued interest	9,662,708	—		9,662,708
Accrued contract costs, non-current	3,225,469	(3,225,469	)(2)	—

Total liabilities	20,700,349	(10,010,593)		10,689,756
Shareholders’ Equity (Deficit):
Common stock, $.001 par value, 100,000,000 shares authorized and 7,206,598 shares issued	7,207	—		7,207
Additional paid-in-capital	11,943,105	—		11,943,105
Deferred compensation	(1,663)	—		(1,663)
Retained deficit	(21,091,739)	3,693,756	(1)	(11,081,146)
	—	6,316,837	(2)	—

Total shareholders’ equity (deficit)	(9,143,090)	10,010,593		867,503

Total liabilities and shareholders’ equity (deficit)	$11,557,259	$—		$11,557,259

(1)	Represents the release of the liability called “advance of future consulting fees—Barona Tribe” in connection with the execution of the Termination Agreement.
(2)	Represents the reversal of the remaining liabilities called “accrued contract costs” related to the 1996 Consulting Agreement in connection with execution of the Termination Agreement.

Venture Catalyst Incorporated
Pro Forma Statement of Operations (unaudited)

	VCAT For the nine months ended March 31, 2002	Pro Forma Adjustments		VCAT Pro Forma
Revenues:
Client services	$—	$—		$—
Operating expenses:
Cost of services	2,408,605	638,741	(1)	3,047,346
Cost of services—anticipated contract loss	6,955,578	(6,955,578	)(2)	—
General and administrative expenses	2,503,609	—		2,503,609
Asset impairment	89,818	—		89,818
Amortization of intangible assets and stock-based compensation	23,251	—		23,251

Operating expenses	11,980,861	(6,316,837)		5,664,024

Operating income (loss)	(11,980,861)	6,316,837		(5,664,024)
Other income (expense):
Interest income	104,021	—		104,021
Interest expense	(671,415)	—		(671,415)
Other (loss) income	(181,992)	3,693,756	(3)	3,551,764

Other (loss) income, net	(749,386)	3,693,756		2,944,370

Income (loss) before income tax benefit	(12,730,247)	10,010,593		(2,719,654)
Income tax benefit	3,702,400	—		3,702,400

Net (loss) income	$(9,027,847)	$10,010,593		$982,746

Basic and diluted (loss) income per share:
Net (loss) income per share—basic and diluted	$(1.25)	$—		$0.14

Weighted average common shares outstanding:
Basic and diluted	7,206,598	—		7,206,598

(1)	Represents the recognition of the cost of services incurred related to the 1996 Consulting Agreement previously recorded as “cost of services—anticipated contract loss”.
(2)	Represents the reversal of the “cost of services—anticipated contract loss” related to the 1996 Consulting Agreement in connection with the execution of the Termination Agreement.
(3)	Represents the recognition of income as a result of the release of the liability called “advances of future consulting fees—Barona Tribe” in connection with the execution of the Termination Agreement.

Merger Financing

Speer Casino Marketing estimates that the total cash consideration to be paid upon completion of the merger will be approximately $4.1 million (assuming that none of our shareholders exercise their dissenters’ rights and only in-the-money options to purchase common stock are exercised), including approximately $4.0 million to pay our shareholders, other than Speer Casino Marketing, and approximately $0.1 million to pay certain of its fees and expenses related to the transaction. Speer Casino Marketing intends to finance the merger through the use of cash to be provided under a term loan. It is a condition to the closing of the merger that Speer Casino Marketing’s lenders advance sufficient funds to Speer Casino Marketing to pay all of the cash consideration in the merger.

Speer Casino Marketing has received a commitment letter to finance the merger from Wells Fargo Bank, National Association (“Wells Fargo”). The commitment provides for a term loan that allows Speer Casino Marketing to borrow up to an amount not to exceed $4.1 million. Speer Casino Marketing intends to borrow approximately $4.1 million under the term loan, to fund the cash consideration necessary to complete the merger and pay certain of the related expenses.

The term loan will mature on the business day following the closing of the merger or 30 days from the date the final loan documents are signed, whichever is earlier. Interest on the term loan will be computed and payable upon maturity. The interest rate will be the higher of Wells Fargo’s Prime Rate and the Federal Funds Rate plus 1/2% for the first two days following the date the loan documents are signed. The interest rate increases to 3% plus the greater of Wells Fargo’s Prime Rate and the Federal Funds Rate plus 1/2% beginning on the third day after the loan documents are signed. A $25,000 loan documentation fee is payable in connection with the loan. Speer Casino Marketing plans to pay off the loan upon the closing of the merger with the cash reserves. The commitment is conditioned on the negotiation, execution and delivery of loan documents not later than September 30, 2002. The financing contemplated by the commitment letter is subject to additional customary closing conditions.

Restructuring of Stock Repurchase Obligations

In September 1996, we entered into a Stock Purchase and Settlement and Release Agreement with two of our shareholders, Jonathan Ungar and Alan Henry Woods (together, the “Noteholders”), pursuant to which we repurchased shares of our common stock held by the Noteholders (the “Stock Purchase Agreement”). The terms of the Stock Purchase Agreement included, among other things, (a) the issuance by us of two unsecured promissory notes in the aggregate principal amount of $3,500,000, with interest at the rate of 10% per annum, and (b) contingent obligations (the “Contingent Obligations”) to issue an aggregate principal amount of $12,856,000 in unsecured promissory notes to Messrs. Ungar and Woods, if the contingencies described in the Stock Purchase Agreement were met. The contingencies relating to a portion of the Contingent Obligations have been met. Accordingly, we have issued additional promissory notes to the Noteholders in the aggregate principal amount of $8,000,000. Therefore, if all contingent obligations are met in the future, an additional $4,856,000 in principal amount of debt will be incurred under the Stock Purchase Agreement.

In April 2000, the Noteholders agreed with us to restructure the Stock Purchase Agreement indebtedness described above by exchanging $3,069,000 of our current and future indebtedness for equity interests in us. Pursuant to the terms of the exchange, a total of 579,000 shares of our restricted stock, and warrants to acquire an additional 145,000 shares of our common stock at $5.89 per share, were issued to retire that portion of the debt. Our total outstanding indebtedness with respect to the Stock Purchase Agreement was $9,663,000 as of March 31, 2002.

We are not obligated to make payments to the note holders when otherwise due if we are not able to meet financial tests set forth in the Stock Purchase Agreement and the notes. Because of our current financial position, we were not required to make payments under the notes in September 2001 and it is uncertain whether such payments will be required for the foreseeable future. Failure to make a payment under these circumstances does not constitute a default under the notes, although the accrued interest is added to the principal and the debt continues to accrue interest pending certain other events, including the permissibility of VCAT to make payments in the future. If the 2002 Consulting Agreement is entered into, it is possible that a portion of the interest payment due in September 2003 will be made.

Each of Mr. Speer’s proposals was contingent upon restructuring the debt that we owed to the Noteholders. In connection with each of Mr. Speer’s first proposal to acquire substantially all of the assets and assume substantially all of the liabilities of VCAT and his second merger proposal, we approached the Noteholders about restructuring the Stock Purchase Agreement indebtedness.

As of May 13, 2002, we entered into a Restructuring Agreement with the Noteholders (the “Restructuring Agreement”). Under the terms of the Restructuring Agreement, the parties agreed to reduce the outstanding debt to $8,333,000, and to exchange the previously issued notes for new instruments representing the reduced debt amount. The Noteholders agreed that at the closing of the Restructuring Agreement they would exchange all the outstanding notes previously issued to them pursuant to the Stock Purchase Agreement, for Class A Contingent Promissory Notes to be issued to Messrs. Ungar and Woods in the principal amounts of $4,179,000, and $4,154,000, respectively (the “Class A Notes”). In connection with the Restructuring Agreement, the Noteholders also agreed to enter into an Acknowledgment and Agreement with Mr. Speer. The Acknowledgement and Agreement places certain restrictions on Mr. Speer and his spouse regarding their business dealings with the Barona Tribe and prohibits Mr. Speer from transferring control of Speer Casino Marketing except to an entity controlled by Mr. Speer that assumes the obligations under the Class A Notes.

Payments on the Class A Notes are due quarterly starting with the quarter that begins October 1, 2002. The amount of each such payment will be equal to the sum of (a) 4% (2% for each Note) of Speer Casino Marketing’s gross revenues up to $1,500,000, plus (b) 8% (4% for each Note) of Speer Casino Marketing’s gross revenues over $1,500,000, measured as of the end of each applicable quarter. Payments are due within 30 days after the end of the applicable quarter, except that payments for the last quarter of our fiscal year are due 60 days after the end of the quarter. No payments shall be due on the Class A Notes in any quarter in which (a) we have no gross revenues; (b) payments under the Class A Notes are subordinated pursuant to the terms of the Notes; or (c) the amount of the proposed payment is offset in full due to audit adjustments which reduce the amounts due to Noteholders under the Class A Notes. The Class A Notes bear no interest.

The obligations pursuant to the Class A Notes will be junior to the contingent payment rights which are part of the merger consideration.

Related Party Transactions with Speer Casino Marketing or Mr. Speer

In September 2000, we agreed to loan to Mr. Speer and his spouse, Kelly Elizabeth Speer, up to $400,000 pursuant to a Promissory Note with a maturity date of March 31, 2001 and providing for interest at the rate of 7%. The debt was secured with shares of VCAT common stock owned by Mr. Speer, including any proceeds received by Mr. Speer from the transfer of such shares. In September 2000, the Speers were advanced an aggregate of $249,000 under the terms of this loan. The Speers repaid $212,000 of the principal amount of the loan in November 2000. On March 31, 2001, we entered into an agreement with the Speers to extend the maturity date of the loan to September 30, 2001. In September 2001, we agreed to further extend the maturity date until December 31, 2001, provided that the Speers pay all then outstanding and accrued interest on or before September 30, 2001. We agreed to further extend the maturity date in December 2001 until March 31, 2002, provided that the Speers pay all of the then outstanding accrued interest. In March 2002, we agreed to further extend the maturity date until June 30, 2002, provided that the Speers pay all of the then outstanding accrued interest. In June 2002, we agreed to further extend the maturity date until September 30, 2002, provided that the Speers pay all of the then outstanding accrued interest. The Note evidencing the loan was also amended in June 2002 to provide that the debt is secured by a pledge of 100 shares of common stock of Speer Casino Marketing held by Mr. Speer. As of June 30, 2002, after the repayment of accrued interest, the aggregate principal outstanding under this loan was approximately $37,420.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

In considering the recommendations of the Board of Directors, our shareholders should be aware that certain of our executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of our shareholders generally.

The Special Committee.    The Board of Directors determined that each member of the Special Committee which was formed on October 23, 2001 would receive a fee of $5,000 for the first 40 hours of service and $100 per hour thereafter, for his service on the Special Committee, regardless of whether any proposed transaction was entered into or completed. In addition, upon joining the Board, Messrs. Farrington and Hindman each received options to purchase 10,000 shares of our common stock. The exercise price of each option was set at the fair market value of the common stock on the date the option was granted. The Special Committee was aware of the potential conflicts of interest involved with the merger and considered them, among other matters, in evaluating, negotiating and approving the merger agreement and the merger.

Our management following the merger.    L. Donald Speer, II, our Chairman of the Board, Chief Executive Officer and Chief Operating Officer, will hold those same positions with the surviving corporation after the completion of the merger. In addition, it is expected that substantially all members of our current management will remain as members of management of the surviving corporation following the merger, although these roles have not been defined. There are no definitive employment or other agreements related to Mr. Speer or any other member of our management regarding the terms of their employment with the surviving corporation.

Kevin P. McIntosh, our Senior Vice President, Chief Financial Officer, Treasurer and Secretary, and Andrew B. Laub, our Executive Vice President, Finance, have been involved in certain aspects of the proposed transaction on behalf of Mr. Speer and Speer Casino Marketing, including negotiating the  financing for the merger. Mr. McIntosh has also been involved in making the necessary arrangements with the disbursing agent. From time to time, at the direction of Mr. Speer, Mr. McIntosh assisted Mr. Speer with the preparation of financial models related to his proposed acquisition of VCAT.

Pre-existing indemnification and insurance.    Our articles of incorporation and bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted by Utah law. We also maintain directors and officers’ liability insurance for the benefit of such persons. We have entered into separate indemnification agreements with each of our directors and executive officers. Under such agreements, we are obligated, among other things, to indemnify our directors and executive officers against liabilities arising from their actions in their capacity as our directors or executive officers. We have entered into indemnification agreements with Cornelius E. (“Neil”) Smyth and Andrew B. Laub.

It is a condition to the obligations of each of VCAT, Speer Casino Marketing and Mr. Speer to consummate the merger that VCAT purchase, with all premiums prepaid, an additional six years of coverage under its existing directors’ and officers’ liability insurance policy under terms specified in the merger agreement.

Acceleration of Stock Options.    As a result of the merger, the vesting of options to purchase 1,040,750 shares of our common stock, which are held by our executive officers and directors, will be accelerated. The exercise price of all of these options is greater than $1.75 per share. In addition, Messrs. Hindman and Farrington, two of our directors, each hold vested options that were granted upon their initial appointment to our Board of Directors in late 2001 to purchase 10,000 shares of common stock at an exercise price of $0.13 per share.

Section 16(b) Exemptions.    In connection with the approval of the proposed merger, our Board of Directors adopted a resolution providing that, to the extent the merger is deemed for purposes of Section 16 of the Exchange Act to constitute a purchase or sale of shares of our common stock or derivative securities by our officers and directors, such purchases and sales are approved by our Board of Directors and are intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act.

Estimated Fees and Expenses of the Merger

Whether or not the merger is completed, all fees and expenses incurred in connection with the merger will generally be paid by the party incurring those fees and expenses. Under certain circumstances described in “The Merger Agreement—Termination Fee and Expense Reimbursement,” we will reimburse Speer Casino Marketing for its legal and disbursement agent expenses incurred in connection with the merger. The estimated total fees and expenses to be incurred by VCAT and by Speer Casino Marketing and Mr. Speer in connection with the merger are as follows:

Description	VCAT	Buyer and Mr. Speer
Financial advisory fees	$245,000	—
Legal and accounting fees and expenses	$950,000	$130,000
Disbursing agent fees and expenses	—	$225,000
Printing and mailing	$30,000	—
Solicitation fees and expenses	$15,000	—
Miscellaneous expenses	$10,000	$25,000
SEC filing fee	$160	—

Total	$1,250,160	$380,000

These expenses will not reduce the merger consideration to be received by our shareholders.

Dissenters’ Rights

If the merger is consummated, holders of our common stock who follow the procedures set forth below will be entitled to dissenters’ rights under part 13 of the Utah Revised Business Corporations Act (the “UBCA”), a copy of which is attached as Appendix C to this Proxy Statement. Additionally, pursuant to Section 2115 of the California General Corporation Law (the “CGCL”), shareholders may be entitled to dissenters’ rights under Chapter 13 of the CGCL, a copy of which is attached as Appendix D to this Proxy Statement, although it is unclear whether a court would conclude that such shareholders would be entitled to exercise dissenters’ rights under California law.

With respect to dissenters’ rights, there is uncertainty as to whether California or Utah law provides the exclusive dissenters’ rights procedures. Accordingly, we will honor a claim for dissenters’ rights that is properly brought under the law of California or Utah.

We believe the differences between Utah law and California law regarding dissenters’ rights are procedural. Both states entitle shareholders to a court appraisal of the value of their shares. Nevertheless, the decision to pursue dissenters’ rights under California or Utah law could result in a different determination of value of our shares because the determination would be made by different courts in different states. Accordingly, shareholders pursuing dissenters’ rights under California law may not receive the same payment that may be made to shareholders pursuing dissenters’ rights under Utah law, and vice versa.

Shareholders who perfect their dissenters’ rights and follow certain procedures in the manner prescribed by the UBCA or CGCL will be entitled to have their shares repurchased by the surviving corporation for cash equal to the fair market value of their shares of VCAT common stock prior to the announcement of the proposed merger. Shareholders who exercise their dissenters’ rights, will not be eligible to receive the contingent payments, if any, earned during the first five years following the completion of the merger.

Summary of Utah Dissenters’ Rights

If the merger is consummated, shareholders who do not vote “FOR” the adoption of the merger agreement, who (a) hold shares of our common stock of record on the date of making a written demand for payment as described below, (b) continuously hold shares of our common stock through the closing the merger, and (c) otherwise comply fully with the applicable provisions of the UBCA, referred to as the “Utah law,” will be entitled to demand payment for their shares of our common stock equal to the fair market value of such shares, exclusive of any element of value arising from the accomplishment of the merger, in connection with the provisions of Section 16-10a-1323 and to receive from the surviving corporation (i.e. Speer Casino Marketing)

payment of such fair market value in cash together with a fair rate of interest, as determined by the surviving corporation.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the Utah law, and is qualified in its entirety by the full text of the Utah law, which is provided in its entirety as Appendix C to this Proxy Statement. All references in the Utah law and in this summary to a “shareholder” are to the record holder of the shares of our common stock as to which dissenters’ rights are asserted.

A person having a beneficial interest in shares of VCAT common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to timely follow the steps required by Utah law to perfect applicable dissenters’ rights.

Any shareholder who wishes to exercise dissenters’ rights or who wishes to preserve that right should review carefully the following discussion and Appendix C to this Proxy Statement. Moreover, because of the complexity of the procedures for exercising dissenters’ rights under Utah law, we believe that shareholders who consider exercising such rights should seek the advice of counsel, which counsel or other services will not be paid for by us or the surviving corporation. Failure to comply with the procedures specified in the Utah law timely and properly will result in the loss of dissenters’ rights.

Written notice of intent to exercise dissenters’ rights.    Any holder of VCAT common stock wishing to exercise dissenters’ rights under the Utah law must satisfy each of the following conditions:

•
the holder must deliver to VCAT a written notice of such holder’s intention to demand payment for his shares in accordance with Utah law before the vote on the merger agreement and the merger at the special meeting;

•
the holder must not vote the holder’s shares of the VCAT common stock in favor of the merger at the special meeting and, as a result, a shareholder who submits a proxy and wishes to exercise dissenters’ rights must either vote against the merger, or abstain from voting on the merger, because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger; and

•
the holder must continuously hold the shares through the date that the merger is approved by the shareholders; a shareholder who is the record holder of shares of VCAT common stock on the date the written notice of intention to exercise dissenters’ rights is given, but who thereafter transfers those shares before the date of the shareholder approval, will lose any dissenters’ rights with respect to those shares.

The written notice of intention to exercise dissenters’ rights must be in addition to and separate from any proxy or vote. Voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger will not constitute written notice of intent to demand payment within the meaning of Section 16-10a-1321 of the Utah law.

Only a holder of record of shares of VCAT common stock issued and outstanding through the effective time of the merger is entitled to assert dissenters’ rights for the shares of VCAT common stock registered in that holder’s name. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the notice should be made in that capacity, with respect to all of the shares held by the fiduciary for such beneficial shareholder. If the shares are owned of record by more than one person, as in a joint tenancy, tenancy in common or community property, the notice should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a notice of intent to exercise dissenters’ rights on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the notice, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise dissenters’ rights with respect to the shares held for one or more other beneficial owners while not exercising dissenters’ rights with respect to the shares held for one or more beneficial owners; in such case, the written notice should set forth the number of shares as to which such rights will be exercised, and where no number of shares is expressly mentioned, the notice will be presumed to cover all shares held in the name of the record owner. If a shareholder holds shares of VCAT common stock through a broker which in turn holds the shares through a central securities depository nominee, notice of intention to exercise dissenters’ rights with respect to such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

Beneficial owners who are not record owners and who intend to exercise dissenters’ rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of the required written notice, and all other applicable requirements for exercising dissenters’ rights.

Any shareholder who has properly asserted his dissenters’ rights in compliance with the Utah law will, until the effective time of the merger, retain all rights of a shareholder except the right to transfer shares, and following the effective time of the merger, shall be entitled only to receive payment for such shares in accordance with Utah law.

Notice by Speer Casino Marketing.    If the merger is approved and adopted at the special meeting, then within 10 days after the effective time of the merger, the surviving corporation (i.e., Speer Casino Marketing) must send a notice as to the effectiveness of the merger to each of the VCAT shareholders who (a) has provided written notice to VCAT of such shareholder’s intention to exercise dissenters’ rights in accordance with Section 16-10a-1321, and (b) did not vote to approve and adopt, and did not otherwise consent to, the merger.

Such written notice from the surviving corporation shall: (a) state that the merger was authorized and approved by holders of a majority of the shares of VCAT common stock entitled to vote on the merger and give notice of the effective time of the merger; (b) state the address at which the surviving corporation will receive payment demands and the address at which certificates for shares of VCAT common stock must be deposited; (c) supply a form for dissenting shareholders to demand payment, which form requests a dissenting shareholder to state an address to which payment is to be made; (d) set a date by which the surviving corporation must receive the payment demand and by which certificates for dissenting shares must be deposited at the address indicated in the notice, which date may not be fewer than 30 nor more than 70 days after the date the dissenters’ notice is given; and (e) be accompanied by a copy of part 13 of the Utah law.

Demand Notice.    A dissenting shareholder who is given the dissenters’ notice described above and wishes to assert dissenters’ rights must, in accordance with the terms of the dissenters’ notice, cause the surviving corporation to receive a payment demand in the same form referred to above, or in another writing, and must timely deposit certificates for dissenting shares of our common stock as provided above. A dissenting shareholder who demands payment in accordance with this paragraph retains all rights as a VCAT shareholder except the right to transfer the shares until the effective time and thereafter has only the right to receive payments for such shares. A dissenting shareholder who does not meet the provisions of this paragraph is not entitled to payment for shares pursuant to the dissenters’ rights described herein. Upon compliance by the dissenting shareholder with all the requirements described above and all other applicable provisions of the Utah law, the surviving corporation will pay the amount the surviving corporation estimates to be the fair value of the dissenting shareholder’s shares of our common stock, except for any shares acquired by any dissenting shareholder after the date of the first public announcement of the Merger to which special provisions not summarized here apply, accompanied by the VCAT balance sheet as of the end of the most recent fiscal year; an income statement for that year; statements of changes in shareholders’ equity and cash flows for that year; and the latest available interim financial statements, if any. Such financial statements do not need to be audited. Payment shall also be accompanied by a statement of the surviving corporation’s estimate of the fair value of the dissenting shares of our common stock and the amount of interest payable with respect to such shares, a statement of a dissatisfied dissenters’ right to demand payment, as discussed below, and a copy of part 13 of the Utah law.

Payment Demand.    A dissenting shareholder may notify the surviving corporation of such shareholder’s estimate of the value of the shares of our common stock held and demand that the surviving corporation pay such amount if: (a) the dissenter believes that the amount paid by the surviving corporation pursuant to Section 16-10a-1325 is less than the fair value of the shares, (b) if the surviving corporation fails to make payment within 60 days after the date set by it as the date by which it must receive the payment demand, or (c) if, having not effected the merger agreement, VCAT fails to return timely the dissenting shareholder’s shares of VCAT common stock. A dissenting shareholder waives the right to demand payment according to this paragraph unless such dissenting shareholder causes the surviving corporation to receive notice of his or her estimate within 30 days after the surviving corporation has made payment for the shares of VCAT common stock.

Filing a petition for appraisal.    If a demand for payment by the dissenter remains unresolved, the surviving corporation will commence a proceeding in the Third District Court of Salt Lake County, Utah within 60 days after receiving the payment demand from the dissenter and petition the court to determine the fair value of the shares. If the surviving corporation fails to commence such proceeding within such 60 days, it shall pay to each dissenter whose demand remains unresolved the amount demanded. Each such dissenting shareholder is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the surviving corporation or the amount the surviving corporation elected to withhold payment under special provisions applicable to shares acquired after the date of the notice of the special meeting. The court is required to assess court costs, counsel fees, and appraisal costs against the surviving corporation, unless the court determines that the dissenting shareholder acted arbitrarily, vexatiously, or not in good faith.

Any shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise such rights. Failure to comply strictly with all of the procedures set forth in the Utah law may result in the loss of a shareholder’s statutory dissenters’ rights.

Summary of California Dissenters’ Rights.

There is no guarantee that a court would conclude that a shareholder may exercise dissenters’ rights under California law. Assuming such rights are available, pursuant to Chapter 13 of the California General Corporation Law, referred to as the “California law,” the holders of VCAT common stock have the right to dissent from the merger and, if the merger is consummated, to receive cash compensation equal to the fair market value of their shares. The fair market value of any dissenting shares will be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation as a result of the merger, but adjusted for any stock split, reverse stock split, or share dividend which become effective thereafter. In such event, the dissenting shareholders will have the rights and duties and must follow the procedures set forth in Chapter 13 of the California law in order to perfect such rights. A brief summary of Chapter 13 of the California law is set forth below.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the California law, and is qualified in its entirety by the full text of Chapter 13 of the California law, which is provided in its entirety as Appendix D to this Proxy Statement. All references in Chapter 13 and in this summary to a “shareholder” are to the record holder of the shares of our common stock as to which dissenters’ rights are asserted or such holder’s transferee of record. Failure to comply with the procedures specified in California law timely and properly will result in the loss of dissenters’ rights.

A person having a beneficial interest in shares of VCAT common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters’ rights.

To exercise dissenters’ rights under the California law, a shareholder must:

•	not vote in favor of the merger any of the shares of VCAT common stock the shareholder wishes to be dissenting shares;

•	demand that Speer Casino Marketing purchase the dissenting shares at fair market value; and

•	submit certificates representing the dissenting shares for endorsement.

In order to not vote in favor of the merger agreement, a shareholder must:

•	not return a proxy and not vote in person in favor of adoption of the merger;

•	return a proxy card with the “AGAINST” or “ABSTAIN” box checked;

•	vote in person against the adoption of the merger agreement; or

•	register in person an abstention from the proposal to adopt the merger.

The general process of exercising dissenters’ rights under California law is set forth in more detail below.

Demand for Purchase.    Not later than 30 days after the date on which the notice of approval (described below) of the merger by the outstanding shares was mailed, a dissenting shareholder must make written demand upon the surviving corporation for the purchase of the dissenting shares and payment to the shareholder of their fair market value in cash. The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that we purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before announcement of the merger. The statement of the fair market value constitutes an offer by the shareholder to sell the shares at such price.

Endorsement of Shares.    Within 30 days after the date on which the notice of approval (described below) of the merger by shareholders is mailed, a dissenting shareholder must submit the certificates representing any shares in regard to which demand for purchase is being made at the principal office of the surviving corporation or the office of our transfer agent to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed.

Notice of Approval of Merger.    Within 10 days after the date of the approval of the merger, Speer Casino Marketing will mail a notice of the approval of the merger accompanied by a copy of Sections 1300, 1301, 1302, 1303, and 1304 of Chapter 13 of the California law to each shareholder who has not returned a written proxy approving the merger or was not present at the special meeting and did not vote in favor of the merger, together with a brief description of the procedure to be followed if the shareholder wishes to exercise its dissenters’ rights and a statement of the price determined by us to represent the fair market value of the dissenting shares. If Speer Casino Marketing and the shareholder agree upon the price and agree that the shares are dissenting shares, the dissenting shareholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of such agreement. If Speer Casino Marketing and the shareholder fail to agree upon the fair market value of the shares or whether the shares are dissenting shares, the shareholder may file a complaint with the California Superior Court within six months after the date on which notice of the approval of the merger is mailed to shareholders requesting that the court determine the fair market value of the shares and/or whether the shares are dissenting shares.

Termination of Dissenting Shareholder Status.    Dissenting shares lose their status as dissenting shares and the holders thereof lose the right to require us to purchase their shares if, among other things, any of the following events occur:

•
we abandon the merger (upon abandonment of the merger, VCAT will pay on demand to any dissenting shareholder who has initiated proceedings in good faith under Chapter 13 of the California law all necessary expenses incurred in such proceedings and reasonable attorneys’ fees);

•	the dissenting shares are transferred prior to their submission for endorsement as explained above;

•
Speer Casino Marketing (Surviving Corporation) and the dissenting shareholder do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares and neither files a complaint or intervenes in a pending legal action within six months after the date on which notice of the approval by the outstanding shares was mailed to the shareholder; or

•	the dissenting shareholder, with Speer Casino Marketing’s consent, withdraws the demand for purchase of the dissenting shares.

Purchases Which Would Result in Insolvency.    To the extent that the provisions of Chapter 5 of the California law, which relates in part to a company’s ability to make distributions to its shareholders or to repurchase its capital stock, prevent the payment to any holders of dissenting shares of their fair market value, such shareholders will become creditors of the surviving corporation for the amount that they otherwise would have received in repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5 of the California law.

Regulatory Matters

We do not believe any material regulatory approvals are required to permit completion of the merger from U.S. regulatory authorities, including antitrust authorities.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and the merger. This summary does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement, including Appendix A which sets forth the full text of the merger agreement. Shareholders are urged to read the entire merger agreement.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such other time as VCAT and Speer Casino Marketing agree to specify in such certificate, which time is referred to as the “effective time.” We expect that the certificate of merger will be filed promptly after the special meeting if the merger is approved.

Conversion of Common Stock

At the effective time, each share of VCAT’s common stock outstanding immediately before the effective time will automatically be converted into and represent the right to receive $0.65 in cash, without interest, plus the contingent payment right described below, referred to as the “merger consideration,” except for:

•	VCAT shares held by VCAT as treasury stock, which shall be cancelled without any payment;

•	VCAT shares held by Speer Casino Marketing, which shall be cancelled without any payment therefor; and

•	VCAT shares held by shareholders seeking dissenters’ rights in accordance with Utah or California law.

Contingent Payment Rights

At the effective time, each holder of shares of VCAT common stock (other than VCAT (holding treasury shares), Speer Casino Marketing and shareholders seeking dissenters’ rights) will be entitled to receive additional contingent consideration for such shares, if such additional consideration becomes due in accordance with the following terms. If payable, Speer Casino Marketing will make contingent payments for the first five years following the effective time of the merger. Contingent payments will be payable to the extent that Speer Casino Marketing’s revenues in the year from the following sources exceed the thresholds discussed below: (a) Speer

Casino Marketing’s consulting and other agreements with the Barona Tribe, (b) any sale or licensing of the CRM Software, and (c) any interest, dividends, sales proceeds and other payments realized by Speer Casino Marketing in connection with securities held for investment by VCAT immediately prior to the effective time.

Barona Contracts.    Contingent payments will be due to the extent that Speer Casino Marketing’s revenues from (a) our consulting agreement with the Barona Tribe, as amended, (b) any subsequent arrangement which supersedes and/or replaces the foregoing agreement and (c) any other business relationship, arrangement or contract between Speer Casino Marketing and the Barona Tribe, exceeds $9 million for each of the first five years following the effective time of the merger. The amount of contingent payments, if any, payable during a given year will be equal to 50% of the amount by which the aggregate gross revenues earned by Speer Casino Marketing from the Barona Tribe exceeds $9 million for that year.

CRM Software.    Contingent payments will be due with respect to sale proceeds, license fees and other payments earned by Speer Casino Marketing during the first five years following the merger in connection with the sale and/or license by Speer Casino Marketing of the CRM Software, as updated from time to time, as follows:

If Speer Casino Marketing sells the CRM Software during the first five years following the effective time of the merger, the amount of contingent payments, if any, payable will be equal to a percentage of the gross sales proceeds earned by Speer Casino Marketing in such sale, determined based upon the year in which the sale occurs, as set forth below:

•	Year 1—70% of the gross sale proceeds;

•	Year 2—30% of the gross sale proceeds; and

•	Years 3 to 5—10% of the gross sale proceeds.

If all or part of the proceeds from the sale of the CRM Software will be paid to Speer Casino Marketing after the end of the five year period following the effective time, then the estimated present value of the payments to be received by Speer Casino Marketing after the end of the five-year period, will be due as contingent payments within 60 days of the end of the five-year period. This amount will be determined by an independent appraiser.

If Speer Casino Marketing enters into a license agreement with respect to the CRM Software during the first five years following the effective time, the amount of contingent payments, if any, due will be a percentage of the license fees or other payments received by Speer Casino Marketing in connection with such licensing agreement during the five-year period, determined based upon the year in which the license agreement is entered into, as set forth below:

•	Year 1—5%;

•	Year 2—3%; and

•	Years 3 to 5—1%.

Any transfer of rights to use the CRM Software in which Speer Casino Marketing retains the exclusive right to enhance, update, improve or otherwise maintain the CRM Software will be treated as a license. Any transfer of all of Speer Casino Marketing’s right, title and interest in and to the CRM Software and any transfer of rights to use the CRM Software in which Speer Casino Marketing does not retain the exclusive right to enhance, update, improve or otherwise maintain the CRM Software will be treated as a sale.

Portfolio of Securities.    Contingent payments will be due from Speer Casino Marketing with respect to all interest, dividends, sales proceeds and other payments received by Speer Casino Marketing during the five-year period following the effective time in connection with securities held for investment by VCAT immediately prior to the effective time. If, at the end of the five-year period, any such securities have not been sold by Speer Casino Marketing, contingent payments will be paid in an amount equal to the value, if any, of the unsold securities, as determined by an independent appraiser engaged by Speer Casino Marketing.

The merger agreement provides that the right to receive contingent payments may not be assigned or transferred, except by operation of law or by will or intestate succession.

Payment of Cash Consideration

At the effective time, Speer Casino Marketing will deposit with a disbursing agent sufficient funds to pay the aggregate cash portion of the merger consideration. Promptly after the effective time, Speer Casino Marketing will cause the disbursing agent to mail to each holder of record of shares of VCAT common stock immediately prior to the effective time a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration.

VCAT shareholders will be entitled to receive the merger consideration only upon surrender to the disbursing agent of a share certificate, together with a completed letter of transmittal. If the merger consideration is to be paid to a person whose name is other than that of the person in whose name the share certificate is registered, (a) the share certificate so surrendered must be properly endorsed, and otherwise in proper form for transfer and (b) the person requesting such payment must pay any transfer and/or other taxes that may be required to the satisfaction of Speer Casino Marketing and the disbursing agent. No interest will be paid or accrued on any merger consideration.

Shareholders should not forward their stock certificates to the disbursing agent without a letter of transmittal and should not return their stock certificates with the enclosed proxy.

Payment Procedures For Contingent Payments

Calculation of Contingent Payments.    For each calendar year which includes any portion of the five-year period following the effective time of the merger, Speer Casino Marketing will prepare a statement setting forth the relevant amounts of revenues, if any, earned by Speer Casino Marketing as well as the corresponding amounts of contingent payments, if any, paid to the disbursing agent during the year. Speer Casino Marketing will deliver to the disbursing agent a copy of the statement within 60 calendar days following the end of each year. The disbursement agent will deliver a copy of the contingent payment statement and a schedule calculating the per share contingent payment, if any, to each of the shareholders entitled to receive contingent payments. If for any year no contingent payment is required to be made for any reason, the disbursing agent shall send each shareholder written notice of that fact.

Deposit of Contingent Payments With Disbursement Agent.    Speer Casino Marketing will deposit any contingent payments that are due into a contingent payment account within 30 calendar days after the end of each month in which Speer Casino Marketing collects the revenues on which the contingent payments are based, except that (a) with respect to the contingent payments based on revenues from the Barona Tribe, Speer Casino Marketing will deposit the payments within 45 days after the end of the applicable 12-month period and (b) with respect to the final payment regarding the CRM Software, if any, Speer Casino Marketing will make such payment within 60 days after the end of the five-year period. Following the termination of the five-year period, Speer Casino Marketing will try to collect all uncollectable revenues earned during the period. The proceeds in the contingent payment account will be held and invested or reinvested by the disbursing agent, as Speer Casino Marketing directs, in approved investments. The proceeds held in the contingent payment account will be reduced by all fees and administrative expenses incurred by the disbursing agent in connection with managing and disbursing the contingent payments, and will be increased by all investment income earned on the proceeds held in the contingent payment account prior to disbursement.

Minimum and Maximum Distributions.    The first disbursement of the contingent payments will not be made unless and until the aggregate amount in the contingent payment account, is at least $250,000. If at the end of the five-year period following the effective time, the total amount in the contingent payment account has never reached $250,000, the funds in the contingent payment account will be returned to Speer Casino Marketing and no holder of VCAT common stock will have any further rights to the contingent payments. After the initial disbursement has been made, additional disbursements will be made by the disbursing agent if there is a balance of at least $10,000 in the contingent payment account at the time of disbursement. If, following the first disbursement, the balance in the contingent payment account never reaches $10,000, no additional disbursements will be made until a final disbursement is made. In addition, under the merger agreement, there is a cap on the total contingent payments that will be paid. The maximum aggregate payments that the disbursing agent will make to all of the shareholders entitled to receive contingent payments is $45 million.

Distribution of Contingent Payments.    The contingent payments will be made by the disbursing agent to the shareholders entitled to receive contingent payments within 90 days following each of the calendar years which include any portion of the five-year period following the effective time. Each of the shareholders entitled to receive contingent payments that has delivered to the disbursing agent the required documents will receive a payment for each share of VCAT common stock held by such shareholder at the effective time in an amount equal to the total amount of the disbursement divided by the number of shares of VCAT common stock converted at the effective time.

Required Shareholder Documentation.    Contingent payments will be made only to shareholders who have delivered to the disbursing agent the certificates representing the shareholder’s shares of VCAT common stock and a properly completed letter of transmittal. We refer to these documents as the “required documents.” The disbursing agent will hold in the contingent payment account all contingent payments allocable to our shareholders who have not delivered the required documents to the disbursing agent. Shareholders who deliver to the disbursing agent the required documents before the end of the five-year period will receive contingent payments on the next annual payment date and at that time will receive their allocable share of contingent payments for prior years and their allocable share of contingent payments for the year then being paid. If a former shareholder fails to deliver any required documents to the disbursing agent before the end of the five-year period, the contingent payments with respect to such shareholder’s shares will be distributed to the other shareholders who have delivered the required documents. If you own your stock in street name through a brokerage firm, you should either request your share certificate from your broker and follow the instructions above, or that firm should contact you with instructions about how to receive the merger consideration.

Transfer of Shares

After the effective time, there will be no further transfer on VCAT’s records or by our transfer agent of certificates representing shares of VCAT common stock, and any such certificates presented to Speer Casino Marketing for transfer, other than shares held by shareholders seeking appraisal rights, will be cancelled. From and after the effective time, the holders of share certificates will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law.

Treatment of Stock Options and Warrants

In connection with the merger, the vesting of certain outstanding stock options and other stock awards to purchase VCAT common stock will accelerate and such stock options will become exercisable. Holders of VCAT stock options and warrants who exercise their options or warrants and pay the exercise or purchase price therefor prior to completion of the merger will receive shares of VCAT common stock and will be entitled to the same merger consideration per share as our other shareholders (other than Speer Casino Marketing and Mr. Speer) in the merger. All stock options and warrants that are not exercised before completion of the merger will be cancelled without any payment therefor.

Representations and Warranties

The merger agreement contains various representations and warranties made by VCAT to Speer Casino Marketing and Mr. Speer, including representations and warranties relating to:

•	VCAT’s due organization, valid existence, good standing and requisite corporate power and authority;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of any conflicts between the merger agreement and VCAT’s articles of incorporation, bylaws, material agreements, judgments and applicable laws; and

•	required consents and approvals.

The merger agreement also contains various representations and warranties by Speer Casino Marketing and Mr. Speer to us, including representations and warranties relating to:

•	the due organization, valid existence, good standing and requisite corporate power and authority of Speer Casino Marketing;

•	the authorization, execution, delivery and enforceability of the merger agreement; and

•	required consents and approvals.

None of the representations and warranties made by VCAT, Speer Casino Marketing or Mr. Speer contained in the merger agreement will survive after the completion of the merger except for certain representations and warranties regarding the consummation of the merger, the payment of the consideration in the merger, post-merger organizational matters for Speer Casino Marketing and certain legal or administrative matters concerning the merger agreement.

Conduct	of Business Pending the Merger

In the merger agreement, VCAT has agreed that, prior to the effective time, it will operate its business only in the usual and ordinary course consistent with our past practice. VCAT has also agreed to use its reasonable efforts to maintain its business organization, retain its key employees and preserve its relationships with customers, suppliers and others having business dealings with VCAT. VCAT has also agreed, with limited exceptions, that it will not do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by Speer Casino Marketing:

•	amend or propose to amend our articles of incorporation or bylaws;

•	split, combine or reclassify our outstanding capital stock;

•	declare, set aside or pay any dividend or distribution;

•
issue, sell, pledge or dispose of, shares of VCAT capital stock, or any options, warrants or rights of any kind to acquire any shares of, VCAT capital stock or any securities convertible into or exchangeable for VCAT capital stock, except that VCAT may issue shares upon the exercise of options that were outstanding on the date of the merger agreement, and that VCAT may grant options to its nonemployee directors in accordance with the automatic grant provisions of the existing VCAT option plans and VCAT may issue shares of common stock upon the exercise of such options;

•	incur any indebtedness except in connection with the restructuring of VCAT’s indebtedness with Jonathan Ungar and Alan Henry Woods;

•
purchase or offer to purchase any shares of VCAT capital stock or any options, warrants or rights to acquire any of VCAT capital stock or any security convertible into or exchangeable for VCAT capital stock;

•	acquire any assets or businesses other than expenditures for assets in the ordinary course of business;

•
sell or encumber any assets or businesses other than sales of assets in connection with the dissolution of VCAT’s subsidiaries or in the ordinary course of business, assignment of real property leases or dispositions required by law;

•
enter into, amend or renew any employment, consulting, severance or similar agreement with, or grant any salary, wage or other increase in compensation or increase in any employee benefit to, any of the VCAT directors or officers;

•
establish, adopt or amend any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan or arrangement, with respect to any of VCAT’s directors, officers or employees;

•
make expenditures, except (a) expenditures which VCAT was, as of May 13, 2002, contractually committed to make, (b) budgeted expenditures; (c) expenditures in connection with the merger, (d) expenditures paid to effect a six-year extended period runoff of our directors’ and officers’ liability insurance, and (e) expenditures up to $50,000 in the aggregate for the payment of extended period runoff programs for our other insurance policies;

•
make, change or revoke any material tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of taxes or which would reasonably be expected to materially increase VCAT’s obligations or those of the surviving corporation to pay taxes in the future;

•	settle or compromise any litigation at an aggregate cost in excess of $100,000; and

•	enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing.

Limitations on Considering Other Takeover Proposals

VCAT has agreed that, except as described below, until the effective time or the termination of the merger agreement, neither VCAT, nor any of our agents or affiliates will initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate any proposal to acquire all or any substantial part of our business, properties or common stock.

VCAT may furnish information to or enter into discussions or negotiations with a person or group that makes an unsolicited, bona fide acquisition proposal if:

•	the acquisition proposal is a superior proposal, as described below; and

•
the person or group making the unsolicited proposal, prior to the disclosure of any non-public or confidential information, or entering into discussions or negotiations with VCAT, enters into a confidentiality agreement with VCAT on terms set forth in the merger agreement.

Under the merger agreement, a superior proposal means an unsolicited, bona fide offer made by a third party to acquire all of the outstanding shares of our common stock or substantially all of our assets, which the Board of Directors determines in good faith after consultation with an independent financial advisor is more favorable to our shareholders than the transactions contemplated by the merger agreement.

Under the merger agreement we have agreed to promptly notify Mr. Speer after receipt of any acquisition proposal, indication of interest or request for non-public information relating to VCAT in connection with an acquisition proposal.

We may terminate the merger agreement if we receive and accept a superior proposal from a third party, as discussed in “The Merger Agreement—Termination.”

Conditions to Completing the Merger

Conditions to the obligations of each party.    VCAT’s obligation and the obligation of Speer Casino Marketing and Mr. Speer to complete the merger is subject to the satisfaction or waiver of certain conditions, including among others, the following:

•	the VCAT shareholders must approve the merger agreement;

•	VCAT must have completed the restructuring of our indebtedness owed to Jonathan Ungar and Alan Henry Woods;

•	VCAT must have prepaid for six years following the date of the merger, extended period run-off insurance premiums under the VCAT directors’ and officers’ liability insurance policy;

•	there must be no order, injunction or other legal restraint that prohibits the consummation of the merger; and

•	the lenders to Speer Casino Marketing shall have advanced sufficient funds to Speer Casino Marketing to pay all of the cash consideration in the merger.

Conditions to the obligation of Speer Casino Marketing and Mr. Speer.    The obligations of Speer Casino Marketing and Mr. Speer to complete the merger are subject to the satisfaction or waiver of additional conditions, including among others, the following:

•
the representations and warranties of VCAT in the merger agreement must be true and correct and we must have complied with our covenants as of the closing date, except where the failure is not material or would not prevent the completion of the merger; and

•
we must have obtained or made any necessary or required consents or filings from or with all governmental entities and parties to agreements to which we are a party, other than those consents and filings related to the conduct of Native American gaming and casino activities or which, if not obtained or made, are not material and would not prevent the completion of the merger.

Conditions to our obligations.    VCAT’s obligation to complete the merger is also subject to the satisfaction or waiver of additional conditions, including among others, the following:

•
the representations and warranties of Speer Casino Marketing and Mr. Speer contained in the merger agreement must be true and correct and Speer Casino Marketing and Mr. Speer must have complied with their covenants as of the closing date, except where the failure is not material and would not prevent the completion of the merger;

•
Speer Casino Marketing and Mr. Speer must have obtained or made any necessary or required consents or filings from or with all governmental entities and parties to agreements to which Speer Casino Marketing and/or Mr. Speer is a party, other than those consents and filings which, if not obtained or made, are not material and would not prevent the completion of the merger; and

•	Speer Casino Marketing must have voted all of its shares of VCAT common stock in favor of the merger agreement and the merger.

Termination

VCAT, Speer Casino Marketing and Mr. Speer may agree by mutual written consent to terminate the merger agreement at any time prior to completion of the merger. In addition, VCAT or Mr. Speer may unilaterally terminate the merger agreement if:

•	the merger is not completed on or before September 30, 2002;

•	a court or other governmental entity issues a final order prohibiting the merger;

•	the VCAT shareholders do not approve and adopt the merger agreement and the merger; or

•	the other party commits a breach of its representations, warranties and covenants contained in the merger agreement, that is not cured within 30 days after receipt of written notice.

In addition, Mr. Speer may unilaterally terminate the merger agreement if the VCAT Board of Directors recommends another takeover proposal, or withdraws or modifies its recommendation of the merger agreement and the merger, in a manner adverse to Speer Casino Marketing.

VCAT may unilaterally terminate the merger agreement if (a) the SEC determines that the contingent payment rights to be granted to the VCAT shareholders in connection with the merger are required to be registered under the Securities Act of 1933, as amended, or (b) prior to the approval of the merger by our shareholders, our Board of Directors approves an unsolicited superior proposal for the acquisition of our company or our assets as set forth in the merger agreement. However, before we can terminate the merger agreement under the circumstances described in (b) and accept any such superior proposal, we must give Mr. Speer two days’ prior written notice and reimburse Mr. Speer for all legal and disbursement agent fees incurred in connection with the merger.

Termination Fee and Expense Reimbursement

The merger agreement provides that if the merger agreement is terminated, all fees and expenses will be paid by the party incurring them, except as described below.

We will reimburse Mr. Speer for all legal fees and costs and expenses incurred in connection with hiring the disbursing agent incurred in connection with the merger and related transactions, if:

•	VCAT receives an unsolicited superior acquisition proposal and VCAT terminates the merger agreement;

•
Mr. Speer terminates the merger agreement because our Board of Directors fails to recommend, or withdraws, modifies or amends its approval or recommendation of the merger or recommends another acquisition proposal; or

•
the merger agreement is terminated for any reason at a time at which Mr. Speer was not in material breach of the merger agreement, and (a) before the time of the special meeting, a proposal by a third party relating to an acquisition transaction had been publicly proposed or publicly announced, and (b) on or prior to the 12 month anniversary of the termination of the merger agreement VCAT enters into an agreement or letter of intent (or resolves or announces an intention to do) with respect to an acquisition transaction involving a third party that made a proposal with respect to an acquisition transaction prior to the special meeting and such acquisition transaction is consummated.

INFORMATION ABOUT VCAT

Overview

We provide gaming consulting, infrastructure and technology integration services in the California Native American gaming market. We currently have one client, the Barona Group of Capitan Grande Band of Mission Indians (the “Barona Tribe”), a federally recognized, sovereign Native American tribe. We act as a critical resource partner and have as our central mission growing client top line and bottom line revenues at an increasing rate. We offer comprehensive gaming and hospitality consulting services, financial advisory services, public and governmental relations, strategic planning, technology solutions, and professional and technical expertise. Our objective is to make our clients money by working with them during every stage of their development and financial growth. For a description of our background and the development of our business over the past three years, see “The Merger—Background of the Merger.”

Business Strategy

Our strategy is (a) continuing our long-standing relationship with the Barona Tribe, (b) expanding and marketing our services to Native American Tribes, initially in California, and (c) marketing our customer relationship management business model (CRM) and the related CRM software (collectively, the “CRM Business Model and Software”). We continually review our services that we believe will provide the greatest value to our clients to help them achieve success, which may include adding or eliminating particular services. There can be no assurance as to the completion or success of any of our strategies.

We have made, and may continue to make, investments in personnel and resources to further our efforts to grow our business within the Native American gaming industry and have developed our CRM Business Model and Software to better position us to leverage our resources and expertise. We plan to grow our business internally through seeking consulting relationships with additional gaming clients and marketing the CRM Business Model and Software to gaming clients.

In October 2000, we announced a planned joint venture with the Barona Tribe that will focus on gaming technology introduction, implementation and related services to other California tribal gaming clients. The terms of the venture have not yet been finalized. There can be no assurance that this proposed venture will be completed or result in additional clients or revenues.

In fiscal 2000, we completed a working model of the CRM software that has been deployed at the Barona Casino to undergo a Beta Test. In June 2002, we completed the initial version of our CRM software. We intend to begin marketing our CRM software for license to businesses in the gaming and hospitality industry.

Competition

The gaming consulting industry is highly competitive. We compete in varying degrees with numerous other entities for clients, including accounting firms, management consulting firms, gaming companies and casino operators. The financial, technological, personnel resources and service offerings of these firms vary significantly and certain competitors may have greater resources and ability to supply clients with certain strategic, technical and creative skills. We believe that reputation and client satisfaction are the principal competitive factors in our service markets.

Additionally, we expect competition to continue to increase in Native American gaming in California due to the recent expansion of authorized gaming activities and a resulting increase in casinos. In the past, experienced gaming companies have not been active in Native American gaming operations in California. However, certain operators have recently negotiated agreements with or commenced services to Native American tribes located in California and we anticipate that as California gaming operations continue to grow, there will be significantly more competition from other casino consulting or management companies for new business and for customers to casinos. In addition, more Native American tribes may choose to develop and operate their casinos without engaging either a management or consulting company.

The market for CRM software is competitive, constantly evolving and subject to rapid technological change. We expect competition to increase in the future. Our competition includes:

•
Internally Developed Systems.    Information technology (IT) departments of potential customers have developed or may develop systems that provide for some or all of the functionality of our CRM software. We expect that internally-developed software efforts will continue to be a principal source of competition for the foreseeable future. It may, be difficult to license our product to a potential customer whose internal development group has already made large investments in, and progress towards completion of, systems that our product is intended to replace.

•
Traditional Customer Relationship Management Software.    Our products compete with external customer relationship management software products offered by large vendors such as E.piphany, Inc., Siebel Systems, Inc., Oracle, Inc., SAP, PeopleSoft and Blue Martini and also with numerous smaller vendors.

Many of our competitors have greater resources and broader alliance and customer relationships than we do. In addition, many of these competitors have extensive knowledge of our industry and most have more experience in competing in the software industry.

We believe that the principal competitive factors affecting the market include product functionality and features, product architecture and technology, availability of support, ease and speed of product implementation, vendor and product reputation and price.

Marketing	and Sales Strategies

We market our services through continuing personal contact with existing and prospective clients and industry leaders, media advertising, sponsorships, attendance at industry conferences and presentations of our qualifications and credentials. We believe a high level of customer satisfaction is critical to attracting and retaining clients.

Regulatory	Matters

The operation of any type of gaming casino on Native American land is subject to extensive Federal, state and tribal regulation. The regulatory environment regarding Native American gaming is evolving rapidly. Changes in Federal, state, or tribal law or regulations may limit or otherwise affect Native American gaming and could therefore have a material adverse effect on our operations.

Federal Regulation of Native American Gaming

The Indian Gaming Regulatory Act (“IGRA”) categorizes gaming as Class I, Class II and Class III activities. Class I activities are defined as social games solely for prizes of minimal value or traditional forms of Native American gaming engaged as a part of, tribal ceremonies or celebrations. Class II gaming includes (a) bingo, if played in the same location, pull-tabs, lotto, punch boards, tip jars, and other games similar to bingo, and (b) card games that are authorized by the laws of the state, or are not explicitly prohibited by the laws of the state and are played at any location in the state, if played in conformity with the laws and regulations of the state regarding hours or periods of operation of such card games or limitations on wagers or pot sizes in such card games. Class II gaming does not include (a) any banked card games, including baccarat, chemin de fer or blackjack, or (b) electronic or electromechanical facsimiles of any games of chance or slot machines of any kind. Class III gaming means all other forms of gaming.

The Chairman of the NIGC can impose civil fines of up to $25,000 per violation against the tribal operator or a management contractor for any violation of IGRA. The NIGC also may impose Federal criminal sanctions for illegal gaming on Native American land and for theft from Native American gaming facilities. The Chairman of the NIGC also has the power to order temporary closure of a Native American gaming operation for substantial violation of the provisions of IGRA, or of tribal regulations, ordinances or resolutions approved under IGRA. After a temporary closure order, the Native American tribe or management contractor involved has a right to a hearing before the NIGC to decide whether a permanent closure of the gaming operation order will be issued.

IGRA provides that a Native American tribe may permit Class II gaming on its lands if (a) the gaming is located within a state that permits such gaming for any purpose by any person, and (b) the governing body of the Native American tribe adopts an ordinance or resolution which is approved by the Chairman of the NIGC. Gaming profits received by the Native American tribe may only be used to (a) fund tribal government operations or programs; (b) provide for the general welfare of the Native American tribe and its members; (c) promote tribal economic development; (d) donate to charitable organizations; or (e) fund operations of local government agencies.

Any Native American tribe engaged in Class II gaming may petition the NIGC for a certificate of self-regulation if is has (a) continuously conducted such activity for a period of at lease three years, including at least one year after 1988; and (b) otherwise complied with the applicable provisions of IGRA. The NIGC will issue a certificate if it determines that the Native American tribe has, among other things, (a) conducted gaming activity in a manner which has resulted in an effective and honest accounting of all revenues, has resulted in a reputation for safe, fair and honest operation of the activity, and has been generally free of evidence of criminal or dishonest activity; and (b) adopted and is implementing adequate systems for accounting for all revenues from the activity, monitoring of all employees and prosecuting violations of its gaming ordinance and regulations. A Native American tribe may only engage in Class III gaming if it enters into a tribal-state compact, or agrees to abide by a set of regulatory rules obtained from the U.S. Secretary of the Interior.

A Native American tribe may enter into a management contract for the operation and management of gaming activities if the Chairman of the NIGC has approved the contract. Laws regarding approval of Class II and Class III management contracts place limitations on the amount of any management fee which is based on a percentage of the operation’s net revenues from gaming. The Chairman of the NIGC (or the Chairman’s designee), after notice and hearing, has the authority to require contract modifications or may void any contract in the event of certain violations. In addition, under IGRA regulations, management agreements that have not been approved by the U.S. Secretary of the Interior or the Chairman of the NIGC may be deemed void.

Under IGRA, tribal governments have primary regulatory authority over gaming on Native American land unless a tribal-state compact has delegated this authority. Therefore, persons engaged in gaming activities, including VCAT, are subject to the provisions of tribal ordinances and regulations on gaming. Such ordinances and regulations must be consistent with IGRA and the Indian Civil Rights Act of 1968, and cannot impose criminal penalties upon non-Native Americans. IGRA also requires that the NIGC review tribal gaming ordinances and approve such ordinances only if they meet certain requirements relating to the ownership, security, personnel background, record keeping and auditing of the tribe’s gaming expenses; the use of the revenues from such gaming; and the protection of the environment and the public health and safety.

The NIGC does not approve consulting contracts; however, the NIGC reviews such contracts to determine whether they are management or consulting contracts. If a contract is determined to be a management contract, it is subject to approval by the NIGC; if determined to be a consulting contract, it is then forwarded to the BIA for approval.

Under IGRA, a management contract can be approved only after a federal determination that there will be (a) adequate accounting procedures and financial reports furnished to the tribe; (b) tribal access to the daily operations of the gaming enterprise; (c) minimum payments to the Tribe prior to paying development and construction costs; (d) a cap on the repayment of development and construction costs; and (e) a maximum contract term of five years and a maximum management fee of 30% of profits; provided, that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of net revenues or profits if a very substantial capital investment is required or the income projections justify a larger fee or a longer term.

Under IGRA, the management company must provide the NIGC with background information on each interested party, including a complete financial statement and a description of such person’s gaming experience. Such a person also must agree to respond to questions from the NIGC.

The Regulations also impose detailed requirements for background investigations of each officer, director, key employee and interested party of Native American gaming management companies, gaming equipment suppliers and certain lenders to Native American gaming operations. The NIGC will not approve a management contract and may void an existing management contract if an officer, director, key employee or an interested party of the management company (a) is an elected member of the Native American tribal government; (b) has been or is convicted of a felony gaming offense; (c) has knowingly and willfully provided false information to the NIGC or the tribe; (d) has refused to respond to questions from the NIGC; or (e) whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or increase the chance of unsuitable activities in gaming. In addition, the NIGC will not approve a management contract if the management company has attempted to unduly influence any decision or process of tribal government relating to gaming, or has materially breached the terms of the management contract, or the tribe’s gaming ordinance.

Our articles of incorporation provide that if an interested party fails to provide information requested by the NIGC or otherwise gives it cause to either deny approval of or seek to void a management contract to which we are a party, the interested party shall be required to divest all of our common stock owned by such party within a 90 day period. If unable to sell the common stock, we must purchase it at a price below the fair market value of such common stock. As a public company, we have limited ability to regulate who our shareholders may be. In the event that we cannot purchase such shares, and the NIGC denies approval of, or seeks to void any of the agreements, such action by the NIGC would have a material adverse effect on us.

In March 1996, the Barona Tribe submitted the 1996 Consulting Agreement to the NIGC. In April 1996, we amended the 1996 Consulting Agreement to correct errors in the fee calculations. Because we concluded that the amended 1996 Consulting Agreement did not contain any material changes to the original 1996 Consulting Agreement, we did not submit the amendment to the NIGC at that time. In May 1996, the NIGC determined that the original 1996 Consulting Agreement was not a management agreement and, therefore, not subject to NIGC approval. In July 1997, the BIA determined that no action was required with respect to the original 1996 Consulting Agreement.

In January 1997, we entered into a settlement agreement with the NIGC regarding our historical relationship with the Barona Tribe. Under the terms of the settlement agreement, the NIGC, among other things, held that our relationship with the Barona Tribe benefited the Barona Tribe and made no finding of violations of any laws by us. We agreed to reimburse the NIGC for administrative, investigative and legal expenses in the aggregate amount of $250,000. In addition, we agreed to contribute $2,000,000 to the Barona Tribe for general improvements on the reservation, payable in five annual installments, commencing in January 1997 (the “NIGC Settlement Obligation”). All amounts due under this agreement have been paid as of June 30, 2001.

In January 1997, after the settlement with the NIGC was reached, we submitted to the NIGC the amended 1996 Consulting Agreement. In April 1997, we received a letter from the NIGC questioning whether the 1996 Consulting Agreement, as amended, was a management contract and stating that an additional review would be necessary. In February 1998, we entered into a modification of the 1996 Consulting Agreement that, among other things, extended the term from March 1999 to March 2004 and clarified certain accounting practices relating to the calculation of the consulting fee. In March 1999, the NIGC started a preliminary review of our relationship with the Barona Tribe, including the amended 1996 Consulting Agreement. In September 1999, we submitted the modification of the 1996 Consulting Agreement to the NIGC. The review remains pending.

We believe that the 1996 Consulting Agreement, as amended and modified, is not a management contract, based upon (a) the previous determinations of the NIGC and the BIA, (b) the NIGC’s findings in the January Settlement Agreement, and (c) our relationship with the Barona Tribe. However, there can be no assurance that the NIGC will decide the 1996 Consulting Agreement, as amended and modified, is not a management contract. The failure of the NIGC to determine that the 1996 Consulting Agreement, as amended and modified, is not a management contract could have a material adverse effect on our business and financial condition. If the NIGC concludes that the 1996 Consulting Agreement, as amended and modified, is not a management agreement, it will forward the 1996 Consulting Agreement to the BIA. If the BIA determines that its approval is required, there can be no assurance that the BIA will approve the 1996 Consulting Agreement, as amended and modified. The failure to approve the 1996 Consulting Agreement, as amended and modified, could have a material adverse effect on our business and financial condition.

As noted above, we expect to enter into (a) the Termination Agreement with the Barona Tribe which terminates the 1996 Consulting Agreement and contains a mutual release of liabilities between the parties and (b) the 2002 Consulting Agreement which sets forth the terms of the new business relationship with the Barona Tribe, including licensing to the Tribe the CRM Software. If executed, the 2002 Consulting Agreement will be submitted to the NIGC for review and, if the NIGC determines that it is not a management agreement, then the 2002 Consulting Agreement will be submitted to the BIA for its approval of the terms. Although we believe that the 2002 Consulting Agreement is not a management contract and further believe that the terms of the 2002 Consulting Agreement meet all applicable legal standards for Native American consulting agreements, we cannot give you any assurances that the NIGC or the BIA will agree with our determinations. The failure to approve the 2002 Consulting Agreement could have a material adverse effect on our business and financial condition. The 2002 Consulting Agreement allows VCAT to transfer the agreement to Speer Casino Marketing or any entity controlled by Mr. Speer. No approval of the NIGC, the BIA or any other regulatory agency is required to transfer the 2002 Consulting Agreement or to enter into the Termination Agreement.

Native American Nation Sovereignty/Barona Tribal Regulation

Native American tribes are sovereign nations with their own governmental systems. As such, they enjoy sovereign immunity with respect to most disputes, claims and demands. However, in the 1996 Consulting Agreement there is a limited waiver of sovereign immunity with respect only to suits by us to enforce the agreement. Under the proposed 2002 Consulting Agreement there is no waiver of sovereign immunity. At this time, it is unclear whether limited waiver provisions could be negotiated into any other material agreements that we entered into with a Native American tribe.

The Barona Tribe’s governmental system consists of the Tribal Council and the General Council. The Tribal Council consists of elected representatives who manage the day-to-day operations of the Barona Tribe and its land. The General Council consists of all of the adult members of the Barona Tribe. The Tribal Council and the Chairman of the Barona Tribe supervise the day-to-day operations of the gaming activities on the Barona Tribe’s land.

State Regulation of Native American Gaming

Pursuant to IGRA, certain electronic gaming activities and banked table games are permissible only if agreed upon by state governments and tribal representatives. Such an agreement is referred to as a “compact.” Compacted gaming must be consistent with the permissible scope of gaming allowed by state law.

On September 10, 1999, the State of California and several tribes, including the Barona Tribe, entered into new tribal-state gaming compacts (the “Barona Compact”). Under its terms, the Barona Compact was not effective until ratified by statute, and approved by the California voters in the March 2000 primary election. On March 7, 2000, the people of the State of California amended the State constitution and enacted the Indian Self-Reliance Amendment. In May 2000, the Barona Compact was approved by the U.S. Secretary of the Interior, and the approval was published in the Federal Register on May 16, 2000.

The Barona Compact authorizes up to 2,000 Class III machines. In May 2000, the Barona Tribe obtained a license for an additional 943 machines to bring them to the maximum number. The Barona Compact terminates on December 31, 2020. If the parties have not agreed to extend the Barona Compact or entered into a new compact by the termination date, the Barona Compact will automatically be extended to June 30, 2022, unless the parties have agreed to an earlier termination date. The Barona Compact can be amended at any time by the mutual and written agreement of both parties and is subject to renegotiation in the event the Tribe wishes to engage in forms of Class III gaming other than those games authorized under the Barona Compact, provided that no renegotiation may be sought for 12 months following the effective date of the Barona Compact. In addition, the Tribe shall have the right to terminate the compact in the event the right of Native American tribes to operate gaming devices in California is no longer exclusive.

Under the Barona Compact, the gaming activities which may be offered by the Tribe include (a) the operation of up to 2000 Class III gaming machines, (b) banked and percentage card games, and (c) any devices or games that are authorized by the California State Lottery, provided that the Tribe does not offer such games through use of the Internet unless others in California are permitted to do so.

The Barona Compact establishes limitations on Class III gaming which may restrict gaming activities. Among those which are of importance to the Barona Casino are the following: (a) the Barona Tribe must adopt and comply with California laws prohibiting a gaming enterprise from cashing any check drawn against any public fund; (b) the Barona Tribe must adopt and comply with any California laws prohibiting a gaming enterprise from providing or arranging alcoholic beverages, food or lodging for no charge or at reduced prices as an incentive; (c) the Tribe must adopt and comply with any California laws prohibiting extension of credit for gaming activities; (d) no person under 18 (under 21 if alcohol may be consumed) is permitted to be present in any room where Class III gaming is offered.

The Barona Tribe must make contributions to a Special Distribution Fund based on the number of gaming devices operated by the Tribe as of September 1, 1999. The Special Distribution Funds are subject to appropriation by the state legislature including for (a) programs designed to address gambling addiction; (b) the support of government agencies impacted by tribal gaming; (c) regulatory costs incurred by the State Gaming Agency and the state Department of Justice in connection with the compact; and (d) the Revenue Sharing Trust Fund (under which tribes without a compact receive an estimated $1.1 million per year). In addition, the Barona Tribe must pay an additional assessment with respect to the 943 additional machines.

Pursuant to the Barona Compact, the State of California and the Barona Tribe must establish a method for the licensing of all key employees of a gaming entity and issuing work permits for other service employees. While the Barona Tribe does not have to be licensed because it is a sovereign governmental entity, the State Gambling Control Act applies to all others associated with Class III gaming at the Barona Casino. The Barona Tribe established a Tribal Gaming Commission five years ago and adopted a Tribal Gaming Ordinance to authorize gaming on the Barona Reservation, which was approved by the NIGC. Tribal Gaming Licenses are subject to biennial renewal.

State findings of suitability are granted for only a year and key employees, tour operators, certain vendors, anyone with an interest in the casino, and anyone who has significant influence over gaming operations, including members of the Barona Tribe, must apply for a license and a finding of suitability. Work permits for other employees of the tribal gaming operations must be obtained from the State Gaming Control Agency. Such work permits must be renewed annually.

The Barona Compact also requires the Barona Tribe to carry public liability insurance with initial limits of $5,000,000 for personal injury and property damage claims. The Barona Tribe is not required to generally waive its sovereign immunity, but may not invoke sovereign immunity up to the $5,000,000 liability insurance limits.

The Barona Compact also requires the Barona Tribe to comply with most California and federal employment, health and safety laws.

Federal Gaming Laws Other Than IGRA and the Barona Compact

In addition to the regulations imposed by IGRA, tribally owned gaming facilities on Native American land are subject to a number of other Federal statutes, including the Assimilative Crimes Act, which imposes Federal criminal penalties for the violation of state laws on Native American reservations, and the Johnson Act, which imposes Federal criminal penalties for the operation of mechanical gambling devices on Native American reservations. If gaming activities on Native American land are not in compliance with IGRA, the Assimilative Crimes Act or the Johnson Act may apply, imposing criminal and civil penalties on such activities. In addition, the Treasury Department has adopted regulations under the Bank Secrecy Act that apply specifically to Native American gaming operations. These regulations impose Federal criminal penalties for the violation of Federal regulations requiring the reporting of information on unusual or large cash transactions. The Barona Casino has implemented procedures and programs to comply with these regulations.

Research and Development

We spent approximately $653,000 on research and development in fiscal 2002, $71,000 in fiscal 2001 and $0 in fiscal 2000. Our research and development group consists of one software engineer and our Director of Information Solutions, who focus on developing and/or marketing the CRM software for the gaming and hospitality industry. The majority of our research and development work performed is by a third-party software development company.

Employees

As of June 30, 2002, we had 11 full-time employees and 1 part-time employee, none of whom are covered by collective bargaining agreements. We believe our relations with our employees are good.

Description of Property

Our executive offices are located at 591 Camino De La Reina, Suite 418, San Diego, California 92108, and consist of approximately 1,500 square feet under a lease that will expire in June 2004. We lease approximately 20,000 square feet of office space in San Diego, California, which has been sublet to a third party. We also sublease approximately 4,200 square feet of office space in Los Angeles, California, which has been sublet to a third party. We believe that the current facilities will be adequate to meet our needs for the foreseeable future. Should we need additional space, we believe that we will be able to secure additional space at reasonable rates.

Legal Proceedings

For a discussion of the material legal proceedings in which VCAT is involved, see “The Merger—Merger Related Litigation.”

VCAT Management’s Discussion and Analysis or Plan of Operation

Overview

We are a service provider of gaming consulting, infrastructure and technology integration in the California Native American gaming market. We currently have only one client, the Barona Tribe, a federally recognized, sovereign Native American tribe.

Revenues from the Barona Tribe have always constituted a significant portion of our total revenues. Our revenues from the Barona Tribe have always fluctuated significantly from quarter to quarter. For our services under the 1996 Consulting Agreement, we receive fees only if certain net profit levels are achieved by the Barona Casino. Because of increased costs incurred at the Barona Casino, the consulting fees paid to us by the Barona Tribe during fiscal 2001 were significantly below historical levels, and have been zero in the fiscal year ended June 30, 2002 (“fiscal 2002”). Based upon the Barona Casino’s revenue and expense projections provided to us in August 2001 and April 2002, and our recent discussions with representatives of the Barona Casino, the 1996 Consulting Agreement may produce a consulting fee for July 2002 in an amount not yet determinable, but is not expected to provide revenues to us through March 31, 2004, the end of the term of the 1996 Consulting Agreement.

In fiscal 1999 and fiscal 2000, we expanded our services and client base and focused on providing broader consulting services primarily to emerging and Internet businesses. We provided our spectrum of services to public and private companies. In connection with this expansion we acquired certain assets and businesses providing web development, online marketing, investor relations, business consulting, technology management, incubation and venture capital related services. During fiscal 2001, in response to the reductions in demand and revenue for technology and Internet services, we adopted a restructuring plan designed to decrease our service offerings and reduce our costs. We expanded our cost reduction plan because of potential decreases in revenues from the Barona Tribe, and we are continuing with this plan currently. The plan has included significant personnel reductions, consolidation of positions throughout our company at all levels and significant reductions in overhead and capital expenditures, as well as the cessation of services to all non-gaming clients. We will continue to monitor and restructure our operations in light of the rapidly changing market conditions and our revenue expectations from the Barona Tribe.

In October 2000, we announced a planned joint venture with the Barona Tribe that will focus on gaming technology introduction, implementation and related services to other California tribal gaming clients. The terms of the venture have not yet been finalized. There can be no assurance that this proposed venture will be completed or result in additional clients or revenues. Further, there can be no assurance as to the completion or success of any of our strategies.

From February 1992 through March 1996, we provided casino management services at the Barona Casino pursuant to a management agreement with the Barona Tribe. During that period, all of the approximately $13,000,000 needed to purchase or construct the fixed assets at the Barona Casino, such as buildings, equipment and capital improvements, were contributed by us. Since our transition from manager to consultant, we contributed approximately $550,000 that was committed to while we were acting as manager pursuant to a management agreement, and an additional $2,000,000, pursuant to a settlement agreement with the NIGC, all of which has been paid.

Due in part to our investments in the Barona Casino, the value of the Barona Casino increased, which was expected to enhance the fees that we would earn over the life of our relationship with the Barona Tribe. We recorded these investments as “deferred contract costs” which were being amortized over the remaining life of the consulting agreement. However, on an ongoing basis, we review the valuation and recoverability of these unamortized deferred contract costs to determine the probability of recoverability. At the end of fiscal 2001, we fully reduced the carrying value of the deferred contract costs, which were $1,900,000, based on the nominal fee income received during the last two quarters of fiscal 2001, and the reduced fee expectations from the Barona Tribe for the balance of the 1996 Consulting Agreement. This amount was recorded as “Impairment of Deferred Contract Costs.”

During fiscal 2001, we initiated a research and development project focused on creating client relationship management software (the “CRM software”) for the gaming and hospitality industry. We completed a working model of the CRM software that has been deployed at our client’s facility, the Barona Casino, to undergo a Beta test. On June 30, 2002, the initial version of the CRM software was completed. There can be no assurance that we will successfully market the CRM software or that the CRM software will result in additional clients or revenues.

Critical Accounting Policy

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses for each period. Critical accounting policies are defined as policies that management believes are: (a) the most important to the portrayal of our financial condition and results of operations, and (b) that require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. In fiscal 2002, we identified our treatment of “accrued contract costs” as our critical accounting policy.

Based on projections provided to us by the Barona Casino, revenues from the 1996 Consulting Agreement are expected to be zero for the balance of the term of the 1996 Consulting Agreement; however, under the terms of the 1996 Consulting Agreement, we were obligated to provide services to the Barona Tribe. In connection with the performance of these services, we incur significant expense, and will continue to incur these expenses for the life of the 1996 Consulting Agreement. In the second quarter of fiscal 2002, we recorded a loss for the estimated amount of the foreseeable expenses, which totaled $6,956,000. The amount was based on the assumption that (a) we will continue to incur expenses at a level consistent to the current level of expenses being incurred and (b) we will continue to provide services through the end of the current term of the agreement in March 2004. The loss was recorded as “cost of services—anticipated contract loss”. We established corresponding liabilities for the current and non-current amounts, which were classified as “accrued contract costs”. The remaining accrued contract costs at March 31, 2002 were $6,317,000. We will review the estimated loss and liabilities related to the consulting agreement on an ongoing basis and, if necessary, will adjust the loss and liabilities accordingly. If we are successful in our efforts to renegotiate a new business relationship with the Barona Tribe, then the remaining accrued contract costs and estimated loss would be reduced, possibly to zero.

Three Months Ended March 31, 2002 Compared with the Three Months Ended March 31, 2001.

Revenues.    Consolidated revenues for the three months ended March 31, 2002 were zero as compared to $77,000 during the same period last year.

Revenues for services provided to the Barona Tribe were zero for the three months ended March 31, 2002 and 2001. Although revenues at the Barona Casino exceeded expenses for the three month period ended March 31, 2002, the level of revenues were not sufficient under the formula used to calculate our consulting fee to offset the effect of the significant capital, construction, interest and operating expenses incurred at the Barona Casino. These expenses primarily relate to the completion of Barona Casino’s interim expansion, the expenses associated with the ongoing development of the Barona Valley Ranch and the increase of debt by the Barona Tribe for use in the expansion project.

Revenues for services provided to clients other than the Barona Tribe for the three months ended March 31, 2002 were zero as compared to $77,000 earned during the same period last year. This decrease is the result of our decision to restructure our business and realign our operations to focus solely on the Native American gaming industry. Our decision, made in the second quarter of the fiscal year ended June 30, 2001, was in response to the reduction in demand for our technology and Internet services.

Cost of Services.    Cost of services decreased 93% to $120,000 for the three months ended March 31, 2002, from $1,742,000 during the same period last year. The decrease is primarily attributable to the reversal of accrued contract costs of $639,000 for the costs of services incurred during the period in connection with providing services to the Barona Tribe. The remaining decrease of $983,000 was primarily attributable to decreases in (a) compensation and benefits, resulting from a decrease in the average number of employees during the period as a result of the restructuring plan implemented during fiscal 2001; (b) fees to outside consultants incurred in connection with our performance of services to the Barona Tribe; (c) expenses related to our gaming business development efforts; and (d) client relation expenses. These decreases were partially offset by an increase in costs for professional services incurred in connection with our ongoing CRM software development project.

General Operating and Administrative Expenses.    General operating and administrative expenses decreased 40% to $831,000 for the three months ended March 31, 2002, from $1,377,000 during the same period last year. The decrease was primarily attributable to decreases in (a) compensation and benefits, resulting from the decrease in the average number of administrative employees, as a result of the restructuring plan implemented during fiscal 2001 and (b) facility expenses, attributable to the closing of offices in Los Angeles and Orange County, California and the relocation to a smaller facility in San Diego, California. These decreases were partially offset by an increase in outside legal fees, primarily as a result of the strategic alternative study being conducted by the special committee.

Restructuring Expenses and Related Asset Impairment.    During the three months ended March 31, 2002, we reversed $64,000 of previously recorded restructuring expenses related to remaining future rent obligations for a closed office in connection with the sublease of the office to a third party during the period. We did not record any restructuring expenses during the same period last year.

Amortization of Intangible Assets and Stock-Based Compensation.    Amortization of intangible assets and stock-based compensation for continuing operations decreased 98% to $3,000 for the three months ended March 31, 2002, from $193,000 during the same period last year, as a result of a decrease in goodwill amortization and deferred contract cost amortization. We did not incur any amortization expense for our intangible assets for the three months ended March 31, 2002. Furthermore, we do not expect to incur such expenses in the foreseeable future, as a result of the full reduction of our intangible assets in fiscal 2001 due to our restructuring plan and the reduced fee expectations from the Barona Tribe for the balance of the consulting agreement.

Other Income and Expense.    During the three months ended March 31, 2002, interest income was $28,000 compared to $127,000 for the same period last year, as a result of the significantly lower interest rates on our investments. Interest expense increased to $230,000 during the three months ended March 31, 2002, from $209,000 for the same period last year, as a result of a higher long-term debt balance during the period.

Other gains and losses during the three months ended March 31, 2002 resulted in a net loss of $64,000, as a result of asset disposals. Other gains and losses during the same period last year resulted in a net loss of $641,000, primarily attributable to: (a) a $294,000 loss recorded to fully reduce the carrying value of our tenant improvements at our corporate headquarters, in connection with our relocating to a smaller facility; (b) a $130,000 loss recorded to fully reduce the carrying value of our investment in Ultrexx, Inc.; (c) a $104,000 loss recorded to fully reduce the carrying value of our investment in Asquare Communications, Inc.; and (d) a $77,000 loss from fixed asset disposals in connection with our restructuring and facility relocation.

Income Tax Benefit.    During the three months ended March 31, 2002, we recorded a “one-time” income tax benefit of $3,651,000 in connection with the temporary change in certain tax laws, including an increase in the net operating loss carry-back period from two to five years. As a result of the change in the carry-back period, we are now entitled to refunds for the income taxes paid in during previous years. We recorded an income tax benefit of $1,676,000 during the same period last year in connection with tax losses incurred during the period.

Nine Months Ended March 31, 2002 Compared with the Nine Months Ended March 31, 2001.

Revenues.    Consolidated revenues for the nine months ended March 31, 2002 were zero as compared to $8,640,000 during the same period last year.

Revenues for services provided to the Barona Tribe for the nine months ended March 31, 2002 were zero as compared with $6,869,000 earned during the same period last year. Although revenues at the Barona Casino exceeded expenses for the nine months ended March 31, 2002, the level of revenues were not sufficient under the formula used to calculate our consulting fee to offset the effect of the significant capital, construction, interest and operating expenses incurred at the Barona Casino. These expenses primarily relate to the completion of Barona Casino’s interim expansion, the expenses associated with the ongoing development of the Barona Valley Ranch and the increase of debt by the Barona Tribe for use in the expansion project.

Revenues for services provided to clients other than the Barona Tribe for the nine months ended March 31, 2002 were zero as compared to $1,771,000 earned during the same period last year. This decrease is the result of our decision to restructure our business and realign our operations to focus solely on the Native American gaming industry. Our decision, made in the second quarter of the fiscal year ended June 30, 2001, was in response to the reduction in demand for our technology and Internet services.

Cost of Services

Cost of services decreased 59% to $2,409,000 for the nine months ended March 31, 2002, from $5,867,000 during the same period last year. The decrease is attributable to the reversal of accrued contract costs of $639,000 for the costs incurred during the period in connection with providing services to the Barona Tribe. The remaining decrease of $2,819,000 was primarily attributable to decreases in (a) compensation and benefits, resulting from a decrease in the average number of employees during the period as a result of the restructuring plan implemented during fiscal 2001; (b) fees to outside consultants incurred in connection with our performance of services to the Barona Tribe; (c) client relation expenses; (d) political contributions; (e) expenses related to our gaming business development efforts; and (f) cost of sales, including equipment sold and expenses billed to clients. These decreases were partially offset by an increase in costs for professional services incurred in connection with our ongoing CRM software development project.

Cost of Services—Anticipated Contract Loss

We recorded an anticipated loss of $6,956,000 for the nine months ended March 31, 2002. No comparable loss was recorded in the same period last year. The loss represents the estimated costs to be incurred in connection with the performance of services under the Barona consulting agreement through the end of its current term in March 2004. The loss was recorded as a result of the expectation of zero revenues from the consulting agreement and the increased uncertainty regarding the possibility of renegotiating or restructuring of the consulting agreement with the Barona Tribe.

General Operating and Administrative Expenses

General operating and administrative expenses decreased 57% to $2,504,000 for the nine months ended March 31, 2002, from $5,889,000 during the same period last year. The decrease was primarily attributable to decreases in (a) compensation and benefits, resulting from the decrease in the average number of administrative employees, as a result of the restructuring plan implemented during fiscal 2001; (b) facility expenses, attributable to the closing of offices in Los Angeles and Orange County, California and the relocation to a smaller facility in San Diego, California; (c) bad debt expense; (d) public relations and marketing expenses; (e) telecommunications; and (f) employee relations expenses. These decreases were partially offset by an increase in outside legal fees, primarily as a result of the strategic alternative study being conducted by the special committee.

Restructuring Expenses and Related Asset Impairment

We incurred $90,000 in restructuring expenses during the nine months ended March 31, 2002, in connection with the ongoing restructuring and cost reduction plan. These charges consist of remaining future rent obligations for a closed office in excess of the obligation recorded in fiscal 2001. During the same period last year, we incurred $6,999,000 in restructuring expenses, consisting primarily of (a) the impairment of goodwill and intangible assets relating to acquired businesses that focused on non-gaming clients and industries; (b) rent, sub-lease, leasehold improvement obligations and related facility expenses for offices that were closed due to the reduction in workforce; (c) severance obligations; and (d) asset disposals.

Amortization of Intangible Assets and Stock-Based Compensation

Amortization of intangible assets and stock-based compensation for continuing operations decreased 98% to $23,000 for the nine months ended March 31, 2002, from $936,000 during the same period last year, as a result of a decrease in goodwill amortization and deferred contract cost amortization. We did not incur any amortization expense for our intangible assets for the nine months ended March 31, 2002. We do not expect to incur such expenses in the foreseeable future, as a result of the full reduction of our intangible assets in fiscal 2001 due to our restructuring plan and the reduced fee expectations from the Barona Tribe for the balance of the consulting agreement.

Other Income and Expense

During the nine months ended March 31, 2002, interest income was $104,000 compared to $412,000 for the same period last year, as a result of the significantly lower interest rates on our investments. Interest expense increased to $671,000 during the nine months ended March 31, 2002, from $596,000 for the same period last year, as a result of a higher long-term debt balance during the period.

Other gains and losses during the nine months ended March 31, 2002 resulted in a net loss of $182,000, primarily as a result of fixed asset disposals and the loss recorded to fully reduce the carrying value of our investment in Watchnet, Inc. Other gains and losses during the same period last year resulted in a net loss of $2,943,000, which included (a) a $3,585,000 net loss recorded to fully reduce the carrying value of our investments in the securities of numerous Internet and technology companies, most of which were start-up companies; (b) a gain of $1,000,000 for the sale of the certain intellectual properties, which included the Cyberworks domain names; and (c) a net loss on fixed asset disposals of $370,000.

Income Tax Benefit

During the nine months ended March 31, 2002, we recorded an income tax benefit of $3,702,000 primarily as a result of a “one-time” income tax benefit of $3,651,000 in connection with the temporary change in certain tax laws, including an increase in the net operating loss carry-back period from two to five years. In connection with the change, we are now entitled to refunds for income taxes paid in previous years. We recorded a $1,318,000 income tax benefit during the same period last year as a result of the tax losses during the period.

Fiscal 2001 Compared With Fiscal 2000

Revenues.    Consolidated revenues for fiscal 2001 from continuing operations decreased to $8,840,000 from $14,843,000 for fiscal 2000. Substantially all of our revenues for fiscal 2001 were generated in the first six months of the fiscal year.

Revenues for services provided to the Barona Tribe in fiscal 2001 decreased 33% to $7,069,000 from $10,512,000 earned during fiscal 2000. Of these revenues, only $200,000 were earned in the last six months of fiscal 2001. Revenues were lower as a result of significant capital, construction, interest, marketing and operating expenses incurred at our client’s facility, the Barona Casino. These expenses primarily related to the recent completion of Barona Casino’s interim expansion, marked by the grand opening of the StarDome and the introduction of all 2,000 “Las Vegas style” slot machines, and the increase of debt by the Barona Tribe for use in the expansion project. Approximately 80% of the revenues earned during fiscal 2001 are attributable to fees earned under the 1996 Consulting Agreement, compared to 71% in fiscal 2000.

Revenues for services provided to clients other than the Barona Tribe in fiscal 2001 decreased 59% to $1,771,000 from $4,331,000 earned during fiscal 2000. The decrease was primarily due to a decrease in services performed to other clients due to our restructuring program and the decision to only provide services to Native American gaming clients, as a result of a decrease in demand for our services as a result of the weakening condition or failure of many of the Internet-based “dot-com” companies. The revenues earned during the third quarter of fiscal 2001 were $77,000, which consisted of final amounts earned on projects that we had committed to prior to our restructuring, and there were no revenues earned for services to other clients during the fourth quarter of fiscal 2001. Our revenues from non-gaming clients are expected to be zero in the future.

Cost of Revenues.    Cost of revenues for continuing operations increased 36% to $7,036,000 for fiscal 2001, from $5,178,000 during fiscal 2000. The increase was primarily attributable to increases in (a) client relation expenses, primarily attributable to the Barona Casino gaming floor expansion, the golf course development and external financing costs related to the expansion that were paid by us; (b) compensation and benefits, resulting from an increase in the average number of employees during the year in connection with the expanded services we offered, increased payroll costs for existing employees, and one-time expense accruals recorded for unused vacation; (c) fees to outside consultants incurred in connection with our performance of services to the Barona Tribe; (d) political contributions, (e) charitable contributions; and (f) expenses related to our gaming business development efforts. These increases were partially offset by a decrease in (a) payroll taxes that, due to the option activity, were higher in the prior year and (b) legal fees.

Primarily as a result of our restructuring, these costs fell during the fourth quarter of fiscal 2001 to $1,169,000, from $1,742,000 in the third quarter of fiscal 2001 and may decline further. However, we are still obligated to provide services to the Barona Tribe under the 1996 Consulting Agreement, which requires significant costs.

General Operating and Administrative Expenses.    General operating and administrative expenses for continuing operations decreased 10% to $6,781,000 for fiscal 2001 from $7,570,000 for fiscal 2000. The decrease was primarily attributable to decreases in (a) compensation and benefits, resulting from the decrease in the average number of administrative employees, primarily as a result of the restructuring plan implemented during fiscal 2001; (b) legal fees; (c) consulting fees and professional services incurred in connection with general corporate activities; and (d) expenses incurred in connection with shareholder communications and investor relations. These decreases were partially offset by increases in (a) facility expenses, attributable to the offices in Los Angeles and Orange County, (b) employee relations and (c) advertising and marketing expenses.

As a result of our restructuring, these costs fell during the fourth quarter of fiscal 2001 to $892,000, from $1,377,000 in the third quarter of fiscal 2001 and may decline further.

Restructuring Expenses and Related Asset Impairment.    We incurred $7,235,000 in restructuring expenses and related asset impairment charges during fiscal 2001, in connection with the restructuring of our business operations to focus solely on the gaming industry and our decision to stop offering many of our services. These expenses consist primarily of (a) the impairment of goodwill and other intangibles relating to acquisitions that focused on non-gaming clients and industries; (b) rent, sub-lease and lease termination charges, leasehold improvement obligations, and related facility expenses for offices that were closed due to the restructuring; (c) severance costs in connection with the reductions in workforce; and (d) other expenses and asset write-downs related to the restructuring. There were no comparable charges in fiscal 2000.

Impairment of Deferred Contract Costs.    In fiscal 2001, we fully reduced the carrying value of the deferred contract costs, which were $1,900,000, based on the nominal fee income received during the last two quarters of fiscal 2001, and the reduced fee expectations from the 1996 Consulting Agreement for the balance of its term. There were no comparable charges in fiscal 2000.

Amortization of Intangible Assets and Stock-Based Compensation.    Amortization of intangible assets and stock-based compensation for continuing operations decreased 49% to $1,065,000 for fiscal 2001 from $2,090,000 for fiscal 2000, primarily as a result of a decrease in stock-based compensation related to options granted to consultants and advisory panel members, and discounted options granted to four employees in connection with their employment, which ended in the first half of fiscal 2001.

Other Income and Expense.    For fiscal 2001, interest income was $468,000 compared to $473,000 for fiscal 2000. Interest expense decreased to $804,000 for fiscal 2001 from $866,000 for fiscal 2000, as a result of the early retirement of certain notes payable to two shareholders, including a former director of VCAT, which arose out of the 1996 repurchase of shares of our common stock held by them.

Other income and expense during fiscal 2001 resulted in a net loss of $3,625,000, which included (a) a $4,173,000 net loss recorded to fully reduce the carrying value of our investments in the securities of numerous Internet and technology companies, most of which were start-up companies; (b) a gain of $1,000,000 for the sale of the certain intellectual properties, which included the Cyberworks domain names; (c) a net loss on fixed asset disposals of $463,000; and (d) a gain of $11,000 from the disposition of bonds held as investments.

Income Tax Benefit/Provision.    For fiscal 2001, we recorded an income tax benefit for continuing operations of $627,000, a change of $726,000 from the $99,000 income tax provision recorded for fiscal 2000. The tax benefit in fiscal 2001 was primarily due to the tax loss, compared to taxable income during fiscal 2000. Our effective tax rate may vary significantly from period to period based on our profitability and the deductibility of certain costs and expenses.

Discontinued Operations.    Operating results of the Internet Gaming Consulting segment through June 30, 2000, have been included in net results from discontinued operations for the periods reported. There were no operations during fiscal 2001 for this segment. During fiscal 2000, the Internet Gaming Consulting business realized revenues of $315,000, and a loss, net of tax benefit, of $94,000.

Liquidity and Capital Resources

Our principal source of liquidity at March 31, 2002 consisted of unrestricted cash and cash equivalents of $7,033,000.

During the nine months ended March 31, 2002, our cash position increased by $2,933,000 to $7,033,000 from the June 30, 2001 balance of $4,100,000. This increase was a result of net cash provided by operating activities of $2,962,000 partially offset by cash used in investing activities of $28,000.

The cash provided by operating activities of $2,962,000 resulted primarily from the collection of $7,685,000 in advances made to the Barona Tribe in connection with the expansion project, offset by a net change in operating assets and liabilities of $5,992,000 and a net loss of $9,028,000 which included non-cash expenses and adjustments of $10,296,000. The non-cash expenses and adjustments consisted of (a) a $6,317,000 loss recorded in connection with the Barona consulting agreement; (b) deferred taxes of $3,651,000; (c) a $123,000 loss on asset disposals; (d) depreciation on property and equipment of $122,000; (e) loss on investments in convertible notes of $57,000; (f) amortization of stock-based compensation of $23,000 and (g) bad debt reserve of $3,000.

Cash used in investing activities of $28,000 resulted primarily from the purchase of fixed assets in connection with our CRM software development project, net of fixed asset sales.

In March 2002, Congress passed the Job Creation and Workers Assistance Act of 2002 (the “Act”). The Act contains temporary changes in certain tax laws, including an increase in a net operating loss carry-back period from two to five years. In March 2002, as a result of the change in the carry-back period, we established a receivable of $3,651,000 for income tax refunds due to us. We received refunds in the amounts of $3,071,000 in May 2002 and $580,000 in June 2002.

With respect to the current project to expand the Barona Casino, VCAT, the Barona Tribe and the Barona Casino agreed to share in funding the expansion costs incurred prior to obtaining all outside financing. We advanced an aggregate of $9,685,000, substantially all of our commitment of up to $10,000,000, as an unsecured, non-interest bearing advance to the Barona Tribe, of which $7,685,000 remained outstanding as of June 30, 2001. These advances were accounted for as a receivable from the Barona Tribe to us. In October 2001, we requested that the Barona Tribe repay us the $7,685,000, representing the remaining amount of advances that we had made to the Barona Tribe prior to the Barona Tribe obtaining all of its outside financing to fund its expansion project. In response to our request, the Barona Tribe repaid $7,685,000 to us in October 2001.

In connection with a $200,000,000 loan obtained by the Barona Tribe in July 2001, we entered into a Reaffirmation, Consent and Amendment of Intercreditor and Subordination Agreement. The agreement permits consulting fees or other amounts owed to us to be paid up to the amounts permitted under the debt coverage ratios set forth in the permanent financing loan agreement. No payments may be made if there is a default under the terms of the permanent financing loan agreement that has not been cured or waived.

We currently have an obligation called “advances of future consulting fees” due to the Barona Tribe of $3,700,000. These advances are unsecured and non-interest bearing. At the beginning of the management relationship in 1992 with the Barona Tribe, the Barona Tribe was not in a financial position to make required investments in the Barona Casino. We invested approximately $2,500,000 into the Barona Casino for additional working capital needs that was accounted for as revenue to the Barona Casino and expensed by us due to the uncertainty of recovery. The amount was not accounted for as a deferred contract cost. As the Barona Casino became profitable between 1992 and 1994, $2,500,000 of the initial profits of the Barona Casino were distributed to us after all draws, distributions and payments were made to the Barona Tribe and were recorded on our books as an obligation called “advances of future consulting fees.” The Barona Casino established a corresponding receivable. The remaining balance in advances of future consulting fees at March 31, 2002 of $1,200,000, is due primarily to timing differences between payments to us and consulting revenues earned and recognized since that time. VCAT and the Barona Tribe are currently negotiating a possible new business relationship that could, among other things, result in the release of all liabilities between the two parties, including the $3,700,000 in advances of future consulting fees. Depending on the outcome, if the obligation is forgiven by the Barona Tribe, we may have an additional source of liquidity in the sense that the debt may not have to be repaid; however, if the obligation is not forgiven, we may have to repay the debt. We are not certain on how this issue will ultimately be resolved. All other transactions between the two parties are being treated independently.

In September 1996, we entered into a Stock Purchase and Settlement and Release Agreement with two shareholders, including a former director (the “Stock Purchase Agreement”). The terms of the Stock Purchase Agreement included (a) an aggregate cash payment of $200,000 to such shareholders upon closing, (b) the issuance of two unsecured promissory notes in the aggregate principal amount of $3,500,000, with interest at the rate of 10% per annum, payments of interest only for the first three years commencing September 30, 1997, followed by three equal annual installments of principal repayment, with interest on the remaining balance commencing September 30, 2000, (c) a contingent obligation (the “Initial Contingent Obligations”) to issue an aggregate principal amount of $9,856,000 in unsecured promissory notes to such shareholders including $2,000,000 in principal amount of notes each year for four years and $1,856,000 in principal amount of notes to be issued in a fifth year, each note with interest at 10%, payment of interest only for three years, followed by three equal annual installments of principal plus interest on the remaining principal balance, and (d) another contingent obligation (the “Second Contingent Obligation”) to issue an additional aggregate principal amount of $3,000,000 in unsecured promissory notes (or cash, if we have closed a firm commitment underwritten public offering of securities of not less than $35 million prior to the contingencies being met).

The Initial Contingent Obligations are contingent upon our retained earnings balance, with certain adjustments, being at least $4,000,000 for the fiscal year ending immediately prior to the date the notes are to be issued. The test is to be made each year for eight successive years that commenced with the fiscal year ended June 30, 1997. The Initial Contingent Obligation has been met for the first four test periods, accordingly, $2,000,000 in obligations were recorded at each of June 30, 1997, 1998, 1999 and 2000, and have been treated as additional consideration for the common stock repurchased under the Stock Purchase Agreement. The retained earnings balance test was not met on June 30, 2001 or June 30, 2002, therefore we did not record the issuance of any additional notes during fiscal 2001 or fiscal 2002. The Second Contingent Obligation is subject to the following conditions: (a) the Barona Tribe enters into a Class III Gaming Compact with the State of California which permits the operation of video gaming machines at the Barona Casino in San Diego County; (b) at the time that the Barona Tribe enters into a compact, we have a consulting agreement or similar contractual arrangement with the Barona Tribe; and (c) consulting fees paid to us by the Barona Tribe relating to the Barona Casino for any consecutive 12-month period within five years after the Barona Tribe has entered into the Compact, equal or exceed one and one-half times the consulting fees for the fiscal year ended June 30, 1996. Two of the foregoing criteria were satisfied during fiscal 2000. The contingent obligations will be recorded as the additional cost of the repurchase of our common stock, as each contingency or condition is met.

In April 2000, VCAT and the two note holders announced that $3,069,000 of current and future corporate indebtedness would be exchanged for equity prior to its maturity. Pursuant to the terms of the exchange, a total of 579,000 shares of our restricted stock and warrants to acquire an additional 145,000 shares of our common stock at $5.89 per share were issued to retire the debt. The transaction resulted in a non-cash extraordinary loss of $324,000, attributable to the deemed value of the warrants.

All payments pursuant to the Stock Purchase Agreement and the notes are subject to our ability to meet certain financial tests and compliance with certain state law provisions and our Articles of Incorporation concerning repurchase transactions. Because of our current financial position, we were not required to make payments under the notes in September 2001. This does not constitute a default under the notes. Pursuant to the terms of the stock purchase agreement and the applicable notes, accrued interest of $843,000 was added to the principal amount of debt which will continue to accrue interest pending certain other events, including the permissibility of VCAT to make payments in the future.

The remaining principal amount of debt (including the accrued interest that was added to principal as a result of VCAT not making the scheduled payments in September 2001) and accrued interest on the adjusted principal related to this stock repurchase was $9,663,000 as of March 31, 2002. Based upon projections provided to us by the Barona Casino in August 2001 and April 2002 and our current sources of revenues, we do not expect that such payments will be required for the foreseeable future, therefore all amounts have been classified as “non-current liabilities”. In addition, amounts previously reported as current liabilities under the Stock Purchase Agreement have been reclassified as non-current liabilities to conform to the March 31, 2002 presentation. However, if we enter into the Termination Agreement and the 2002 Consulting Agreement with Barona Tribe, a portion of the interest due to Messrs. Ungar and Woods could be made in September 2003. In such case, we would classify the respective amount as a currant liability at that time.

If our financial condition improves to the extent that we meet the financial tests set forth in the Stock Purchase Agreement and the notes and, at the time a scheduled payment becomes due, we do not have sufficient cash on hand to pay the scheduled payments and sustain our ongoing operations, we will need to seek additional capital to repay some or all of this debt. There can be no assurance that this alternative would be available at the time or on terms acceptable to us, or, if available, it could have a material adverse affect on our financial condition or may result in dilution to our shareholders.

In connection with the proposed merger among VCAT, L. Donald Speer, II, and Speer Casino Marketing, the two note holders agreed to restructure VCAT’s obligations to them relating the Stock Purchase Agreement. The note holders have agreed to reduce VCAT’S outstanding obligations relating to the Stock Purchase Agreement to $8,333,000 and to exchange the previously issued notes for new notes representing the reduced debt amount. The restructuring of VCAT’s indebtedness to the note holders is contingent upon the approval of the proposed merger and certain other conditions. See “The Merger—The Merger Transaction—Restructuring of Stock Repurchase Obligations.”

Restricted cash consists of a $133,000 irrevocable letter of credit issued to satisfy the terms of the lease agreement for VCAT’s prior corporate office. This space has been subleased; however, as part of the sublease agreement, the letter of credit remained in place. The letter of credit expires on October 31, 2002, unless cancelled by the lessor.

As of June 30, 2002, our unrestricted cash and cash equivalents balance was approximately $8,907,000. We believe that our unrestricted cash will be sufficient to meet our known operating and capital requirements as they are currently scheduled to come due for at least the next 18 months. However, if our cash needs increase for any reason, such as a change in our business strategy, the length of time that our current cash would sustain operations could decrease significantly.

If our shareholders approve the merger, then we will use our best efforts to attempt to purchase a six-year extended reporting period runoff under our existing directors’ and officers’ liability insurance policy covering those persons who are currently covered by our directors’ and officers’ liability insurance policy on terms which shall provide that we will not be responsible for any co-insurance payments and that our retention amount will be required to be deposited and held in escrow during the term of the runoff. The cost to purchase the extended reporting period runoff and the estimated retention amount which will be required to be deposited and held in escrow are currently not determinable.

Factors That May Affect Future Results

The risks described below are not the only ones that we face. Any of the following risks could seriously harm our business, financial condition or results of operations. The following risk factors could cause our actual results to differ materially from those contained in forward-looking statements made in this Proxy Statement or presented elsewhere by management from time to time.

We are not receiving any revenues from the 1996 Consulting Agreement and may not receive any consulting fee revenues for the remainder of its term which extends through March 31, 2004.

We have historically derived substantially all of our revenue from services provided to the Barona Tribe. Although revenues at the Barona Casino have exceeded expenses, the level of revenues have not been sufficient under the formula used to calculate our consulting fee to offset the effect of the significant capital, construction, interest and operating expenses incurred at the Barona Casino in connection with its interim expansion, the ongoing development of the Barona Valley Ranch project and the increase of debt by the Barona Tribe for use in the expansion project. These facts have resulted in a decline of consulting fees payable to us to zero. Unless the net revenues at the Barona Casino increase substantially, the formula pursuant to which consulting fees are paid to us under the 1996 Consulting Agreement will continue to result in no fees being paid to us. Based upon current projections provided to us by the Barona Casino, it does not appear likely that net revenue will increase sufficiently to allow a fee to be paid to us for the remaining term of the 1996 Consulting Agreement other than the possibility of a fee payment for July 2002 in an amount not yet determinable. Unless we are able to renegotiate our business relationship with the Barona Tribe, identify alternative sources of revenue, and/or identify a strategic alternative, we could eventually deplete all of our cash and cash equivalents providing services under the 1996 Consulting Agreement. To the extent we do not have sufficient cash or access to other financing, we will not be able to continue to operate our business. If that should occur, you may lose your investment.

Assuming that we are successful in entering into the Termination Agreement and the 2002 Consulting Agreement, the Barona Tribe will still be our only client and we expect to derive for the foreseeable future substantially all of our revenues from our 2002 Consulting Agreement with the Barona Tribe.

We have historically derived substantially all of our revenue from services provided to the Barona Tribe. Under the 1996 Consulting Agreement, the Barona Tribe is obligated to pay to us a consulting fee, consisting of a fee based upon the net operating income of the Barona Casino, subject to reductions to allow minimum income streams to be paid to the Barona Tribe and subordinated to the repayment of certain of the Barona Tribe’s senior debt. We are in negotiations with the Barona Tribe to (a) terminate the 1996 Consulting Agreement pursuant to the terms of the Termination Agreement and (b) enter into a new consulting relationship pursuant to the terms of the 2002 Consulting Agreement. The Termination Agreement and the 2002 Consulting Agreement, which contains a license of our CRM software, are described herein under the caption “The Merger—Background of the Merger—Relationship with the Barona Tribe/Native American Indian Gaming Consulting.” There is no assurance that our negotiations with the Barona Tribe will be successful and that we will enter into these agreements. In addition, even if we enter into such agreements, there is no assurance that we will enter into these agreements on terms currently proposed. As currently proposed, the 2002 Consulting Agreement provides that we will be paid a fee of $475,000 per month for consulting services and licensing fees. The payment of the monthly fees is subordinated to the Barona Tribe’s repayment of certain senior debt. Our current monthly expenses are in excess of $475,000 per month (including interest under our debt owed to Messrs. Ungar and Woods). If we do not decrease our monthly expenses, identify additional sources of revenues and/or identify strategic alternatives for our operations, we will not generate positive earnings for the foreseeable future. Although our cash and cash equivalents should allow us to continue operations, unless we are able to generate additional sources of revenue (e.g., licensing or sale of the CRM software), our growth will be limited and the likelihood of shareholder distributions will be unlikely.

We have entered into subordination agreements which under certain circumstances may preclude the Barona Tribe from making payments to us under the 1996 Consulting Agreement or, if executed, the 2002 Consulting Agreement, with the Barona Tribe.

Our right to receive fees under the 1996 Consulting Agreement is subordinated to certain senior debt of the Barona Tribe. In connection with two of the Barona Tribe’s financings, we entered into agreements pursuant to which no fees shall be paid to us if there is a default by the Barona Tribe under the applicable financing documents. In addition, one of those agreements also limits the Barona Tribe’s ability to make payments to us if the debt coverage ratios set forth in the loan agreement are not met. Moderate or severe economic downturns or adverse conditions, nationally and especially in Southern California, may negatively affect the Barona Casino’s operations which may result in the Barona Tribe being precluded from making payments to us under the 1996 Consulting Agreement (assuming net revenues at the Barona Casino increased to a level which allowed us to be paid consulting fees under that agreement) and, if executed, the 2002 Consulting Agreement. During periods of economic contraction, the Barona Casino’s revenues may decrease while some of its costs remain fixed or, as will be the case for the foreseeable future, its costs will increase as a result of the expansion project, resulting in decreased net income for the Barona Casino. If as a result of negative economic or other adverse conditions the Barona Tribe is precluded from making payments to us under the applicable consulting agreements, we will still be obligated to provide services to the Barona Tribe under the agreements and, in connection with providing such services, it is likely that we will deplete our cash and cash equivalents. If that should occur and we are not able to identify alternative sources of revenues to finance our operations, we will not be able to continue to operate our business and it is likely that we will be forced to liquidate and dissolve. In such case, it is likely that you will lose your investment in us.

We have reported losses and may not be able to return to profitability.

We have recently reported significant losses attributable to our restructuring of our business and material decreases in fees payable to us by our only client, the Barona Tribe. As a result, as of March 31, 2002, we have a retained deficit of $21,092,000 and our liabilities exceed our assets. As noted above, based on projections provided to us by the Barona Casino, fees from the 1996 Consulting Agreement are expected to be zero for the balance of the term of the 1996 Consulting Agreement other than the possibility of a fee payment for July 2002 in an amount not yet determinable. Accordingly, we are unlikely to return to profitability for the foreseeable future, if at all. We have a history of substantial losses and negative cash flows. We expect these losses and negative cash flows to continue in the future. If we are unable to successfully reach an agreement with the Barona Tribe and enter into the Termination Agreement and the 2002 Consulting Agreement, and generate sufficient revenue from our operations or raise sufficient additional capital, we may not be able to continue to operate our business, and you may lose your investment.

Our auditors have expressed doubts about our ability to continue as a going concern.

We received a report from our independent auditors with respect to the audited financials for the year ended June 30, 2001, containing an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern due to our recurring losses from operations, curtailed revenue expectations from the Barona Tribe and our net capital deficiency. Since the time that our independent auditors issued their report, we (a) commenced negotiations with the Barona Tribe to (i) terminate the 1996 Consulting Agreement which would result in the reversal of $6.3 million related to accrued contract cost as of March 31, 2002 and (ii) forgive the $3.7 million indebtedness owed to them which would result in our writing off liabilities of $3.7 million related to advances of future consulting fees and (b) received a tax refund of $3.6 million. At this time, it is uncertain whether the report from our independent auditors with respect to our audited financials for the year ended June 30, 2002 will contain an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

We have formed two special committees of independent directors to identify strategic alternatives and address our current financial position; however, we cannot be assured that their efforts will be successful.

In May 2001, our Board of Directors formed a special committee of independent directors to explore strategic alternatives to maximize our shareholder value and to report its recommendations to our Board of Directors. The first special committee presented its conclusions to our Board of Directors in September 2001. In October 2001, our Board of Directors formed the second special committee of independent directors to identify strategic alternatives and take steps to implement one or more initiatives to increase our shareholder value. On May 13, 2002, the second special committee and our Board of Directors approved, and we signed, a definitive merger agreement with Speer Casino Marketing and Mr. Speer. Under the terms of the merger agreement, we will merge into Speer Casino Marketing, and Speer Casino Marketing will be the surviving entity. Upon the completion of the merger, each issued and outstanding share of our common stock, other than shares held by Speer Casino Marketing, treasury shares and dissenting shares, will be converted into the right to receive $0.65 in cash and additional contingent payments, if any, over the five year period following the effective date of the merger. The completion of the merger is subject to a number of conditions, including the approval of the merger by a majority of our shareholders entitled to vote on the merger. There can be no assurance that the merger agreement will be approved by our shareholders or that the merger will be completed.

Two purported shareholder class action lawsuits have been filed against us.

On May 29, 2002 and June 26, 2002, purported class action lawsuits were filed against us and a majority of our directors seeking primarily to enjoin our merger with Buyer. Each complaint was filed by an individual claiming to be one of our shareholders. The complaints make substantially identical allegations. Each complaint alleges, among other things, that the defendants violated their fiduciary duties to our shareholders and that the consideration to be paid to our public shareholders in the merger is inadequate. Each plaintiff seeks, among other things, that the court declare that the action is properly maintained as a class action lawsuit, declare that the merger agreement was entered into in breach of the fiduciary duties of the defendants, enjoin the consummation of the merger unless and until certain procedures are implemented, and award the plaintiff its costs and disbursements in the lawsuit. Our Board of Directors believes that it and the special committee of the Board of Directors has met and will continue to meet their respective fiduciary obligations. Our Board of Directors believes that both lawsuits are without merit and intends to vigorously defend the actions. However, no assurances can be made that we will be successful in defending the actions or that the merger will be completed.

We have limited recourse against tribes and tribal assets.

Our principal recourse from a tribe for collection of indebtedness or money damages for breach or wrongful termination of a contract is from revenues, if any, from casino operations. We have agreed to, and in the future may agree to, subordinate the repayment of a tribe’s indebtedness and payment of other fees due to us from a tribe to other obligations of the tribe, such as indebtedness to a commercial lender. Accordingly, in the event of a default by a tribe, a tribe’s indebtedness or fees due to us may not be paid, if at all, until any senior creditors have been repaid in full. As discussed above, if the Barona Tribe is precluded from paying fees to us under the consulting agreement because of our agreement to subordinate payments of our fees to the repayment of the Barona Tribe’s senior debt, we will be forced to attempt to obtain alternative sources of revenues to finance our operations. If we are not able to obtain alternative sources of revenues, it is likely that we will be forced to liquidate and dissolve and, in such case, you may lose your investment in us.

Approval of the 1996 Consulting Agreement by appropriate regulatory authorities is still pending.

Appropriate regulatory authorities have not yet approved the 1996 Consulting Agreement. If the 1996 Consulting Agreement is not approved or is significantly modified by regulatory authorities to our detriment, such action could have a further material adverse effect on our business and financial condition. In addition, the regulatory review could result in our being required to pay fines or incur additional expenses, all of which could have a material adverse effect on our business and financial condition.

There has been an increase in competition for us and for our only client.

The recent expansion of gaming activities in California has resulted in experienced gaming companies negotiating or entering into contracts with Native American tribes in California. As California gaming operations grow, there will be increasing competition from other gaming consulting or management companies for new clients. This could result in fewer potential clients or less profitable potential arrangements that could have a material adverse effect on our attempts to obtain additional clients or generate additional revenue sources. There has been an increase in the number of Native American casinos open and operating in the San Diego marketplace. The number of casinos has grown from 4 to 9 since the year 2000 and there may be additional casinos that attempt to open in this area, all of which may be competing for customers. This increased competition could reduce the profit levels achieved at the Barona Casino further reducing the likelihood of fees to us under the 1996 Consulting Agreement and, whether or not we are successful in entering into the Termination Agreement and the 2002 Consulting Agreement, under certain circumstances could preclude the Barona Tribe from making payments to us under the 1996 Consulting Agreement or the proposed 2002 Consulting Agreement until such time that the Barona Tribe’s senior indebtedness is paid in full, if at all.

We may not be able to successfully market the CRM software product to other clients.

We are currently beta-testing our CRM software product at the Barona Casino. There can be no assurance that the CRM software will perform satisfactorily, that we will be able to license it to customers and that it will produce revenues.

Our CRM software could contain undetected errors or failures.

If we complete and release our CRM software, it may contain undetected errors or failures. This may result in the loss of, or delay in, the market acceptance of our CRM software and could cause us to incur significant costs to correct errors or failures or to pay damages suffered by customers as a result of such errors or failures.

Errors in our CRM software also may be caused by defects in third-party software incorporated into our software. If so, we may not be able to fix the defects without the cooperation of the software providers. Since these defects may not be as significant to the software provider as they are to us, we may not receive the rapid cooperation that it requires. We may not have the contractual right to access the source code of third-party software and, even if we have the right to access the source code, we may not be able to fix the defect. Our customers could seek significant compensation from us for their losses resulting from defects in our products. Even if unsuccessful, a product liability claim brought against us could be time consuming and costly.

The rapid pace of change in the software industry could render our CRM software unmarketable.

If we are unable to market and/or continue to develop our CRM software on a timely and cost-effective basis, we may not realize any revenues from the sale or license of the software. The life cycle of software is difficult to predict because the market is characterized by rapid technological change and changing customer needs. The introduction of software employing new technologies could render our CRM software obsolete and unmarketable. In marketing and/or developing our CRM software, we may:

•	fail to respond to technological changes in a timely or cost-effective manner;

•	encounter software products, capabilities or technologies developed by others that render our CRM software obsolete or noncompetitive or that shorten the life cycle of our CRM software;

•	experience difficulties that could delay or prevent the successful development, introduction and marketing of our CRM software; or

•	fail to achieve market acceptance of our CRM software.

We may have difficulty attracting and retaining key employees; We have limited resources to grow our business.

We have taken several steps, such as reducing overhead and staffing to control expenses, and may take additional steps to further reduce expenses. However, this may reduce our ability to attract and retain employees or to pursue or exploit additional business opportunities. If we are unable to attract and retain qualified employees or pursue or exploit future business opportunities, it could have a material adverse effect on our business and financial condition, and we may not be able to continue to operate our business.

We are dependent upon our Chairman, Chief Executive Officer and Chief Operating Officer.

Our success largely depends upon the continued contributions of L. Donald Speer, II, our Chairman of the Board, Chief Executive Officer and Chief Operating Officer. The loss of Mr. Speer’s services, for any reason, may have a material adverse effect on our prospects. We have not entered into any employment agreements with Mr. Speer and there is nothing preventing him from departing at any time from employment with us. There can be no assurance that we will be able to find a suitable replacement. To the extent that Mr. Speer’s services become unavailable or if Mr. Speer were to resign and such departure results in our inability to fulfill our obligations under the 1996 Consulting Agreement or, if executed, the 2002 Consulting Agreement, then the Barona Tribe will have the right to terminate either of the consulting agreements.

Our stock has been delisted from the Nasdaq Stock Market.

On August 15, 2001, our common stock was delisted from the Nasdaq National Market for failure to comply with the $1.00 minimum bid price and the $5 million market value of public float requirements. Our common stock currently trades on the Over-The-Counter (“OTC”) Bulletin Board. This generally is considered to be a less efficient trading market and our stock price as well as liquidity in our common stock may be adversely effected. Low-priced stocks are subject to additional risks, including additional state regulatory requirements and the potential loss of effective trading markets.

The trading price of our common stock has been, and will likely continue to be, subject to wide fluctuations because of regulatory developments, quarterly variations in our operating results, the market where our common stock trades, announcements of new services or business activities by us or our competitors, general market fluctuations, and other events and factors. These factors, coupled with the small public float, have in the past, and could in the future, result in wide fluctuations in the market-trading price.

Inflation

To date, inflation has not had a material impact on our financial condition or our results of operations. However, that may change in the future and the impact could be material to our results of operations or financial condition.

COMMON STOCK PURCHASE INFORMATION

Purchases by VCAT and Our Directors and Executive Officers

The following table sets forth certain information concerning purchases of our common stock by our directors and executive officers during the second quarter of fiscal 2001 including, the number of shares purchased, the aggregate value of such shares and the average, high and low prices paid. Other than as set forth below, neither we nor our executive officers or directors have purchased any shares of our common stock during fiscal 2001 or fiscal 2002.

	Shares	Aggregate Value	Average $/Share	High	Low
Fiscal 2001
Second Quarter	45,450	$84,674	$1.86	$2.21	$1.38

Neither we nor our executive officers or directors have purchased any shares of our common stock during fiscal 2003 through July 31, 2002.

Purchases by Speer Casino Marketing, Mr. Speer, and Speer Casino Marketing’s Directors and Executive Officers

On May 13, 2002, Mr. Speer transferred 554,180 shares of VCAT common stock to his former spouse, Jo Ann Speer (“Ms. Speer”), pursuant to a court-approved Amendment No. 2 to the Amended and Restated Marital Settlement Agreement between Mr. Speer and Ms. Speer, dated as of March 31, 2002.

On May 13, 2002, in connection with the formation of Speer Casino Marketing, Mr. Speer transferred 1,024,180 shares of VCAT common stock to Speer Casino Marketing.

INFORMATION ABOUT SPEER CASINO MARKETING

Overview

Speer Casino Marketing, Inc. is a Delaware corporation that was formed solely for the purpose of effecting the transactions contemplated by the merger and has not engaged in any business except in furtherance of this purpose. Prior to the merger, Speer Casino Marketing, Inc. may be merged with and into Speer Casino Marketing, LLC, a Delaware limited liability company owned solely by Mr. Speer. If such merger is completed, Speer Casino Marketing, LLC will be the successor to Speer Casino Marketing, Inc. in all respects. Speer Casino Marketing, Inc. and Speer Casino Marketing, LLC are each wholly-owned by Mr. Speer. For purposes of this Proxy Statement, all references to Speer Casino Marketing will, unless otherwise specified, mean Speer Casino Marketing, LLC. The address of Speer Casino Marketing’s principal executive offices is c/o Alhadeff & Solar, LLP, 550 West “C” Street, 19th Floor, San Diego, California 92101, Attention: Robert K. Edmunds, Esq. The telephone number of Buyer is (619) 231-8700.

Description of Property

Speer Casino Marketing, Inc. does not currently own or lease any property. Speer Casino Marketing, Inc.’s sole asset is 1,024,180 shares of our common stock and approximately $1,000 in cash.

Employees

Speer Casino Marketing, Inc. does not currently have any employees.

Legal Proceedings

Speer Casino Marketing is not involved in any legal proceedings.

Management of Speer Casino Marketing

The position and principal occupation or employment, and material occupations, positions, offices or employment for the last five years, of Mr. Speer, the sole stockholder, director, and officer of Buyer, is set forth below. The business address of Mr. Speer and Speer Casino Marketing is c/o Alhadeff & Solar, LLP, 550 West “C” Street, 19th Floor, San Diego, California 92101, Attention: Robert K. Edmunds, Esq. The business telephone of Mr. Speer is (619) 231-8700. Mr. Speer is a U.S. citizen.

L. Donald Speer, II
L. Donald Speer, II has served as Chief Executive Officer and Chairman of the Board of VCAT and its predecessors since founding the company. He has served as Chief Operating Officer of VCAT since September 5, 2000, and President since September 29, 2000; he had previously held these positions from June 1997 until February 18, 2000. From July 1986 through January 1992, Mr. Speer was Chairman of the Board, Chief Executive Officer and a director of Southwest Gaming, Inc., which provided operating services for the Desert Oasis Indian Casino, a poker casino on the Cabazon Indian Reservation near Indio, California.

Speer Casino Marketing, Inc. Management’s Discussion and Analysis or Plan of Operation

The following discussion and analysis provides information which Speer Casino Marketing, Inc.’s management believes is relevant to an assessment and understanding of Speer Casino Marketing, Inc.’s financial condition. The discussion should be read in conjunction with Speer Casino Marketing, Inc.’s financial statements and notes thereto.

Overview

Speer Casino Marketing, Inc. was organized solely for the purpose of effecting the merger with VCAT and the related transactions, and Speer Casino Marketing, Inc. has not engaged in any business except in furtherance of this purpose. Speer Casino Marketing, Inc.’s sole assets consist of 1,024,180 shares of VCAT’s common stock contributed to Speer Casino Marketing, Inc. by Mr. Speer and $1,000 in cash resulting from a short-term loan to Speer Casino Marketing, Inc. Mr. Speer is Speer Casino Marketing, Inc.’s sole stockholder, director, and officer. There can be no assurance that the contingencies to the completion of the merger will be satisfied or that the merger will be completed. If the merger is terminated, then under certain circumstances VCAT will reimburse Speer Casino Marketing, Inc. for its legal and disbursing agent expenses incurred in connection with the merger. Following the termination of the merger, Mr. Speer will reimburse Speer Casino Marketing, Inc. for its remaining expenses and Speer Casino Marketing, Inc. will become a non-operating dormant company with the VCAT shares as its sole asset, or Speer Casino Marketing, Inc. will be dissolved after the VCAT shares are transferred back to Mr. Speer. There can be no assurance that the contingencies to the completion of the merger will be satisfied, that the merger will be closed, or that Speer Casino Marketing, Inc.’s operations will prove successful.

Results of Operations

Speer Casino Marketing, Inc.’s only operations to date are transactions and activities related to the merger. Speer Casino Marketing, Inc. has no revenues to date and does not expect to have any revenues until the merger is complete and it assumes the operations of VCAT. Speer Casino Marketing, Inc. has incurred $30,114 in legal expenses, all in connection with the proposed merger. Speer Casino Marketing, Inc. expects to continue to incur expenses in connection with the proposed merger until such time that the merger is made effective or it becomes apparent that the merger will not be completed.

Liquidity and Capital Resources

Speer Casino Marketing, Inc. had $992 in cash as of May 13, 2002 and does not expect to increase its cash position during the period prior to the close of the proposed merger. All expenses being incurred will be accrued and payment will be made promptly after the effective date of the merger. The total liabilities as of May 13, 2002 include accrued expenses of $30,114 for professional services. Speer Casino Marketing, Inc. expects to continue to incur costs and will accrue such expenses until such time the merger is made effective or it is known that such merger will not occur. If the merger is terminated, then under certain circumstances VCAT will reimburse Speer Casino Marketing, Inc. for its legal and disbursing agent expenses incurred in connection with the merger. Following the termination of the merger, Mr. Speer will reimburse Speer Casino Marketing, Inc. for its remaining expenses.

Set forth below is a pro forma balance sheet and a pro forma statement of operations as of May 13, 2002 (using financial information as of March 31, 2002 for VCAT) for Speer Casino Marketing, Inc. giving effect to the following:

•	VCAT’s purchase of directors’ and officers’ extended period run-off insurance and funding of the escrow for the retention amount of such insurance policy;

•	VCAT’s and the Barona Tribe’s execution of the Termination Agreement and the 2002 Consulting Agreement;

•	the restructuring of the debt owed by VCAT to Messrs. Ungar and Woods;

•	the receipt by Speer Casino Marketing, Inc. of loan proceeds from Wells Fargo Bank, N.V. for the purchase of outstanding shares of common stock of VCAT;

•	the purchase by Speer Casino Marketing, Inc. of the outstanding shares of common stock of VCAT;

•	the merger of VCAT into Speer Casino Marketing, Inc.; and

•	the repayment of the loan from Wells Fargo Bank, N.V. by Speer Casino Marketing, Inc.

The pro forma balance sheet and statement of operations for the year ended June 30, 2001 is not included as there would not be a material difference from VCAT’s historical financial statements.

Speer Casino Marketing, Inc.

Pro Forma Balance Sheet (unaudited)

	VCAT March 31, 2002 (unaudited	Pro Forma Adjustments		VCAT Pro forma	Speer Casino Marketing May 13, 2002 (audited)	Pro Forma Adjustments		Speer Casino Marketing (pre merger) Pro forma	Merger Entries		Speer Casino Marketing Pro forma
ASSETS
Current Assets:
Cash and Cash Equivalents	$7,033,337	$(1,185,000	)(1)	$5,848,337	$992	$4,100,000	(5)	$992	$(4,100,000	)(7)	$1,749,329
						(4,100,000	)(6)
Income tax receivable	3,650,648	—		3,650,648	—	—		—	—		3,650,648
Accounts receivable, net	57,767	—		57,767	—	—		—	—		57,767
Prepaid expenses and other current assets	181,406	—		181,406	—	—		—	—		181,406

Total current assets	10,923,158	(1,185,000)		9,738,158	992	—		992	(4,100,000)		5,639,150
Investments:
Investment in VCAT					40,967	1,211,878	(6)	1,252,845	(1,252,845	)(8)	—
Non-Current Assets:					—	—		—	—		—
Property, plant and equipment, net	162,368	—		162,368	—	—		—	—		162,368
Deposits and other assets	204,925	—		204,925	—	—		—	—		204,925
Restricted cash	133,000	200,000	(1)	333,000	—	—		—	—		333,000
Goodwill-VCAT purchase	—	—		—	—	2,888,122	(6)	2,888,122	—		2,888,122
Non-current receivables, net	38,121	—		38,121	—	—		—	—		38,121
Capitalized software, net	95,687	—		95,687	—	—		—	—		95,687

Total non-current assets	826,538	200,000		834,101	—	2,888,122		2,888,122	—		3,722,223

Total assets	$11,557,259	$(985,000)		$10,572,259	$41,959	$4,100,000		$4,141,959	$(5,352,845)		$9,361,373

LIABILITIES AND SHAREHOLDERS DEFICIT
Current Liabilities:
Advances of future consulting fees—Barona Tribe	$3,693,756	$(3,693,756	)(2)	$—	$—	$—		$—	$—		$—
Accrued contract costs	3,091,368	(3,091,368	)(3)	—	—	—		—	—		—
Accounts payable and accrued expenses	1,027,048	—		1,027,048	30,114	—		30,114	—		1,057,162
Current portion of long-term debt	—	228,000	(4)	228,000	—	—		—	—		228,000
Note payable	—	—		—	1,000	4,100,000	(5)	4,101,000	(4,100,000	)(7)	1,000

Total current liabilities	7,812,172	(6,557,124)		1,255,048	31,114	4,100,000		4,131,114	(4,100,000)		1,286,162
Long term debt & accrued interest	9,662,708	(1,557,375	)(4)	8,105,333	—	—		—	—		8,105,333
Accrued contract costs	3,225,469	(3,225,469	)(3)	—	—	—		—	—		—

Total liabilities	20,700,349	(11,339,968)		9,360,381	31,114	4,100,000		4,131,114	(4,100,000)		9,391,495
Shareholders’ Equity (Deficit):
Common stock, $.001 par value, 100,000,000 shares authorized and 7,206,598 shares issued	7,207	—		7,207					(7,207	)(8)	—
Additional paid in capital	11,943,105	1,329,375	(4)	13,272,480	55,406	—		55,406	(1,260,077	)(8)	1,663
									(12,066,146	)(8)
Deferred compensation	(1,663)	—		(1,663)	—	—		—	—		(1,663)
Unrealized holding gain	—	—		—	(14,439)	—		(14,439)	14,439	(8)	—
Retained deficit	(21,091,739)	3,693,756	(2)	(12,066,146)	(30,122)	—		(30,122)	12,066,146	(8)	(30,122)
	—	6,316,837	(3)	—	—	—		—	—		—
	—	(985,000	)(1)	—	—	—		—	—		—

Total shareholders’ equity (deficit) )	(9,143,090)	10,354,968		1,211,878	10,845	—		10,845	(1,252,845)		(30,122)

Total liabilities and shareholders’ equity (deficit)	$11,557,259	$(985,000)		$10,572,259	$41,959	$4,100,000		$4,141,959	$(5,352,845)		$9,361,373

(1)
Represents the cash outlay for the purchase of extended period run-off for our directors and officers insurance policy and funding of the escrow for the retention amount, a condition to close the Merger.

(2)	Represents the release of the liability called “advance of future consulting fees—Barona Tribe” in connection with the execution of the Termination Agreement.
(3)	Represents the reversal of the remaining liabilities called “accrued contract costs” related to the 1996 Consulting Agreement in connection with the execution of the Termination Agreement
(4)
Represents the restructuring of the debt owed to Messrs. Ungar and Woods, who agreed to reduce VCAT’s obligations to $8,333,000 and to exchange the previously issued notes for new notes representing the reduced amount of debt.

(5)	Represents the Wells Fargo, N.V. loan to Speer Casino Marketing to fund the purchase of all of the outstanding common shares of VCAT (excluding the Speer shares) in connection with the Merger.
(6)	Represents the amount paid by Speer Casino Marketing for the purchase of all of the outstanding common shares of VCAT (excluding the Speer shares) at a purchase price of $.065 per share.
(7)	Represents the repayment of the $4.1 million loan from Wells Fargo, N.V. from the cash reserves of Speer Casino Marketing after the Merger is closed.
(8)
Represents the elimination of the “investment in VCAT” and reduction in the applicable equity accounts due to the cancellation of all outstanding common shares of VCAT (including the Speer shares) in connection with the Merger.

Speer Casino Marketing, Inc.
Pro Forma Statement of Operations (unaudited)

	VCAT For the nine months ended March 31, 2002	Pro Forma Adjustments		VCAT Pro Forma	Speer Casino Marketing For the period ended May 13, 2002	Pro Forma Adjustments	Speer Casino Marketing Pro Forma
Revenues:
Client services	$—	$—		$—	$—	$ —	$—
Operating Expenses:
Cost of revenues	2,408,605	638,741	(1)	3,047,346			3,047,346
Cost of services-anticipated contract loss	6,955,578	(6,955,578	)(2)	—			—
General and administrative expenses	2,503,609	985,000	(3)	3,488,609	30,122		3,518,731
Restructuring expenses and related asset impairment	89,818	—		89,818	—		89,818
Stock-based compensation	23,251	—		23,251	—		23,251

Operating expenses	11,980,861	(5,331,837)		6,649,024	30,122		6,679,146

Operating (loss) income	(11,980,861)	5,331,837		(6,649,024)	(30,122)		(6,679,146)
Other Income (Expense):
Interest income	104,021	—		104,021	—		104,021
Interest expense	(671,415)	—		(671,415)	—		(671,415)
Other (loss) income	(181,992)	3,693,756	(4)	3,511,764	—		3,511,764

Other (loss) income, net	(749,386)	3,693,756		2,944,370			2,944,370
Income (loss) before income taxes	(12,730,247)	9,025,593		(3,704,654)	(30,122)		(3,734,776)
Income tax benefit	3,702,400	—		3,702,400	—		3,702,400

Net Income (Loss)	$(9,027,847)	$9,025,593		$2,254	$(30,122)		$(32,376)

(1)	Represents the recognition of the cost of services incurred related to the 1996 Consulting Agreement previously recorded as “cost of services—anticipated contract loss”.
(2)	Represents the reversal of the “cost of services—anticipated contract loss” related to the 1996 Consulting Agreement in connection with the execution of the Termination Agreement.
(3)
Represents the cash outlay for the purchase of extended period run-off for our directors and officers insurance policy and funding of the escrow for the retention amount, a condition to close the Merger.

(4)	Represents the recognition of income as a result of the release of the liability called “advances of future consulting fees—Barona Tribe” in connection with the execution of the Termination Agreement.

PROPOSAL II—ELECTION OF DIRECTORS

Under our Articles of Incorporation and Bylaws, seven persons, Stephen M. Dirks, John Farrington, John Hindman, Andrew B. Laub, Jana McKeag, Cornelius E. (“Neil”) Smyth, and L. Donald Speer, II, have been nominated by our board of directors for election at the special meeting to serve one year terms expiring at our next annual meeting, until his or her respective successor is elected and qualified, or until completion of the merger.

Our Bylaws provide for not less than three nor more than ten directors, the exact number within the range being set by our board of directors from time to time. Currently, our Board of Directors has set that number at seven directors. Each of the seven nominees, whose term expires at the special meeting, presently serves as a director and has served continuously as a director since the date indicated under the caption “Information with Respect to the Director Nominees” below. In the event the nominee is unable to or declines to serve as a director at the time of the special meeting, which is not anticipated, the persons named in the proxy will vote for the election of such person or persons as may be designated by our board of directors. Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the election of the seven director nominees listed below.

Our Board of Directors unanimously recommends a vote for the election of Stephen M. Dirks, John Farrington, John Hindman, Andrew B. Laub, Jana McKeag, Cornelius E. (“Neil”) Smyth, and L. Donald Speer, II as directors. A plurality of the votes cast at the special meeting is required for election of each nominee.

Information About the VCAT Director Nominees

The following table sets forth information regarding the VCAT nominees, including their age on the date of the special meeting and business experience during the past five years. Each of the director nominees is a United States citizen.

Name	Age	Director Since	Principal Occupation and Other Information
Stephen M. Dirks	44	2000
Mr. Dirks has served as a director since March 2000 and served as our Vice President of Corporate Development from March 2000 to February 2001. Mr. Dirks is currently employed by Media Access Partners as an account executive. From March 2002 to July 2002, Mr. Dirks was employed as Managing Director, Investment Banking for Caris & Company, a full service investment bank. From August 2001 to February 2002, Mr. Dirks was Senior Vice President of Granite Financial Group, a securities firm. Mr. Dirks founded webinc., Inc., a services company focusing on start up technology companies, and was the CEO of the company from April 1999 until it was acquired by us in February 2000. From March 1996 to February 1999, Mr. Dirks was the CEO of a gourmet pizza franchise called The Wedge, Inc. From March 1995 to November 1996, Mr. Dirks was President of Spyglass Capital, Inc., an investment advisory company. From 1992 to April 1995, Mr. Dirks was CEO of the Pro Athletes Golf League, Inc., a publicly traded golf tournament organizer and golf clothing manufacturer. Mr. Dirks served as Senior Vice President of the investment banking firms Everen Securities and Gilford Securities from 1984 to 1992.

John Farrington	46	2001
Mr. Farrington has served as a director of VCAT since November 2001. Mr. Farrington has been a principal of Boros & Farrington, CPA’s, a public accounting firm that provides a broad range of financial services to private and public companies in the Southern California region, since 1991. From 1989 through 1990, Mr. Farrington was a partner with Pannell Kerr Forster, a national public accounting firm specializing in the hospitality industry. From 1979 through 1989, Mr. Farrington worked for Deloitte & Touche LLP, where he specialized in working with emerging companies, mergers and acquisitions and SEC reporting.

Name	Age	Director Since	Principal Occupation and Other Information
John Hindman	31	2001
Mr. Hindman has served as our director since October 2001. Mr. Hindman is currently Senior Vice President of Finance for Allianz Dresdner Asset Management of America, L.P., one of the largest investment management organizations in the United States with approximately $360 billion in assets under management. From October 2001 through January 2002, Mr. Hindman served as acting Chief Financial Officer for eCloser, Inc., a technology company that provides business process outsourcing solutions to the residential mortgage industry. Prior to joining eCloser, he served as Director and Chief Executive Officer of Cypress Financial Services, Inc., a provider of revenue cycle management services for the healthcare, banking and retail industries from December 1999 through August 2000. From September 1998 through May 2000, Mr. Hindman was Chief Financial Officer of Cypress Financial Services, Inc. Mr. Hindman served as Vice President of Finance of West Capital Financial Services, Inc., a loan servicing company focused primarily on distressed loan portfolios acquired from large financial institutions, from June 1996 through June 1998. From August 1993 through June 1996, Mr. Hindman worked in the San Diego Office of Arthur Andersen LLP.

Andrew B. Laub	49	1995
Mr. Laub has served us and our predecessors in a variety of positions since September 1994. Mr. Laub has served as our director and our predecessors since May 1995. Mr. Laub has served as our Executive Vice President, Finance since December 2000. From December 1999 to December 2000, Mr. Laub served as our Executive Vice President, Corporate Development. From July 1995 to December 1999, Mr. Laub was our Executive Vice President, Finance and Development. During these years, he also served as our Chief Financial Officer from October 1997 until December 1999, and Treasurer from September 1994 until December 1999. From September 1994 to July 1995, Mr. Laub also held the position of Vice President. From January 1994 through August 1994, he was self-employed as a financial consultant. From July 1987 through January 1994, Mr. Laub was Treasurer for Southwest Gas Corporation, a publicly traded natural gas distribution utility.

Name	Age	Director Since	Principal Occupation and Other Information
Jana McKeag	51	1996
Ms. McKeag has served as our Vice President, Governmental Relations since 1996 and as a consultant to us from February 1996 to March 1996. Prior to joining us, Ms. McKeag served from April 1991 through December 1995 as a Commissioner on the National Indian Gaming Commission. From January through April 1991, Ms. McKeag served as Director of Native American Programs for the U.S. Department of Agriculture and from April 1985 to December 1990, she held several senior management and policy level posts at the U.S. Department of the Interior including Assistant to the Assistant Secretary of Indian Affairs.

Cornelius E. (“Neil”) Smyth	75	1994
Mr. Smyth has served as our director and our predecessors since September 1994. Mr. Smyth is currently retired. From February 1990 through August 1990, Mr. Smyth was a consultant in the gaming industry. From March 1989 through February 1990, he was President of Mexican operations of Caesars World International Inc. and from September 1983 through March 1989, Mr. Smyth was Executive Vice President of Latin American operations for Caesars World International Inc. From 1981 through 1983, he was President of the Sands Hotel in Las Vegas. From 1970 through 1981, he was Chief Financial Officer and Senior Vice President of Caesars Palace in Las Vegas.

L. Donald Speer, II	53	1995
Mr. Speer has served as our Chief Executive Officer and Chairman of the Board and our predecessors since founding the company. He has served as Chief Operating Officer since September 5, 2000, and President since September 29, 2000; he had previously held these positions from June 1997 until February 18, 2000. From July 1986 through January 1992, Mr. Speer was Chairman of the Board, Chief Executive Officer and a director of Southwest Gaming, Inc., which provided operating services for the Desert Oasis Indian Casino, a poker casino on the Cabazon Indian Reservation near Indio, California.

Information with Respect to the VCAT Executive Officers

The following table sets forth certain information regarding our executive officers, including their respective ages and their business experience during the last five years, as of July 31, 2002. Executive officers are elected by, and serve at the pleasure of, the Board of Directors. Each of our executive officers is a United States citizen.

Name and Position	Age	Principal Occupation and Other Information
L. Donald Speer, II Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer	53	Mr. Speer is also a director nominee, and his biography is referenced above.

Andrew B. Laub Executive Vice President, Finance	49	Mr. Laub is also a director nominee, and his biography is referenced above.

Jana McKeag Vice President, Governmental Relations	51	Ms. McKeag is also a director nominee, and her biography is referenced above.

Kevin P. McIntosh Senior Vice President, Chief Financial Officer, Treasurer and Secretary	33
Mr. McIntosh has served us in a variety of positions since January 1998. Mr. McIntosh has served as our Senior Vice President, Chief Financial Officer, and Treasurer since December 1999 and Secretary since August 2001. Mr. McIntosh was Chief Accounting Officer, Controller and Secretary from December 1998 to December 1999 and Senior Accountant from January 1998 to December 1998. From April 1997 to December 1997, Mr. McIntosh was privately employed as a securities trader and investment analyst. From April 1992 to April 1997, Mr. McIntosh was a senior accountant and financial analyst for Construction Technology Laboratories, Inc., a consulting and scientific firm for construction, transportation, minerals, and related industries. Mr. McIntosh holds an M.B.A. in Finance from the Kellstadt Graduate School of Business at DePaul University and a B.B.A. in Accounting from the University of Wisconsin-Madison.

Robert Regent Vice President, Casino Marketing	62
Mr. Regent has served as our Vice President, Casino Operations since February 1996. From October 1995 to February 1996, Mr. Regent served as Director of Casino Operations for us. From May to October 1995, Mr. Regent served as Manager of the Barona Casino for the Barona Group of Capitan Grande Band of Mission Indians. Mr. Regent has held numerous positions with various casinos including Director of Gaming for the Gold Coast/Shore Casino in Biloxi, Mississippi from February 1993 to May 1995; Assistant Casino Manager/Shift Manager for the Splash Casino in Tunica, Mississippi from September 1992 to February 1993; and Pit Boss and Shift Manager for the Horseshoe Hotel & Casino in Las Vegas, Nevada from June 1988 to September 1992.

Information About the VCAT Board of Directors and Committees of the Board

The Board of Directors manages our business. It establishes our overall policies and standards and reviews the performance of management. In addition, the Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee whose functions are briefly described below. We have not established a Nominating Committee. The directors are kept informed of our operations at meetings of the Board of Directors and its committees through reports and analyses and discussions with management.

During fiscal 2002, the Board of Directors met on six occasions. In addition, the Board took action on eight occasions by Unanimous Written Consent.

Executive Committee.    At times when the Board of Directors is not in session, the Executive Committee is empowered to exercise the authority of the Board of Directors with respect to our significant day-to-day operational decisions. The current members of the Executive Committee are L. Donald Speer, II (Chairman) and Andrew B. Laub. During fiscal 2002, the Executive Committee met on a regular basis.

Audit Committee.    The principal duties of the Audit Committee are to: (a) meet with the independent accountants to review and approve the scope of their audit engagement; (b) meet with our financial management personnel and independent accountants to review matters relating to internal accounting controls, our accounting practices and procedures and other matters relating to our financial condition; and (c) report to the Board of Directors periodically any recommendations the Audit Committee may have with respect to such matters. The current members of the Audit Committee are Cornelius E. (“Neil”) Smyth (Chairman), John Farrington and John Hindman. Each member of the Audit Committee is an independent director under the provisions of Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers, Inc. During fiscal 2002, the Audit Committee met on five occasions. In addition, the Audit Committee took action on two occasions by Unanimous Written Consent. The Audit Committee operates under a written charter adopted by the Board of Directors which is included in this Proxy Statement as Appendix E.

Compensation Committee.    The principal functions of the Compensation Committee are to (a) evaluate the performance of our officers, including the Chief Executive Officer; (b) evaluate the recommendations of our Chief Executive Officer with respect to performance and compensation of all our officers, and thereafter to make recommendations to the Board of Directors relating to our compensation plans and arrangements relating to such persons, including approval of loans to, or guaranteeing the obligations of, such officers; and (c) administer, and make compensation determinations under, all of our stock option plans. The current members of the Compensation Committee are Cornelius E. (“Neil”) Smyth (Chairman) and Stephen M. Dirks. The Compensation Committee met on one occasion during fiscal 2002. In addition, the Compensation Committee took action on four occasions by Unanimous Written Consent.

Each of the incumbent directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during fiscal 2002 (which were held during the period that such person served as a director) and (b) the total number of meetings held by each committee of the Board on which such director served during fiscal 2002 (which were held during the period that such person served on such committee).

Compensation of Directors

Directors who also are our employees are not paid any fees or remuneration, as such, for their service on the Board of Directors or on any Board committee.

Cash Compensation.    During fiscal 2002, each of our nonemployee directors received for their services as directors $2,500 per meeting attended in person or by telephone plus travel expenses incurred in connection with attendance at each Board of Directors’ meeting and $250 per informational presentation attended in person or by telephone plus travel expenses. Nonemployee directors who are members of the Audit Committee and the

Compensation Committee received for their services as members of such committees $2,500 per committee meeting attended in person or by telephone during the fiscal year. In addition, Cornelius E. (“Neil”) Smyth, John Farrington and John Hindman were each paid $5,000 for the first 40 hours and $100 per hour thereafter for their service on the Special Committee.

Nonemployee Directors’ Plan.    Each nonemployee director also is eligible to receive stock options under our 1996 Nonemployee Directors Stock Option Plan, as amended (the “1996 Plan”), a non-discretionary, formula stock option plan pursuant to which 300,000 shares of our common stock have been authorized for issuance. Each nonemployee director who first becomes a member of the Board of Directors will be granted an option to purchase 10,000 shares of our common stock automatically on the date of his or her election or appointment to the Board of Directors. Each nonemployee director also is granted an option to purchase 5,000 shares of our common stock automatically on the date of each of our Annual Meetings of Shareholders at which such nonemployee director is reelected to the Board of Directors. The exercise price for all options granted under the 1996 Plan is based on the fair market value of our common stock on the date of grant. Each option granted under the 1996 Plan becomes exercisable 6 months following the date of grant.

On October 16, 2001 and November 1, 2001, respectively, John Hindman and John Farrington were each granted, pursuant to the 1996 Plan, an option to purchase 10,000 shares of our common stock at an exercise price of $0.13 per share.

The 1995 Plan.    Each nonemployee director also is eligible to receive awards under our 1995 Stock Option Plan, as amended (the “1995 Plan”), a discretionary stock option plan administered by the Compensation Committee, except in the case of grants to nonemployee directors in which case the 1995 Plan is administered by the Board of Directors.

In fiscal 2002, no options were granted under the 1995 Plan to our directors.

Compensation of Our Executive Officers

We are required by the SEC to disclose compensation paid by us during the last three fiscal years to (a) our Chief Executive Officer; (b) our four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of fiscal 2002; and (c) up to two additional individuals for whom such disclosure would have been provided under clause (a) and (b) above but for the fact that the individual was not serving as an executive officer at the end of fiscal 2002; provided, however, that no disclosure need be provided for any executive officer, other than the CEO, whose total annual salary and bonus does not exceed $100,000.

This table shows, for the last three fiscal years, compensation information for the Named Executive Officers.

Summary Compensation Table

		Annual Compensation						Long Term Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)			Other Annual Compensation ($)(2)		Compensation Awards-Securities Underlying Options/SARS (#)	All Other Compensation ($)(3)
L. Donald Speer, II Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer	2002 2001 2000	$500,000 $500,000 $500,000	$ $	— 175,000 100,000	(4)	$	— 69,805 —	— 500,000 600,000	$ $ $	37,627 32,903 32,753

Andrew B. Laub Executive Vice President, Corporate Development	2002 2001 2000	$225,000 $225,000 $225,000	$	— — 62,143		$ $	27,112 35,477 —	— 200,000 —	$ $ $	1,845 1,220 374

Robert Regent Vice President, Casino Operations	2002 2001 2000	$175,000 $175,000 $170,000		— — —		$ $ $	29,261 20,396 22,983	— — —	$ $ $	3,996 3,557 1,228

Kevin P. McIntosh Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2002 2001 2000	$175,000 $171,923 $121,058		— — —		$	— — 12,374	— 190,000 240,000	$ $ $	1,551 669 133

Jana McKeag Former Executive Vice President, General Counsel and Secretary	2002 2001 2000	$150,000 $150,000 $150,000		— — —			— — —	— 40,000 —	$ $ $	2,281 101,563 351	(5)

(1)	Portions of the salaries for Messrs. Speer, Laub, Regent, McIntosh and Ms. McKeag were deferred under our 401(k) Plan.
(2)	The amounts disclosed in this column include:
(a)
L. Donald Speer, II—Perquisites provided to Mr. Speer in fiscal 2002 did not meet the disclosure threshold established by the SEC. In fiscal 2001, the amount reflects payments of which $48,076 is related to excess earned unused vacation; the remaining payments do no meet the disclosure threshold established by the SEC. Perquisites provided to Mr. Speer in fiscal 2000 did not meet the disclosure threshold established by the SEC.

(b)
Andrew B. Laub—In fiscal 2002, the amount reflects payments of which $22,390 is related to automobile benefits; the remaining payments do not meet the disclosure thresholds established by the SEC. In fiscal 2001, the amount reflects payments of which $9,519 is related to excess earned unused vacation and $23,690 is related to automobile benefits; the remaining payments do not meet the disclosure threshold established by the SEC. Perquisites provided to Mr. Laub in fiscal 2000 did not meet the disclosure threshold established by the SEC.

(c)
Robert Regent—In fiscal 2002, the amount reflects perquisites of which $18,448 is related to automobile benefits and $8,886 is related to country club membership fees; the remaining perquisites and related amounts do not meet the disclosure threshold established by the SEC. In fiscal 2001, the amount reflects perquisites of which $12,556 is related to automobile benefits and $6,964 is related to country club membership fees; the remaining perquisites and related amounts do not meet the disclosure threshold established by the SEC. In fiscal 2000, the amount reflects perquisites of which $12,977 is related to automobile benefits and $9,006 is related to country club membership fees; the remaining perquisites and related amounts do not meet the disclosure threshold established by the SEC.

(d)
Kevin P. McIntosh—Perquisites provided to Mr. McIntosh in fiscal 2002 and 2001 did not meet the disclosure threshold established by the SEC. In fiscal 2000, the amount reflects payments of which $11,531 is related to automobile benefits; the remaining benefits do not meet the disclosure threshold established by the SEC.

(e)	Jana McKeag—Perquisites provided to Ms. McKeag in fiscal 2002, 2001 and 2000 did not meet the disclosure threshold established by the SEC.
(3)
The fiscal 2002 amounts disclosed in this column reflect payments by us in fiscal 2002 of premiums for (a) universal life insurance on behalf of Mr. Speer in the amount of $33,718 and (b) term life insurance on behalf of Messrs. Speer, Laub, Regent and McIntosh and Ms. McKeag in the amounts of $1,242, $720, $2,376, $288 and $690, respectively and (c) contributions to defined contribution plans on behalf of Messrs. Speer, Laub, Regent and McIntosh and Ms. McKeag in the amounts of $2,667, $1,125, $1,620, $1,263 and $1,591, respectively. The fiscal 2001 amounts disclosed in this column reflect payments by us in fiscal 2001 of premiums for (a) universal life insurance on behalf of Mr. Speer in the amount of $30,487 and (b) term life insurance on behalf of Messrs. Speer, Laub, Regent and McIntosh and Ms. McKeag in the amounts of $1,242, $720, $2,376, $282 and $570, respectively and (c) contributions to defined contribution plans on behalf of Messrs. Speer, Laub, Regent and McIntosh and Ms. McKeag in the amounts of $1,174, $500, $1,181, $387 and $993, respectively. The fiscal 2000 amounts disclosed in this column reflect payments by us in fiscal 2000 of premiums for (a) universal life insurance on behalf of Mr. Speer in the amount of $32,228 and (b) term life insurance on behalf of Messrs. Speer, Laub, Regent and McIntosh and Ms. McKeag in the amounts of $584, $374, $1,228, $133 and $351, respectively.

(4)
Represents (a) a $100,000 bonus that was paid on September 8, 2000, in recognition of Mr. Speer’s contributions to us during fiscal 2000, and (b) a $75,000 bonus that was paid on November 17, 2000, in recognition of our results for the first quarter of fiscal 2001.

(5)	Includes a $100,000 bonus that was paid in March 2001 in recognition of Ms. McKeag’s efforts for us in enhancing our presence in the Native American community in California.

Stock Options

Stock Option Grants.    We did not grant any stock options to the Named Executive Officers in fiscal 2002.

Option Exercises/Fiscal Year End Value.    The following table includes the number of shares of our common stock acquired by the Named Executive Officers upon the exercise of stock options and the aggregate dollar value realized upon such exercise during fiscal 2002. Also reported are the number of shares of our common stock covered by both exercisable and unexercisable stock options and the value of such options that are “in-the-money” as of June 30, 2002 for the Named Executive Officers.

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#)		Value of Unexercised In-the-Money Options/SARs at FY-End($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
L. Donald Speer, II	—	—	1,415,000	585,000	—	—
Andrew B. Laub	—	—	510,000	190,000	—	—
Jana McKeag	—	—	80,000	30,000	—	—
Robert Regent	—	—	170,000	—	—	—
Kevin P. McIntosh	—	—	285,500	204,500	—	—

Change of Control Arrangements

Certain of our stock option plans, and certain of the individual stock option agreements entered into thereunder, contain change in control provisions which, under certain circumstances, trigger the acceleration of vesting of options granted thereunder. See “The Merger Agreement—Treatment of stock options and warrants” for a discussion of the effect of the proposed merger on our outstanding stock options.

Change in Control of Our Company

Pursuant to our Articles of Incorporation, no person may become an officer, director or the beneficial owner of such number of any class or series of our issued and outstanding capital stock such that he or she shall hold, directly or indirectly, one of the ten greatest financial interests in us (an “Interested Person”) unless such Interested Person agrees in writing to (a) provide the NIGC or other gaming authority having jurisdiction over our operations (“Gaming Authority”) with information regarding such Interested Person, including information regarding other gaming-related activities of such Interested Person and financial statements, in such form, and with such updates, as may be required by the NIGC or other Gaming Authority; (b) respond to written or oral questions that may be propounded by the NIGC or any Gaming Authority; and (c) consent to the performance of any background investigation that may be required by the NIGC or any Gaming Authority, including an investigation of any criminal record of such Interested Person.

In the event that an Interested Person (a) fails to provide information requested by the NIGC or any Gaming Authority, (b) gives the NIGC or any Gaming Authority cause either to deny approval of or to seek to void a management contract to which we are a party, or (c) takes action that will affect the voiding of any such management contract, such Interested Person shall be required to divest all shares of our common stock owned by such shareholder within a 90-day period. If the Interested Person is unable to sell such stock within this period, the Interested Person shall notify us in writing, and we will repurchase such stock at a purchase price equivalent to the lower of such stock’s book value or cost.

Equity Compensation Plan Information

The following equity compensation plans have been approved by our shareholders: the Inland Casino Corporation 1994 Stock Option Plan (the “1994 Plan”), the Venture Catalyst Incorporated 1995 Stock Option Plan, as amended (the “1995 Plan”) and the Venture Catalyst Incorporated 1996 Non-Employee Directors Stock Option Plan (the “1996 Plan”). No options are outstanding under the 1994 Plan. We do not have any equity compensation plans other than those approved by our shareholders, with the exception of one-time grants of warrants or options made by the our Board of Directors from time to time.

The following table sets forth information regarding the number of shares of our common stock that may be issued pursuant to our equity compensation plans or arrangements as of the end of fiscal 2002.

Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights		Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity compensation plans approved by security holders	5,216,062	(1)	$3.29	5,735,757	(2)
Equity compensation plans not approved by security holders	144,775	(3)	$5.89	—

Total	5,360,837		$3.36	5,735,757

(1)	Represents shares of common stock that may be issued pursuant to outstanding options granted under the following plans: 5,156,062 shares under the 1995 Plan and 60,000 shares under the 1996 Plan.
(2)
Represents shares of common stock that may be issued pursuant to options available for future grant under the following plans: 5,550,757 shares under the 1995 Plan and 185,000 shares under the 1996 Plan.

(3)
Represents warrants granted by our Board of Directors to Jonathan Ungar, one of our debtholders, in connection with his conversion in April 2000 of certain of our debt into shares of our common stock. These warrants were granted pursuant to a stand-alone agreement and not pursuant to any plan.

Price Range of our Common Stock and Dividends

Market for Common Stock

Our common stock, par value $.001 per share, traded on the Nasdaq National Market under the symbol “VCAT” from August 24, 1995 through August 14, 2001. On August 15, 2001 our common stock was delisted from the Nasdaq National Market for failure to comply with the $1.00 minimum bid price and the $5 million market value of public float requirements. Our common stock currently trades on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. The table below reflects the high and low closing prices of the common stock as reported by the Nasdaq National Market and the OTC Bulletin Board for the periods indicated.

	High	Low
Fiscal 2001
First Quarter	$4.69	$3.16
Second Quarter	3.56	1.09
Third Quarter	1.63	0.59
Fourth Quarter	0.72	0.31

Fiscal 2002
First Quarter	$0.42	$0.15
Second Quarter	0.21	0.10
Third Quarter	0.16	0.09
Fourth Quarter	0.40	0.04

Fiscal 2003
First Quarter (through July 31, 2002)	$0.22	$0.15

On May 13, 2002, the last full trading day before the public announcement of the merger agreement, the high and low sale prices for our common stock as reported on the OTC Bulletin Board were $0.07 and $0.04 per share, respectively, and the closing sale price on that date was $0.04 per share. On June 28, 2002, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of our common stock as reported on the OTC Bulletin Board was $0.22. Shareholders should obtain a current market quotation for our common stock before making any decision with respect to the merger. On June 30, 2002, there were 7,206,598 shares of our common stock outstanding and there were approximately 2,790 registered holders of our common stock. [Will be updated prior to mailing Proxy Statement to shareholders]

Dividend Policy

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the foreseeable future. The terms of the interim financing limit our ability to pay dividends on our common stock. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the closing of the merger.

Transactions with Management and Others

In connection with the resignation of Sanjay Sabnani as an officer and director on September 29, 2000, we entered into a severance agreement and general release with Mr. Sabnani. Pursuant to the severance agreement and general release, and in consideration of the general release by Mr. Sabnani of all claims and liabilities he had or may have had against us and our related entities based on acts or events occurring on or before the date of the agreement, we agreed to pay or give Mr. Sabnani (a) the then current portion of his earned salary, documented reimbursement expenses, and vacation; (b) Mr. Sabnani’s automobile lease; (c) certain documented mileage reimbursement for Mr. Sabnani’s automobile; (d) initial separation payment of $10,577; (e) compensation provided that Mr. Sabnani remains our employee; (f) certain payments if terminated other than for cause prior to December 22, 2000; and (g) cancellation of all options vesting after September 29, 2000.

In September 2000, we provided to L. Donald Speer, II, Chairman and Chief Executive Officer and a Director, and his spouse, Kelly Jacobs Speer, a loan in the principal amount of up to $400,000, with interest at the rate of 7%. The debt was secured with the interest in 470,000 shares of our common stock owned by Mr. Speer, including any proceeds received by Mr. Speer from the transfer of such shares. In September 2000, the Speers were advanced an aggregate of $249,000 under the terms of this loan. They repaid $215,000 in November 2000. The loan was initially due on March 31, 2001. On March 31, 2001, we entered into an agreement with the Speers to extend the maturity date of the loan to September 30, 2001. In September 2001, we agreed to further extend the maturity date until December 31, 2001, provided that the Speers pay all outstanding and accrued interest on or before September 30, 2001. In December 2001, we agreed to further extend the maturity date until March 31, 2002. In March 2002, we agreed to further extend the maturity date until June 30, 2002. In June 2002, we agreed to further extend the maturity date until September 30, 2002, provided that the Speers pay all of the then outstanding accrued interest by June 30, 2002. The note evidencing the loan was also amended in June 2002 to provide that the debt is secured by a pledge of 100 shares of common stock of Speer Casino Marketing held by Mr. Speer. As of June 30, 2002, after the repayment of accrued interest, the aggregate principal and accrued interest outstanding under this loan was approximately $37,420.

In the opinion of management, the terms of the above-described transactions are fair and reasonable and as favorable to us as those which could have been obtained from unrelated third parties at the time of their execution.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year, our officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

INFORMATION ABOUT OUR INDEPENDENT AUDITORS

Selection of Independent Auditors

The Board of Directors selected the firm of Grant Thornton LLP (“Grant Thornton”), independent certified public accountants, as auditors for fiscal 2001 and for the fiscal year ended June 30, 2002 (“fiscal 2002”). Representatives of Grant Thornton are expected to be present at the special meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Our Relationship with Independent Auditors

During fiscal 2001 and fiscal 2002, Grant Thornton was engaged by us to provide certain the following services:

Audit Fees.    We paid Grant Thornton $78,952 in aggregate fees for the 2001 annual audit and for the review of our financial statements included in our Form 10-QSBs for the 2001 fiscal year. We paid Grant Thornton $23,156 in aggregate fees for the review of our financial statements included in our Form 10-QSBs for fiscal 2002. We expect to pay Grant Thornton approximately $45,000 for the fiscal 2002 audit if we are required to complete such audit prior to consummation of the merger.

Financial Information Systems Design and Implementation Fees.    We did not engage Grant Thornton to perform any information technology services for fiscal 2001 or fiscal 2002.

All Other Fees.    We paid Grant Thornton for fiscal 2001 and fiscal 2002 $99,238 and $97,059 , respectively, for all other services, including tax planning and research, tax compliance, assistance with preparation of tax returns, and assistance with securities filings.

The Audit Committee considered whether, and determined that, the auditors’ provision of other non-audit services was compatible with maintaining the auditor’s independence.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

VCAT’s Audit Committee, comprised at the time of Cornelius E. (“Neil”) Smyth and Stephen M. Dirks (the “Audit Committee”), reviewed and discussed the audited financial statements of VCAT for fiscal 2001 with VCAT’s management. The Audit Committee has discussed with Grant Thornton LLP, VCAT’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Grant Thornton LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that VCAT’s audited financial statements be included in VCAT’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001 for filing with the SEC.

Submitted by the Audit Committee:

Stephen M. Dirks*
Cornelius E. (“Neil”) Smyth (Chairman)

*Member of the Audit Committee until November 29, 2001

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings. If the merger is not completed, we will inform our shareholders, by press release or other means determined reasonable by us, of the date by which shareholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting for the fiscal year ended June 30, 2002, which proposals must comply with the rules and regulations of the SEC then in effect.

ANNUAL REPORT

You may obtain, without charge, a copy of our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-KSB, but we will charge a reasonable fee to shareholders requesting such exhibits. You should direct your request in writing to us at our address set forth on the first page of this Proxy Statement, attention: Kevin P. McIntosh, Secretary.

OTHER MATTERS

The Board of Directors does not intend to present any items of business other than those stated in the Notice of Special Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By Order of the Board of Directors,

Kevin P. McIntosh Senior Vice President, Chief Financial Officer, Treasurer and Secretary

San Diego, California
August             , 2002

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders of Venture Catalyst Incorporated
San Diego, California

We have audited the accompanying consolidated balance sheet of Venture Catalyst Incorporated as of  June 30, 2001, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficit) and cash flows for the years ended June 30, 2001 and 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Venture Catalyst Incorporated as of June 30, 2001, and the consolidated results of its operations and its consolidated cash flows for the years ended June 30, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency. In addition, the revenues from the Company’s most significant client have been curtailed for the foreseeable future. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GRANT THORNTON LLP

Irvine, California
August 24, 2001 [Except for Notes 2, 9 and 23 as to
which the date is October 9, 2001]

VENTURE CATALYST INCORPORATED

CONSOLIDATED BALANCE SHEET

June 30, 2001

ASSETS
Current Assets:
Cash and cash equivalents	$4,099,927
Due from Barona Tribe—expansion project	7,685,296
Income tax receivable	1,171,767
Accounts receivable, net	65,771
Prepaid expenses and other current assets	46,630

Total current assets	13,069,391
Non-Current Assets:
Property, plant and equipment, net	381,159
Deposits and other assets	218,219
Restricted cash	133,000
Non-current receivables (net of allowance of $247,944)	39,042
Convertible notes, net	55,118

Total non-current assets	826,538

Total assets	$13,895,929

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Advances of future consulting fees—Barona Tribe	$3,682,240
Accounts payable and accrued expenses	2,018,852
Current portion of long-term debt	1,833,333

Total current liabilities	7,534,425
Long-Term Debt, less current portion	6,500,000

Total liabilities	14,034,425
Shareholders’ Deficit:
Common stock, $.001 par value, 100,000,000 shares authorized and 7,414,156 shares issued	7,415
Additional paid in capital	12,283,568
Deferred compensation	(28,304)
Retained deficit	(12,063,893)
Common stock held in treasury, at cost (207,558 shares)	(337,282)

Total shareholders’ deficit	(138,496)

Total liabilities and shareholders’ deficit	$13,895,929

The accompanying notes are an integral part of this statement.

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Years Ended June 30,

	2001	2000
Revenues:
Client services	$8,840,260	$14,843,245
Operating Expenses:
Cost of revenues	7,035,708	5,178,461
General and administrative expenses	6,780,685	7,570,295
Restructuring expenses and related asset impairment	7,234,609	—
Impairment of deferred contract costs	1,899,767	—
Amortization of intangible assets and stock-based compensation	1,064,951	2,089,913

Operating expenses	24,015,720	14,838,669

Operating (loss) income	(15,175,460)	4,576
Other Income (Expense):
Interest income	467,569	472,757
Interest expense	(804,428)	(866,334)
Gain on sale of Internet domain names	1,000,000	—
Loss on impairment of investments and other	(4,625,162)	(123,216)

Other expense	(3,962,021)	(516,793)

Loss before income taxes	(19,137,481)	(512,217)
Income tax (benefit) provision	(627,210)	99,000

Loss from continuing operations	(18,510,271)	(611,217)
Discontinued operations, net of tax benefit of $63,000	—	(94,051)

Loss before extraordinary item	(18,510,271)	(705,268)
Extraordinary item, debt extinguishment	—	(324,021)

Net Loss	$(18,510,271)	$(1,029,289)

Other Comprehensive Income (Loss), Net of Tax:
Unrealized gain (loss) on securities	191,383	(191,383)

Comprehensive Loss	$(18,318,888)	$(1,220,672)

Basic and diluted loss per share:
Loss from continuing operations	$(2.53)	$(.11)
Loss on discontinued operations, net of taxes	—	(.02)

Loss before extraordinary item	(2.53)	(.13)
Extraordinary loss, net of tax	—	(.06)

Net loss per share	$(2.53)	$(.19)

Weighted average common shares outstanding	7,326,301	5,435,157

The accompanying notes are an integral part of this statement.

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

Years Ended June 30, 2001 and 2000

	Common Stock			Additional Paid in Capital	Unrealized Losses	Deferred Compensation	Retained Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Treasury
Balance at June 30, 1999	4,753,786	$4,754	$—	$1,297,808	$—	$—	$7,475,668	$8,778,230
Issuance of shares for acquisitions	687,818	689	—	4,075,492	—	—	—	4,076,181
Exercise of stock options	1,226,781	1,226	—	3,978,310	—	—	—	3,979,536
Granting of non-employee stock options	—	—	—	2,643,243	—	(1,674,387)	—	968,856
Unrealized loss on securities, net of taxes of $143,203	—	—	—	—	(191,383)	—	—	(191,383)
Conversion of debt to equity	579,105	579	—	3,392,707	—	—	—	3,393,286
Additional consideration for 1996 stock redemption	—	—	—	(2,000,000)	—	—	—	(2,000,000)
Net loss	—	—	—	—	—	—	(1,029,289)	(1,029,289)

Balance at June 30, 2000	7,247,490	7,248	—	13,387,560	(191,383)	(1,674,387)	6,446,379	17,975,417

Issuance of shares for acquisition	175,000	175	—	699,825	—	—	—	700,000
Cancelled Shares	(8,334)	(8)	—	(71,664)	—	—	—	(71,672)
Non-employee stock option grants	—	—	—	46,892	—	(46,892)	—	—
Amortization of deferred compensation	—	—	—	—	—	473,412	—	473,412
Cancellation of stock options related to employee terminations	—	—	—	(760,870)	—	760,870	—	—
Remeasurement of stock options under “modification accounting”	—	—	—	(1,018,175)	—	458,693	—	(559,482)
Change in unrealized loss on securities	—	—	—	—	191,383	—	—	191,383
Repurchase of common stock	—	—		—	—	—	—	(337,282)
			(337,282)
Net loss	—	—	—	—	—	—	(18,510,272)	(18,510,272)

Balance at June 30, 2001	7,414,156	$7,415	$(337,282)	$12,283,568	$—	$(28,304)	$(12,063,893)	$(138,496)

The accompanying notes are an integral part of this statement.

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30,

	2001	2000
Decrease in cash:
Cash flows provided by (used in) operating activities:
Net loss	$(18,510,272)	$(1,029,289)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,565,545	1,585,989
Provision for bad debts	380,829	270,357
Write-off of asset classified as other asset	10,101	80,000
Loss on conversion of debt	—	324,021
Loss on disposal of assets	610,844	2,994
Provision for deferred taxes	627,210	(331,682)
Amortization of stock—based compensation	473,412	888,337
Remeasurement of stock options	(559,482)	—
Loss on impairment of intangible assets	5,366,919	—
Loss on impairment of deferred contract costs	1,899,767	—
Loss on impairment of investments	4,173,294	120,000
Equity and convertible notes received for services	(292,992)	(463,435)
Changes in assets and liabilities:
Due from Barona Tribe—expansion project	2,000,000	(6,495,150)
Accounts receivable	612,854	(426,858)
Income tax receivable	(1,171,767)	—
Prepaid expenses and other current assets	458,080	(257,562)
Deposits and other assets	94,675	17,681
Accounts payable and accrued expenses	853,843	(51,258)
Deferred revenues	(301,708)	176,636
Income taxes payable	—	(386,745)
Advances of future consulting fees	802,970	275,814

Net cash used in operating activities	(905,878)	(5,700,150)

Cash flows provided by (used in) investing activities:
Cash paid for acquisitions	—	(341,005)
Purchase of other intangible assets	—	(100,000)
Purchase of short-term investments and convertible notes	(144,801)	(350,000)
Purchase of available-for-sale securities	(50)	(1,386,000)
Payment on restricted investment in bonds	395,812	100,000
Release of restricted cash	1,522,460	—
Purchase of furniture and equipment	(309,535)	(375,380)
Payments received on loans	345,275	53,814
Issuance of loans	(255,667)	—

Net cash provided by (used in) investing activities	1,553,494	(2,398,571)

Cash flows (used in) provided by financing activities:
Payment of notes payable	(977,150)	(400,000)
Repurchase of common stock	(337,282)	—
Proceeds from exercise of stock options	—	3,979,536

Net cash (used in) provided by financing activities	(1,314,432)	3,579,536

Net decrease in cash	(666,816)	(4,519,185)
Cash at beginning of period	4,766,743	9,285,928

Cash at end of period	$4,099,927	$4,766,743

Supplemental disclosures of cash flow information:
Interest expense paid	$373,883	$1,164,677

Income taxes paid	$—	$1,030,000

Supplemental disclosure of non-cash investing and financing activities:
Redemption of common stock by issuance of notes payable	$—	$2,000,000

Conversion of note payable to equity	$—	$3,393,286

Acquisition:
Fair value of tangible assets acquired	$4,426	$204,435
Goodwill	695,574	2,309,096
Liabilities assumed	—	(136,448)
Stock issued (175,000 and 237,358 shares, respectively)	(700,000)	(2,036,078)

Cash paid	$—	$341,005

The accompanying notes are an integral part of this statement.

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2001 and 2000

Note 1—The Company

Venture Catalyst Incorporated (“VCAT”) is a service provider of gaming consulting, infrastructure and technology integration in the California Native American gaming market. VCAT currently has one client, the Barona Tribe. VCAT acts as a critical resource partner and has as its central mission growing client top line and bottom line revenues at an increasing rate. VCAT offers comprehensive gaming and hospitality consulting services, public and governmental relations, strategic planning, technology solutions, and professional and technical expertise. VCAT corporate offices are located in San Diego.

Note 2—Going Concern Matters

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of VCAT as a going concern. VCAT has incurred net losses of $18,510,000 and $1,029,000 during the fiscal years ended June 30, 2001 and 2000, respectively. At June 30, 2001, VCAT’s total liabilities exceed its assets by $138,000, and revenues from the Consulting Agreement with the Barona Tribe are expected to be zero for the balance of the Consulting Agreement, therefore it will continue to operate with significant losses. These factors, among others, raise questions about VCAT’s ability to continue as a going concern.

During fiscal 2001, in response to the reductions in demand and revenue for technology and Internet services, VCAT adopted a restructuring plan designed to decrease its service offerings and reduce its costs. VCAT expanded the cost reduction plan because of potential decreases in revenues from the Barona Tribe, currently VCAT’s only client, and it is continuing its cost reduction plan currently. The plan has included significant personnel reductions, consolidation of positions throughout VCAT at all levels and significant reductions in overhead and capital expenditures, as well as the transition of all non-gaming clients. As part of the restructuring, VCAT consolidated office locations into its San Diego headquarters, which moved to a significantly smaller facility in June 2001.

On May 29, 2001, VCAT’s Board of Directors appointed a Special Committee comprised of independent directors to explore strategic alternatives to maximize shareholder value and to report its recommendations to the Board of Directors. The Special Committee was empowered to employ legal and other advisors to assist them in performing their duties and retained legal counsel to advise them. The Special Committee reviewed VCAT’s business operations and prospects, VCAT’s financial condition and results of operations, VCAT’s relationships with VCAT’s employees and the Barona Tribe, and other matters. The Special Committee considered various alternatives for maximizing shareholder value, including but not limited to the sale of VCAT to a third party, the sale of the Native American gaming consulting business to members of management, expanding VCAT’s consulting services to additional Native American and other gaming clients, liquidating and dissolving VCAT, and renegotiating the terms of VCAT’s agreement with the Barona Tribe.

On September 12, 2001, the Special Committee reported its conclusions to the Board of Directors. Subsequent to delivering its report to the Board of Directors, the Special Committee was of the view that its work was completed and decided to dissolve. The Special Committee reached a number of conclusions, especially that none of the strategic alternatives that it reviewed were likely to result in a meaningful increase in shareholder value for the foreseeable future.

The Special Committee made a number of recommendations to the Board of Directors, including: that VCAT establish concrete milestones by which to judge the effectiveness of VCAT’s efforts to obtain additional Native American or other gaming clients, and if the milestones are not timely met, that the costs of VCAT’s

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

marketing efforts be reduced or eliminated; that management present to the Board of Directors recommendations concerning methods of reducing VCAT’s overhead to the greatest extent practicable, including certain suggested cost-reduction measures; that VCAT immediately attempt to collect from the Barona Tribe the $7,685,000 in advances which are currently listed among VCAT’s current assets; that VCAT immediately attempt to have forgiven by the Barona Tribe, or otherwise resolve the $3,682,000 in advances of future consulting fees which are currently listed among VCAT’s current liabilities; that management present to the Board of Directors recommendations concerning the renegotiation of VCAT’s relationship with the Barona Tribe and the holders of VCAT’s long-term debt; that management present to the Board of Directors a business plan relating to the client relationship management software currently being developed by VCAT; and that management report to the Board of Directors the status of VCAT’s joint marketing efforts with the Barona Tribe as milestones are met.

The Board of Directors has taken the Special Committee’s recommendations under consideration and management and the Board are currently working together to evaluate VCAT’s operations and strategy in light of the Special Committee’s recommendations and develop a comprehensive plan to move forward. Consistent with that approach, acting on one of the recommendations of the Special Committee, VCAT requested that the Barona Tribe repay to VCAT $7,685,000, representing the remaining amount of advances that VCAT had made to the Barona Tribe prior to the Barona Tribe obtaining all of its outside financing to fund its expansion project. In October 2001, the Barona Tribe repaid the $7,685,000 to VCAT.

Pending resolution by the Board of Directors relating to the recommendations of the Special Committee as discussed above, VCAT plans to continue its long-standing relationship with the Barona Tribe, and to expand and market services to Native American Tribes, initially in California. In October 2000, VCAT announced a planned joint venture with the Barona Tribe that will focus on gaming technology introduction, implementation and related services to other California tribal gaming clients. The terms of the venture have not yet been finalized. There can be no assurance that this proposed venture will be completed or result in additional clients or revenues. Further, there can be no assurance as to the completion or success of any of VCAT’s strategies.

At June 30, 2001, VCAT had unrestricted cash and cash equivalents of $4,100,000, and working capital of $5,535,000, which is calculated by taking the current assets less current liabilities. VCAT believes that after the restructuring, based on its current working capital, it will be able to meet its known operating and capital requirements as they are currently scheduled to come due for at least the next 12 months.

Note 3—Discontinued Operations

In March 1998, VCAT established Worldwide Media Holdings, N.V., a Curacao, Netherlands Antilles corporation (“WMH”), to leverage its gaming business expertise. WMH offered comprehensive marketing, advertising, technical and distribution services for Internet related gaming businesses. In February 2000, VCAT’s Board of Directors adopted a plan to discontinue the Internet gaming consulting business and VCAT liquidated WMH in December 2000. Internet gaming consulting did not produce a material portion of VCAT’s revenue and was not profitable.

During fiscal 2001, the Internet Gaming Consulting business was not operating. During fiscal 2000 the Internet Gaming Consulting business realized net revenues of $315,000 and losses, net of taxes, of $94,000.

Note 4—Summary of Significant Accounting Policies

A.    Basis of Accounting

VCAT reports revenues and expenses using the accrual method of accounting.

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

B.    Principles of Consolidation

The consolidated financial statements include the accounts of VCAT and all of its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

C.    Revenue Recognition

Revenue earned from the Barona Tribe is recorded as earned under the terms of the Consulting Agreement. Revenue generated from fixed-price contracts is recognized on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Revenue generated from time and material contracts is recognized as services are provided. Revenue from hosting, maintenance and monthly retainer agreements is recognized ratably over the terms of the agreements. Provisions for project adjustments and losses are recorded in the period such items are identified.

D.    Credit Concentrations, Cash and Cash Equivalents

For purposes of the balance sheet and the statement of cash flows, cash equivalents include time deposits and all highly liquid debt instruments with original maturities of three months or less.

VCAT maintains its cash in bank deposit and checking accounts that, at times, may exceed Federally insured limits. To date, VCAT has not experienced any losses in such accounts. VCAT’s cash equivalents consist primarily of commercial paper, certificates of deposits, banker’s acceptances and U.S. treasury securities with maturities ranging from one month to three months. Interest rates earned during fiscal 2001 on such investments ranged from 3.6% to 6.5%.

E.    Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are expensed over the lesser of the estimated useful lives of the assets or the lease term. Accelerated methods of depreciation are used for tax purposes.

F.    Advances of Future Consulting Fees—Barona Casino

Advances of future consulting fees represent payments made to VCAT in excess of consulting fees earned. These advances are unsecured and non-interest bearing.

G.    Deferred Income Taxes

Deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of a change in tax rates is recognized in earnings in the period that includes the enactment date. A valuation allowance is provided when it is more likely that a portion of deferred tax assets will not be realized.

H.    Loss Per Share

Basic loss per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net loss available to common shareholders by the weighted average shares outstanding

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

during the period. Diluted loss per share is calculated by dividing net loss available to common shareholders by the weighted average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding. Below is the calculation of basic and diluted loss per share for the past two fiscal years:

	June 30
	2001	2000
Net loss available to common shareholders	$(18,510,271)	$(1,029,289)

Weighted average shares outstanding—Basic and diluted	7,326,301	5,435,157
Net loss per common share: Basic and diluted	$(2.53)	$(.19)

Options to purchase 7,152,721 shares of VCAT’s common stock with exercise prices ranging from $0.59 to $12.50 per share were outstanding at June 30, 2001, which expire on various future dates through May 2011. During fiscal 2001 options were not included in the computation of diluted EPS because they were anti-dilutive.

I.    Comprehensive Income/Loss

During fiscal 2000, VCAT adopted Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 establishes standards for reporting comprehensive income and its components in the body of the financial statements. Comprehensive income includes net income as currently reported under generally accepted accounting principles and also considers the effect of additional economic events that are not required to be recorded in determining net income but are rather reported as a separate component of shareholders’ equity (deficit). VCAT reported unrealized gains and losses on investments as a component of comprehensive loss.

J.    Accounting for Stock Options

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), which requires entities to calculate the fair value of stock awards granted to employees. This statement provides entities with the option of either electing to expense the fair value of employee stock-based compensation or continue to recognize compensation expense under previously existing accounting pronouncements and provide pro forma disclosures of net income and, if presented, earnings per share, as if the above-referenced fair value method of accounting was used in determining compensation expense. VCAT continues to account for stock-based compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). VCAT has included additional disclosures about stock-based employee compensation plans required by SFAS No. 123 (See Note 20).

Deferred compensation appearing in the consolidated financials statements relates to stock options that were granted to non-employees. The options were valued using either the Black-Scholes option-pricing model or the fair value of services received and the value is charged to expense over the service period. Unearned amounts are shown as deferred compensation in shareholders’ equity (deficit). In fiscal 2001, $760,870 of previously recorded deferred compensation was cancelled due to terminations.

K.    Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

L.    Fair Value of Financial Instruments

Management believes that the fair value of financial instruments approximates their carrying amounts. The carrying-value of the cash and cash equivalents and restricted cash approximate their estimated fair values. Management believes the fair values of notes payable and notes receivable approximate their carrying values based on the current rates for instruments with similar characteristics.

M.    Advertising, Marketing and Promotion Costs

Advertising, marketing and promotion costs are expensed as incurred.

N.    Certain Reclassifications

Certain reclassifications of fiscal 2000 balances have been made to conform to the fiscal 2001 financial presentation and did not have a material effect on the information presented.

Note 5—Barona Consulting Agreement

VCAT has provided services to the Barona Tribe since 1991. Consulting services are provided in accordance with the terms and conditions of an Amended and Restated Consulting Agreement (the “Amended and Restated Consulting Agreement”). During February 1998, Modification #1 to the Amended and Restated Consulting Agreement (the “Modification”) extended the term by an additional 60 months. Unless otherwise stated, the Amended and Restated Consulting Agreement, as amended by the Modification, shall be referred to as the “Consulting Agreement.” The Consulting Agreement expires in March 2004.

In March 1996, the Barona Tribe submitted the Initial Consulting Agreement (a predecessor agreement to the Amended and Restated Consulting Agreement) to the National Indian Gaming Commission (the “NIGC”). In May 1996, the NIGC determined that the Initial Consulting Agreement was not a management agreement and, therefore, not subject to NIGC approval, and forwarded such agreement to the Bureau of Indian Affairs (the “BIA”). In July 1997, the BIA reviewed the Initial Consulting Agreement and determined that no further action by it with respect to such agreement was required. The NIGC conducted an investigation of the past relationship between the Barona Tribe and VCAT that resulted in a January 1997 settlement agreement.

In January 1997, VCAT submitted the Amended and Restated Consulting Agreement to the NIGC. In April 1997, VCAT received a letter from the NIGC declining to conclude the Amended and Restated Consulting Agreement was not a management agreement. The letter stated that additional review would be necessary to make such a determination. In March 1999, the NIGC started a preliminary review of the relationship between the Barona Tribe and VCAT, which has included a review of the Consulting Agreement. In September 1999, VCAT submitted the Modification to the NIGC. This review is currently pending.

VCAT believes that the Consulting Agreement is not a management agreement, based on (a) the May 1996 and July 1997 determinations of the NIGC and BIA, respectively, with respect to the Initial Consulting Agreement, (b) the NIGC’s findings in the January 1997 settlement agreement and (c) the nature of the relationship between the Barona Tribe and VCAT. However, there is no assurance that the NIGC will determine

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

that the Consulting Agreement is not a management agreement, and failure to do so could have a material adverse effect on VCAT’s business and financial condition. If the NIGC concludes that the Consulting Agreement is not a management agreement, the NIGC will forward the Consulting Agreement to the BIA for its review. If the BIA determines that its approval is required, there can be no assurance that the BIA will approve the Consulting Agreement, and failure to approve such agreement may have a material adverse effect on VCAT’s business and financial condition.

Note 6—Deferred Contract Costs

Pursuant to oral agreements with the Barona Tribe, VCAT agreed to fund, or to arrange acceptable financing for, the construction of facility improvements, furniture and equipment, the establishment of initial working capital, and the losses, if any, of the Barona Casino’s operations. Because the Barona Tribe did not allow its land to be encumbered and did not assume liability for any of these obligations, VCAT capitalized those costs incurred as deferred contract costs since (a) VCAT had the ultimate responsibility for such costs incurred in connection with developing the Barona Casino and (b) VCAT’s management believed that these costs were fully recoverable over the life of the Consulting Agreement through receipt of fee income from the Barona Tribe. Amortization of the deferred costs is calculated using the straight-line method over the remaining term of the Consulting Agreement. Under the terms of the Consulting Agreement, title to the Barona Casino facilities, furniture and equipment rests solely with the Barona Tribe, unless the Barona Tribe agrees otherwise. At this time, VCAT has no plans to contribute additional funds to the Barona Casino or the Barona Tribe in the form of deferred contract costs.

On an ongoing basis, VCAT reviews the valuation and recoverability of these unamortized deferred contract costs. At the end of fiscal 2001, VCAT fully reduced the carrying value of the deferred contract costs, which were $1,899,767, based on the nominal fee income received during the last two quarters of fiscal 2001, and the reduced fee expectations from the Barona Tribe for the balance of the contract. This amount was recorded as “Impairment of Deferred Contract Costs.”

The following is a reconciliation of the Deferred contract costs at June 30, 2001:

Deferred contract costs under “Consulting Agreement”	$15,601,411
Less: accumulated amortization	(13,701,644)
Less: impairment of deferred contract costs	(1,899,767)

$—

Note 7—Business Concentration

Historically, a significant portion of VCAT’s revenue, and currently, substantially all of its revenue, is earned from its primary, and currently only client, the Barona Tribe. In fiscal 2001 and 2000, the revenues from the Barona Tribe were $7,069,000, or 80% of the total revenues, and $10,512,000, or 71% of the total revenues, respectively. VCAT received nominal fee income from the Barona Tribe during the last two quarters of fiscal 2001 and expects fees from the Consulting Agreement to be zero for the balance of the Consulting Agreement.

Note 8—Tribal-State Compact

In September 1999, the Governor of the State of California entered into new Tribal-State Compacts with over 50 Native American tribes, including the Barona Tribe (the “Barona Compact”). In May 2000, the

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

Barona Compact was approved by the U.S. Secretary of the Interior and the approval was published in the Federal Register. The Barona Compact replaces the prior Tribal-State Compact with the Barona Tribe. VCAT believes the Barona Compact ended a significant amount of uncertainty and concern about the future of gaming activities at the Barona Casino.

Note 9—Due From Barona Casino—Expansion Project

The Barona Tribe is in the development stage of an approximately $240,000,000 expansion project. VCAT assisted the Barona Tribe in obtaining outside financing for the project. Prior to obtaining such outside financing, VCAT shared in funding the expansion costs incurred with the Barona Tribe. VCAT advanced an aggregate of $9,685,000, of a commitment of up to $10,000,000, as an unsecured, non-interest-bearing advance to the Barona Tribe, of which $7,685,000 remained outstanding as of June 30, 2001. These advances are accounted for as a receivable from the Barona Tribe to VCAT.

In January 2000, the Barona Tribe obtained approximately $19,000,000 in outside financing from the issuance of tax-exempt bonds, primarily for the golf course development. In May 2000, the Barona Tribe obtained $30,000,000 in outside financing from an equipment vendor for gaming machines, systems, furniture and technologies. In October 2000, the Barona Tribe received a 120-day bridge loan from two banks in the amount of $30,000,000 to finance the expansion and the related obligations, prior to obtaining permanent outside financing. In February 2001, the bridge loan was extended to June 30, 2001, and increased by $30,000,000 to a total of $60,000,000. The Barona Tribe used $2,000,000 of the bridge loan to repay VCAT for previous advances. In July 2001, the Barona Tribe obtained permanent financing of $200,000,000 (the “Permanent Financing”). The bridge loan was repaid out of the Permanent Financing. The Permanent Financing allows the Barona Tribe to pay VCAT in full for the previously advanced funds. Acting on one of the recommendations of the Special Committee, VCAT requested that the Barona Tribe repay to VCAT $7,685,000, representing the remaining amount of advances that VCAT had made to the Barona Tribe prior to the Tribe obtaining all of its outside financing to fund its expansion project. In October 2001, the Barona Tribe repaid the $7,685,000 to VCAT.

Note 10—Acquisitions

In August 1998, VCAT acquired all of the outstanding capital stock of Cyberworks, Inc. (“Cyberworks”) in exchange for shares of common stock and $500,000 in cash. In January 2000, VCAT acquired all outstanding shares of capital stock of webinc., Inc. (“webinc”) in exchange for 6,884 shares of common stock and $20,000 in cash. In March 2000, VCAT acquired all of the outstanding shares of capital stock of CT Interactive Incorporated (“CTI”) in exchange for 230,474 shares of common stock and $300,000 in cash. In August 2000, VCAT sold the Cyberworks Internet domain names for $1,000,000 and agreed to cease using the business name. In September 2000, the operations of Cyberworks, webinc and CTI were merged into VCAT.

In July 2000, VCAT acquired all of the outstanding shares of capital stock of DayPlan.com, Inc. (“DayPlan”), a software company offering a complete web-based scheduling platform, in exchange for 175,000 shares of common stock. DayPlan is a wholly-owned subsidiary of VCAT. In April 2001, VCAT decided to stop offering the services provided by DayPlan, and the software is currently for sale. DayPlan did not generate any revenues during fiscal 2001.

During fiscal 2001, VCAT realigned its operations to focus all business activities solely on the gaming industry. This decision resulted in the elimination of approximately three-quarters of its employees, most of

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

whom were in the Internet and Technology divisions, and a transition of all non-gaming clients to other service providers. During the three months ended December 31, 2000, in connection with the restructuring, VCAT fully reduced the carrying value of the remaining goodwill associated with the above acquisitions, totaling $5,367,000.

Note 11—Held-to-Maturity Investments and Restricted Cash

From June 1996 to May 1997, VCAT provided consulting services to the Klamath and Modoc Tribes and the Yahooskin Band of Snake Indians (collectively, the “Klamath Tribes”). The Klamath Tribes constructed the Kla-Mo-Ya Casino near Chiloquin, in south central Oregon, a gaming facility funded by revenue bonds issued by the Klamath Tribes. In connection with such bond financing, at the beginning of this fiscal year, VCAT had a net investment of $396,000 in revenue bonds with a principal face amount of $400,000. As a condition of the bond financing, VCAT agreed to hold the bonds for a five-year period. In addition, pre-opening costs and expenses of approximately $1,500,000 were financed by loans made pursuant to a third-party bank credit agreement with the Klamath Tribes. VCAT pledged a certificate of deposit for $1,518,000 as collateral for such loans. In October 2000, the Klamath Tribes refinanced their outstanding debt, which defeased the bonds and released the certificate of deposit. In December 2000, the Klamath Tribes redeemed bonds held by VCAT with a face amount of $105,000. In March 2001, VCAT sold the remaining bonds for $302,000.

Additionally, VCAT issued an irrevocable letter of credit for $133,000 to satisfy terms of the lease agreement for VCAT’s prior corporate office. This space has been subleased although the letter of credit remains in place. Such letter of credit automatically renews on an annual basis through October 31, 2002 unless canceled by the lessor.

Note 12—Available-for-Sale Securities

VCAT classifies its investments in equity securities as available-for-sale securities. These securities are carried at fair value, less deemed impairment. On an ongoing basis, VCAT reviews the valuation and recoverability of the investments and records a realized loss for any portion of the securities determined necessary for fair statement.

Available-for-sale securities at June 30, 2001 consisted of investments in:

•	Senscom, Inc.

•	Idealab, Inc.

•	companyfinance.com, Inc

•	Watchnet, Inc.

•	eFresh Incorporated

•	SeatAdvisor, Inc.

•	Brand Equity, Inc.

•	MobilePro Corporation (formerly “CraftClick.com, Inc.”)

•	clickNsettle.com, Inc.

•	Ultrexx Corporation

•	WorldNet Resource Group, Inc.

•	TheBigHub.com, Inc.

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

Collectively, these investments had no carrying value at June 30, 2001.

During fiscal 2001, VCAT realized losses for impairment charges related to its available-for-sale securities. To fully reduce the carrying value of the investments, VCAT recorded the following losses: (a) $1,400,000 for the investment in Predict It, Inc; (b) $1,119,000 for the investment in CraftClick.com, Inc. (now MobilePro Corporation); (c) $250,000 for the investment in Watchnet, Inc.; (d) $200,000 for the investment in eFresh Incorporated; (e) $130,000 for the investment in Ultrexx Corporation; (f) $100,050 for the investment in SeatAdvisor, Inc.; (g) $100,000 for the investment in Senscom, Inc.; (h) $100,000 for the investment in companyfinance.com, Inc.; (i) $100,000 for the investment in Idealabs, Inc.; (j)$76,000 for the investment in Invigo, Inc.; (k) $64,000 for the investment in TheBigHub.com, Inc.; (l) $40,000 for the investment in Bullet Point News, Inc.; (m) $31,695 for the investment clickNsettle.com, Inc.; and (n) $17,500 for the investment in WorldNet Resource Group, Inc.

During fiscal 2000, the carrying value of VCAT’s investment in KINeSYS Pharmaceutical, Inc. (“KINeSYS”) was fully reduced. In January 2001, VCAT agreed to exchange shares of KINeSYS and to convert an outstanding KINeSYS receivable, which was previously reserved for, for shares of Brand Equity, Inc., a company formed by the two principals of KINeSYS. Brand Equity has acquired the assets and most of the liabilities of KINeSYS, and is operating essentially the same business.

Additionally, VCAT holds securities, in the form of options, in the following companies:

•	MobilePro Corporation (formerly CraftClick.com, Inc.)

•	Entertainment Boulevard, Inc.

•	companyfinance.com, Inc.

These securities were given to VCAT as inducements to enter service agreements or for membership on an advisory board. Such securities have no established cost basis and were determined to have minimal value, due to the significant price premium over market price at the time of grant, and the limited operating history for these companies. VCAT will continue to monitor the operations of the companies and the valuation of these securities, and will establish a fair value and record an unrealized gain, if deemed appropriate.

Note 13—Convertible Notes Receivable

As of June 30, 2001, VCAT had a net investment of $55,000 in Watchnet, Inc., in the form of a convertible note. The note accrues interest at a rate of 8% and has a maturity date of March 2002. The note is convertible into equity at any time or payable at maturity (as may be accelerated), pursuant to the terms and conditions of the note.

VCAT held convertible notes with a face value of $789,000 in FastestLink, Inc., Asquare Communications, Inc., Rapidcare.com, Inc., simplegov.com, Inc., SeatAdvisor, Inc., and CraftClick, Inc. (“CTCK”). The notes were received for cash investments VCAT made in the companies or as payment for services. The notes were convertible into equity at any time or payable at maturity (as may be accelerated), pursuant to the terms and conditions of the notes. The notes accrued interest at rates ranging from 8% to 10%, and had maturity dates ranging from October 2000 to October 2001. During fiscal 2001, VCAT realized aggregate losses of $734,000, related to the convertible notes, as the companies were unable to secure necessary additional funding to repay the notes. Additionally, of the losses recorded, $80,000 has been recovered, as CTCK secured sufficient additional funding to repay its note that matured during the period.

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

VCAT will continue to monitor the operations of the companies and the valuation of these securities, and will establish a fair value and record a realized gain or loss, if deemed appropriate.

Note 14—Restructuring Expenses and Related Asset Impairment

During fiscal 2001, VCAT restructured its business and realigned its operations to focus solely on the gaming industry. As a result, VCAT eliminated approximately three-quarters of its workforce. As of June 30, 2001, VCAT had 19 full-time employees, as compared to 67 at June 30, 2000. VCAT recorded expenses and related asset impairment charges of $7,235,000 during fiscal 2001, in connection with its restructuring plan, consisting of:

•
Approximately $829,000 for rent, sub-lease and lease termination charges, leasehold improvement obligations, and related facility expenses for offices that were closed due to the reduction in workforce. Approximately $150,000 is for related facility expenses, and $102,000 is for leasehold improvements and related obligations. The remaining $577,000 relates to existing and estimated lease termination expenses, for which VCAT will receive no benefit.

•	Approximately $670,000 for severance obligations in connection with the reduction in VCAT’s workforce.

•
Approximately $5,367,000 for the impairment charges related to the write down of goodwill and intangibles relating to acquired businesses that focused on non-gaming clients and industries. This consists of goodwill associated with Cyberworks, CTI, DayPlan and webinc.

•	Approximately $369,000 for various other expenses and asset write-offs related to the restructuring plan.

Note 15—Property, Plant and Equipment

Property, plant and equipment consisted of the following at June 30, 2001:

Computer Equipment and Software	$604,285
Equipment	102,571
Furniture	23,329
Automotive Equipment	104,813

834,998
Accumulated Depreciation	(453,839)

$381,159

Note 16—Stock Repurchase/Long-Term Debt

A.    Stock Repurchase Obligation

In September 1996, VCAT entered into a Stock Purchase and Settlement and Release Agreement with two shareholders, including a former director (the “Stock Purchase Agreement”). The terms of the Stock Purchase Agreement included (a) an aggregate cash payment of $200,000 to such shareholders upon closing, (b) the issuance of two unsecured promissory notes in the aggregate principal amount of $3,500,000, with interest at the rate of 10% per annum, payments of interest only for the first three years, followed by three equal annual installments of principal repayment, with interest on the remaining balance commencing September 30, 1997, (c)

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

a contingent obligation (the “Initial Contingent Obligations”) to issue an aggregate principal amount of $9,856,488 in unsecured promissory notes to such shareholders including $2,000,000 in principal amount of notes each year for four years and $1,856,488 in principal amount of notes to be issued in a fifth year, each note with interest at 10%, payment of interest only for three years, followed by three equal annual installments of principal plus interest on the remaining principal balance, and (d) another contingent obligation (the “Second Contingent Obligation”) to issue an additional aggregate principal amount of $3,000,000 in unsecured promissory notes (or cash, if VCAT has closed a firm commitment underwritten public offering of securities of not less than $35 million prior to the contingencies being met).

The Initial Contingent Obligations are contingent upon VCAT’s retained earnings balance, with certain adjustments, being at least $4,000,000 for the fiscal year ending immediately prior to the date the notes are to be issued. The test is to be made each year for eight successive years that commenced with the fiscal year ended June 30, 1997. The Initial Contingent Obligation has been met for the first four test periods; accordingly, $2,000,000 in obligations were recorded at each of June 30, 1997, 1998, 1999 and 2000, and have been treated as additional consideration for the common stock repurchased under the Stock Purchase Agreement. The retained earnings balance test was not met on June 30, 2001, VCAT did not record the issuance of any additional notes during fiscal 2001. The Second Contingent Obligation is subject to the following conditions: (a) the Barona Tribe enters into a Class III Gaming Compact with the State of California which permits the operation of video gaming machines at the Barona Casino in San Diego County; (b) at the time that the Barona Tribe enters into a compact, VCAT has a consulting agreement or similar contractual arrangement with the Barona Tribe; and (c) consulting fees paid to VCAT by the Barona Tribe relating to the Barona Casino for any consecutive 12-month period within five years after the Barona Tribe has entered into the Compact, equal or exceed one and one-half times the consulting fees for the fiscal year ended June 30, 1996. Two of the foregoing criteria were satisfied during fiscal 2000. The contingent obligations will be recorded as the additional cost of the repurchase of VCAT’s common stock, as each contingency or condition is met. All payments pursuant to the Stock Purchase Agreement are further subject to VCAT’s ability to meet certain financial tests and compliance with certain state law provisions and VCAT’s Articles of Incorporation concerning repurchase transactions.

In April 2000, VCAT and the two note holders announced that $3,069,000 of current and future corporate indebtedness would be exchanged for equity prior to its maturity. Under terms agreed to, a total of 579,105 shares of VCAT’s restricted stock and warrants to acquire an additional 144,775 shares of VCAT’s common stock at $5.89 per share were issued to retire the debt. The transaction resulted in a non-cash extraordinary loss of $324,000, attributable to the deemed value of the warrants.

The remaining principal amount of debt related to this stock repurchase was $8,333,000 as of June 30, 2001. In addition, if all contingent obligations are met, an additional $4,856,000 in principal amount of debt will be incurred under the Stock Purchase Agreement. VCAT is not obligated to make payments to the note holders when otherwise due if VCAT is not able to meet financial tests set forth in the Stock Purchase Agreement and the notes. Because of VCAT’s current financial position, VCAT is not required to make payments under the notes in September 2001 and, based upon projections provided to VCAT by the Barona Tribe in August 2001 and VCAT’s current sources of revenues, VCAT does not expect that such payments will be required for the foreseeable future. Failure to make a payment under these circumstances does not constitute a default under the notes, although the accrued interest is added to the principal and the debt continues to accrue interest pending certain other events, including the permissibility of VCAT to make payments in the future. If VCAT’s financial condition improves to the extent that VCAT meets the financial tests set forth in the Stock Purchase Agreement and the notes and, at the time a scheduled payment becomes due, VCAT does not have sufficient cash on hand to pay the scheduled payments and sustain its ongoing operations, VCAT will need to seek additional capital to

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

repay some or all of this debt. There can be no assurance that this alternative would be available at the time or on terms acceptable to VCAT, or, if available it could have a material adverse affect on VCAT’s financial condition, or may result in dilution to VCAT’s shareholders.

VCAT will continue to carry the notes due within one year as current, even though VCAT is not permitted to make payments at this time.

Debt payments related to the Stock Repurchase Obligation referenced above are scheduled as follows, if VCAT is permitted to make payments:

	Year Ending June 30,
	2002	2003	2004	2005	2006	Thereafter	Total
Ungar/Woods Note #1	$1,166,667	$1,166,666	—	—	—	—	$2,333,333
Ungar/Woods Note #2	666,666	666,667	$666,667	—	—	—	2,000,000
Ungar/Woods Note #3	—	666,667	666,666	$666,667	—	—	2,000,000
Ungar/Woods Note #4	—	—	—	666,666	$666,667	$666,667	2,000,000

Total	$1,833,333	$2,500,000	$1,333,333	$1,333,333	$666,667	$666,667	$8,333,333

B.    NIGC Settlement Obligation

In January 1997, VCAT entered into a settlement agreement with the NIGC regarding VCAT’s relationship with the Barona Tribe (the “January Settlement Agreement”). Under the terms of the January Settlement Agreement, the NIGC held, among other things, that the relationship between the Barona Tribe and VCAT had benefited the Barona Tribe, and that VCAT had not violated any law. VCAT agreed to reimburse the NIGC for administrative, investigative and legal expenses in the aggregate amount of $250,000. In addition, VCAT agreed to contribute $2,000,000 to the Barona Tribe, payable in five equal annual installments, commencing in January 1997. VCAT accounted for the $2,000,000 in payments as deferred contract costs, which were being amortized over the remaining term of the Consulting Agreement (See Note 5). At June 30, 2001, VCAT had fully paid the $2,000,000 contribution.

Note 17—Segment Reporting

During fiscal 2000, in connection with VCAT’s plan to leverage VCAT’s service capabilities and expand VCAT’s client base, VCAT changed the way it managed its business and consolidated its operations into service groups that were combined into one reportable segment. All service groups were consolidated into the client services business segment, and are now being reported under “Client Services”. In September 2000, VCAT merged three of its wholly-owned subsidiaries, Cyberworks, CTI and webinc, into VCAT. During fiscal 2001, VCAT realigned its operations to focus solely on the gaming industry. Accordingly, VCAT does not consider segment reporting to be relevant and has discontinued such reporting.

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

Note 18—Income Taxes

Deferred taxes are comprised of the following at June 30, 2001:

Net operating loss	$3,991,613
Capital loss carryforward	1,839,248
Deferred contract costs	713,340
Deferred compensation related to non-employee stock options	446,475
Allowance for doubtful accounts	411,448
Charitable contribution carryforward	169,457
Vacation accrual	76,594
California franchise taxes	5,918

Gross deferred tax asset	7,654,093

Deferred state taxes	(437,619)
Fixed asset depreciation	(66,079)

Gross deferred tax liability	(503,698)

Valuation reserve	(7,150,395)

Deferred tax asset, net	$—

The composition of VCAT’s income tax (benefit) provision is as follows:

	June 30,
	2001	2000
Current tax:
Federal	$(1,213,682)	$328,284
State	3,200	119,919

Current tax	(1,210,482)	448,203

Deferred tax:
Federal	(5,403,651)	(302,032)
State	(1,163,472)	(110,171)
Deferred tax	(6,567,123)	(412,203)

Valuation provision	7,150,395	—

Income tax (benefit) provision including discontinued operations	(627,210)	36,000

Provision allocated to discontinued operations	—	63,000

Income tax (benefit) provision from continuing operations	$(627,210)	$99,000

VENTURE CATALYST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2001 and 2000

A reconciliation from the U.S. statutory federal income tax rate to the effective tax rate is as follows:

	Year Ended June 30,
	2001	2000
U.S. Federal statutory rate	(34.0)%	34.0%
Permanent differences	(6.5)%	(58.3)%
State income taxes	(6.0)%	6.0%
Valuation allowance	40.0%	—
Other	3.0%	(1.0)%

	(3.5)%	(19.3)%

VCAT has federal and state net operating loss carryforwards of approximately $9,981,000 and $6,765,000, respectively, which expire in varying dates through 2021.

Note 19—Commitments and Contingencies

A.    Lease Obligations

VCAT has entered into or assumed operating leases for facilities and equipment that expire at various dates through fiscal 2004. The minimum future payments due under operating lease contracts at June 30, 2001 for the years ending June 30 are as follows:

2002	$454,422
2003	244,214
2004	58,292

Net minimum lease payments	$756,928

Rental expense for fiscal 2001 and 2000 was $458,000 and $356,000, respectively. Sub-lease revenue for fiscal 2001 was $20,000, and per the terms of the sub-lease agreement, will be $248,000 and $84,000 in fiscal 2002 and 2003, respectively, which equals the amounts due under the lease agreement.

B.    Litigation

From time to time, VCAT is subject to litigation in the normal course of business. VCAT is of the opinion that, based on information presently available, the resolution of any such legal matters will not have a material adverse effect on the financial position or results of operations of VCAT.

C.    Consulting Agreement Obligations

Under the terms of the Consulting Agreement, VCAT is obligated to provide services to the Barona Tribe. In connection with the performance of these services, VCAT incurs significant expense, and will continue to incur these expenses for the life of the Consulting Agreement. VCAT has recently reported significant losses attributable in part to material decreases in fees payable to VCAT by the Barona Tribe. As a result, VCAT has a retained deficit of $12,063,893. Because of increased costs incurred at the Barona Casino, the consulting fees paid to VCAT by the Barona Tribe are expected to be zero for the balance of the Consulting Agreement.

D.    NIGC Review

In March 1999, the NIGC started a preliminary review of the relationship between the Barona Tribe and VCAT, which has included a review of the Consulting Agreement. The review is currently pending, and depending on the outcome, this review could result in significant additional obligations to the Barona Tribe and/or expenses for VCAT.

Note 20—Stock Options

In 1994, VCAT adopted a Stock Option Plan (the “1994 Plan”) under which 27,838 incentive stock options and 41,756 non-statutory stock options were granted. In May 1995, new grants under the 1994 Plan were terminated, but outstanding options under the 1994 Plan remain outstanding. Currently, options to purchase 41,756 shares of VCAT’s common stock are outstanding and exercisable under the 1994 Plan.

In 1995, VCAT adopted the 1995 Stock Option Plan (the “1995 Plan”), under which options to purchase up to 4,000,000 shares of VCAT’s common stock could be granted. In December 1997, the number of shares of common stock available for issuance was increased to 6,000,000. In December 1998, the number of shares of common stock available for issuance was increased to 9,000,000. In April 2000, the number of shares of common stock available for issuance was increased to 12,000,000. Options to purchase common stock that terminate without exercise are available for re-issuance. Options may be issued to VCAT’s employees, consultants and directors either as (a) incentive stock options or (b) non-statutory stock options.

Stock options are granted by the Compensation Committee of VCAT’s Board of Directors or, in the absence of the Compensation Committee, by the full Board of Directors. Under the 1995 Plan, options granted to any single individual cannot exceed 1,500,000 shares over any period of three consecutive fiscal years. Options granted under the 1995 Plan can have a maximum term of up to ten years and generally vest ratably over a four to five year period following the date of grant. Incentive stock options must have an exercise price of not less than fair market value on the date of grant. Incentive stock options may be granted to any officer or key employee who owns more than 10% of VCAT’s common stock only if the exercise price is at least 110% of the fair market value on the date of grant, and such options must have a maximum term of five years from date of grant. Non-statutory stock options must have an exercise price of not less than 85% of the fair market value on the date of grant.

In 1996, VCAT adopted the 1996 Non-employee Directors Stock Option Plan (the “1996 Plan”). Under the terms of the 1996 Plan, options to purchase up to 100,000 shares of VCAT’s common stock may be granted. In December 2000, the number of shares of common stock available for issuance was increased to 300,000. The 1996 Plan provides that each non-employee director will automatically be granted an option to purchase 10,000 shares on the date such non-employee director is first elected to the Board of Directors. In addition, the 1996 Plan provides that each non-employee director will be granted an option to purchase 5,000 shares on each of VCAT’s Annual Meetings of Shareholders at which such non-employee director is elected to the Board of Directors. These option grants are non-statutory stock options, and the option price is equal to the closing price of VCAT’s common stock on the date of grant.

The following table summarizes stock option activity under the 1994 Plan, the 1995 Plan and the 1996 Plan (collectively the “Plans”) for the periods indicated:

	For the Year Ended
	June 30, 2001		June 30, 2000
	Options Outstanding	Option Price Per Share	Options Outstanding	Option Price Per Share
Outstanding at beginning of year	8,220,659	$1.00 – $12.50	5,516,140	$1.00 – $ 4.13
Granted	2,577,000	$0.59 – $ 4.00	4,578,500	$2.56 – $12.50
Exercised	—	—	(1,226,781)	$2.50 – $ 4.13
Cancelled	(3,644,938)	$1.09 – $12.50	(647,200)	$2.75 – $ 4.13

Outstanding at end of year	7,152,721	$0.59 – $12.50	8,220,659	$1.00 – $12.50

Options exercisable at year end	3,749,137	$0.59 – $12.50	3,065,161	$1.00 – $12.50
Weighted avg. fair value of options granted		$2.10		$5.15

The following table summarizes information concerning options outstanding at June 30, 2001:

Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Number Exercisable
$0.59 – $2.09	686,756	9.09	71,756
$2.16 – $4.00	5,242,715	6.60	3,021,631
$4.06 – $5.44	998,250	8.22	483,250
$7.50 – $12.50	225,000	8.60	172,500

	7,152,721		3,749,137

VCAT granted options to non-employees to purchase 95,000 and 840,000 shares of VCAT’s common stock (of which 295,000 and 10,000 have been cancelled) to non-employees during fiscal 2001 and fiscal 2000, respectively. During fiscal 2001 and 2000, VCAT recognized expenses related to these options of $473,000 and $888,000, respectively. Also, certain options were issued to non-employees in which there was no commitment for the option recipients to perform the services. These options were accrued using the “modification accounting” method which requires re-measurement of each award upon vesting: as a result of reduction in VCAT’s share value during fiscal 2001, re-measurements of previously issued options caused a reversal of prior compensation expenses totaling $559,000. In addition, unamortized deferred compensation of $28,000 has been recorded as deferred compensation within the shareholders’ deficit section of the consolidated balance sheet and will be charged to expense over the remaining vesting period of the contracts.

Additionally, during fiscal 2000, VCAT granted options to four employees with a 15% discount to market price at the time of grant, in connection with terms of their employment agreements. VCAT recognized expense related to these options of $42,000 and $211,000 in fiscal 2001 and fiscal 2000, respectively. In fiscal 2001, all four employees were terminated, and all of their outstanding options were cancelled.

Employee stock options are accounted for under APB No. 25 and related interpretations. The exercise price of each option equals the market price of VCAT’s common stock on the date of grant; accordingly, under APB No. 25, no compensation costs for employee grants were recognized for the Plans. Had compensation cost for the Plans been determined based on the fair value of the options at the grant dates consistent with the method of

SFAS No. 123, VCAT’s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	Year Ended June 30,
	2001	2000
Net loss:
As reported .	$(18,510,271)	$(1,029,289)
Pro forma	$(19,902,277)	$(5,517,607)
Net loss per share:
As reported	$(2.53)	$(0.19)
Pro forma	$(2.72)	$(1.02)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in fiscal 2001 and 2000, respectively: dividend yield, 0% for both years; expected volatility of 1.34 and 1.30, respectively; average risk-free interest rates of 5.0% and 6.5%, respectively; and expected lives of approximately 6 and 3 years; respectively.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The pro forma calculations are not indicative of current or future operating results. In addition, the pro forma charges to income are calculated without income tax benefit since none of the outstanding options have been exercised. The stock option exercise date determines when the benefits may be recorded.

Note 21—Common Stock Transactions

In February 2001, VCAT acquired 207,558 shares of common stock from a former employee in exchange for $337,000 in cash. The repurchase was negotiated in connection with the employee’s separation agreement and termination of his employment contract. The shares have been recorded as treasury stock within the shareholders’ deficit section of the consolidated balance sheet.

In February 2001, VCAT’s Board of Directors authorized a plan to repurchase up to $1,000,000 of VCAT’s common stock over a twelve-month period. In August 2001, VCAT decided to suspend its stock repurchase program and to use its funds for operations. No shares were repurchased under the plan.

In April 2000, VCAT and the two note holders announced that $3,069,000 of current and future corporate indebtedness would be exchanged for equity prior to its maturity. Under terms agreed to, a total of 579,105 shares of VCAT’s restricted stock and warrants to acquire an additional 144,775 shares of VCAT’s common stock at $5.89 per share were issued to retire the debt.

Note 22—401(k) Savings Plan

VCAT has a 401(k) savings plan available to all employees. Individuals may contribute up to 20% of their gross salary. VCAT has a policy to match 25% of employee contributions up to 6% and during fiscal 2001, contributions made in connection with the 401k plan were $14,806.

Note 23—Subsequent Event

Because of VCAT’s current financial position, VCAT was not required to make payments in September 2001 under the notes issued in connection with the Stock Purchase Agreement (See Note 16), and, accordingly, did not make such payments. This does not constitute a default under the notes. The accrued interest will be added to the principal and the debt will continue to accrue interest. Accordingly, the payments scheduled to be made during the fiscal year ending June 30, 2002 will be required to be paid in one or more subsequent years, subject to the permissibility of VCAT to make payments in the future.

VENTURE CATALYST INCORPORATED

CONSOLIDATED BALANCE SHEETS

	March 31, 2002 (Unaudited)	June 30, 2001
ASSETS
Current assets:
Cash and cash equivalents	$7,033,337	$4,099,927
Income tax receivable	3,650,648	1,171,767
Prepaid expenses and other assets	181,406	46,630
Receivables, net	57,767	65,771
Due from Barona Tribe—expansion project	—	7,685,296

Total current assets	10,923,158	13,069,391
Non-current assets:
Property, plant and equipment, net	162,368	381,159
Deposits and other assets	204,925	218,219
Restricted cash	133,000	133,000
Capitalized software, net	95,687	—
Non-current receivables (net of allowance of $208,613)	38,121	39,042
Convertible notes, net	—	55,118

Total non-current assets	634,101	826,538

Total assets	$11,557,259	$13,895,929

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Advances of future consulting fees—Barona Tribe	$3,693,756	$3,682,240
Accrued contract costs	3,091,368	—
Accounts payable and accrued expenses	1,027,048	1,359,130

Total current liabilities	7,812,172	5,041,370
Non-current liabilities:
Long-term debt and accrued interest	9,662,708	8,993,055
Accrued contract costs, non-current	3,225,469	—

Total liabilities	20,700,349	14,034,425
Shareholders’ deficit:
Common stock, $.001 par value, 100,000,000 shares authorized and 7,414,156 shares issued	7,415	7,415
Additional paid-in-capital	12,280,179	12,283,568
Deferred compensation	(1,663)	(28,304)
Retained deficit	(21,091,739)	(12,063,893)
Common stock held in treasury, at cost (207,558 shares)	(337,282)	(337,282)

Total shareholders’ deficit	(9,143,090)	(138,496)

Total liabilities and shareholders’ deficit	$11,557,259	$13,895,929

The accompanying notes are an integral part of these consolidated financial statements.

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2002	2001
Revenues:
Client services	$—	$77,477
Operating expenses:
Cost of services	120,492	1,742,144
General and administrative expenses	830,988	1,377,159
Restructuring expenses and related asset impairment	(64,182)	—
Amortization of intangible assets and stock-based compensation	2,947	193,279

Operating expenses	890,245	3,312,582

Operating loss	(890,245)	(3,235,105)
Other income (expense):
Interest income	28,340	126,836
Interest expense	(230,490)	(208,876)
Other losses	(63,943)	(641,176)

Other expense, net	(266,093)	(723,216)

Income (loss) before income tax benefit	(1,156,338)	(3,958,321)
Income tax benefit	3,650,649	1,676,472

Net income (loss)	$2,494,311	$(2,281,849)

Other comprehensive income (loss):
Unrealized loss on securities, net of tax	—	(54,797)

Comprehensive income (loss)	$2,494,311	$(2,336,646)

Basic and diluted income (loss) per share:
Net income (loss) per share—basic and diluted	$35	$(.31)

Weighted average common shares outstanding:
Basic and diluted	7,206,598	7,296,540

The accompanying notes are an integral part of these consolidated financial statements.

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Nine Months Ended March 31,
	2002	2001
Revenues:
Client services	$—	$8,640,260
Operating expenses:
Cost of services	2,408,605	5,866,837
Cost of services—anticipated contract loss	6,955,578	—
General and administrative expenses	2,503,609	5,888,557
Restructuring expenses and related asset impairment	89,818	6,998,931
Amortization of intangible assets and stock-based compensation	23,251	935,893

Operating expenses	11,980,861	19,690,218

Operating loss	(11,980,861)	(11,049,958)
Other income (expense):
Interest income	104,021	412,212
Interest expense	(671,415)	(595,974)
Other losses	(181,992)	(2,943,182)

Other expense, net	(749,386)	(3,126,944)

Loss before income tax benefit	(12,730,247)	(14,176,902)
Income tax benefit	3,702,400	1,317,634

Net loss	$(9,027,847)	$(12,859,268)

Other comprehensive loss:
Unrealized loss on securities, net of tax	—	(15,651)

Comprehensive loss	$(9,027,847)	$(12,874,919)

Basic and diluted income (loss) per share:
Net income (loss) per share—basic and diluted	$(1.25)	$(1.75)

Weighted average common shares outstanding:
Basic and diluted	7,206,598	7,366,057

The accompanying notes are an integral part of these consolidated financial statements.

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended March 31,
	2002	2001
Increase in cash:
Cash flows provided by operating activities:
Net loss	$(9,027,847)	$(12,859,268)
Adjustments to reconcile net loss to net cash Provided by operating activities:
Depreciation and amortization	122,085	1,380,912
Provision for bad debts	3,038	249,234
Equity and convertible notes received for services	—	(293,823)
Write-off of assets classified as other assets	—	10,101
Loss on disposal of assets, net	123,320	517,596
Loss on disposal of intangible assets	—	5,366,919
Deferred taxes	3,650,648	(169,060)
Due from Barona Tribe—expansion project	7,685,296	2,000,000
Amortization of stock-based compensation	23,253	(103,374)
Accrued contract costs	6,316,837	—
Loss on impairment of investments	56,795	3,585,910
Changes in operating assets and liabilities	(5,991,801)	1,226,670

Net cash provided by operating activities	2,961,624	911,817

Cash flows (used in) provided by investing activities:
Investment in convertible notes, net of payments	(1,600)	(137,024)
Purchase of furniture and equipment	(26,614)	(402,705)
Receipt of restricted investment	—	395,812
Release of restricted cash	—	1,522,460
Payment of loans, net of issuances	—	29,277

Net cash (used in) provided by investing activities	(28,214)	1,407,820

Cash flows (used in) financing activities:
Repurchase of common stock	—	(337,282)
Payment of notes payable	—	(977,150)

Net cash (used in) financing activities	—	(1,314,432)

Net increase in cash	2,933,410	1,005,205
Cash at beginning of period	4,099,927	4,766,743

Cash at end of period	$7,033,337	$5,771,948
Supplemental disclosures of cash flow information:
Interest expense paid	$—	$373,220

Income taxes paid	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

VENTURE CATALYST INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2002

Note 1—The Company

Venture Catalyst Incorporated (“VCAT”) is a service provider of gaming consulting, infrastructure and technology integration in the California Native American gaming market. VCAT currently has one client, the Barona Group of Capitan Grande Band of Mission Indians (the “Barona Tribe”). VCAT acts as a critical resource partner and has as its central mission growing client top line and bottom line revenues at an increasing rate. VCAT offers comprehensive gaming and hospitality consulting services, public and governmental relations, strategic planning, technology solutions, and professional and technical expertise. VCAT’s offices are located in San Diego, California.

During fiscal 2001, VCAT initiated a research and development project focused on creating client relationship management software (“CRM Software”) for the gaming and hospitality industry. VCAT recently completed a working model of the CRM software that has been deployed at its client’s facility, the Barona Casino, to undergo a Beta test. The test is scheduled to be complete by June 30, 2002.

Note 2—Going Concern Matters

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of VCAT as a going concern. VCAT has incurred net losses of $9,028,000 for the nine months ended March 31, 2002 and $18,510,000 during the fiscal year ended June 30, 2001. At March 31, 2002, VCAT’s total liabilities exceeded its total assets by $9,143,000. Based on projections provided to VCAT by the Barona Casino in August 2001, which were updated in March 2002, revenues from VCAT’s consulting agreement with the Barona Tribe are expected to be zero for the balance of the term of the consulting agreement, however, in connection with the performance of services under the agreement, VCAT expects to incur significant expense through the end of the contract term in March 2004. (See Note 4). These factors, among others, raise questions about VCAT’s ability to continue as a going concern.

During fiscal 2001, in response to the reductions in demand and revenue for VCAT’s technology and Internet services, it adopted a restructuring plan designed to decrease its service offerings and reduce its costs. VCAT expanded the cost reduction plan because of potential decreases in revenues from the Barona Tribe, currently VCAT’s only client. During fiscal 2002, VCAT continued its cost reduction plan, however, the reductions have been less significant and have been partially offset by an increase in professional service costs incurred in connection with the Special Committee alternative study. The plan has included significant personnel reductions, consolidation of positions throughout VCAT at all levels and significant reductions in overhead and capital expenditures, as well as the elimination of all non-gaming clients. As part of the restructuring, VCAT consolidated its office locations into its San Diego headquarters, which moved to a significantly smaller facility in June 2001.

On May 29, 2001, VCAT’s Board of Directors appointed a committee of independent directors to explore strategic alternatives to maximize shareholder value and to report its recommendations to the Board of Directors. On September 12, 2001, the committee reported its conclusions and recommendations to the Board of Directors. Among the conclusions noted was that, none of the strategic alternatives that it reviewed were likely to result in a meaningful increase in shareholder value for the foreseeable future. Included among the recommendations were that (a) VCAT attempt to collect from the Barona Tribe the $7,685,000 in advances made by it; (b) VCAT consider further cost-cutting measures; and (c) management present to the Board of Directors recommendations regarding (i) renegotiation of the current consulting agreement with the Barona Tribe; (ii) business plans for the client relationship management software (“CRM”) under development, the proposed joint venture with the

VENTURE CATALYST INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

Barona Tribe, and the pursuit of additional gaming clients; and (iii) discussions with the Barona Tribe regarding the forgiveness of the $3,682,000 in advances of future consulting fees.

In October 2001, management presented to the Board of Directors information and recommendations in response to the recommendations of the committee. As a result of this initial response, management requested that the Barona Tribe repay to VCAT $7,685,000, representing the remaining amount of advances that VCAT had made to the Barona Tribe prior to the Barona Tribe obtaining all of its outside financing to fund its expansion project. In October 2001, the Barona Tribe repaid the $7,685,000 to VCAT.

In addition, the Board delegated to the Audit Committee the task of evaluating whether there should be further reductions in costs. After a review of VCAT’s cost structure in October 2001, the Audit Committee decided to approve certain minor cost reductions recommended by management and noted that it will continue to review such costs on a monthly basis. In taking this approach, the Audit Committee was of the opinion that further significant reductions at such time would require either one or all of the following actions: (a) a significant reduction in the scope of services provided to the Barona Tribe; (b) suspending the CRM software development project; or (c) a significant decrease in employee compensation. The Audit Committee concluded that any one of these actions was premature because they may interfere with the viability of pursuing one or more of the strategic alternatives which still may be available. In November 2001, the Audit Committee approved additional cost reductions including the elimination of costs for two consultants, an employee termination, non-renewal of our website hosting contracts and a reduction in client relations expenses. In connection with these cost reductions, a new operating budget was adopted which took effect in January 2002. In March 2002, further cost reductions were made including reducing our staff by three persons.

At March 31, 2002, VCAT had unrestricted cash and cash equivalents of $7,033,000 and working capital of $3,111,000, which is calculated by taking the current assets less current liabilities.

Note 3—Basis of Presentation of Interim Consolidated Financial Information

The accompanying interim unaudited consolidated financial statements have been prepared by VCAT and its subsidiaries in conformity with generally accepted accounting principles for interim financial information and with the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such regulations. The interim unaudited consolidated financial statements reflect all normal, recurring adjustments and disclosures which are, in the opinion of management, necessary for a fair presentation. The interim unaudited consolidated financial statements should be read in conjunction with VCAT’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001. Certain items in the prior year’s financial statements have been reclassified to conform to the current year’s presentation. Current and future financial statements may not be directly comparable to VCAT’s historical financial statements. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year.

Note 4—Barona Consulting Agreement

VCAT has provided services to the Barona Tribe since 1991. Consulting services are currently provided to the Barona Tribe pursuant to an Amended and Restated Consulting Agreement dated April 29, 1996, as modified on February 17, 1998. The consulting agreement expires March 31, 2004, unless renewed or extended.

VENTURE CATALYST INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

In March 1996, the Barona Tribe submitted the initial consulting agreement (a predecessor agreement to the Amended and Restated Consulting Agreement) to the National Indian Gaming Commission (the “NIGC”). In April 1996, VCAT amended that consulting agreement to correct errors in the fee calculations. Because VCAT concluded that the amended consulting agreement did not contain any material changes to the initial consulting agreement, VCAT did not submit the amendment to the NIGC at that time. In May 1996, the NIGC determined that the initial consulting agreement was not a management agreement and, therefore, not subject to NIGC approval, and forwarded such agreement to the Bureau of Indian Affairs (the “BIA”). In July 1997, the BIA reviewed the initial consulting agreement and determined that no further action was required by it with respect to such agreement.

In January 1997, VCAT entered into a settlement agreement with the NIGC regarding its historical relationship with the Barona Tribe. In the same month and after the settlement with the NIGC was reached, VCAT submitted to the NIGC the amended consulting agreement. In April 1997, VCAT received a letter from the NIGC which questioned whether such agreement was a management contract and stated that an additional review would be necessary. In February 1998, VCAT entered into a modification of the amended consulting agreement that, among other things, extended the term from March 1999 to March 2004 and clarified certain accounting practices relating to the calculation of the consulting fee. In March 1999, the NIGC commenced a preliminary review of VCAT’s relationship with the Barona Tribe, including the amended and restated consulting agreement. In September 1999, VCAT submitted the modification of such consulting agreement to the NIGC. The review remains pending.

VCAT believes that the consulting agreement, as amended and modified, is not a management agreement, based on (a) the May 1996 and July 1997 determinations of the NIGC and BIA, respectively, with respect to the initial consulting agreement, (b) the NIGC’s findings in the January 1997 settlement agreement and (c) the nature of the relationship between the Barona Tribe and VCAT. However, there is no assurance that the NIGC will determine that the consulting agreement is not a management agreement, and failure to do so could have a material adverse effect on VCAT’s business and financial condition. If the NIGC concludes that the consulting agreement is not a management agreement, the NIGC will forward the consulting agreement to the BIA for its review. If the BIA determines that its approval is required, there can be no assurance that the BIA will approve the consulting agreement, and failure to approve such agreement may have a material adverse effect on VCAT’s business and financial condition.

Based on projections provided to VCAT by the Barona Casino, revenues from the consulting agreement with the Barona Tribe are expected to be zero for the balance of the term of the consulting agreement, however, under the terms of the consulting agreement, VCAT is obligated to provide services to the Barona Tribe. In connection with the performance of these services, VCAT incurs significant expense, and will continue to incur these expenses for the life of the consulting agreement. In the second quarter of fiscal 2002, VCAT recorded a loss for the estimated amount of the foreseeable expenses, which totaled $6,956,000. The loss was recorded as “cost of services—contract loss”. VCAT established corresponding liabilities for the current and non-current amounts, which were classified as “accrued contract costs”. During the three month period ended March 31, 2002, VCAT incurred costs of $639,000 related to the consulting agreement. The remaining accrued contract costs at March 31, 2002 were $6,317,000. VCAT will review the estimated loss and liabilities related to the consulting agreement on an ongoing basis and, if necessary, will adjust the loss and liabilities accordingly.

Note 5—Deferred Contract Costs

Pursuant to oral agreements with the Barona Tribe, VCAT agreed to fund, or to arrange acceptable financing for, the construction of facility improvements, furniture and equipment, the establishment of initial

VENTURE CATALYST INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

working capital, and the losses, if any, of the Barona Casino’s operations. Because the Barona Tribe did not allow its land to be encumbered and did not assume liability for any of these obligations, VCAT capitalized those costs incurred as “deferred contract costs” since VCAT had the ultimate responsibility for such costs incurred in connection with developing the Barona Casino and VCAT’s management believed that these costs were fully recoverable over the life of the consulting agreement through receipt of fee income from the Barona Tribe. Amortization of the deferred costs is calculated using the straight-line method over the remaining term of the consulting agreement. Under the terms of the consulting agreement, title to the Barona Casino facilities, furniture and equipment rests solely with the Barona Tribe, unless the Barona Tribe agrees otherwise. At this time, VCAT has no plans to contribute additional funds to the Barona Casino or the Barona Tribe in the form of deferred contract costs.

On an ongoing basis, VCAT reviewed the valuation and recoverability of these unamortized deferred contract costs. At the end of fiscal 2001, VCAT fully reduced the carrying value of the deferred contract costs, which were $1,900,000, based on the nominal fee income received during the last two quarters of fiscal 2001, and the reduced fee expectations from the Barona Tribe for the balance of the term of the consulting agreement. This amount was recorded as “Impairment of Deferred Contract Costs”.

Note 6—Due from Barona Casino—Expansion Project

The Barona Tribe is in the development stage of an approximately $260,000,000 expansion project. VCAT assisted the Barona Tribe in obtaining outside financing for the project. Prior to obtaining such outside financing, VCAT shared in funding the expansion costs incurred with the Barona Tribe. VCAT advanced an aggregate of $9,685,000, substantially all of its commitment of up to $10,000,000, as an unsecured, non-interest-bearing advance to the Barona Tribe. These advances were accounted for as a receivable from the Barona Tribe to VCAT.

In fiscal 2001, the Barona Tribe used a portion of a bridge loan to repay $2,000,000 of the outstanding advances made by VCAT to the Barona Tribe prior to the Barona Tribe obtaining all of its outside financing to fund its expansion project. In July 2001, the Barona Tribe obtained permanent financing of $200,000,000. The bridge loan was repaid out of the permanent financing. In October 2001, management requested that the Barona Tribe repay to VCAT $7,685,000, representing the remaining amount of advances that VCAT had made to the Barona Tribe. In October 2001, the Barona Tribe repaid the $7,685,000 to VCAT.

Note 7—Income Tax Receivable

During fiscal year 2001, VCAT established a receivable of $1,136,000 for income tax refunds in connection with fiscal 2001 net operating losses. The refunds were paid to VCAT during the second quarter of fiscal 2002.

In March 2002, Congress passed the Job Creation and Workers Assistance Act of 2002 (the “Act”). The Act contains temporary changes in certain tax laws, including an increase in the net operating loss carry-back period from two to five years. In March 2002, as a result of the change in the carry-back period, VCAT established a receivable of $3,651,000 for additional income tax refunds due to it. VCAT expects to receive the refunds in varying amounts during May and June 2002.

Note 8—Acquisitions

In August 1998, VCAT acquired all of the outstanding capital stock of Cyberworks, Inc. (“Cyberworks”) in exchange for shares of its common stock and $500,000 in cash. In January 2000, VCAT acquired all outstanding

VENTURE CATALYST INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

shares of capital stock of webinc., Inc. (“webinc”) in exchange for 6,884 shares of its common stock and $20,000 in cash. In March 2000, VCAT acquired all of the outstanding shares of capital stock of CT Interactive Incorporated (“CTI”) in exchange for 230,474 shares of its common stock and $300,000 in cash. In August 2000, VCAT sold the Cyberworks Internet domain names for $1,000,000 and agreed to cease using the business name. In September 2000, the operations of Cyberworks, webinc and CTI were merged into VCAT.

In July 2000, VCAT acquired all of the outstanding shares of capital stock of DayPlan.com, Inc. (“DayPlan”), in exchange for 175,000 shares of its common stock. In April 2001, VCAT decided to stop offering the services provided by DayPlan and in February 2002, DayPlan was merged into VCAT. DayPlan did not generate any revenues. VCAT has no remaining subsidiaries.

During fiscal 2001, VCAT realigned its operations to focus all business activities solely on the gaming industry. This decision resulted in the elimination of approximately three-quarters of its employees, most of whom were in the Internet and technology divisions, and a transition of all non-gaming clients to other service providers. In connection with the restructuring, during the second quarter of fiscal 2001, VCAT fully reduced the carrying value of the remaining goodwill associated with the above acquisitions, totaling $5,367,000.

Note 9—Cash and Cash Equivalents

For purposes of the balance sheet and the statement of cash flows, cash equivalents include time deposits and all highly liquid debt instruments with original maturities of three months or less. VCAT maintains its cash in bank deposit and checking accounts that, at times, may exceed Federally insured limits. To date, VCAT has not experienced any losses in such accounts. VCAT’s cash equivalents consist primarily of commercial paper, certificates of deposits, banker’s acceptances and U.S. treasury securities with maturities ranging from one to three months.

Note 10—Business Concentration

Historically, a significant portion of VCAT’s revenue has been earned from its only current client, the Barona Tribe. VCAT received no consulting fees from the Barona Tribe during the three and nine months ended March 31, 2002 and based on projections provided to VCAT by the Barona Casino, VCAT expects fees from the consulting agreement to be zero for the balance of the consulting agreement, which extends through March 2004. During the three months ended March 31, 2001, revenues from the Barona Tribe were $0 and during the nine months ended March 31, 2001, revenues from the Barona Tribe were $6,869,000, or 80% of total revenues.

Note 11—Restricted Cash

VCAT issued an irrevocable letter of credit for $133,000 to satisfy terms of the lease agreement for VCAT’s prior corporate office. This space has been subleased; however, as part of the sublease agreement, the letter of credit remained in place. The letter of credit expires on October 31, 2002, unless canceled by the lessor.

Note 12—Available-for-Sale Securities

VCAT classifies its investments in equity securities as available-for-sale securities. These securities are carried at fair value, less deemed impairment. On an ongoing basis, VCAT reviews the valuation and

VENTURE CATALYST INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

recoverability of the investments and records a realized loss for any portion of the securities determined necessary for fair statement. Available-for-sale securities at March 31, 2002 consisted of investments in:

•	Senscom, Inc.

•	Idealabs, Inc.

•	companyfinance.com, Inc.

•	Watchnet, Inc.

•	eFresh Incorporated

•	SeatAdvisor, Inc.

•	Brand Equity, Inc. (formerly KINeSYS Pharmaceutical, Inc.)

•	MobilePro Corporation (formerly “CraftClick.com, Inc.”)

•	clickNsettle.com, Inc.

•	Ultrexx Corporation

•	Asset Equity Group (formerly “WorldNet Resource Group, Inc.”)

•	TheBigHub.com, Inc.

Collectively, these investments had no carrying value at March 31, 2002.

During fiscal 2001, VCAT realized losses for impairment charges related to its available-for-sale securities. To fully reduce the carrying value of the investments, VCAT recorded the following losses: (a) $1,400,000 for the investment in Predict It, Inc.; (b) $1,119,000 for the investment in CraftClick.com, Inc. (now MobilePro Corporation); (c) $250,000 for the investment in Watchnet, Inc.; (d) $200,000 for the investment in eFresh Incorporated; (e) $130,000 for the investment in Ultrexx Corporation; (f) $100,050 for the investment in SeatAdvisor, Inc.; (g) $100,000 for the investment in Senscom, Inc.; (h) $100,000 for the investment in companyfinance.com, Inc.; (i) $100,000 for the investment in Idealabs, Inc.; (j) $76,000 for the investment in Invigo, Inc.; (k) $64,000 for the investment in TheBigHub.com, Inc.; (l) $40,000 for the investment in Bullet Point News, Inc.; (m) $32,000 for the investment in clickNsettle.com, Inc.; and (n) $17,500 for the investment in WorldNet Resource Group, Inc. (now Asset Equity Group). PredictIt, Inc., Invigo, Inc. and Bullet Point News, Inc. have been dissolved and cease to exist.

During fiscal 2000, the carrying value of VCAT’s investment in KINeSYS Pharmaceutical, Inc. (“KINeSYS”) was fully reduced. In January 2001, VCAT agreed to exchange shares of KINeSYS and to convert an outstanding KINeSYS receivable, which was previously reserved for, for shares of Brand Equity, Inc., a company formed by the two principals of KINeSYS. Brand Equity has acquired the assets and most of the liabilities of KINeSYS and is operating essentially the same business.

Additionally, VCAT holds securities, in the form of options, in companyfinance.com, Inc. The options expire in March 2005. These securities were given to VCAT as an inducement to serve on an advisory board. Such securities have no established cost basis and were determined to have minimal value, due to the significant price premium over market price at the time of grant, and the limited operating history for the company.

VCAT will continue to monitor the operations of the above-referenced companies and the valuation of these securities and will establish a fair value and record an unrealized gain or loss, if deemed appropriate.

VENTURE CATALYST INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

Note 13—Convertible Notes Receivable

VCAT held convertible notes with an aggregate face value of $829,000 in Watchnet, Inc. (“Watchnet”), FastestLink, Inc., Asquare Communications, Inc., Rapidcare.com, Inc., simplegov.com, Inc., SeatAdvisor, Inc., and CraftClick, Inc. (“CTCK”). The notes were received for cash investments VCAT made in the companies or as payment for services. The notes were convertible into equity at any time or payable at maturity (as may be accelerated), pursuant to the terms and conditions of the notes. The notes accrued interest at rates ranging from 8% to 10%, and had maturity dates ranging from October 2000 to June 2002. Collectively, these investments had no carrying value at March 31, 2002.

During fiscal 2001, VCAT realized aggregate losses of $779,000 related to the convertible notes as the companies were unable to secure necessary additional funding to repay the notes. Additionally, of the losses recorded, $80,000 was recovered in fiscal 2001, as CTCK secured sufficient additional funding to repay its note that matured during the period. During fiscal 2002, VCAT realized a loss of $50,000 related to the convertible note in Watchnet. Watchnet is in the process of negotiating a possible merger and upon completion the convertible note would be converted into common shares of the new company, a privately held company that operates a similar business as Watchnet. If the merger is not completed, Watchnet does not have sufficient funds to meet its obligations, including VCAT’s note. The investment is deemed to have no value at this time.

VCAT will continue to monitor the operations of the above-referenced companies and the valuation of these securities, and will establish a fair value and record a realized gain or loss, if deemed appropriate.

Note 14—Capitalized Software

During fiscal 2001, VCAT initiated a research and development project focused on creating client relationship management software (“CRM Software”) for the gaming and hospitality industry. In January 2002, technological feasibility was attained and VCAT completed a working model of the CRM software that has been deployed at its client’s facility, the Barona Casino, to undergo a Beta test. The test is scheduled to be complete by June 30, 2002. All costs incurred subsequent to the completion of the working model are being capitalized until the product is ready for general release which is expected to occur shortly after completion of the Beta test. The balance of the capitalized software as of March 31, 2002 was $96,000.

Note 15—Common Stock Transactions

In February 2001, VCAT acquired 207,558 shares of its common stock from a former employee in exchange for $337,000 in cash. The repurchase was negotiated in connection with the employee’s separation agreement and termination of his employment contract. The shares have been recorded as treasury stock within the shareholders’ deficit section of the consolidated balance sheet.

VENTURE CATALYST INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

Note 16—Net Income (Loss) Per Share

Below is the reconciliation of the components of the calculation of basic and diluted net income (loss) per share for the time periods indicated:

	For the Three Months ended March 31,		For the Nine Months ended March 31,
	2002	2001	2002	2001
Net income (loss) available to common shareholders	$2,494,311	($2,281,849)	($9,027,847)	($12,859,268)

Weighted average shares outstanding—basic	7,206,598	7,296,540	7,206,598	7,366,057
Effect of stock options	—	—	—	—

Weighted average shares outstanding—diluted	7,206,598	7,296,540	7,206,598	4,995,549

At March 31, 2002, options to purchase 5,887,312 shares of VCAT’s common stock, at prices ranging from $.13 to $12.50 per share, were not included in the computation of diluted EPS because they were anti-dilutive for that purpose. The options expire on various future dates through November 2011. At March 31, 2001, options to purchase 7,620,471 shares of VCAT’s common stock, at prices ranging from $1.00 to $12.50 per share, were not included in the computation of diluted EPS because they were anti-dilutive for that purpose.

Note 17—Stock Options

The following table summarizes stock option activity under VCAT’s 1994 Stock Option Plan, 1995 Stock Option Plan and 1996 Non-employee Directors Stock Option Plan (collectively the “Plans”) for the nine months ended March 31, 2002:

	Options Outstanding	Price Per Share
Outstanding, July 1, 2001	7,147,721	$.59–$12.50
Granted	20,000	$.13–$ .13
Exercised	—	—
Cancelled	(1,280,409)	$1.00–$12.50

Outstanding, March 31, 2002	5,887,312	$.13–$12.50

Note 18—Restructuring Expenses and Related Asset Impairment

During fiscal 2001, in response to the reductions in demand and revenue for its technology and Internet services, VCAT adopted a restructuring plan designed to decrease its service offerings and reduce its costs. VCAT expanded the cost reduction plan because of decreases in revenues from the Barona Tribe, and VCAT is continuing with this plan currently. The plan has included significant personnel reductions, consolidation of positions throughout VCAT at all levels and significant reductions in overhead and capital expenditures, as well as the cessation of services to all non-gaming clients. VCAT will continue to monitor and restructure its operations in light of the rapidly changing market conditions and its revenue expectations from the Barona Tribe.

VCAT recorded expenses of $154,000 during the three months ended September 30, 2001, in connection with its ongoing restructuring plan. These charges consisted of remaining future rent obligations for a closed office in excess of the obligation recorded in fiscal 2001. VCAT reversed $64,000 of expenses related to remaining future rent obligations for the closed office during the three months ended March 31, 2002, in connection with the sublease of the office space to a third party.

VENTURE CATALYST INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

VCAT recorded expenses and related asset impairment charges of $6,999,000 during the nine months ended March 31, 2001, consisting of (a) severance obligations; (b) rent, sublease, leasehold improvement obligations and related facility expenses for offices that were closed due to the reduction in workforce; (c) impairment of goodwill and intangible assets relating to acquired businesses that focused on non-gaming clients and industries; and (d) asset disposals.

Note 19—Stock Repurchase/ Long-Term Debt

In September 1996, VCAT entered into a Stock Purchase and Settlement and Release Agreement with two shareholders, including a former director (the “Stock Purchase Agreement”). The terms of the Stock Purchase Agreement included (a) an aggregate cash payment of $200,000 to such shareholders upon closing, (b) the issuance of two unsecured promissory notes in the aggregate principal amount of $3,500,000, with interest at the rate of 10% per annum, payments of interest only for the first three years commencing September 30, 1997, followed by three equal annual installments of principal repayment, with interest on the remaining balance, commencing September 30, 2000, (c) a contingent obligation (the “Initial Contingent Obligations”) to issue an aggregate principal amount of $9,856,000 in unsecured promissory notes to such shareholders including $2,000,000 in principal amount of notes each year for four years and $1,856,000 in principal amount of notes to be issued in a fifth year, each note with interest at 10%, payment of interest only for three years, followed by three equal annual installments of principal plus interest on the remaining principal balance, and (d) another contingent obligation (the “Second Contingent Obligation”) to issue an additional aggregate principal amount of $3,000,000 in unsecured promissory notes (or cash, if VCAT has closed a firm commitment underwritten public offering of securities of not less than $35 million prior to the contingencies being met).

The Initial Contingent Obligations are contingent upon VCAT’s retained earnings balance, with certain adjustments, being at least $4,000,000 for the fiscal year ending immediately prior to the date the notes are to be issued. The test is to be made each year for eight successive years that commenced with the fiscal year ended June 30, 1997. The Initial Contingent Obligation has been met for the first four test periods; accordingly, $2,000,000 in obligations were recorded at each of June 30, 1997, 1998, 1999 and 2000, and have been treated as additional consideration for the common stock repurchased under the Stock Purchase Agreement. The retained earnings balance test was not met on June 30, 2001, accordingly, VCAT did not record the issuance of any additional notes during fiscal 2001. The Second Contingent Obligation is subject to the following conditions:  (a) the Barona Tribe enters into a Class III Gaming Compact with the State of California which permits the operation of video gaming machines at the Barona Casino in San Diego County; (b) at the time that the Barona Tribe enters into a compact, VCAT has a consulting agreement or similar contractual arrangement with the Barona Tribe; and (c) consulting fees paid to VCAT by the Barona Tribe relating to the Barona Casino for any consecutive 12-month period within five years after the Barona Tribe has entered into the Compact, equal or exceed one and one-half times the consulting fees for the fiscal year ended June 30, 1996. Two of the foregoing criteria were satisfied during fiscal 2000. The contingent obligations will be recorded as the additional cost of the repurchase of VCAT’s common stock, as each contingency or condition is met.

In April 2000, VCAT and the two note holders announced that $3,069,000 of current and future corporate indebtedness would be exchanged for equity prior to its maturity. Pursuant to the terms of the exchange, a total of 579,000 shares of VCAT’s restricted stock and warrants to acquire an additional 145,000 shares of VCAT’s common stock at $5.89 per share were issued to retire the debt. The transaction resulted in a non-cash extraordinary loss of $324,000, attributable to the deemed value of the warrants.

VENTURE CATALYST INCORPORATED

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

All payments pursuant to the Stock Purchase Agreement and the notes are subject to VCAT’s ability to meet certain financial tests and compliance with certain state law provisions and VCAT’s Articles of Incorporation concerning repurchase transactions. Because of VCAT’s current financial position, VCAT was not required to make payments under the notes in September 2001. This does not constitute a default under the notes. Pursuant to the terms of the stock purchase agreement and the applicable notes, accrued interest of $843,000 was added to the principal amount of debt which will continue to accrue interest pending certain other events, including the permissibility of VCAT to make payments in the future.

The remaining principal amount of debt (including the accrued interest that was added to principal as a result of VCAT not making the scheduled payments in September 2001) and the accrued interest on the adjusted principal related to this stock repurchase was $9,663,000 as of March 31, 2002. Based upon projections provided to us by the Barona Casino and VCAT’s current sources of revenues, VCAT does not expect that such payments will be required for the foreseeable future, therefore all amounts have been classified as “non-current liabilities”. In addition, amounts previously reported as current liabilities under the Stock Purchase Agreement have been reclassified as non-current liabilities to conform to the March 31, 2002 presentation.

If VCAT’s financial condition improves to the extent that VCAT meets the financial tests set forth in the Stock Purchase Agreement and the notes and, at the time a scheduled payment becomes due, VCAT does not have sufficient cash on hand to pay the scheduled payments and sustain its ongoing operations, VCAT will need to seek additional capital to repay some or all of this debt. There can be no assurance that this alternative would be available at the time or on terms acceptable to VCAT, or, if available it could have a material adverse affect on VCAT’s financial condition, or may result in dilution to VCAT’s shareholders.

Note 20—Subsequent Events

On May 13, 2002, VCAT (a) signed a definitive merger agreement with L. Donald Speer, II, VCAT’s Chief Executive Officer, Chief Operating Officer and Chairman of the Board, and Speer Casino Marketing, Inc., a Delaware corporation wholly owned by Mr. Speer, and (b) entered into agreements with the two note holders of VCAT’s outstanding obligations relating the Stock Purchase Agreement to restructure the obligations to reduce the outstanding debt to $8,333,000 and to exchange the previously issued notes for new notes representing the reduced debt amount. The restructuring of VCAT’s indebtedness to the note holders is contingent upon the approval of the proposed merger and certain other conditions. See “Item 5. Other Information” for more information.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Speer Casino Marketing, Inc.

We have audited the accompanying balance sheet of Speer Casino Marketing, Inc. as of May 13, 2002, and the related statements of operations, stockholder’s equity and cash flows for the period from February 13, 2002 (inception) to May 13, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Speer Casino Marketing, Inc. as of May 13, 2002, and the results of its operations and its cash flows for the period from inception to May 13, 2002 in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton
Irvine, California
May 28, 2002

SPEER CASINO MARKETING, INC.

BALANCE SHEET

May 13, 2002

ASSETS
Current Assets:
Cash	$992
Investment in Venture Catalyst Incorporated, net	40,967

Total Assets	$41,959

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$30,114
Note payable	1,000

Total Current Liabilities	$31,114

Stockholder’s Equity:
Common Stock—authorized 1,000 shares of
$.001 par value; issued and outstanding—100 shares	$—
Additional paid-in-capital	55,406
Accumulated unrealized holding loss	(14,439)
Accumulated deficit	(30,122)

Total Stockholder’s Equity	10,845

Total Liabilities and Stockholder’s Equity	$41,959

The accompanying notes are an integral part of these statements.

SPEER CASINO MARKETING, INC.

STATEMENT OF OPERATIONS

For the Period from Inception to May 13, 2002

Revenues:
Total Revenues	$—

Expenditures:
Direct	—

Total Direct Expenditures	$—
General & Administrative Expenses:
Legal Fees	$30,114
Bank Services Fees	8

Total General & Administrative Expenditures	30,122
Net Loss	$(30,122)

Unrealized Loss	$(14,439)

Comprehensive Loss	$(44,561)

The accompanying notes are an integral part of these statements.

SPEER CASINO MARKETING, INC.

STATEMENT OF STOCKHOLDER’S EQUITY

For the Period From Inception to May 13, 2002

	Number of shares	Common Stock (par)	Additional Paid in Capital	Accumulated Unrealized Holding Loss	Accumulated Deficit	Total Stockholder’s Equity
Balance at February 13, 2002 (inception)	—	$—	$—	$—	$—	$—
Issuance of shares for in exchange for investment securities	100	0.10	55,406		—	55,406
Unrealized Holding Loss on Investment				(14,439)		(14,439)
Net Loss	—	—	—		(30,122)	(30,122)

Balance at May 13, 2002	100	0.10	$55,406	$(14,439)	$(30,122)	$10,845

The accompanying notes are an integral part of these statements.

SPEER CASINO MARKETING, INC.

STATEMENT OF CASH FLOWS

For the Period from Inception to May 13, 2002

Increase (decrease) in cash:
Cash flows from operating activities:
Net loss	$(30,122)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Accounts payable and accrued expenses	30,114

Net cash used in operating activities	(8)

Cash flows provided by (used in) financing activities:
Proceeds from notes payable	1,000

Net increase in cash	992
Cash at beginning of period	—

Cash at end of period	$992

The accompanying notes are an integral part of these statements.

SPEER CASINO MARKETING, INC.

NOTES TO THE FINANCIAL STATEMENTS

For the Period From Inception to May 13, 2002

Note 1—The Company

Speer Casino Marketing, Inc. (“SCM”) is a Delaware corporation incorporated on February 13, 2002 (“inception”). SCM was organized solely for the purpose of effecting a merger between SCM and Venture Catalyst Incorporated (“VCAT”) and related transactions (the “Merger”) and has not engaged in any business except in furtherance of this purpose. SCM’s sole assets consist of 1,024,180 shares of VCAT common stock contributed to SCM by L. Donald Speer, II (“Speer”) and $1,000 in cash resulting from a short-term loan to SCM. Mr. Speer is SCM’s sole stockholder, director, and officer. There can be no assurance that the contingencies to the completion of the Merger will be satisfied or that the Merger will be closed. If the Merger is terminated, then the liabilities of SCM will be paid by VCAT per the terms of the Agreement and Plan of Merger (the “Agreement”) or by Speer if not covered under the Agreement; SCM will become a non-operating dormant company with the VCAT shares as its sole asset or will be dissolved after the VCAT shares are transferred back to Speer.

Note 2—Investment In Venture Catalyst Incorporated

Speer transferred 1,024,180 shares of VCAT to SCM in exchange for 100 shares of common stock in SCM. The VCAT shares have been recorded as “Investment in VCAT”. At the time of transfer, the value of such shares was $55,406, which was determined by taking the 5-day average close price for the VCAT shares prior to the transfer to SCM. At May 13, 2002, the Investment in VCAT is carried at fair-value based on the quoted market price. An unrealized holding loss of $14,439 has been reflected in the equity section of the balance sheet based on the change in market value of the Investment in VCAT from dates of acquisition to May 13, 2002.

Note 3—Comprehensive Income

Comprehensive income includes net income as currently reported under generally accepted accounting principles and also considers the effect of additional economic events that are not required to be recorded in determining net income but are rather reported as a separate component of stockholders’ equity. SCM reported an unrealized loss on its Investment in VCAT as a component of comprehensive income.

Note 4—Merger

On May 13, 2002, SCM entered into an Agreement and Plan of Merger pursuant to which VCAT will merge with and into SCM. Upon completion of the Merger, each issued and outstanding share of VCAT’s common stock, other than (A) shares of VCAT common stock held by SCM, which shares shall be cancelled without any payment therefore and (B) shares of VCAT common stock held by shareholders who properly exercise dissenters’ rights, which shares will be subject to appraisal in accordance with Utah or California law, will be converted into the right to receive: (i) $0.65 in cash, without interest, and (ii) additional contingent payments, if earned over the first five years following the effective time of the merger. The contingent payments for each year will be calculated based on the amount by which SCM’s revenues in the year from the following sources exceed specified thresholds: (i) the consulting agreement with the Barona Group of Capitan Grande Band of Mission Indians (the “Barona Tribe”), including any modifications or replacements of that agreement, or any other business relationship, arrangement or contract between SCM and the Barona Tribe, (ii) any sale or license of the client relations management software, and (iii) any interest, dividends, sales proceeds and other payments realized by SCM in connection with securities held for investment. The maximum contingent payments that may be made under the merger agreement cannot exceed $45.0 million. SCM is unable to determine the amount of any contingent payments that will be earned over the five-year period, if any.

SPEER CASINO MARKETING, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the Period From Inception to May 13, 2002

SCM estimates that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $4.1 million. SCM intends to finance the Merger through the use of cash to be provided under a term loan to be made by Wells Fargo Bank, N.A. (“Wells Fargo”). Wells Fargo has provided to SCM a commitment letter to finance the Merger. SCM intends to borrow approximately $4.1 million under the term loan to fund the total cash consideration necessary to complete the Merger. The term loan will mature on the earlier of (i) the business day following the closing of the Merger, or (ii) 30 days from the date of execution and delivery of the loan documents relating to the term loan. SCM plans to pay off the loan upon the closing of the Merger with cash acquired from VCAT.

Note 5—Contingent Debt

One of the conditions to the proposed Merger is that two VCAT note holders agree to restructure VCAT’s outstanding obligations to them. The note holders have agreed to reduce the outstanding debt to $8.3 million and to exchange the previously issued notes for new instruments representing the reduced debt amount. In connection with this restructuring, VCAT entered into a Restructuring Agreement with the note holders, which provides that the note holders will exchange all the outstanding notes issued to them by VCAT pursuant to a stock repurchase agreement for Class A Contingent Promissory Notes (“Class A Notes”). The Class A Notes bear no interest, and payments on the Class A Notes are contingent upon the amount of gross revenues generated by SCM. Payments on the Class A Notes are due quarterly starting with the quarter ending December 31, 2002. Under certain circumstances, no payments on the notes are required. The Class A Note payments are subordinate to the additional contingent payments to shareholders.

APPENDIX A—AGREEMENT AND PLAN OF MERGER
DATED AS OF MAY 13, 2002 BY AND AMONG
L. DONALD SPEER, II, SPEER CASINO MARKETING, INC.
AND VENTURE CATALYST INCORPORATED

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 13, 2002, by and among L. Donald Speer, II, an individual (“Speer”), Speer Casino Marketing, Inc., a Delaware corporation wholly-owned by Speer (“Merger Corporation”), and Venture Catalyst Incorporated, a Utah corporation (the “Company”). Speer, Merger Corporation and the Company are referred to collectively herein as the “Parties.”

WHEREAS, the respective Boards of Directors of Merger Corporation and the Company have each approved the merger of the Company with and into Merger Corporation on the terms and subject to the conditions set forth in this Agreement (the “Merger”); and

WHEREAS, Speer, Merger Corporation and the Company desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

Article I

The Merger; Closing

1.1 The Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the Utah Revised Business Corporation Act (the “UBCA”), the California General Corporation Law (the “CGCL”) and the Delaware General Corporation Law (the “DGCL”), the Company shall be merged with and into Merger Corporation at the Effective Time (as defined in Section 1.2). Immediately following the Merger, the separate existence of the Company shall cease and Merger Corporation shall continue as the surviving corporation (the “Surviving Corporation”), shall be wholly-owned by Speer, and shall succeed to and assume all the rights and obligations of the Company in accordance with the UBCA, the CGCL and the DGCL.

1.2 Effective Time.    The Merger shall become effective when the Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the constituent corporations to the Merger, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than ninety (90) days after the date the Certificate of Merger is filed. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger, and the term “Effective Date” shall mean the day on which the Effective Time occurs. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.7).

1.3 Effects of the Merger.    The Merger shall have the effects set forth in the DGCL, CGCL and UBCA, including, without limitation, that at the Effective Time of the Merger, all the assets, properties, rights, privileges, powers and franchises for the Company and Merger Corporation shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Corporation shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of Speer, Merger Corporation, the Company or the holders of any of the following securities:

(a)	each issued and outstanding share of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), held by the Company as treasury stock (“Treasury Shares”) or held by Merger

Corporation (collectively, “Merger Corporation Shares”) shall be canceled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(b)
each issued and outstanding share of Company Common Stock, other than any Dissenting Shares (as defined and to the extent provided in Section 1.8 below), Treasury Shares and Merger Corporation Shares (collectively, “Excluded Shares”), shall be converted into the right to receive the following (the “Merger Consideration”): (i) an amount in cash, without interest, equal to $0.65 (the “Cash Payment”), and (ii) the Per Share Contingent Payment (as defined in Section 1.9, below). At the Effective Time, all issued and outstanding shares of Company Common Stock other than the Excluded Shares (the “Converted Shares”) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Converted Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest except as provided in Section 1.9 hereof; and

(c)	each issued and outstanding share of capital stock of Merger Corporation shall remain outstanding and shall not be canceled or converted in connection with the Merger.

1.5 Payment of Shares.

(a)
Prior to the Effective Time, Merger Corporation shall appoint a bank, trust company or other entity, including without limitation, Mellon Investor Services, reasonably satisfactory to Merger Corporation and the Company to act as disbursing agent (the “Disbursing Agent”) for the payment of the Merger Consideration as provided for in this Article I. Merger Corporation will enter into a disbursing agent agreement with the Disbursing Agent (“Disbursing Agent Agreement”), in form and substance reasonably acceptable to Merger Corporation and the Company. At or prior to the Effective Time, Merger Corporation shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company’s shareholders cash in an aggregate amount necessary to make the Cash Payment to the holders of Converted Shares (such amount being hereinafter referred to as the “Exchange Fund”). The Disbursing Agent shall be permitted to invest the Exchange Fund only in the following: direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof (collectively, the “Approved Investments”); provided that, in any such case, the Exchange Fund shall be invested in Approved Investments which have a maturity date not exceeding one (1) month and such instruments shall be immediately saleable without incurring penalties or fees (other than ordinary brokers’ fees and commissions) for sales prior to the expiration of such maturity dates. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall be used only as provided in this Agreement.

(b)
Promptly (but no later than five (5) days) after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Converted Shares (the “Certificates”), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Cash Payment and the right to receive the Per Share Contingent Payment. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent (collectively, “Letter of Transmittal”), the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of Converted Shares represented by such Certificate multiplied by the Cash Payment and the holder shall receive the right to receive the Per Share Contingent Payment for each such Converted Share, and such Certificate shall forthwith be canceled. No interest will be paid or accrue on the Cash Payment. If payment of any portion of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that, to the satisfaction of the

Surviving Corporation and the Disbursing Agent, (i) the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and (ii) the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish that such tax has been paid or is not applicable. Until surrendered in accordance with this Section 1.5, each Certificate shall represent for all purposes only the right to receive the Cash Payment in cash multiplied by the number of Converted Shares evidenced by such Certificate, and the Per Share Contingent Payment for each such Converted Share, without any interest thereon.

(c)
From and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock ledger of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All payments of Merger Consideration upon the surrender of Certificates in accordance with this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Converted Shares previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be canceled and exchanged for the Merger Consideration as provided in this Article I. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

(d)
Upon termination of the Disbursing Agent Agreement, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any proceeds remaining in the Exchange Fund (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of Converted Shares shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Cash Payment that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to five (5) years after the Effective Time (or, if earlier, immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the Cash Payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation, the Company, nor the Disbursing Agent shall be liable to any holder of a Converted Share for any Cash Payment in respect of such share delivered to a public official pursuant to any abandoned property, escheat or other similar law.

(e)
If any holder of any Converted Shares as of the Effective Time reports to the Disbursing Agent that his or her failure to surrender Certificates representing any Converted Shares registered in his or her name at the Effective Time, according to the Company’s stock ledger, is due to the theft, loss or destruction of such Certificate, upon Disbursing Agent’s receipt from such stockholder of an affidavit of such theft, loss or destruction and a bond of indemnity, both in form and substance satisfactory to the Disbursing Agent and in compliance with any other reasonable requirements established by the Disbursing Agent, the Disbursing Agent shall effect payment to such stockholder as though the Certificate for the Converted Shares had been surrendered.

(f)
The Surviving Corporation or the Disbursing Agent, as the case may be, may deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Converted Shares such amounts as the Surviving Corporation or the Disbursing Agent, as the case may be, may be required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local, or foreign tax law, including without limitation withholdings required in connection with payments under this Section 1.5 and Section 1.9 below. To the extent withheld by the Surviving Corporation or the Disbursing Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the Converted Shares in respect of which such deduction and withholding was made.

1.6 Stock Options.    At the Effective Time, each unexercised option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the “Options”) previously granted by the Company or any of its subsidiaries shall be canceled automatically, and the holders thereof shall have no further rights with respect to the Options.

1.7 The Closing.    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 695 Town Center Drive, 17th Floor, Costa Mesa, California 92626-1924, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing) or such other place and date as the Parties may mutually determine (the “Closing Date”).

1.8 Dissenters’ Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has either (a) notified the Company of such holder’s intent to dissent with respect to the Merger, has not voted in favor of the Merger, and has dissented from the Merger in accordance with Sections 16-10a-1301 et. seq. of the UBCA, or (b) has not voted in favor of the Merger and has dissented from the Merger in accordance with Sections 1300 et. seq. of the CGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4(b), and the holder thereof shall only be entitled to such rights as are granted under Sections 16-10a-1301 et. seq. of the UBCA and/or Sections 1300 et. seq. of the CGCL, as applicable. If any holder of Dissenting Shares fails to perfect or withdraws or otherwise loses the holder’s right to payment under Sections 16-10a-1301 et. seq. of the UBCA and/or Sections 1300 et. seq. of the CGCL, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled. The Company shall give Speer and Merger Corporation prompt notice of any notice of dissent received by the Company and, prior to the Effective Time, Speer and Merger Corporation shall have the right to participate in all negotiations and proceedings with respect to such dissents. Prior to the Effective Time, the Company shall not, except with the prior written consent of Speer and Merger Corporation, make any payment with respect to, or settle or offer to settle, any such dissents.

1.9 Contingent Payment.    At the Effective Time and subject to the provisions of this Section 1.9, each holder of Converted Shares shall be entitled to receive additional consideration for such shares, if earned, in accordance with the following terms (the “Contingent Payment” and, when divided by the number of Converted Shares, the “Per Share Contingent Payment”). All references in this Section 1.9 to the Surviving Corporation shall also be deemed to include successor(s) in interest of the Surviving Corporation, if any.

(a)
The Contingent Payment shall be comprised of the sum of the following revenue components (each, a “Payment Component”) which are earned during the five (5) year period beginning on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date (the “Contingent Payment Period”), and the proceeds of which shall be deposited into a separate account established by the Surviving Corporation and managed by the Disbursing Agent (the “Contingent Payment Account”):

(i)
During each of the five (5) successive one year periods in the Contingent Payment Period, the Payment Components shall include the Barona Revenue Component (as defined below) earned during each such yearly period. For purposes of this Agreement, the term “Barona Revenue Component” shall mean the product of (x) fifty percent (50%) and (y) the amount by which the aggregate gross revenues earned by the Surviving Corporation from Baron a Contracts (as defined below) exceeds the Revenue Threshold (as defined below) for the applicable yearly period. For purposes of this Agreement, the term “Barona Contracts” shall mean (A) the Amended and Restated Consulting Agreement, dated as of April 29, 1996, by and between the Company and the Barona Group of Capitan Grande Band of Mission Indians (also known as the Barona Band of Mission Indians), a federally recognized Indian Tribe (the “Barona Tribe”), as amended (the “Consulting Agreement”), (B) any subsequent arrangement which supersedes and/or replaces the Consulting Agreement and (C) any other business relationship, arrangement or contract between the Surviving Corporation and the Barona Tribe, including any agreement for the sale or license of the CRM Software to the Barona Tribe. For purposes of this Agreement, the term “Revenue Threshold” shall mean: Nine Million Dollars ($9,000,000) for the first one year period immediately following the Effective Date (the “First Year”); Nine Million Dollars ($9,000,000) for the one year period immediately following the First Year (the “Second Year”); Nine Million Dollars ($9,000,000) for the one year period immediately following the Second Year (the “Third Year”); Nine Million Dollars ($9,000,000) for the one year period immediately following the Third Year (the “Fourth Year”); and Nine Million Dollars ($9,000,000) for the one year period immediately following the Fourth Year (the “Fifth Year”); plus

(ii)
One Hundred Percent (100%) of all interest, dividends, sales proceeds and other payments earned by the Surviving Corporation during the Contingent Payment Period in connection with securities held for investment by the Company immediately prior to the Effective Time (the “Portfolio”). If, at the end of the Contingent Payment Period, any securities in the Portfolio have not been sold, the Surviving Corporation will engage an independent appraiser to value the Portfolio and will then deposit with the Disbursing Agent an amount of cash equal to the appraised value, to be distributed in accordance with this Section 1.9; plus

(iii)
Sale proceeds, licensing fees and other payments earned by the Surviving Corporation during the Contingent Payment Period in connection with the sale and/or license by the Surviving Corporation of the Company’s customer relations management software, as updated from time to time (the “CRM Software”), as follows:

(A)
If the Surviving Corporation sells the CRM Software to any person or entity other than the Barona Tribe: (x) during the First Year, seventy percent (70%) of the gross sales proceeds earned by the Surviving Corporation in such sale shall be deposited in the Contingent Payment Account;  (y) during the Second Year, thirty percent (30%) of the gross sales proceeds earned by the Surviving Corporation in such sale shall be deposited in the Contingent Payment Account; and  (z) during the Third Year, Fourth Year or Fifth Year, ten percent (10%) of the gross sales proceeds earned by the Surviving Corporation in such sale shall be deposited in the Contingent Payment Account. In the event that all or a portion of the sales proceeds from the sale of the CRM Software will be paid to the Surviving Corporation after the end of the Contingent Payment Period, then the estimated present value of the payments to be received by the Surviving Corporation after the end of the Contingent Payment Period, as determined by an independent appraiser as of the last day of the Contingent Payment Period (the “Final CRM Payment”), shall be paid, within sixty (60) days of the last day of the Contingent Payment Period, by the Surviving Corporation to the Disbursing Agent for deposit in the Contingent Payment Account. Notwithstanding the foregoing, the Surviving Corporation covenants and agrees that during the Contingent Payment Period it will sell the CRM Software only for consideration consisting of cash payments and/or shares of immediately freely tradable capital stock of a company, which shares have been registered with the Securities and Exchange Commission and registered or qualified with all applicable State securities laws administrators, for resale by the Surviving Corporation and/or each holder of Converted Shares.

(B)
If the Surviving Corporation enters into a license agreement with respect to the CRM Software with any person or entity other than the Barona Tribe: (x) during the First Year, five percent (5%) of the licensing fees or other payments earned by the Surviving Corporation during the Contingent Payment Period in connection with such license agreement shall be deposited in the Contingent Payment Account; (y) during the Second Year, three percent (3%) of the licensing fees or other payments earned by the Surviving Corporation during the Contingent Payment Period in connection with such license agreement shall be deposited in the Contingent Payment Account; and (z) during the Third Year, Fourth Year or Fifth Year, one percent (1%) of the licensing fees or other payments earned by the Surviving Corporation during the Contingent Payment Period in connection with such license agreement shall be deposited in the Contingent Payment Account.

(C)
For the purposes of this Section 1.9(a)(iii), a license shall be deemed to be any transfer of rights to use the CRM Software in which the Surviving Corporation retains the exclusive right to enhance, update, improve or otherwise maintain the CRM Software. A sale shall be deemed to be (i) any transfer of all of the Surviving Corporation’s right, title and interest in and to the CRM Software or (ii) any transfer of rights to use the CRM Software in which the Surviving Corporation does not retain the exclusive right to enhance, update, improve or otherwise maintain the CRM Software.

(b)
The Surviving Corporation shall cause the Payment Components to be deposited into the Contingent Payment Account within thirty (30) calendar days after the end of each month in which such Payment Components are collected by the Surviving Corporation, except that (i) with respect to the Barona Revenue Component, the Surviving Corporation shall cause the Payment Components to be deposited into the Contingent Payment Account within forty-five (45) days after the end of the applicable twelve (12) month period and (ii) with respect to the Final CRM Payment, the Surviving Corporation shall cause the Payment Component to be made within sixty (60) days of the last day of the Contingent Payment Period. Following the termination of the Contingent Payment Period, the Surviving Corporation shall use commercially reasonable efforts to collect all Payment Components earned during the Contingent Payment Period that have not previously been collected; provided, however, that the parties hereto acknowledge and agree that no Payment Components shall be earned for periods after the Contingent Payment Period. The proceeds in the Contingent Payment Account shall be held and invested or reinvested by the Disbursing Agent, as the Surviving Corporation directs, in Approved Investments; provided that, in any such case, the proceeds in the Contingent Payment Account shall be invested in Approved Investments which have a maturity date not exceeding one (1) year and such instruments shall be saleable on or prior to the dates Contingent Payments are required to be made under the provisions of Section 1.9(d) below, without incurring penalties or fees (other than ordinary brokers’ fees and commissions) for sales prior to the expiration of such maturity dates. The proceeds held in the Contingent Payment Account shall be reduced by all fees and administrative expenses incurred by the Disbursing Agent in connection with managing and disbursing the Contingent Payments, and shall be increased by all investment income earned on the proceeds held in the Contingent Payment Account prior to disbursement.

(c)
For each calendar year which includes any portion of the Contingent Payment Period (each, a “Contingent Payment Year”), the Surviving Corporation shall prepare a statement (each, a “Contingent Payment Statement”) setting forth the monthly Payment Components earned by the Surviving Corporation as well as the corresponding amounts deposited into the Contingent Payment Account. The Contingent Payment Statement shall also set forth the amounts of any required adjustments pursuant to Section 1.9(b) and the calculation of the aggregate Contingent Payment and the Per Share Contingent Payment being made for such calendar year. Within sixty (60) calendar days following the end of each Contingent Payment Year (the “Notice Period”), the Surviving Corporation shall deliver to the Disbursing Agent a copy of the Contingent Payment Statement for such Contingent Payment Year. If the Surviving Corporation determines according to this Section 1.9 either that (i) the Payment Components have not generated sufficient revenue to require funds to be deposited into the Contingent Payment Account, or (ii) for any reason, no Contingent Payment will be paid during any Contingent Payment Year, the Surviving Corporation shall include in the Contingent Payment Statement notice of such fact, which notice shall describe the basis of its determination.

(d)
Subject to the provisions of Section 1.9(e) below, the Contingent Payments shall be made by the Disbursing Agent to the holders of Converted Shares within ninety (90) days following the end of each Contingent Payment Year, with the last payment being made within ninety (90) days of December 31, 2007; provided, however, that Contingent Payments will not be required to be made to a holder of Converted Shares unless and until the holder delivers to the Disbursing Agent the Certificates representing the Converted Shares and a properly completed Letter of Transmittal (the “Required Deliverables”). Subject to the provisions of this Section 1.9(d) and Section 1.9(e), the Disbursing Agent will hold in the Contingent Payment Account all Contingent Payments allocable to holders of Converted Shares who have not delivered the Required Deliverables to the Disbursing Agent. Each Contingent Payment shall be accompanied by a copy of the Contingent Payment Statement. If for any Contingent Payment Year no Contingent Payment is required to be made for any reason, the Disbursing Agent shall only send each holder of Converted Shares a Contingent Payment Statement, provided, however, that no such statement will be required to be sent to a holder of Converted Shares unless and until the holder delivers to the Disbursing Agent the Required Deliverables. Contingent Payments shall be made and Contingent Payment Statements shall be delivered by the Disbursing Agent only once each year. Holders of Converted Shares who deliver to the Disbursing Agent the Required Deliverables after the deadline established by the Disbursing Agent for any applicable year (a “Delivery Deadline”) will not receive Contingent Payments and Contingent Payment Statements until the next annual payment and delivery date and at that time will receive their allocable share of Contingent Payments for prior years (“Prior Year Amounts”) and their allocable share of Contingent Payments for the year then being paid. If a holder of Converted Shares fails to deliver any Required Deliverables to Disbursing Agent prior to the end of the Contingent Payment Period (or, if earlier, immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the Contingent Payment in respect of the Certificates related to such Required Deliverables shall, to the extent permitted by applicable law, become the property of and be distributed to the holders of Converted Shares who have delivered the Required Deliverables to the Disbursing Agent prior to the end of the Contingent Payment Period (the “Final Holders”), free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation, the Company, nor the Disbursing Agent shall be liable to any holder of a Converted Share for any Merger Consideration in respect of such share delivered to a public official pursuant to any abandoned property, escheat or other similar law. Subject to the provisions of Section 1.9(e) below, the Contingent Payments on account of the Converted Shares for which holders have not delivered the Required Deliverables prior to the end of the Contingent Payment Period shall be paid by the Disbursing Agent only to the Final Holders, and such Contingent Payment made to each such Final Holder shall be determined by multiplying the aggregate proceeds held in the Contingent Payment Account at the time of payment(after being reduced for Prior Year Amounts required to be paid by the Disbursing Agent to holders of Converted Shares who have delivered to the Disbursing Agent the Required Deliverables since the immediatedly prior Delivery Deadline) by a fraction, the numerator of which shall be equal to the number of Converted Shares for which the Final Holder has delivered to the Disbursing Agent the Required Deliverables prior to the end of the Contingent Payment Period, and the denominator of which shall be equal to the aggregate number of Converted Shares for which all of the Final Holders have delivered to the Disbursing Agent the Required Deliverables prior to the end of the Contingent Payment Period.

(e)
Notwithstanding the payment provisions of Section 1.9(d), the first disbursement of the Contingent Payment (the “Initial Disbursement”) shall not be made unless and until the amount in the Contingent Payment Account, as adjusted in accordance with Section 1.9(b), equals or exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Contingent Account Minimum”). If, at the expiration of the Contingent Payment Period, the amount in the Contingent Payment Account has never equaled or exceeded the Contingent Account Minimum, the funds in the Contingent Payment Account will be returned to the Surviving Corporation and no holder of Converted Shares will have any further rights thereto. The Contingent Account Minimum shall only apply with respect to the Initial Disbursement. After the Initial Disbursement has been made, subsequent disbursements will be made by the Disbursing Agent in accordance with the provisions of Section 1.9(d) provided there is a balance of at least Ten Thousand Dollars ($10,000) in the Contingent Payment Account at the time of disbursement. If, following the Initial Disbursement, the balance in the Contingent Payment Account at no time equals or exceeds $10,000, no additional disbursements will be made until the final disbursement is made in accordance with the provisions of Section 1.9(d). In addition, notwithstanding any other provision in this Agreement, the maximum aggregate payments that Disbursing Agent shall make to all of the holders of Converted Shares in accordance with the provisions of this Section 1.9 shall not exceed Forty-Five Million Dollars ($45,000,000). The Disbursing Agent shall act only upon the instruction of the Surviving Corporation with regard to any Contingent Payment Account activity.

(f)
The right of each holder of Converted Shares to receive the Contingent Payments pursuant to this Section 1.9 may not be transferred or assigned except by operation of law or by will or intestate succession.

(g)
The Contingent Payments provided for pursuant to this Section 1.9 are provided as a result of bona fide difficulties in determining the value of the Company as of the Effective Date of the Merger. The Contingent Payments, if made in the future, will represent payments of additional consideration for the Converted Shares.

(h)
Following the consummation of the Merger, Speer as the sole stockholder of Surviving Corporation covenants and agrees to cause Surviving Corporation (i) to pay the Contingent Payments required under this Section 1.9 and (ii) to not amend, change or otherwise modify the Certificate of Incorporation or bylaws of Surviving Corporation in a manner which would restrict or otherwise prevent Surviving Corporation from paying the Contingent Payments required under this Section 1.9. Speer and Merger Corporation covenant and agree that during the Contingent Payment Period, (A) Surviving Corporation and Speer will negotiate and enter into contracts and other agreements concerning or otherwise related to the Barona Contracts, the Portfolio and/or the CRM Software on an arms-length basis and (B) Surviving Corporation and Speer will not act in a manner intended to circumvent the provisions of this Section 1.9.

Article II

The Surviving Corporation; Directors And Officers

2.1 Certificate of Incorporation.    The Certificate of Incorporation of Merger Corporation in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with applicable law; provided that such Certificate of Incorporation of Merger Corporation must be in a form reasonably acceptable to the Company.

2.2 Bylaws.    The bylaws of Merger Corporation in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with applicable law; provided that such bylaws of Merger Corporation must be in a form reasonably acceptable to the Company.

2.3 Directors and Officers.    The directors of Merger Corporation immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, subject to the right of the Board of Directors of the Surviving Corporation to appoint or replace officers.

Article III

Representations and Warranties of Speer and Merger Corporation

Speer and Merger Corporation jointly and severally represent and warrant to the Company that:

3.1 Organization and Qualification.    Merger Corporation is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Merger Corporation is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Merger Corporation Material Adverse Effect. In this Agreement, the term “Merger Corporation Material Adverse Effect” means an effect that is materially adverse to (i) the business, financial condition or ongoing operations of Merger Corporation, taken as a whole or (ii) the ability of Merger Corporation to obtain financing for or to consummate any of the transactions contemplated by this Agreement.

3.2 Authority; Non-Contravention; Approvals.

(a)
Each of Speer and Merger Corporation has the requisite individual and corporate, respectively, power and authority to enter into this Agreement and to consummate the transactions contemplated in this Agreement to be consummated by each of Speer and Merger Corporation, hereby, including without limitation, the consummation by Merger Corporation of the financing of the Merger (the “Financing”) pursuant to the Financing Arrangement (as defined in Section 3.4 hereof). This Agreement and the Merger have been approved and adopted by the Board of Directors of Merger Corporation and by Speer as the sole stockholder of Merger Corporation, and no other corporate or similar proceeding on the part of Speer or Merger Corporation is necessary to authorize the execution and delivery of this Agreement or the consummation by Speer and Merger Corporation of the transactions contemplated in this Agreement to be consummated by each of Speer and Merger Corporation, including without limitation, the consummation by Merger Corporation of the Financing. This Agreement has been duly executed and delivered by each of Speer and Merger Corporation and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Speer and Merger Corporation enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)
The execution, delivery and performance of this Agreement by each of Speer and Merger Corporation and the consummation of the Merger and the transactions contemplated hereby, including without limitation the consummation by Merger Corporation of the Financing, do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Speer or Merger Corporation under any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of Merger Corporation, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Speer or Merger Corporation or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Merger Corporation Required Statutory Approvals (as defined in Section 3.2(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a “Contract” and collectively “Contracts”) to which Speer or Merger Corporation is now a party or by which Speer or Merger Corporation or any of their respective properties or assets may be bound or affected, except, with respect to any item referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected to have a Merger Corporation Material Adverse Effect and would not materially delay the consummation of the Merger.

(c)
Except for (i) applicable filings with the Securities Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Utah Division of Corporations and Commercial Code in connection with the Merger, and (iii) filings with and approvals by any regulatory authority with jurisdiction over the Company’s, Speer’s or any Speer affiliates’ or any Native American gaming and casino operations required under any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated Native American gaming and casino activities and operations of the Company, Speer or any Speer affiliate, and all other rules and regulations, statutes and ordinances having authority or with which compliance is required for the conduct of Native American gaming and casino activities (collectively, the “Gaming Laws”) (the filings and approvals referred to in clauses (i) through (iii) being collectively referred to as the “Merger Corporation Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Speer or

Merger Corporation, or the consummation by Speer or Merger Corporation of the transactions contemplated in this Agreement to be consummated by each of Speer and Merger Corporation, including without limitation, the consummation by Merger Corporation of the Financing, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Merger Corporation Material Adverse Effect and would not materially delay the consummation of the Merger.

3.3 Information Supplied.    Neither the Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the “Transaction Statement”) nor any of the information supplied by Speer or Merger Corporation in writing specifically for inclusion in any documents to be prepared and filed by the Company shall, at the respective time the Transaction Statement or the Company’s filings or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of Company, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (except to the extent information contained therein is based upon information supplied in writing solely by the Company). The Transaction Statement shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

3.4 Financing.    Merger Corporation has received commitments from Wells Fargo Bank N.A., or one or more similar lending institutions, copies of which have been provided to the Company, to timely provide sufficient funds in U.S. currency to pay the aggregate Cash Payment pursuant to the Merger, and to pay related fees and expenses. The principal terms of such financing provide for a $4,100,000 term loan which shall mature on the first to occur of the first business day immediately following the Closing or the thirtieth (30th) day following the execution and delivery of the loan documents (the “Financing Arrangement”).

3.5 Ownership of Shares.    Merger Corporation represents that, on the date of this Agreement, it owns beneficially and of record, 1,024,180 shares of Company Common Stock.

Article IV

Representations and Warranties of the Company

The Company represents and warrants to Speer and Merger Corporation that:

4.1 Organization and Qualification.     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. In this Agreement, the term “Company Material Adverse Effect” means an effect that is materially adverse to (i) the business, financial condition or ongoing operations of the Company and its subsidiaries, taken as a whole or (ii) the ability of the Company to consummate any of the transactions contemplated by this Agreement. True, accurate and complete copies of the Company’s Articles of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Speer.

4.2 Authority; Non-Contravention; Approvals.

(a)
The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholders’ Approval (as defined in Section 6.1(a)) with respect solely to the Merger, to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the Board of Directors of the Company (the “Company Board”), and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Shareholders’ Approval with respect solely to the Merger, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Speer and Merger Corporation, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)
The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in Section 4.2(c)) and the Company Shareholders’ Approval, or (iii) any Contract to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected, subject, in the case of consummation, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Schedule 4.2(b) hereto, except, with respect to any item referred to in clause (ii) or (iii) of this Section 4.2(b), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not materially delay the consummation of the Merger.

(c)
Except for (i) the filing with the SEC pursuant to the Exchange Act of (x) a proxy statement relating to Company Shareholders’ Approval (such proxy statement as amended or supplemented from time to time, the “Proxy Statement”), (y) the Transaction Statement, and (z) such other reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated herein, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Utah Division of Corporations and Commercial Code in connection with the Merger, and (iii) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which the Company or its subsidiaries conduct any business or own any assets (the filings and approvals referred to in clauses (i) through (iii) of this Section 4.2(c) being collectively referred to as the “Company Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not materially delay the consummation of the Merger.

4.3 Information Supplied.    The information provided by the Company for inclusion in the Proxy Statement will not, at the date it is first mailed to Company’s shareholders or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to the information supplied or to be supplied by Speer or Merger Corporation or any affiliate of Speer or Merger Corporation in writing specifically for inclusion in the Proxy Statement. The Transaction Statement will not, at the time the Transaction

Statement or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (except to the extent of information supplied by Speer or Merger Corporation or any affiliate of Speer or Merger Corporation in writing specifically for inclusion therein). The Transaction Statement shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

4.4 Brokers.    Except for the firm of Houlihan Lokey Howard & Zukin, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

4.5 Opinion of Financial Advisor.    The Special Committee of the Company Board has received the opinion of Houlihan Lokey Howard & Zukin, dated May 13, 2002, to the effect that as of the date of this Agreement the consideration to be received in the Merger by the Company’s shareholders (other than Speer and his affiliates) is fair to such shareholders from a financial point of view, a signed copy of which opinion has been delivered to Speer and Merger Corporation.

4.6 Required Company Vote.    Company Shareholders’ Approval, being the affirmative vote of a simple majority of the outstanding shares of Company Common Stock, is the only vote of the holders of any class or series of Company’s securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

Article V

Covenants

5.1 Conduct of Business by the Company Pending the Merger.    Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Speer shall otherwise agree in writing, the Company shall:

(a)
conduct its businesses in the ordinary and usual course of business and consistent with past practice, except that the Company shall be allowed to approach the Barona Tribe to, among other things, attempt to cancel the Consulting Agreement and associated liabilities and discuss new business relationships between the Company and the Barona Tribe and the Company shall be allowed to continue developing and to market the CRM Software;

(b)
not (i) amend or propose to amend its articles of incorporation or bylaws, (ii) split, combine or reclassify its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

(c)
not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for any such capital stock; provided, however, that the Company may issue shares upon the exercise of Options outstanding on the date hereof or Options granted in accordance with the provisions of this Section 5.1(c), and the Company may grant options to its nonemployee directors in accordance with the automatic grant provisions of the Company’s 1996 Nonemployee Directors Stock Option Plan, as amended;

(d)
not (i) incur or become contingently liable with respect to any indebtedness for borrowed money except in connection with restructuring existing indebtedness with Jonathan Ungar and Alan Henry Woods on terms which are reasonably acceptable to Speer; (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms of existing Company option plans, (iii) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business, or (iv) sell, pledge, dispose of or encumber any assets or businesses other than (A) sales of businesses or assets in connection with the dissolution of the Company’s wholly-owned subsidiaries, DayPlan.com, Inc. and Inland Entertainment Corporation, (B) assignments or terminations of the Company’s leases for real property located in California or (C) sales or dispositions of businesses or assets in the ordinary course of business consistent with past practice or as may be required by applicable law;

(e)
use all reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them other than as expressly permitted by the terms of this Agreement;

(f)
not enter into, amend, modify or renew any employment, consulting, severance or similar agreement with, or grant any salary, wage or other increase in compensation or increase in any employee benefit to, any director or officer of the Company, except (i) for changes that are required by applicable law, (ii) to satisfy obligations existing as of the date hereof, or (iii) in the ordinary course of business consistent with past practice;

(g)
not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any director, officer or employee of the Company, except, in each such case, as may be required by applicable law or by the terms of contractual obligations existing as of the date hereof, including any collective bargaining agreement, or except in accordance with the provisions of Section 6.1(c) hereof;

(h)
not make expenditures, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except (i) expenditures which the Company is currently contractually committed to make, (ii) expenditures in the ordinary and usual course of business and consistent with past practice, provided that such expenditures are budgeted for in the Company’s current business and operating budget, (iii) expenditures incurred in connection with consummating the Merger, including the payment of professional fees, (iv) expenditures paid to the Company’s insurance carriers in accordance with the provisions of Section 6.1(c) hereof and (v) expenditures not in excess of Fifty Thousand Dollars ($50,000) in the aggregate paid to the Company’s insurance carriers for the payment of run-off programs for insurance policies of the Company other than the Company’s Directors and Officers liability insurance;

(i)
not make, change or revoke any material tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay taxes in the future;

(j)
not settle or compromise any litigation to which the Company is a party or with respect to which the Company may have or incur liability, at an aggregate cost to the Company in excess of One Hundred Thousand Dollars ($100,000) with respect to any action or claim or in excess of One Hundred Thousand Dollars ($100,000) with respect to all applicable actions and claims in the aggregate; and

(k)	not enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing.

5.2 Control of the Company’s Operations.    Nothing contained in this Agreement shall give to Speer or Merger Corporation, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

5.3 Acquisition Transactions.

(a)
After the date hereof and prior to the Effective Time or earlier termination of this Agreement, except in accordance with Section 5.3(b), the Company shall not initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall use all reasonable efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an “Acquisition Transaction”).

(b)
Notwithstanding the provisions of paragraph (a) above, (i) the Company may, prior to receipt of the Company Shareholders’ Approval, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (“Acquisition Proposal”) from a corporation, partnership, person or other entity or group (a “Potential Acquirer”) which the Special Committee of the Company Board, or, if there be none, the Company Board, determines, in good faith and after consultation with its independent financial advisor, would reasonably be expected to result (if consummated pursuant to its terms) in an Acquisition Transaction more favorable to the Company’s shareholders than the Merger (a “Qualifying Proposal”), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement (as defined in Section 5.4)) confidential or non-public information to, and negotiate with, such Potential Acquirer, and may resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 7.1(e) and after payment to Speer of the fee pursuant to Section 5.10(b), enter into agreements relating to, a Qualifying Proposal which the Company Board, in good faith, has determined is reasonably likely to be consummated (such Qualifying Proposal being a “Superior Proposal”) and (ii) the Company Board may take and disclose to the Company’s shareholders a position contemplated by Rule 14e-2 under the Exchange Act, if applicable, or otherwise make disclosure required by the federal securities laws. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 5.3.

(c)
The Company shall promptly notify Speer after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company Board or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Speer shall be given in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact.

5.4 Access to Information.    The Company shall afford to Speer and Merger Corporation and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the “Speer Representatives”) reasonable access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Speer or Merger Corporation shall reasonably request and will obtain the reasonable cooperation of the Company’s officers, employees, counsel, accountants, consultants and financial advisors in connection with the investigation of the Company by Speer and the Speer Representatives. All nonpublic information provided to, or obtained by, Speer or any Speer Representative in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement dated May 13, 2002 among Speer, Merger Corporation and the Company (the “Confidentiality Agreement”), provided that Speer, Merger Corporation and the Company may disclose such information as may be necessary in connection with seeking the

Merger Corporation Required Statutory Approvals, the Company Required Statutory Approvals and the Company Shareholders’ Approval. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Speer by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties entered into prior to the date hereof.

5.5 Notices of Certain Events.

(a)
The Company shall as promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Speer of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or which if not obtained would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries.

(b)
Each of Speer and Merger Corporation shall as promptly as reasonably practicable after Speer acquires knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Speer or any of his subsidiaries is a party or which if not obtained would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against Speer or Merger Corporation, which relate to consummation of the transactions contemplated by this Agreement.

(c)
Each of the Company, Speer and Merger Corporation agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Company Material Adverse Effect or a Merger Corporation Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect or a Merger Corporation Material Adverse Effect, as the case may be. The delivery of any notice pursuant to this Section 5.5(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.6 Meeting of the Company’s Shareholders.    The Company shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with the UBCA, the CGCL and its Articles of Incorporation and bylaws to convene a meeting of the Company’s shareholders (the “Company Shareholders’ Meeting”) to act on this Agreement. The Company Board shall recommend that the Company’s shareholders vote to approve the Merger and adopt this Agreement; provided, however, that the Company may change its recommendation in any manner if its recommendation of the Merger would be inconsistent with the Company Board’s fiduciary duties under applicable law, as determined by the Company Board in good faith after consultation with its financial and legal advisors.

5.7 SEC Filings.    As promptly as practicable after execution of this Agreement, the parties shall cooperate and promptly prepare and the Company shall file the Proxy Statement and the Transaction Statement with the SEC under the Exchange Act, and the parties shall use all reasonable efforts to have the Proxy Statement and the Transaction Statement cleared by the SEC. The Company shall notify Speer of the receipt of any comments of the SEC with respect to the Proxy Statement or Transaction Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to Speer copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Speer and his counsel the opportunity to review the Proxy Statement and Transaction Statement prior to their being filed with the SEC and shall give Speer and his counsel the opportunity to review all amendments and supplements to the Proxy Statement and Transaction Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Speer and Merger Corporation agrees to use its or his reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement and Transaction Statement have been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. Prior to the date of approval of the Merger by the Company’s shareholders, each of the Company, Speer and Merger Corporation shall correct promptly any information provided by it or him to be used specifically in the Proxy Statement or the Transaction Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement or the Transaction Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company, in each case to the extent required by applicable law.

5.8 Shareholder Lists.    At the request of Speer or Merger Corporation in connection with the Merger, the Company shall furnish Speer and Merger Corporation with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, and of those persons becoming record holders subsequent to such date. The Company shall furnish Speer and Merger Corporation with all such additional information (including, but not limited to, updated lists of holders of shares of Company Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Speer and Merger Corporation or its agents may reasonably request in communicating the terms of the Merger to the record and beneficial owners of shares of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Transaction Statement and any other documents necessary to consummate the Merger, Speer and Merger Corporation shall hold in confidence in accordance with the terms of the Confidentiality Agreement the information contained in such labels, listings and files, and shall use such information only in connection with the Merger. If this Agreement is terminated, Speer and Merger Corporation will deliver to Company all copies of such information (and extracts and summaries thereof) then in his, its or their agent’s or advisor’s possession in accordance with the terms of the Confidentiality Agreement.

5.9 Public Announcements.    Speer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

5.10 Expenses and Fees.

(a)
All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement and the Transaction Statement shall be paid by the Company.

(b)	The Company agrees to reimburse Speer for all legal and Disbursing Agent fees incurred in connection with the Merger and related transactions, if:

(i)	the Company terminates this Agreement pursuant to clause (e) of Section 7.1;

(ii)	Speer terminates this Agreement pursuant to clause (f) of Section 7.1, which fee shall be payable within two (2) business days of such termination;

(iii)
this Agreement is terminated for any reason at a time at which Speer was not in material breach of his representations, warranties, covenants and agreements contained in this Agreement, and (A) prior to the time of the Company Shareholders’ Meeting a proposal by a third party relating to an Acquisition Transaction had been publicly proposed or publicly announced, and (B) on or prior to the twelve (12) month anniversary of the termination of this Agreement, the Company or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do) with respect to an Acquisition Transaction involving a person, entity or group, if such person, entity, group (or any member of such group, or any affiliate of any of the foregoing) made a proposal with respect to an Acquisition Transaction on or after the date hereof and prior to the Company Shareholders’ Meeting and such Acquisition Transaction is consummated.

5.11 Agreement to Cooperate.

(a)
Subject to the terms and conditions of this Agreement, including Section 5.3, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (including the Gaming Laws) to consummate and make effective the transactions contemplated by this Agreement, including using his or its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Speer and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in that case, to proceed with the Merger as expeditiously as possible). In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Merger Corporation, none of the parties hereto shall knowingly take or cause to be taken any action (including, but not limited to, in the case of Merger Corporation, (i) the incurrence of material debt financing, other than the financing in connection with the Merger and related transactions and other than debt financing incurred in the ordinary course of business, and (ii) the acquisition of businesses or assets) which would reasonably be expected to delay materially or prevent consummation of the Merger.

(b)
Each party shall (i) promptly notify the other parties of any written communication to that party from any State Attorney General or any other governmental entity and, subject to applicable law, permit the other parties to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate in such meetings or discussions; and (iii) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

5.12 Financing.    As a condition precedent to the Company’s obligation to mail the Proxy Statement to the Company’s shareholders in accordance with Section 5.7 of this Agreement, Merger Corporation shall deliver to the Company an executed, written “highly confident” letter from Wells Fargo Bank N.A. or one or more similar lending institutions (each, a “Letter”) that it, or such other lending institutions, as the case may be, can arrange the Financing. Merger Corporation shall use its reasonable efforts to consummate the Financing on terms and conditions consistent with the Letters or such other Financing on terms as shall be reasonably satisfactory to Merger Corporation, on or before the Effective Date; but reasonable efforts of Merger Corporation as used in this Section 5.12 shall in no event require Merger Corporation to agree to financing terms materially more adverse to Merger Corporation than those provided for in the Letters. Merger Corporation shall use its reasonable efforts to satisfy before the Effective Date all requirements that are conditions to the closing of the transactions that constitute the Financing and to obtaining the cash proceeds of the Financing. Merger Corporation shall keep the Company informed about the status of the Financing, including, but not limited to, providing copies of financing documents and informing the Company of the termination of any Letter. The Company shall use its reasonable efforts to assist and cooperate with Merger Corporation to satisfy on or before the Closing Date all of the conditions to closing the transactions constituting the Financing that are applicable to the Company.

5.13 Voting of Company Common Stock by Merger Corporation.    Merger Corporation covenants and agrees, and Speer as the sole stockholder of Merger Corporation covenants and agrees to cause Merger Corporation, to vote all shares of Company Common Stock owned by Merger Corporation in favor of the approval of the Merger and this Agreement.

Article VI

Conditions To The Merger

6.1 Conditions to the Obligations of Each Party.    The obligations of the Company, Speer and Merger Corporation to consummate the Merger are subject to the satisfaction of the following conditions:

(a)	this Agreement and the Merger shall have been adopted by the requisite vote of the shareholders of the Company in accordance with UBCA and the CGCL (the “Company Shareholders’ Approval”);

(b)
the Company, Jonathan Ungar (“Ungar”) and Alan Henry Woods (“Woods”) shall have completed the restructuring of indebtedness of the Company in accordance with the terms of that certain Restructuring Agreement dated as of May, 13, 2002 among the Company, Ungar and Woods;

(c)
the Company shall have prepaid to its insurance carrier(s) all premiums (and Surplus Lines Taxes and Stamping Fee, if applicable) and shall have complied with the carriers’ requirements of binding, including the submission of all required documents, to effect a six (6) year Extended Reporting Period (“Runoff”) of the Company’s Directors and Officers Liability (“D&O”) program which shall provide that the Company will not be responsible for any co-insurance payments and that the Company’s retention amount will be required to be deposited and held in escrow during the term of the Runoff; and

(d)
none of the parties hereto shall be subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted.

(e)
The lenders to Merger Corporation shall not have refused to advance funds pursuant to their commitments, and shall have advanced sufficient amounts to provide, together with amounts previously contributed to Merger Corporation by Speer, the amounts required to pay the aggregate Cash Payment.

6.2 Conditions to Obligation of the Company to Effect the Merger.    Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)
Speer and Merger Corporation shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Speer and Merger Corporation contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a Merger Corporation Material Adverse Effect, and the Company shall have received certificates from each of Speer and the chief executive officer of Merger Corporation to that effect;

(b)
all Merger Corporation Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Merger Corporation Required Statutory Approvals whose unavailability would not, singly or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or Merger Corporation Material Adverse Effect, or (ii) result in Merger Corporation failing to meet the standards for licensing, suitability or character under any law, rule or regulation relating to the conduct of Merger Corporation’s or the Company’s business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Company Material Adverse Effect (after giving effect to the Merger); and

(c)	Merger Corporation shall have voted all shares of Company Common Stock owned by it in favor of the approval of the Merger and this Agreement.

6.3 Conditions to Obligations of Speer and Merger Corporation to Effect the Merger.    Unless waived by Speer and Merger Corporation, the obligations of Speer and Merger Corporation to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

(a)
the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect, and Speer shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect; and

(b)
all Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Company Required Statutory Approvals related to Gaming Laws or whose unavailability would not reasonably be expected to (i) have a Merger Corporation Material Adverse Effect or Company Material Adverse Effect, or (ii) result in Speer or his subsidiaries failing to meet the standards for licensing, suitability or character under any law, rule or regulation relating to the conduct of Merger Corporation’s or the Company’s business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Merger Corporation Material Adverse Effect (after giving effect to the Merger).

6.4 Negotiations with Barona Tribe.    The Company, Speer and Merger Corporation acknowledge and agree that the Company’s successful negotiations with the Barona Tribe to cancel the Consulting Agreement and associated liabilities and/or to enter into a new business relationship shall not be conditions to the obligations of the Company, Speer or Merger Corporation to effect the Merger.

Article VII

Termination

7.1 Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)	by mutual written consent of the Company, Speer and Merger Corporation;

(b)
by either the Company or Speer, if the Merger has not been consummated by September 30, 2002, provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date (the “Outside Date”);

(c)
by either the Company or Speer if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party;

(d)
by either the Company or Speer, if (i) there has been a breach by the other party of any representation or warranty contained in this Agreement which has not been cured in all material respects within thirty (30) days after written notice of such breach is given by the terminating party to the other party, or (ii) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the terminating party to the other party;

(e)
by the Company if, prior to receipt of the Company Shareholders’ Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and shall have given Speer two (2) days’ prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.10(b) shall have been received by Speer;

(f)
by Speer, if the Company Board shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendation of the Merger or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Company Board shall have resolved to accept a Superior Proposal or shall have recommended to the shareholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding Merger Corporation, any affiliate of Merger Corporation, any affiliate of Speer or any group of which any affiliate of Speer is a member);

(g)
by Speer or the Company if the shareholders of the Company fail to approve the Merger pursuant to the UBCA and CGCL at a duly held meeting of shareholders called for such purpose (including any adjournment or postponement thereof); or

(h)	by the Company if the SEC shall determine that the grant of the right to receive the Contingent Payment is required to be registered under the Securities Act of 1933, as amended.

Article VIII

Miscellaneous

8.1 Effect of Termination.    In the event of termination of this Agreement by either Speer or the Company pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Speer, Merger Corporation or their respective officers or directors (except as set forth in this Section 8.1, in the second sentence of Section 5.4 and in Section 5.10, all of which shall survive the termination). Nothing in this Section 8.1 shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement, except that if the fee provided for in Section 5.10(b) becomes payable in accordance therewith, that fee will constitute the exclusive remedy of and the sole amount payable to Speer with respect to the event or circumstances in connection with which that fee becomes so payable.

8.2 Nonsurvival of Representations and Warranties.    No representation, warranty or agreement in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Speer, Merger Corporation nor any of their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles I, II and VIII.

8.3 Notices.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address indicated below for such party or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

If to the Company:

Venture Catalyst Incorporated
591 Camino de la Reina
Suite 418
San Diego, California 92108
Attention: Chief Financial Officer
Facsimile No.: (858) 385-1001

with a copy to:

Paul, Hastings Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, CA 92626-1924
Attention: John F. Della Grotta, Esq.
Facsimile No.: (714) 979-1921

If to Speer or Merger Corporation:

Speer Casino Marketing, Inc.
c/o Alhadeff & Solar, LLP
550 West “C” Street, 19th Floor
San Diego, California 92101
Attention: Robert Edmunds, Esq.
Facsimile No.: (619) 702-3898

with a copy to:

Alhadeff & Solar, LLP
550 West “C” Street, 19th Floor
San Diego, California 92101
Attention: Robert Edmunds, Esq.
Facsimile No.: (619) 702-3898

8.4 Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) “knowledge” shall mean actual knowledge of the executive officers of the Company or Speer, as applicable, and (iii) reference to any Article or Section means such Article or Section hereof.

8.5 Assignment.    This Agreement, and the rights and obligations in connection herewith (including the documents and instruments referred to herein), shall not be assigned by operation of law or otherwise except pursuant to the provisions of Section 1.9(f) hereof.

8.6 Governing Law.    THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAWS OF THAT STATE. THE PARTIES HERETO AGREE THAT ANY APPROPRIATE STATE OR FEDERAL COURT LOCATED IN SAN DIEGO COUNTY,

CALIFORNIA SHALL HAVE JURISDICTION OVER ANY CASE OR CONTROVERSY ARISING HEREUNDER OR IN CONNECTION HEREWITH AND SHALL BE THE PROPER AND EXCLUSIVE FORUM IN WHICH TO ADJUDICATE SUCH CASE OR CONTROVERSY. EACH PARTY HERETO AGREES TO BE SUBJECT TO SUCH JURISDICTION AND VENUE. EACH PARTY AGREES THAT IT WILL, WITHIN FIVE (5) BUSINESS DAYS AFTER THE DATE HEREOF, ENTER INTO ARRANGEMENTS (WHICH SHALL BE REASONABLY ACCEPTABLE TO THE OTHER PARTY) TO APPOINT AN AGENT FOR SERVICE OF PROCESS IN SUCH JURISDICTION, AND EACH IRREVOCABLY SUBMITS TO SUCH JURISDICTION.

8.7 Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be considered to be an original, but all of which shall constitute one and the same agreement.

8.8 Amendments; No Waivers.

(a)
Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Speer and Merger Corporation or, in the case of a waiver, by the party against whom the waiver is to be effective; however, any waiver or amendment shall be effective against a party only if the Board of Directors of the Company, in the case of the Company, or Speer, in the case of Speer or Merger Corporation, approves such waiver or amendment.

(b)
No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.9 Entire Agreement.    This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for Section 6.1(c), which is intended for the benefit of the Company’s former and present officers, directors, employees and agents, and Articles I and II, which are intended for the benefit of the Company’s shareholders.

8.10 Severability.    If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

[Signature Page Follows]

[SIGNATURE PAGE TO AGREEMENT  AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

“Speer”	/S/ L. DONALD SPEER, II
L. DONALD SPEER, II

“Merger Corporation”	SPEER CASINO MARKETING, INC.,
a Delaware corporation

By:	/S/ L. DONALD SPEER, II

L. Donald Speer, II Chief Executive Officer

“Company”	VENTURE CATALYST INCORPORATED,
a Utah corporation

By:	/S/ ANDREW B. LAUB

Name: Andrew B. Laub Title: Executive Vice President Finance

APPENDIX B1—FAIRNESS OPINION OF
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
DATED MAY 13, 2002

[Letterhead of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.]

May 13, 2002

The Special Committee of the Board of Directors
Venture Catalyst Incorporated
591 Camino de la Reina
Suite 148
San Diego, CA 92108

Dear Committee:

You have advised us that the Company’s Board of Directors has received an offer from Speer Casino Marketing, Inc. (“Speer Inc.”) and L. Donald Speer, II (together with Speer Inc., the “Speer Group”), to acquire all of the outstanding Common Stock of Venture Catalyst Incorporated, a Utah corporation (the “Company”). L. Donald Speer, II, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, is the sole equity owner of Speer Inc. The material terms of the transactions contemplated by the offer provide, among others, that: (i) the Company merge into Speer Inc., (ii) all of the shares of the Company’s Common Stock be canceled, and (iii) all of the shareholders of the Company, other than the Speer Group, receive $0.65 per share plus the right to receive a contingent payment right from Speer Inc. based upon its achievement of certain revenue levels (collectively, the “Merger Consideration”). All common stockholders of the Company, except the Speer Group, are referred to herein as the “Public Stockholders.” The transactions described above and all related transactions are referred to collectively herein as the “Transaction.”

You have requested us to render an opinion as to the fairness, from a financial point of view, to the Public Shareholders, of the Merger Consideration to be received by the Company’s shareholders pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of May 13, 2002 (the “Merger Agreement”) relating to the Transaction.

This Opinion does not, with your express approval, ascribe a specific range of values to the Company, nor does it address the fairness of the Transaction to creditors or any security holders of the Company, either debt or equity, other than the Public Shareholders, and we expressly disclaim any obligation to do so.

Further, this Opinion does not address the Company’s underlying business decision to effect the Transaction. You did not request us to, nor did we, either solicit third party indications of interest or evaluate any specific third party proposals relating to the acquisition of all or a part of the Company, and we did not participate in the negotiations with respect to the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

■
Visited and toured certain facilities and business offices of the Barona Casino, toured the construction relating to the new hotel and casino and held meetings with key senior managers from the Barona Casino.

■
Met and held discussions with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company.

■
Reviewed: (i) the Company’s Form 10-KSB for the fiscal year ended 2001, including the audited consolidated financial statements of the Company and its subsidiaries, including the audited consolidated balance sheets of the Company and its subsidiaries, as of June 31, 2001 and 2000, and the related

B1-1

The Special Committee of the Board of Directors
Venture Catalyst Incorporated
May 13, 2002

consolidated statements of operations, stockholders’ equity and cash flows for the years then ended; (ii) Form 10-QSB for the quarter ended December 31, 2001, including the unaudited consolidated balance sheets of the Company and its subsidiaries, as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for the interim six-month periods then ended; (iii) a draft, dated April 24, 2002, of the consolidated balance sheet of the Company and its subsidiaries as of March 31, 2002 (unaudited) and June 30, 2001 (audited); and (iv) certain other publicly available business and financial information related to the Company, which we deemed to be relevant, and certain unaudited financial information, internally prepared by management of the Company, relating to the operations of the Company, which the Company’s management has represented and warranted as the most current financial statements available;

■
Reviewed certain internally prepared projections by the Company’s management with respect to the Company through May 31, 2002 and certain projections prepared by the Barona Casino through December 2003.

■	Reviewed certain claims outstanding, joint relationships and accounts receivable of the Company.

■	Reviewed the historical market prices and trading volume for the Company’s publicly traded securities.

■	Reviewed various merger inquiries by third party companies.

■	Reviewed certain publicly available prices and premiums paid in other transactions that we considered similar to the Transaction.

■	Reviewed copies of the following documents and agreements, certified by management of the Company as true, correct and complete:

☐
Amended and Restated Consulting Agreement of April 29, 1996, by and between the Barona Group of Capitan Grande Bank of Mission Indians (the “Barona Tribe” or “Barona Band of Mission Indians”) and Inland Casino Corporation, as modified by Modification No. 1 to Amended and Restated Consulting Agreement of April 29, 1996, Effective March 27, 1996 between the Barona Band of Mission Indians and Inland Casino Corporation (the “1996 Consulting Agreement”);

☐	Letter of Intent, dated October 13, 2000, from Venture Catalyst Incorporated to the Barona Tribe regarding Proposed Joint Venture;

☐	Stock Purchase and Settlement and Release Agreement by and among Jonathan Ungar, Alan Woods and Inland Casino Corporation dated September 27, 1996;

☐	Promissory Notes for the following dates and amounts:

•	Dated September 30, 1996, by VCAT in favor of Jonathan Ungar in the original principal amount of $1,768,550;

•	Dated September 30, 1997 by VCAT in favor of Jonathan Ungar in the original principal amount of $1,000,000;

•	Dated September 30, 1998 by VCAT in favor of Jonathan Ungar in the original principal amount of $1,000,000;

•	Dated September 30, 2000 by VCAT in favor of Jonathan Ungar in the original principal amount of $1,000,000;

•	Dated September 30, 1996, by VCAT in favor of Alan Woods in the original principal amount of $1,731,450;

•	Dated September 30, 1997 by VCAT in favor of Alan Woods in the original principal amount of $1,000,000;

B1-2

The Special Committee of the Board of Directors
Venture Catalyst Incorporated
May 13, 2002

•	Dated September 30, 1998 by VCAT in favor of Alan Woods in the original principal amount of $1,000,000;

•	Dated September 30, 2000 by VCAT in favor of Alan Woods in the original principal amount of $1,000,000;

☐	Articles of Incorporation and Bylaws of Venture Catalyst Incorporated;

☐	Outline of Proposed Terms of Transactions among Jonathan Ungar, Alan Woods, Venture Catalyst Incorporated, L. Donald Speer, II and Speer Casino LLC (now referred to as Speer Casino Marketing, Inc.);

☐	Report of the Special Committee of the Board of Directors dated September 12, 2001;

☐	Management Response to the Report of the Special Committee of the Board of Directors (Discussion Draft for October 3, 2001 Board Meeting);

☐
Memorandum dated December 3, 2001 from L. Donald Speer, II, Chairman of the Board and Chief Executive Officer of the Company, to the Special Committee of the Board of Directors relating to a proposal to renegotiate the 1996 Consulting Agreement;

☐	Copies of third party proposals and various transaction inquiries, which were evaluated by the Special Committee;

☐	Update on the Customer Resource Management Project (“CRM”) from L. Donald Speer, II, dated April 18, 2002;

☐	Agreement and Plan of Merger, dated as of May 13, 2002;

☐
The following documents related to the Transaction: the Restructuring Agreement dated as of May 13, 2002 by and among the Company, Jonathan Ungar and Alan Woods; the form of Acknowledgement and Agreement by and among L. Donald Speer, II, Jonathan Ungar and Alan Woods; the form of Class A Contingent Promissory Note in favor of Jonathan Ungar; the form of Class A Contingent Promissory Note in favor of Alan Woods; and

☐	Minutes of the Special Committee of the Board of Directors, dated May 13, 2002, approving, among other things, the Merger Agreement.

■	Conducted or reviewed such other studies, analyses and inquiries as we have deemed appropriate.

In preparing this Opinion, we assumed and relied on, with your express permission, the truth, accuracy and completeness of all information supplied or otherwise, including, without limitation, any financial information, forecasts or projections (including such information provided by the Barona Casino), made available to us, discussed with or reviewed by or for us, or publicly available. We did not independently verify the accuracy and completeness of the information provided to us and have not assumed and expressly disclaim any responsibility for independently verifying such information or undertaken any independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we did not conduct, and have not assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company.

We assumed, with your express permission, that the financial forecast information furnished to or discussed with us by the Company, was prepared in a reasonable manner and reflected the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company, and that there had been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. This Opinion expresses no view with respect to how the projections were obtained, the reasonableness of such projections, or the assumptions on which they were based. Further, we have relied, with your express permission, upon the certifications, representations and warranties of management of the Company that management is not aware of any facts or

B1-3

The Special Committee of the Board of Directors
Venture Catalyst Incorporated
May 13, 2002

circumstances that would make any such forecasts inaccurate or misleading. This Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to us, as of the date of this Opinion, and any subsequent change in such conditions would require a reevaluation of such Opinion. Although subsequent developments may affect this Opinion, we have assumed no obligation to update, revise or reaffirm such opinion, and we expressly disclaim any obligation to do so. In rendering this Opinion, we assumed, with your permission, that the proposed Transaction would be consummated substantially on the terms discussed in the Merger Agreement, without any waiver of any material terms or conditions by any party thereto. This Opinion expresses no opinion as to the price at which the Company’s Common Stock will trade in the future. This Opinion does not give consideration to the tax effect of the proposed Transaction on the Company or the shareholders of the Company in the United States or in any other jurisdiction.

Management has represented to us that the Company does not anticipate receiving any revenue from their contract with the Barona Tribe (the “Contract”) through the end of the Contract. Management has further represented to us that, based on certain oral conversations between L. Donald Speer, II and representatives of the Barona Tribe, that the Barona Tribe would consider a proposal to terminate the 1996 Consulting Agreement and enter into a new consulting agreement for a term of one year on certain terms and conditions. We have relied upon Management’s representations, without independent verification, of the likely terms of any renegotiation of the Contract.

This Opinion does not address the underlying decision of the Company to engage in the Transaction and does not constitute a recommendation to the Special Committee or the Board of Directors, or to any shareholder of the Company as to how such shareholder should vote or as to any other action such shareholder should take in connection with the Transaction.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received in the Transaction by the Company’s shareholders, pursuant to the terms and conditions of the Merger Agreement, is fair, from a financial point of view, to the Public Shareholders.

This Opinion is for the use and benefit of the Special Committee in its evaluation of the Transaction and shall not be used by any other person without our prior written consent.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

B1-4

APPENDIX B2—
UPDATED FAIRNESS OPINION OF
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
DATED MAY 30, 2002

[Letterhead of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.]

May 30, 2002

The Special Committee of the Board of Directors
Venture Catalyst Incorporated
591 Camino de la Reina
Suite 148
San Diego, CA 92108

Dear Committee:

You have advised us that the Company’s Board of Directors has received an offer from Speer Casino Marketing, Inc. (“Speer Inc.”) and L. Donald Speer, II (together with Speer Inc., the “Speer Group”), to acquire all of the outstanding Common Stock of Venture Catalyst Incorporated, a Utah corporation (the “Company”). L. Donald Speer, II, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, is the sole equity owner of Speer Inc. The material terms of the transactions contemplated by the offer provide, among others, that: (i) the Company merge into Speer Inc., (ii) all of the shares of the Company’s Common Stock be canceled, and (iii) all of the shareholders of the Company, other than the Speer Group, receive $0.65 per share plus the right to receive a contingent payment right from Speer Inc. based upon its achievement of certain revenue levels (collectively, the “Merger Consideration”). All common stockholders of the Company, except the Speer Group, are referred to herein as the “Public Stockholders.” The transactions described above and all related transactions are referred to collectively herein as the “Transaction.”

You have requested us to render an opinion as to the fairness, from a financial point of view, to the Public Shareholders, of the Merger Consideration to be received by the Company’s shareholders pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of May 13, 2002 (the “Merger Agreement”) relating to the Transaction.

This Opinion does not, with your express approval, ascribe a specific range of values to the Company, nor does it address the fairness of the Transaction to creditors or any security holders of the Company, either debt or equity, other than the Public Shareholders, and we expressly disclaim any obligation to do so.

Further, this Opinion does not address the Company’s underlying business decision to effect the Transaction. You did not request us to, nor did we, either solicit third party indications of interest or evaluate any specific third party proposals relating to the acquisition of all or a part of the Company, and we did not participate in the negotiations with respect to the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

■
Visited and toured certain facilities and business offices of the Barona Casino, toured the construction relating to the new hotel and casino and held meetings with key senior managers from the Barona Casino.

■
Met and held discussions with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company.

B2-1

The Special Committee of the Board of Directors
Venture Catalyst Incorporated
May 30, 2002

■
Reviewed: (i) the Company’s Form 10-KSB for the fiscal year ended 2001, including the audited consolidated financial statements of the Company and its subsidiaries, including the audited consolidated balance sheets of the Company and its subsidiaries, as of June 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended; (ii) Form 10-QSB for the quarter ended December 31, 2001, including the unaudited consolidated balance sheets of the Company and its subsidiaries, as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for the interim six-month periods then ended; (iii) the Company’s Form 10-QSB for the quarter ended March 31, 2002, including the unaudited consolidated balance sheets of the Company and its subsidiaries, as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for the interim nine-month periods then ended; and (iv) certain other publicly available business and financial information related to the Company, which we deemed to be relevant, and certain unaudited financial information, internally prepared by management of the Company, relating to the operations of the Company, which the Company’s management has represented and warranted as the most current financial statements available;

■
Reviewed certain internally prepared projections by the Company’s management with respect to the Company through May 31, 2002 and certain projections prepared by the Barona Casino through December 2003.

■	Reviewed certain claims outstanding, joint relationships and accounts receivable of the Company.

■	Reviewed the historical market prices and trading volume for the Company’s publicly traded securities.

■	Reviewed various merger inquiries by third party companies.

■	Reviewed certain publicly available prices and premiums paid in other transactions that we considered similar to the Transaction.

■	Reviewed copies of the following documents and agreements, certified by management of the Company as true, correct and complete:

☐
Amended and Restated Consulting Agreement of April 29, 1996, by and between the Barona Group of Capitan Grande Bank of Mission Indians (the “Barona Tribe” or “Barona Band of Mission Indians”) and Inland Casino Corporation, as modified by Modification No. 1 to Amended and Restated Consulting Agreement of April 29, 1996, Effective March 27, 1996 between the Barona Band of Mission Indians and Inland Casino Corporation (the “1996 Consulting Agreement”);

☐	Letter of Intent, dated October 13, 2000, from Venture Catalyst Incorporated to the Barona Tribe regarding Proposed Joint Venture;

☐	Stock Purchase and Settlement and Release Agreement by and among Jonathan Ungar, Alan Woods and Inland Casino Corporation dated September 27, 1996;

☐	Promissory Notes for the following dates and amounts:

•	Dated September 30, 1996, by VCAT in favor of Jonathan Ungar in the original principal amount of $1,768,550;

•	Dated September 30, 1997 by VCAT in favor of Jonathan Ungar in the original principal amount of $1,000,000;

•	Dated September 30, 1998 by VCAT in favor of Jonathan Ungar in the original principal amount of $1,000,000;

•	Dated September 30, 2000 by VCAT in favor of Jonathan Ungar in the original principal amount of $1,000,000;

•	Dated September 30, 1996, by VCAT in favor of Alan Woods in the original principal amount of $1,731,450;

B2-2

The Special Committee of the Board of Directors
Venture Catalyst Incorporated
May 30, 2002

•	Dated September 30, 1997 by VCAT in favor of Alan Woods in the original principal amount of $1,000,000;

•	Dated September 30, 1998 by VCAT in favor of Alan Woods in the original principal amount of $1,000,000;

•	Dated September 30, 2000 by VCAT in favor of Alan Woods in the original principal amount of $1,000,000;

☐	Articles of Incorporation and Bylaws of Venture Catalyst Incorporated;

☐	Outline of Proposed Terms of Transactions among Jonathan Ungar, Alan Woods, Venture Catalyst Incorporated, L. Donald Speer, II and Speer Casino LLC (now referred to as Speer Casino Marketing, Inc.);

☐	Report of the Special Committee of the Board of Directors dated September 12, 2001;

☐	Management Response to the Report of the Special Committee of the Board of Directors (Discussion Draft for October 3, 2001 Board Meeting);

☐
Memorandum dated December 3, 2001 from L. Donald Speer, II, Chairman of the Board and Chief Executive Officer of the Company, to the Special Committee of the Board of Directors relating to a proposal to renegotiate the 1996 Consulting Agreement;

☐	Copies of third party proposals and various transaction inquiries, which were evaluated by the Special Committee;

☐	Update on the Customer Resource Management Project (“CRM”) from L. Donald Speer, II, dated April 18, 2002;

☐	Agreement and Plan of Merger, dated as of May 13, 2002;

☐
The following documents related to the Transaction: the Restructuring Agreement dated as of May 13, 2002 by and among the Company, Jonathan Ungar and Alan Woods; the form of Acknowledgement and Agreement by and among L. Donald Speer, II, Jonathan Ungar and Alan Woods; the form of Class A Contingent Promissory Note in favor of Jonathan Ungar; the form of Class A Contingent Promissory Note in favor of Alan Woods; and

☐	Minutes of the Special Committee of the Board of Directors, dated May 13, 2002, approving, among other things, the Merger Agreement.

■	Conducted or reviewed such other studies, analyses and inquiries as we have deemed appropriate.

In preparing this Opinion, we assumed and relied on, with your express permission, the truth, accuracy and completeness of all information supplied or otherwise, including, without limitation, any financial information, forecasts or projections (including such information provided by the Barona Casino), made available to us, discussed with or reviewed by or for us, or publicly available. We did not independently verify the accuracy and completeness of the information provided to us and have not assumed and expressly disclaim any responsibility for independently verifying such information or undertaken any independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we did not conduct, and have not assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company.

We assumed, with your express permission, that the financial forecast information furnished to or discussed with us by the Company, was prepared in a reasonable manner and reflected the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company, and that there had been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. This Opinion expresses no view with respect to how the projections were obtained, the reasonableness of such projections, or the assumptions on

B2-3

The Special Committee of the Board of Directors
Venture Catalyst Incorporated
May 30, 2002

which they were based. Further, we have relied, with your express permission, upon the certifications, representations and warranties of management of the Company that management is not aware of any facts or circumstances that would make any such forecasts inaccurate or misleading. This Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to us, as of the date of this Opinion, and any subsequent change in such conditions would require a reevaluation of such Opinion. Although subsequent developments may affect this Opinion, we have assumed no obligation to update, revise or reaffirm such opinion, and we expressly disclaim any obligation to do so. In rendering this Opinion, we assumed, with your permission, that the proposed Transaction would be consummated substantially on the terms discussed in the Merger Agreement, without any waiver of any material terms or conditions by any party thereto. This Opinion expresses no opinion as to the price at which the Company’s Common Stock will trade in the future. This Opinion does not give consideration to the tax effect of the proposed Transaction on the Company or the shareholders of the Company in the United States or in any other jurisdiction.

Management has represented to us that the Company does not anticipate receiving any revenue from their contract with the Barona Tribe (the “Contract”) through the end of the Contract. Management has further represented to us that, based on certain oral conversations between L. Donald Speer, II and representatives of the Barona Tribe, that the Barona Tribe would consider a proposal to terminate the 1996 Consulting Agreement and enter into a new consulting agreement for a term of up to two years on certain terms and conditions. We have relied upon Management’s representations, without independent verification, of the likely terms of any renegotiation of the Contract.

This Opinion does not address the underlying decision of the Company to engage in the Transaction and does not constitute a recommendation to the Special Committee or the Board of Directors, or to any shareholder of the Company as to how such shareholder should vote or as to any other action such shareholder should take in connection with the Transaction.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received in the Transaction by the Company’s shareholders, pursuant to the terms and conditions of the Merger Agreement, is fair, from a financial point of view, to the Public Shareholders.

This Opinion is for the use and benefit of the Special Committee in its evaluation of the Transaction and shall not be used by any other person without our prior written consent.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

B2-4

APPENDIX C—PART 13 OF THE UTAH REVISED
BUSINESS CORPORATIONS ACT

16-10a-1301. Definitions.    For purposes of Part 13:

(1)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3)
“Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4)
“Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

(6)
“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

16-10a-1302. Right to dissent.    (1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

(a)	consummation of a plan of merger to which the corporation is a party if:

(i)	shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

(ii)	the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b)	consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c)
consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d)
consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2)
A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3)
Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a)	the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b)	the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c)	the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4)	The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a)	shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b)
shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c)	cash in lieu of fractional shares; or

(d)	any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5)
A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10a-1303. Dissent by nominees and beneficial owners.    (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters’ rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a)	the beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b)	the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3)
The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters’ rights as to all the shares unlimited on the ability to exercise dissenters’ rights. The certification requirement must be stated in the dissenters’ notice given pursuant to Section 16-10a-1322.

16-10a-1320. Notice of dissenters’ rights.    (1) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders’ meeting for which the notice was to have been given.

(2)
If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

16-10a-1321. Demand for payment—Eligibility and notice of intent.    (1) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a)	must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b)	may not vote any of his shares in favor of the proposed action.

(2)
If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters’ rights may not execute a writing consenting to the proposed corporate action.

(3)
In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4)	A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

16-10a-1322. Dissenters’ notice.    (1) If proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this part.

(2)	The dissenters’ notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and shall:

(a)	state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

(b)	state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

(c)	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d)	supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e)
set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters’ notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters’ notice required by Subsection (1) is given;

(f)	state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

(g)	be accompanied by a copy of this part.

16-10a-1323. Procedure to demand payment.    (1) A shareholder who is given a dissenters’ notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters’ rights must, in accordance with the terms of the dissenters’ notice:

(a)	cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

(b)	deposit certificates for his certificated shares in accordance with the terms of the dissenters’ notice; and

(c)
if required by the corporation in the dissenters’ notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302.

(2)
A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3)	A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters’ notice, is not entitled to payment for shares under this part.

16-10a-1324. Uncertificated shares.    (1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2)	In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

16-10a-1325. Payment.    (1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter’s shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2)	Each payment made pursuant to Subsection (1) must be accompanied by:

(a) (i) (A)	the corporation’s balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

(B)	an income statement for that year;

(C)	a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

(D)	the latest available interim financial statements, if any;

(ii)	the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

(b)	a statement of the corporation’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c)	a statement of the dissenter’s right to demand payment under Section 16-10a-1328; and

(d)	a copy of this part.

16-10a-1326. Failure to take action.    (1) If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2)
If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters’ notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

16-10a-1327. Special provision relating to shares acquired after announcement of proposed corporate action.

(1)
a corporation may, with the dissenters’ notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters’ rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters’ rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2)	an offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

16-10a-1328. Procedure for shareholder dissatisfied with payment or offer.    (1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a)	the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b)	the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c)
the corporation, having failed to take the proposed corporate action creating dissenters’ rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2)
A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

16-10a-1330. Judicial appraisal of shares—Court action.    (1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2)
The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation’s principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

(3)
The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares. Service may also be made otherwise as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5)	Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

(a)	for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b)	for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

16-10a-1331. Court costs and counsel fees.    (1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b)
against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX D—CHAPTER 13 OF THE CALIFORNIA
GENERAL CORPORATION LAW

1300. Shareholder in short-form merger; Purchase at fair market value; “Dissenting shares”; “Dissenting shareholder”.

(a)
If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b)	As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)
Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)
Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)	Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)	Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)	As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand.

(a)
If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)
Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)
The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. Stamping or endorsing dissenting shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid.

(a)
If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)
Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers.

(a)
If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)	Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)
On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. Duty and report of appraisers; Court’s confirmation of report; Determination of fair market value by court; Judgment and payment; Appeal; Costs of action.

(a)
If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)
If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)
Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)
Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)
The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. Prevention of payment to holders of dissenting shares of fair market value; Effect.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Disposition of dividends upon dissenting shares.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Rights and privileges of dissenting shares; Withdrawal of demand for payment.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. When dissenting shares lose their status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)
The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)	The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)
The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)	The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. Suspension of proceedings for compensation or valuation pending litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. Shares to which chapter inapplicable.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. Attack on validity of reorganization or short-form merger; Rights of shareholders; Burden of proof.

(a)
No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)
If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by,  or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)
If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

APPENDIX E—AUDIT COMMITTEE CHARTER

INTRODUCTION

Executive management of Venture Catalyst Incorporated (the “Corporation”) is primarily responsible for the completeness and accuracy of the Corporation’s financial reporting and the adequacy of its internal financial and operating controls. Its Board of Directors has responsibility to oversee management’s exercise of these responsibilities. To assist the Board, the Corporation has established, through its bylaws, an Audit Committee (the “Committee”) whose authority and responsibilities are described by this Charter.

PURPOSE

This Charter is created in order to define the Committee’s objectives, the range of its authority, the scope of its activities and its duties and responsibilities. It is intended to give Committee members, management and external auditors a clear understanding of their respective roles. The Committee and the Board of Directors will review and assess the adequacy of this Charter annually.

MISSION STATEMENT

Oversight of the (i) financial reporting process, the system of internal controls and the audit process and (ii) independent auditors. In carrying out this purpose, the Committee will maintain and facilitate free and open communication between directors, the independent auditors, and the financial management of the Corporation.

GENERAL GUIDELINES

Size, Composition and Term of Appointment

The Committee shall consist of no fewer than two directors, a majority of whom are Nasdaq Independent Directors (as hereinafter defined). Notwithstanding the preceding sentence, (i) if the Corporation has fewer than two Nasdaq Independent Directors, the Committee shall consist of not fewer than two directors, each of whom is not a current officer or employee of the Corporation or an immediate family member of such officer or employee; and (ii) if the Corporation has fewer than two directors who are not current officers or employees of the Corporation or immediate family members of such officer or employee, the Committee shall consist of not fewer than two directors. Each member of the Committee shall be financially literate and at least one of member shall have accounting or related financial management expertise as defined by the relevant rules promulgated by the Financial Accounting Standards Board (“FASB”), the U.S. Securities and Exchange Commission (“SEC”), the National Association of Securities Dealers or other applicable regulatory body. The Board of Directors shall appoint the Audit Committee’s Chairperson and members annually. For purposes of this Charter, a “Nasdaq Independent Director” is a member of the Board of Directors who meets the definition of “independent director” as defined in Rule 4200 of the Nasdaq Stock Market Marketplace Rules.

Meetings

The Committee will meet on a quarterly basis, prior to the quarterly or annual filing on Form 10-QSB or 10-KSB, and special meetings may be called when circumstances require.

Oversight by the Board of Directors

The Committee will report its activities to the full Board on a regular basis so that the Board is kept informed of its activities on a current basis. The Committee will perform all duties determined by the Board.

The Board will determine annually that the Committee’s composition complies with the requirements described above under the caption “Size, Composition and Term of Appointment,” and that the Committee has fulfilled its duties and responsibilities.

Authority

The Committee derives its authority from the Bylaws of the Corporation and is hereby given all resources and authority necessary to properly discharge its duties and responsibilities.

The Committee acts on the Board’s behalf in the matters outlined below.

External Auditors

The Committee, as representatives of the shareholders, has the ultimate authority to select, evaluate and, where appropriate, replace the independent public accountants, or to nominate the independent public accountants to be proposed for shareholder approval or ratification in the proxy statement. The Committee will consider management’s recommendation of the appointment of the independent public accountants. The Committee will review with management the performance, appointment and/or termination of the independent public accountants.

The Committee will ensure that the independent public accountants provide a formal written statement to the Committee setting forth all relationships between the independent public accountants and the Company, consistent with the Independence Standards Board Standard No. 1. The Committee will discuss with the independent public accountants any disclosed relationships or services which may impact the objectivity and independence of the independent public accountants. The Committee will take, or recommend that the full Board take, appropriate action to ensure the independence of the independent public accountants.

The Committee will review with management and the independent public accountants the annual audit scope and approach, significant accounting policies, audit conclusions regarding significant accounting estimates/reserves, and proposed fee arrangements for ongoing and special projects.

The Committee will review with management and the independent public accountants its assessment of the adequacy of internal controls, and the resolution of identified material weaknesses and reportable conditions in internal controls, including the prevention or detection of management override or compromise of the internal control system.

The Committee will review with management and the independent public accountants the Company’s compliance with laws and regulations having to do with accounting and financial matters.

The Committee and the Board of Directors should consider whether the independent public accountants should meet with the full Board of Directors to discuss any matters relative to the financial statements and/or any potentially relevant matters, and to answer any questions that other directors may have.

Financial Statements

The Committee will review with management and the independent public accountants, the Company’s interim and year-end financial statements, including management’s discussion and analysis, and audit findings (including any significant suggestions for improvements provided to management by the independent public accountants). Such review will include a discussion of significant adjustments recorded or adjustments passed and will conform with the requirements of SAS 61. Following such review, the Committee will recommend to the Board whether the audited financial statements should be included in the Corporation’s annual report on Form 10-KSB.

The Committee will request from financial management and the independent public accountants, a briefing on any significant accounting and reporting issues, including any changes in accounting standards or rules promulgated by the FASB, SEC or other regulatory bodies, that have an effect on the financial statements.

The Committee will inquire about the existence and substance of any significant accruals, reserves, or estimates made by management that had a material impact on the financial statements.

The Committee will inquire of management and the independent public accountants if there were any significant financial accounting or reporting issues discussed during the reporting period and, if so, how they were resolved or if not resolved, inquire as to the disagreements.

The members of the Committee will discuss among themselves, without management or the independent public accountants present, the quality of the accounting principles applied in the preparation of the Company’s financial statements and significant judgments affecting the financial statements; and the independent public accountants’ view of the quality of those principles and such judgments.

Private Discussions with Independent Public Accountants

The Committee will meet privately with the independent public accountants to request their opinion on various matters including the quality of the Company’s accounting principles as applied in its financial reporting, and the quality and performance of its financial and accounting personnel.

The Committee will also discuss privately with the independent public accountants any issues required from time to time by rules of the SEC, FASB and NASD.

Post-Audit Review

The Committee will review with management and the independent public accountants the annual Management Letter comments and management’s responses to each.

The Committee will ask the independent public accountants what their greatest concerns were (including any serious difficulties encountered) and if they believe anything else should be discussed with the Committee that has not been raised or covered elsewhere.

Litigation

The Committee will discuss/review with management, company counsel, and the independent public accountants the substance of any significant issues raised by counsel concerning litigation, contingencies, claims or assessments. The Committee should understand how such matters are reflected in the Company’s financial statements.

Other

The Committee will review the internal audit function of the Corporation.

The Committee will initiate the investigation of any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

The Committee will prepare a report for inclusion in the Corporation’s proxy statement for its annual meeting of shareholders describing the activities in which it has engaged during the prior year pursuant to its charter. The report will address all issues then required by the rules of the SEC.

PROXY
PROXY

PROXY FOR THE SPECIAL MEETING IN LIEU OF ANNUAL MEETING
OF SHAREHOLDERS OF VENTURE CATALYST INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE

The undersigned shareholder(s) of Venture Catalyst Incorporated, a Utah corporation (the “Company”), hereby appoints John Farrington and John Hindman, or either of them, proxies, each with full power of substitution, for and in the name of the undersigned at the special meeting in lieu of annual meeting of shareholders of the Company to be held on             , 2002, and at any and all adjournments, to vote all shares of the capital stock of said Company held of record by the undersigned on             , 2002, as if the undersigned were present and voting the shares.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, FOR THE ELECTION OF THE BOARD NOMINEES AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE)

FOLD AND DETACH HERE

VENTURE CATALYST INCORPORATED

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSALS.

	For	Against	Abstain

1.      To act upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 13, 2002 by and among L. Donald Speer, II, Speer Casino Marketing, Inc. and Venture Catalyst Incorporated. .
	[ ]	[ ]	[ ]

2. The election of the following directors for one year term, until their respective successors are elected and qualified, or until completion of the merger	For All	Withhold All	For All Except as Indicated to the Contrary

Nominee for election to the Board of Directors:	[ ]	[ ]	[ ]
Stephen M. Dirks John Farrington John Hindman Andrew B. Laub Jana McKeag Cornelius E. (“Neil”) Smyth L. Donald Speer, II

(INSTRUCTIONS: To withhold authority to vote for any nominee, write the nominee’s name on the space provided below.)

	For	Against	Abstain

3. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.	[ ]	[ ]	[ ]

I PLAN TO ATTEND THE MEETING [ ]

Please date this Proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.

Signature

Dated: , 2002

FOLD AND DETACH HERE